    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1997
                                                  REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ANSAN PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    2836                    94-3171943
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

 SUITE 435, 400 OYSTER POINT BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                (650) 635-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             VAUGHAN H.J. SHALSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ANSAN PHARMACEUTICALS, INC.
                          400 OYSTER POINT BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                (650) 635-0200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

                               AUGUST J. MORETTI
                               RICHARD A. PEERS
                        HELLER EHRMAN WHITE & MCAULIFFE
                             525 UNIVERSITY AVENUE
                                  11TH FLOOR
                          PALO ALTO, CALIFORNIA 94301
                                (650) 324-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                                ---------------

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE       AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
       REGISTERED          REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Common Stock ($.001 par
 value).................     8,653,122           $.61           $5,331,337         $1,615.56
-----------------------------------------------------------------------------------------------
Preferred Stock ($.001
 par value).............     2,200,256           $2.88          $6,328,587         $1,917.75
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) Based on the assumed maximum number of shares that may be issued in the merger described herein. Such number is based on the number of shares of the company to be acquired in the merger outstanding on the record date.

(2) The proposed maximum offering price represents the value of securities to be received by the Registrant in exchange for its Common Stock and Preferred Stock, computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, based upon the book value of the company to be acquired in the merger as of June 30, 1997, all the stock of which is to be converted into Common Stock or Preferred Stock of the Registrant pursuant to the merger described herein. Such value is estimated solely for the purpose of calculating the registration fee.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 PRELIMINARY COPY--FOR INFORMATION OF SECURITIES AND EXCHANGE COMMISSION ONLY

                          ANSAN PHARMACEUTICALS, INC.
                     SUITE 435, 400 OYSTER POINT BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                (650) 635-0200

                                                                         , 1997
Dear Stockholder:

  A Special Meeting of Stockholders (the "Special Meeting") of ANSAN PHARMACEUTICALS, INC. ("Ansan") will be held at Ansan's principal executive offices, 400 Oyster Point Boulevard, South San Francisco, California 94080, on
        , 1997, at       a.m., local time.

  At the Special Meeting, you will be asked to consider and vote on the following proposals: (i) to approve the Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of July 16, 1997 between Ansan and Discovery Laboratories, Inc., a Delaware corporation ("Discovery"), whereby Discovery shall be merged with and into Ansan (the "Merger"), (ii) to approve an amendment to the Certificate of Incorporation of Ansan to (a) convert and reconstitute the Common Stock, par value $0.001, of Ansan whereby such number of shares of Common Stock between two and five, such number consisting only of whole shares and tenths of shares, as shall be determined by the Ansan Board of Directors shall be converted and reconstituted into one share of Ansan Common Stock in a reverse stock split of the Ansan Common Stock and (b) pay cash equal to the fair market value, as determined by the Board of Directors, of any fractional shares resulting from such conversion and reconstitution and (iii) to approve an amendment to the 1995 Ansan Stock Option Plan increasing the number of shares of Ansan Common Stock available for issuance thereunder by 937,400 to a total of 1,187,400 shares of Ansan Common Stock.

  Based on the provisions of the Merger Agreement, each outstanding share of Common Stock, $0.001 par value, of Discovery will be converted into 1.1671059 (the "Exchange Ratio") shares of Ansan Common Stock and each outstanding share of Series A Convertible Preferred Stock, $0.001 par value, of Discovery, will be converted into one share of Series B Convertible Preferred Stock, $0.001 par value, of Ansan. Further, the Merger Agreement provides that Ansan will assume all of Discovery's obligations with respect to any outstanding Discovery options and warrants. The Exchange Ratio was determined without adjustment for the reverse stock split proposal outlined above. This adjustment may be effected prior to the Merger if such proposal is approved by the Ansan stockholders and such reverse stock split is consummated prior to the Merger.

  After careful consideration, your Board of Directors has approved the Merger Agreement described in the attached material and the transactions contemplated thereby and has concluded that they are fair to and in the best interests of Ansan and its stockholders. Your Board of Directors recommends a vote in favor of the Merger.

  In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Prospectus/Proxy Statement relating to the actions to be taken by Ansan stockholders at the Special Meeting and a proxy card. The Prospectus/Proxy Statement more fully describes the proposed Merger and includes information about Ansan and Discovery and about certain other matters for consideration at the Special Meeting. All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          Vaughan H. J. Shalson
                                          President and Chief Executive
                                           Officer

 PRELIMINARY COPY--FOR INFORMATION OF SECURITIES AND EXCHANGE COMMISSION ONLY

                          ANSAN PHARMACEUTICALS, INC.
                     SUITE 435, 400 OYSTER POINT BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                (650) 635-0200

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of ANSAN PHARMACEUTICALS, INC.:

  A Special Meeting of Stockholders of ANSAN PHARMACEUTICALS, INC., a Delaware
corporation ("Ansan"), will be held at    a.m. on        , 1997 (the "Special
Meeting") at the principal executive offices of Ansan, 400 Oyster Point Boulevard, South San Francisco, California 94080, for the following purposes:

    1. To approve the Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of July 16, 1997 between Ansan and Discovery Laboratories, Inc., a Delaware corporation ("Discovery"), whereby Discovery shall be merged with and into Ansan and each share of Common Stock, par value $0.001, of Discovery will be converted into and exchanged for the right to receive 1.1671059 shares of Common Stock, par value $0.001, of Ansan (the "Ansan Common Stock") and each share of Series A Convertible Preferred Stock, par value $0.001, of Discovery will be converted with and exchanged into the right to receive one share of Series B Convertible Preferred Stock, par value $0.001, of Ansan. All outstanding warrants and options of Discovery will be assumed by Ansan and, following such assumption, Ansan will issue shares of Ansan capital stock upon exercise of such warrants and options.

    2. To approve an amendment to the Certificate of Incorporation of Ansan to (a) convert and reconstitute the Ansan Common Stock whereby such number of shares of Ansan Common Stock between two and five, such number consisting only of whole shares and tenths of shares, as shall be determined by the Ansan Board of Directors, shall be converted and reconstituted into one share of Ansan Common Stock in a reverse stock split of Ansan Common Stock and (b) pay cash equal to the fair market value, as determined by the Board of Directors, of any fractional shares resulting from such conversion and reconstitution.

    3. To approve an amendment to the Ansan 1995 Stock Option Plan increasing the number of share of Ansan Common Stock available for issuance thereunder by 937,400 to a total of 1,187,400 shares of Ansan Common Stock.

  The foregoing items of business are more fully described in the Prospectus/Proxy Statement accompanying this Notice.

  Only stockholders of record of Ansan Common Stock and Ansan Series A Convertible Preferred Stock at the close of business on [record date], 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Approval of the Merger and the amendment to the Certificate of Incorporation will each require the affirmative vote of the holders of a majority of the shares of Ansan Common Stock and Ansan Series A Convertible Preferred Stock outstanding on the record date. Approval of the amendment to the Ansan 1995 Stock Option Plan will require the affirmative vote of the majority of the shares of Ansan Common Stock and Ansan Series A Convertible Preferred Stock represented and voting at the Special Meeting.

South San Francisco, California
     , 1997
                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James Ahlers
                                          Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                         DISCOVERY LABORATORIES, INC.
                        509 MADISON AVENUE, 14TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 223-9504

                                                                         , 1997

Dear Stockholder:

  Enclosed for your consideration on behalf of the Board of Directors of Discovery Laboratories, Inc. ("Discovery") are (i) a written consent (the "Written Consent") to the proposed merger (the "Merger") of Discovery with and into Ansan Pharmaceuticals, Inc. ("Ansan") pursuant to an Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of July 16, 1997 between Ansan and Discovery and (ii) a prospectus describing the Merger and the Merger Agreement and setting forth certain information with respect to Ansan and Discovery in connection therewith. If approved by the stockholders of Ansan and of Discovery, the Merger is expected to be consummated on or
about               , 1997.

  Based on the provisions of the Merger Agreement, each outstanding share of Common Stock, $0.001 par value, of Discovery will be converted into 1.1671059 (the "Exchange Ratio") shares of the Common Stock, $0.001 par value, of Ansan (the "Ansan Common Stock") and each outstanding share of Series A Convertible Preferred Stock, $0.001 par value, of Discovery will be converted into one share of Series B Convertible Preferred Stock, $0.001 par value, of Ansan (the "Ansan Series B Preferred Stock"). Each share of Ansan Series B Preferred Stock will initially be convertible into 4.6684235 shares of Ansan Common Stock and will otherwise have the same rights, preferences and privileges as the Discovery Series A Preferred Stock for which it is being exchanged. Further, the Merger Agreement provides that Ansan will assume all of Discovery's obligations with respect to any outstanding Discovery options and warrants. The Exchange Ratio was determined without adjustment for a reverse stock split of the Ansan Common Stock proposed to be effected. Such adjustment may be effected prior to the Merger in the event such proposal is approved by Ansan's stockholders and such reverse stock split is consummated prior to the Merger.

  After careful consideration, your Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and has concluded that they are fair to and in the best interests of Discovery. Your Board of Directors recommends a vote in favor of the Merger.

  It is a condition to the Merger that the holders of 85% or more of Discovery's outstanding equity securities execute agreements (the "Lock-Up Agreements") to refrain from selling or otherwise disposing of such equity securities (or, in the case of investors in Discovery's 1996 private placement, portions of such securities, according to a schedule specified in the Lock-Up Agreements to be executed by such investors) until the first anniversary of the Merger. Please execute the Written Consent and the enclosed Lock-Up Agreement and return them to Discovery's counsel, Roberts Sheridan & Kotel, at 12 East 49th Street, 30th Floor, New York, New York 10017,
Attention: Kenneth G. Alberstadt.

                                          Sincerely,

                                          James S. Kuo, M.D.
                                          President and Chief Executive
                                           Officer

                          ANSAN PHARMACEUTICALS, INC.

                          PROSPECTUS/PROXY STATEMENT

  ANSAN PHARMACEUTICALS, INC., a Delaware corporation ("Ansan"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Securities Act") for the registration of 8,653,122 shares of its authorized but unissued Common Stock, $0.001 par value (the "Ansan Common Stock"), and 2,200,256 shares of its authorized but unissued Series B Convertible Preferred Stock, $0.001 par value (the "Ansan Series B Preferred Stock") to be issued in connection with the merger (the "Merger") of Discovery Laboratories, Inc., a Delaware corporation ("Discovery"), with and into Ansan. As a result of the Merger, each outstanding share of Common Stock of Discovery, $0.001 par value (the "Discovery Common Stock"), will be converted into 1.1671059 shares of Ansan Common Stock (the "Common Exchange Ratio") and each outstanding share of Series A Convertible Preferred Stock, par value $0.001, of Discovery (the "Discovery Series A Preferred Stock" and together with the Discovery Common Stock, the "Discovery Stock") will be converted into one share of Ansan Series B Preferred Stock (the "Preferred Exchange Ratio"). Each share of Ansan Series B Preferred Stock will be convertible into 4.6684235 shares of Ansan Common Stock (the "Series B Conversion Ratio"), subject to adjustment under certain circumstances. In connection with the Merger, Ansan will also assume each outstanding option and each outstanding warrant to purchase Discovery Stock based on the Common Exchange Ratio or the Preferred Exchange Ratio. See "Terms of the Merger--Manner and Basis of Converting Shares." Ansan may effect a reverse stock split (the "Reverse Stock Split") of the Ansan Common Stock prior to the Merger (see "Proposal 2--Ansan Certificate Amendment"). The Common Exchange Ratio and the Series B Conversion Ratio shall be adjusted proportionately for the Reverse Stock Split if effected prior to the Merger. See "Terms of the Merger--Conditions to the Merger." If approved by Ansan and Discovery stockholders, the Merger is expected to be consummated as soon as practicable after the special meeting of stockholders of Ansan to be held on
          , 1997 (the "Ansan Special Meeting") and the date of receipt of the written consent of holders of Discovery Stock representing a majority of the voting power of such stock pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "Discovery Written Consent").

  Stockholders of Discovery or Ansan who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, exercise appraisal rights to receive cash for their shares. See "Terms of the Merger--Appraisal Rights."

  This Prospectus/Proxy Statement constitutes: (a) the Proxy Statement of Ansan relating to the solicitation of proxies by the Board of Directors of Ansan for use at the Ansan Special Meeting and (b) the Prospectus of Ansan for the issuance of Ansan Stock pursuant to the Merger filed as part of the Registration Statement. This Prospectus/Proxy Statement is also being distributed to holders of Discovery Stock in connection with the solicitation of the Discovery Written Consent. All information herein with respect to Ansan has been furnished by Ansan, and all information herein with respect to Discovery has been furnished by Discovery.

                               ----------------

  THE MERGER INVOLVES CERTAIN RISKS TO ANSAN AND DISCOVERY STOCKHOLDERS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                               ----------------

  THE SECURITIES OF ANSAN TO BE ISSUED  IN THE MERGER HAVE NOT BEEN APPROVED
    OR DISAPPROVED BY THE  SECURITIES AND EXCHANGE  COMMISSION NOR HAS THE
      COMMISSION  PASSED   UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                               ----------------

          The date of this Prospectus/Proxy Statement is      , 1997

                             AVAILABLE INFORMATION

  Ansan has filed with the Commission a Registration Statement under the Securities Act on Form S-4 (together with all amendments and exhibits thereto) with respect to the Ansan Common Stock and Ansan Series B Preferred Stock offered hereby. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For such information, reference is made to the Registration Statement and the exhibits and schedules thereto. In addition, Ansan is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. Copies of such materials may be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and such reports, proxy statements and other information can also be inspected and copied at the Commission's public reference facilities referred to above and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and World Trade Center, Suite 1300, New York, New York 10048. Electronic copies of all such reports are also available on the World Wide Web at http://www.sec.gov/edgarhp.htm. In addition, the Ansan Common Stock is listed and traded on the National Association of Securities Dealers, Inc. ("NASD") SmallCap Market ("Nasdaq"), and such reports, proxy statements and other information concerning Ansan may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1755 K Street, N.W., Washington, D.C. 20006.

  Discovery is not subject to the reporting requirements of the Exchange Act.

                               ---------------

                                  TRADEMARKS

  Pivanex(TM) and Novaheme(TM) are trademarks of Ansan Pharmaceuticals, Inc. SuperVent(TM) is a trademark of Discovery Laboratories, Inc. Surfaxin(TM) is a trademark of Acute Therapeutics, Inc., a Delaware corporation and a majority-owned subsidiary of Discovery.

                          FORWARD-LOOKING STATEMENTS

  Other than statements of historical fact, statements made in this Prospectus/Proxy Statement, including statements as to the benefits expected to result from the Merger and as to future operating results and financial performance and the analyses performed by the financial advisors to Ansan and Discovery are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" below, which stockholders should carefully review. See "Forward-Looking Statements."

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANSAN, DISCOVERY OR ANY OTHER PERSON. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

  ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT REGARDING ANSAN HAS BEEN PROVIDED BY ANSAN AND ALL INFORMATION CONTAINED IN THIS
PROSPECTUS/PROXY STATEMENT REGARDING DISCOVERY HAS BEEN PROVIDED BY DISCOVERY.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Summary...................................................................   1
  The Companies...........................................................   1
  Ansan...................................................................   1
  Discovery...............................................................   1
  Meeting of Stockholders of Ansan and Written Consent of Stockholders of
   Discovery..............................................................   1
  Time, Date, Place and Purpose...........................................   1
  Special Meeting of Stockholders of Ansan................................   2
  Written Consent of the Stockholders of Discovery........................   3
  Risk Factors............................................................   4
  Opinions of Financial Advisors..........................................   4
  Income Tax Treatment....................................................   5
  Accounting Treatment....................................................   5
  The Merger..............................................................   5
  Effect of the Merger....................................................   5
  Effective Time of the Merger............................................   5
  Terms of the Merger.....................................................   5
  Exchange Ratios.........................................................   6
  The Board of Directors and Management of the Combined Company Following
   the Merger.............................................................   6
  Conditions to the Merger; Termination...................................   7
  Governmental and Regulatory Approvals...................................   7
  Voting Agreements.......................................................   7
  Restrictions on Resale..................................................   7
  Appraisal Rights........................................................   7
  Recent Events...........................................................   7
  Price Range of Ansan Common Stock.......................................   8
  Selected Historical And Pro Forma Financial Information.................   9
Forward Looking Statements................................................  12
Risk Factors..............................................................  12
Voting and Proxies........................................................  30
  Date, Time and Place of Special Ansan Meeting...........................  30
  Record Date and Outstanding Shares......................................  30
  Voting of Proxies.......................................................  30
  Vote Required...........................................................  30
  Solicitation of Proxies and Expenses....................................  31
The Merger and Related Transactions.......................................  31
  Background to the Merger................................................  31
  Interests of Certain Persons............................................  32
  Joint Reasons for the Merger............................................  33
  Ansan's Reasons for the Merger..........................................  33
  Discovery's Reasons for the Merger......................................  34
Material Contacts and Board Deliberations.................................  36
Financial Advisors........................................................  37
  Ansan...................................................................  37
  Discovery...............................................................  40
Terms of the Merger.......................................................  42
  Effective Time of the Merger............................................  42

                          TABLE OF CONTENTS (CONT'D.)

                                                                            PAGE
                                                                            ----
  Manner and Basis of Converting Shares...................................   42
  Exchange of Certificates................................................   43
  Change of Name..........................................................   43
  Conduct of Business Prior to the Merger.................................   43
  Conditions to the Merger................................................   45
  Termination or Amendment of Merger Agreement............................   46
  Arrangements with Titan.................................................   46
  Accounting Treatment of Merger..........................................   46
  Certain Federal Income Tax Consequences.................................   46
  Management After the Merger.............................................   48
  Voting Agreements.......................................................   48
  Affiliates' Restrictions on Sale of Ansan Stock.........................   48
  Additional Restrictions on Sale of Ansan Stock..........................   48
  Governmental and Regulatory Approvals...................................   49
  Merger Expenses.........................................................   49
  Appraisal Rights........................................................   49
  Discovery Stock Options and Warrants....................................   50
Unaudited Pro Forma Condensed Combined Financial Statements...............   51
Ansan Management's Discussion and Analysis of Financial Condition and Plan
 of Operations............................................................   56
  Results of Operations...................................................   56
  Liquidity and Capital Resources.........................................   57
Discovery Management's Discussion and Analysis of Financial Condition and
 Plan of Operations.......................................................   58
  General.................................................................   58
  Plan of Operation.......................................................   58
  Liquidity and Capital Resources.........................................   59
Information Concerning Ansan..............................................   60
  General.................................................................   60
  Relationship with Titan Pharmaceuticals, Inc............................   60
  Apafant Injection.......................................................   61
  AN10 Topical............................................................   61
  Novaheme(TM) Injection..................................................   62
  Pivanex(TM) Injection...................................................   63
  AN9 Topical.............................................................   64
  License Agreements......................................................   64
  Scientific Advisors.....................................................   65
  Patents and Proprietary Rights..........................................   65
  Suppliers...............................................................   66
  Manufacturing and Marketing.............................................   66
  Competition.............................................................   66
  Government Regulation...................................................   67
  Employees...............................................................   68
Summary Compensation Table................................................   69
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
 Values...................................................................   69
Certain Relationships And Related Transactions............................   70
Principal Stockholders....................................................   73

                          TABLE OF CONTENTS (CONT'D.)

                                                                           PAGE
                                                                           ----
Additional Matters for Consideration of Ansan Stockholders................  76
  Proposal 2--Reverse Stock Split--Approval Of Amendment To Ansan
   Certificate Of Incorporation...........................................  76
  General.................................................................  76
  Purposes of the Reverse Split Amendment.................................  77
  Effect of the Reverse Stock Split.......................................  78
  Proposal 3--Approval Of Amendment Of Ansan Stock Option Plan............  79
  The Existing Plan.......................................................  79
  Federal Income Tax Consequences.........................................  80
  Incentive Stock Options.................................................  80
  Nonqualified Stock Options..............................................  81
  Special Federal Income Tax Consideration Due to Short Swing Profit Rule.  81
  The Proposed Amendment..................................................  81
Other Business............................................................  82
Information Concerning Discovery..........................................  83
  Products And Technologies Under Development.............................  83
  Current Respiratory Therapies For Cystic Fibrosis.......................  85
  Supervent(TM) For Chronic Bronchitis....................................  85
  History Of Safe Use.....................................................  86
  Mechanisms Of Action....................................................
  Kl/4/-Surfactant Technology.............................................  86
  Target Disease Indications..............................................  87
  Competitive Assessment..................................................  88
  Development Status......................................................  88
  Investment In Acute Therapeutics, Inc.; License Of Kl/4/-Surfactant
   Technology.............................................................  88
  Development Plan/Sponsored Research Agreement...........................  89
  ST-630..................................................................  90
  Development Plan........................................................  92
Government Regulation; Orphan Drug Designation............................  92
Patents, Licenses And Proprietary Rights..................................  94
  Licensing Arrangements..................................................  94
  Uncertainty Of Biotechnology Patents....................................  96
  Confidentiality; Assignment Of Inventions...............................  97
  Third Party Suppliers...................................................  97
  Marketing and Sales.....................................................  98
  Employees...............................................................  98
  Facilities..............................................................  98
  Legal Proceedings.......................................................  98
Legal Matters.............................................................  99
Experts...................................................................  99
Description Of Ansan Stock................................................ 100
  Common Stock............................................................ 100
  Preferred Stock......................................................... 100
  Transfer Agent And Registrar............................................ 100
Comparison Of Stockholder Rights.......................................... 100

                          TABLE OF CONTENTS (CONT'D.)

Index To Financial Statements.............................................  F-1
Report Of Independent Accountants Of Ansan................................  F-2
Report Of Independent Accountants Of Discovery............................ F-23
ANNEX A...................................................................  A-1
  Copy of Fairness Opinion of Dakin Securities Corporation................  A-1
ANNEX B...................................................................  B-1
  Copy of Fairness Opinion of Sands Brothers & Co., Ltd...................  B-1
ANNEX C...................................................................  C-1
  Agreement And Plan of Reorganization And Merger.........................  C-1
ANNEX D...................................................................  D-1
  Certificate Of Merger Merging Discovery Laboratories, Inc. With And Into
   Ansan Pharmaceuticals, Inc.............................................  D-1
ANNEX E...................................................................  E-1
  262 Appraisal Rights....................................................  E-1

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary does not contain a complete statement of all material features of the merger proposal to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement and in the Annexes hereto.

                                 THE COMPANIES

ANSAN

  Ansan Pharmaceuticals, Inc., a Delaware corporation ("Ansan"), is a development stage pharmaceutical company engaged in the acquisition and further development of drugs intended to treat serious medical conditions including pancreatitis, cancer and cancer-related conditions, blood disorders and other life-threatening diseases for which therapies are not yet available or current therapies are not highly efficacious. Ansan in-licenses drug candidates that have progressed beyond the initial discovery stage of development. Such potential products have already undergone preclinical toxicity testing and have demonstrated relevant biological activity in animal experiments. Ansan believes that acquiring products that have already met or surpassed these preliminary development hurdles can reduce product development times and increase the probability of ultimate commercialization compared to untested drug candidates emerging from initial discovery efforts.

  Ansan's principal executive offices are located at 400 Oyster Point Boulevard, South San Francisco, California 94080 and its telephone number is
(650) 635-0200 (facsimile number (650) 635-0201). Ansan was originally incorporated in Delaware in 1992 as Ansan, Inc. This name was changed to the present name in 1996. Upon consummation of the Merger, Ansan's name will be
changed to            . See "Information Concerning Ansan."

DISCOVERY

  Discovery Laboratories, Inc., a Delaware corporation ("Discovery"), is a development stage pharmaceutical company that is focused on acquiring, developing and commercializing proprietary, investigational drugs that have previously been tested in humans or animals. Discovery's strategy is to conduct preclinical and clinical studies on investigational drugs licensed from third parties, either alone or in collaboration with corporate partners. Discovery currently has drug products under development intended to treat Cystic Fibrosis, respiratory distress syndromes and postmenopausal osteoporosis.

  Discovery's principal executive offices are located at 509 Madison Avenue, 14th Floor, New York, New York 10022 and its telephone number is (212) 223-9504 (facsimile number (212) 688-7978). Discovery's internet address is www.discoverylabs.com. See "Information Concerning Discovery."

    MEETING OF STOCKHOLDERS OF ANSAN AND WRITTEN CONSENT OF STOCKHOLDERS OF
                                   DISCOVERY

TIME, DATE, PLACE AND PURPOSE

  A Special Meeting of Stockholders of Ansan (the "Ansan Special Meeting") will
be held on          , 1997 at    a.m., local time, at Ansan's principal
executive offices, 400 Oyster Point Boulevard, South San Francisco, California 94080.

  On or about            , 1997 Discovery will solicit the written consent to
the transactions described herein (the "Discovery Written Consent") of its stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL").

  At the Ansan Special Meeting, Ansan stockholders will be asked to consider and vote on the following proposals: (i) to approve the Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of July 16, 1997 between Ansan and Discovery whereby Discovery shall be merged (the "Merger") with and into Ansan ( the "Merger Proposal"), (ii) to approve an amendment to the Certificate of Incorporation of Ansan (the "Ansan Certificate Amendment") to (a) convert and reconstitute the Common Stock, $0.001 par value, of Ansan (the "Ansan Common Stock") whereby such number of shares of Ansan Common Stock between two and five, such number consisting only of whole shares and tenths of shares, as shall be determined by the Ansan Board of Directors shall be converted and reconstituted into one share of Ansan Common Stock in a reverse stock split of Ansan Common Stock, and (b) pay cash equal to the fair market value, as determined by the Board of Directors, of any fractional share resulting from such conversion and reconstitution (the "Reverse Stock Split"), and (iii) to approve an amendment to the Ansan Stock Option Plan increasing the number of shares of Ansan Common Stock available for issuance thereunder by 937,400 to a total of 1,187,400 shares of Ansan Common Stock (the "Ansan Stock Plan Proposal").

  Pursuant to the Discovery Written Consent, Discovery stockholders will be asked to consent to the Merger.

  See "The Merger and Related Transactions."

SPECIAL MEETING OF STOCKHOLDERS OF ANSAN

 Record Date, Proxies and Vote Required

  Only Ansan stockholders of record at the close of business on       , 1997
(the "Ansan Record Date") are entitled to notice of and to vote at the Ansan Special Meeting. Each holder of Ansan Common Stock is entitled to one vote for each share of Ansan Common Stock, and each holder of Ansan Series A Convertible Preferred Stock, $0.001 par value (the "Ansan Series A Preferred Stock") (the Ansan Common Stock and the Ansan Series A Preferred Stock are collectively called the "Ansan Stock") is entitled to such number of votes for each share of Ansan Series A Preferred Stock as is equal to the number of shares of Ansan Common Stock into which such share of Ansan Series A Preferred Stock could be converted. The Ansan Common Stock and the Ansan Series A Preferred Stock shall vote together as a single class on all matters proposed at the Ansan Special Meeting.

  The affirmative vote of a majority of the shares of Ansan Stock issued and outstanding, on an as-converted basis, as of the Ansan Record Date is required to approve the Merger Proposal and the Ansan Certificate Amendment. Pursuant to the DGCL, the affirmative vote of a majority of such shares present in person or by proxy and entitled to vote is required to approve the amendment to the Ansan Stock Option Plan.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Ansan Stock, on an as-converted basis, entitled to vote at the Ansan Special Meeting shall constitute a quorum. Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Ansan Special Meeting. Abstentions and broker non-votes will be treated as votes against the proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. In the amendment to the Ansan Stock Option Plan, requiring approval by a majority of the total of the shares of Ansan Stock, on an as-converted basis, present in person or by proxy and entitled to vote, abstentions will be counted in the tabulation of voting results and will be treated as votes against the proposal. Broker non-votes will not be treated as "entitled to vote" and will have no effect on the voting result. It is not expected that any matters other than those set forth above will be brought before the Ansan Special Meeting. However, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any such matters, including without limitation, a proposal to adjourn the Ansan Special Meeting. If a proxy is returned which specifies a vote against the Merger Proposal, such discretionary authority will not be used to adjourn the Ansan Special Meeting in order to solicit additional votes in favor of the Merger Proposal. See "Voting and Proxies".

  As of July 31, 1997, Titan Pharmaceuticals, Inc. ("Titan") owned an aggregate of 1,212,654 shares of Ansan Common Stock representing 32% of the issued and outstanding shares of Ansan Stock on an as-converted basis, and Discovery owned an aggregate of 13,000 shares of Ansan Series A Preferred Stock representing approximately 25% of the issued and outstanding shares of Ansan Stock on an as-converted basis. As of July 31, 1997, officers and directors owned options to purchase 270,810 shares of Ansan Common Stock and no shares of Ansan Series A Preferred Stock. Titan has executed a voting agreement (the "Titan Voting Agreement") which grants a proxy to representatives of Discovery to vote in favor of the Merger Proposal and the other matters to be presented at the Ansan Special Meeting. As of the Ansan Record Date, there were approximately 600 beneficial owners and 12 stockholders of record of Ansan Stock. As of such date, there were 2,851,954 shares of Ansan Common Stock outstanding, each of which shares will be entitled to one vote on each matter to be acted upon at the Ansan Special Meeting and 13,000 shares of Ansan Series A Preferred Stock outstanding, each of which shares will be entitled to approximately 71.4 votes on each matter to be acted upon at the Ansan Special Meeting. As of the Ansan Record Date, Discovery was the only stockholder of record of Ansan Series A Preferred Stock. See "Voting and Proxies--Vote Required," and "Principal Stockholders."

 Recommendations of the Ansan Board

  The Ansan Board has approved the Merger Proposal and has determined that the Merger is fair to and in the best interests of Ansan and its stockholders. After careful consideration, the Ansan Board recommends a vote in favor of (i) the Merger Proposal, (ii) the Ansan Certificate Amendment and (iii) the Ansan Stock Option Plan Proposal. Stockholders should read this Prospectus/Proxy Statement (and the Annexes hereto) carefully before voting. See "The Merger and Related Transactions--Joint Reasons for the Merger," "--Ansan's Reasons for the Merger" and "--Material Contacts and Board Deliberations."

WRITTEN CONSENT OF THE STOCKHOLDERS OF DISCOVERY

 Record Date and Consent Required

  Only stockholders of Discovery at the close of business on         , 1997
(the "Discovery Record Date") are entitled to act by written consent pursuant to the Discovery Written Consent. Each holder of the Common Stock, $0.001 par value of Discovery (the "Discovery Common Stock") is entitled to one vote for each share of Discovery Common Stock on matters presented to the stockholders of Discovery, and each holder of the Series A Convertible Preferred Stock, $0.001 par value, of Discovery (the "Discovery Series A Preferred Stock") (the Discovery Common Stock and the Discovery Series A Preferred Stock are collectively called the "Discovery Stock") is entitled to such number of votes as is equal to the number of shares of Discovery Common Stock into which such Discovery Series A Preferred Stock could be converted. As of the Discovery Record Date, each share of Discovery Series A Preferred Stock could be converted into four shares of Discovery Common Stock.

  Approval and adoption of the Merger Proposal requires the affirmative vote of the majority of the votes of the outstanding shares of Discovery Stock, on an as-converted basis, entitled to vote thereon. Pursuant to Section 228 of the DGCL, such approval and adoption will be solicited pursuant to the Discovery Written Consent. Since approval and adoption of the Merger Proposal requires approval of a majority of the shares of Discovery Stock, on an as-converted basis, issued and outstanding as of the Discovery Record Date, shares as to which no written consent is received will be treated as votes against the Merger Proposal.

  Certain stockholders of Discovery, who in the aggregate own approximately
23.5% of the outstanding shares of Discovery Stock as of           , 1997, have
entered into Voting Agreements (the "Discovery Voting Agreements") with Ansan. Pursuant to the Discovery Voting Agreements, the foregoing persons have agreed to vote their shares in favor of the adoption of the Merger Proposal and have granted irrevocable proxies to Ansan to vote such persons' Discovery Common Stock in favor of the Merger.

  As of July 31, 1997, officers and directors of Discovery beneficially owned an aggregate of 1,006,350 outstanding shares of Discovery Common Stock representing approximately 6.5% of the issued and outstanding shares of Discovery Stock. As of the Discovery Record Date, there were approximately 255 stockholders of record of Discovery Common Stock and 6,737,256 shares of Discovery Common Stock and 2,200,256 shares of Discovery Series A Preferred Stock outstanding.

 Recommendation of the Discovery Board

  The Discovery Board has approved the Merger Proposal and has determined that the Merger is fair to and in the best interests of Discovery. After careful consideration, the Discovery Board recommends a vote in favor of the Merger Proposal. Stockholders should read this Prospectus/Proxy Statement (including the Annexes hereto) carefully prior to voting. See "The Merger and Related Transactions--Joint Reasons for the Merger." "--Discovery's Reasons for the Merger," and "--Material Contacts and Board Deliberations."

RISK FACTORS

  Stockholders of Ansan and Discovery should carefully evaluate the matters set forth under "Risk Factors" beginning on page 12 below.

OPINIONS OF FINANCIAL ADVISORS

 Ansan

  Dakin Securities Corporation ("Dakin Securities") has delivered to the Ansan Board a written opinion dated July 16, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the terms of the Merger were fair from a financial point of view to the holders of Ansan Stock. The full text of the written opinion of Dakin Securities, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex A to this Prospectus/Proxy Statement and should be read carefully in its entirety. Dakin Securities' opinion relates only to the fairness of the Merger from the financial point of view to holders of Ansan Stock and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Ansan Special Meeting. See "Financial Advisors--Ansan" and Annex A attached hereto.

 Discovery

  Sands Brothers & Co., Ltd. ("Sands Brothers") has delivered to the Discovery Board a written opinion dated August 13, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratios pursuant to the Merger Agreement were fair from a financial point of view to the holders of Discovery Stock. The full text of the written opinion of Sands Brothers, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B to this Prospectus/Proxy Statement, and should be read carefully in its entirety. Sands Brothers opinion relates only to the fairness of the Exchange Ratios (as hereinafter defined) pursuant to the Merger Agreement from the financial point of view to holders of Discovery Stock and does not constitute a recommendation to any stockholder as to whether such stockholder should execute the Discovery Written Consent. See "Financial Advisors--Discovery" and Annex B attached hereto.

INCOME TAX TREATMENT

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Discovery Stock on the exchange of their shares of Discovery Stock solely for shares of Ansan Stock, except that gain shall be recognized to the extent of cash, if any, received in lieu of fractional shares of Ansan Common Stock. As a condition to the consummation of the Merger, each of Discovery and Ansan will have received an opinion from their respective counsel that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. However, all Discovery stockholders are urged to consult their own tax advisors. See "Terms of the Merger--Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  As Discovery's stockholders will hold approximately 92% of the outstanding shares of the merged entity, on a fully diluted basis, the Merger will be treated as an acquisition of Ansan by Discovery. The Merger will be accounted for using the purchase method, whereby the purchase price will be allocated based on the fair value of the Ansan assets acquired and liabilities assumed. It is anticipated that a significant portion of the purchase price will be allocated to in-process research and development which will result in a charge to the consolidated statement of operations of approximately $2.9 million in the quarter in which the Merger closes. The amount of the estimated charge is based on a preliminary evaluation and could vary upon completion of a final valuation analysis. See "Terms of the Merger--Accounting Treatment of the Merger."

                                   THE MERGER

EFFECT OF THE MERGER

  At the time the Merger becomes effective in accordance with the Certificate of Merger to be filed with respect thereto (the "Effective Time"), Discovery will be merged with and into Ansan, and Ansan will be the surviving corporation.

EFFECTIVE TIME OF THE MERGER

  The Effective Time will occur when the Certificate of Merger is filed with the Delaware Secretary of State. The Effective Time is currently expected to occur on a date as soon as practicable after approval of the Merger Proposal at the Ansan Special Meeting and pursuant to the Discovery Written Consent, subject to the satisfaction or waiver of the conditions precedent to the Merger as set forth in the Merger Agreement. See "Terms of the Merger--Conditions to the Merger."

TERMS OF THE MERGER

  As a result of the Merger (but without giving effect to the Ansan Certificate Amendment), each outstanding share of Discovery Common Stock (other than shares, if any, as to which appraisal rights have been exercised pursuant to the DGCL) will be converted into 1.1671059 shares of Ansan Common Stock (the "Common Exchange Ratio"). Additionally, as a result of the Merger, each outstanding share of Discovery Series A Preferred Stock (other than shares, if any, as to which appraisal rights have been exercised pursuant to DGCL) will be converted into one share of Ansan Series B Preferred Stock (the "Preferred Exchange Ratio" and, together with the Common Exchange Ratio, the "Exchange Ratios"). The Merger Agreement provides that all Ansan Series A Preferred Stock held by Discovery prior to the Effective Time will be canceled effective as of the Effective Time. Each share of Ansan Series B Preferred Stock will be convertible into 4.6684235 shares of Ansan Common Stock (without giving effect to the Ansan Certificate Amendment), subject to adjustment in certain circumstances. See "Terms of the Merger--Manner and Basis of Converting Shares," and "Description of Ansan Capital Stock" for a description of the Ansan Common Stock and Ansan Series B Preferred Stock to be issued in the Merger.

  In connection with the Merger Agreement, Ansan and Titan entered into a sublicensing agreement on July 15, 1997 (the "Titan Sublicense Agreement"). The Titan Sublicense Agreement provides that, as of the Effective Time, Ansan will sublicense certain rights to certain drug compounds to Titan in exchange for the cancellation of all Ansan Common Stock owned by Titan and the provision of a 2% net royalty payable by Titan to Ansan from net sales of the drug compounds sublicensed by Ansan to Titan. Additionally, the Merger Agreement provides that debt in the amount of approximately $1,200,000 will be repaid by Ansan to Titan at the Effective Time. See "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

  Pursuant to the Certificate of Merger to be filed in connection with the Merger, at the Effective Time, Ansan's name will be changed from Ansan
Pharmaceuticals, Inc. to           . A vote in favor of the Merger Proposal
will also be a vote in favor of the change of name set forth above.

EXCHANGE RATIOS

  Pursuant to the terms of the Merger, each outstanding share of Discovery Common Stock will be converted into shares of Ansan Common Stock at the Common Exchange Ratio and each outstanding share of Discovery Series A Preferred Stock will be converted into shares of Ansan Series B Preferred Stock at the Preferred Exchange Ratio. Based upon the Exchange Ratios and the number of shares of Discovery Stock and Ansan Stock outstanding as of the Discovery Record Date and Ansan Record Date, respectively, and assuming that: (i) no Discovery or Ansan stockholders exercise appraisal rights; and (ii) no outstanding Discovery or Ansan options or warrants are exercised prior to the Merger, approximately 9,502,391 shares of Ansan Common Stock will be outstanding upon consummation of the Merger, of which approximately 7,863,091 shares (approximately 83% of the total) will be held by the former holders of Discovery Common Stock, and approximately 2,200,256 shares of Ansan Series B Preferred Stock will be outstanding, all of which will be held by the former holders of Discovery Series A Preferred Stock. The Merger Agreement provides that all outstanding shares of Ansan Series A Preferred Stock held by Discovery prior to the Effective Time shall be canceled as of the Effective Time.

  Exchange of certificates evidencing shares of Discovery Common Stock and Discovery Series A Preferred Stock for certificates evidencing shares of Ansan Common Stock and Ansan Series B Preferred Stock will be made upon surrender of such certificates to Ansan's transfer agent. CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO THE APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF ANSAN AND DISCOVERY. Discovery stockholders will be provided with a letter of transmittal and related materials needed to exchange their certificates after such approval. See "Terms of the Merger--Manner and Basis of Converting Shares" and "Terms of the Merger--Exchange of Certificates."

THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE
MERGER

  Immediately following the consummation of the Merger, the Board of Directors
of Ansan will consist of ten (10) members, who will be:          , each of whom
is presently a director of Ansan (see "Information Concerning Ansan-- Management"); James S. Kuo, Steve H. Kanzer, Evan Myrianthopoulos, Juerg F. Geigy, Max Link, Herbert H. McDade, Jr. and Mark C. Rogers, each of whom is presently a director of Discovery (see "Information Concerning Discovery--
Management"), and                  , who is a nominee of D.H. Blair Investment
Banking Corp. See "Terms of the Merger--Management After the Merger."

  After the Merger, James S, Kuo, currently Chief Executive Officer of Discovery will be the Chief Executive Officer of the entity surviving the Merger (the "Combined Company"). Other principal officers of Ansan will be Evan Myrianthopoulos, who will serve as Chief Operating Officer of the Combined Company, and Robert Capetola, who will serve as the Chief Executive Officer of Acute Therapeutics, Inc. ("ATI"), a majority-owned subsidiary of Discovery that will be a majority-owned subsidiary of the Combined Company. See "Terms of the Merger--Management After the Merger."

CONDITIONS TO THE MERGER; TERMINATION

  Notwithstanding approval of the Merger Proposal by the stockholders of Ansan and Discovery, the consummation of the Merger is subject to a number of conditions which, if not fulfilled or waived, permit unilateral termination of the Merger Agreement. These conditions include the maintenance by Discovery of specified working capital and compliance by Ansan with a specified operating budget. The Merger Agreement may also be terminated by mutual consent. See "Terms of the Merger--Conditions to the Merger" and "Terms of the Merger-- Termination or Amendment of Merger Agreement".

GOVERNMENTAL AND REGULATORY APPROVALS

  Ansan and Discovery are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with federal and applicable state securities laws and the filing and recording of the Certificate of Merger as required under the DGCL.

VOTING AGREEMENTS

  Certain stockholders of Discovery and Ansan have agreed to vote their shares in favor of the Merger and the Merger Agreement pursuant to the Discovery Voting Agreements and the Titan Voting Agreement.

RESTRICTIONS ON RESALE

  Under the terms of the Merger Agreement, as a condition to Ansan's obligation to consummate the Merger, stockholders of Discovery holding at least 85% of the Discovery Stock, on an as-converted basis, must agree to certain restrictions on resale for a period of up to twelve months. See "Terms of Merger--Voting Agreements;" "--Affiliates' Restrictions on Sale of Ansan Common Stock" and "-- Additional Restrictions on Sales of Ansan Common Stock."

APPRAISAL RIGHTS

  Both Ansan and Discovery stockholders are entitled to certain rights under the DGCL to receive cash for their shares provided that they follow certain prescribed statutory procedures. The failure of a stockholder to follow the appropriate procedure may result in the termination or waiver of such rights. See "Terms of the Merger--Appraisal Rights."

                                 RECENT EVENTS

  To ensure that Ansan had sufficient assets and capital to satisfy the requirements for Nasdaq listing pending completion of the Merger, Ansan and Discovery entered into a Series A Preferred Stock Purchase Agreement on July 16, 1997 which provided for the purchase of 13,000 shares of Ansan Series A Preferred Stock by Discovery in exchange for the payment of $1,300,000 (the "Series A Purchase Agreement"). The Merger Agreement was executed concurrently with the Series A Purchase Agreement. The Ansan Series A Preferred Stock is convertible into Ansan Common Stock. The conversion rate applicable to the Ansan Series A Preferred Stock is subject to reset upon the occurrence of certain events, including, generally, failure of the Merger to be consummated by December 31, 1997 for reasons not attributable to the conduct of Discovery. In the event of such reset, the conversion rate shall be reset to that rate which will permit the holders of the Ansan Series A Preferred Stock to convert such stock into approximately 51% of the voting securities of Ansan (without taking into account certain outstanding Ansan warrants). For additional details on the Series A Purchase Agreement and certain restrictions on the operations of Ansan arising therefrom, see "The Merger And Related Transactions-- Background to the Merger."

  An NASD hearing was held on July 17, 1997 to consider the potential delisting of Ansan's Common Stock from the Nasdaq SmallCap Market and Ansan's application for continued listing by way of a temporary exemption from the NASD's capital and surplus requirements. The NASD reviewed the Merger Agreement and the Series A Purchase Agreement and ruled that Ansan would have a temporary exemption from such listing requirements until July 31, 1997, at which time certain filings would be required to be made with the Securities and Exchange Commission (the "Commission") evidencing Ansan's eligibility for continued listing. Such filings were made on a timely basis. Ansan must provide a monthly internal balance sheet to the NASD and make certain other filings until November 30, 1997. In the event that Ansan fails to comply with any of the NASD requirements, the Ansan Common Stock will be immediately delisted from the Nasdaq SmallCap Market.

                       PRICE RANGE OF ANSAN COMMON STOCK

  The Ansan Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ANSN." In addition, Ansan's units (consisting of Ansan Common Stock, Class A Warrants and Class B Warrants), Class A Warrants and Class B Warrants are approved for listing on the Nasdaq SmallCap Market. As of July 31, 1997, the number of stockholders of record of Ansan's Common Stock was approximately 12, and the number of beneficial owners of shares of Ansan Common Stock held in street name was approximately 600. As of July 31, 1997, there were approximately 2,851,954 shares of Ansan Common Stock outstanding.

  The following table sets forth the quarterly price ranges of the Ansan Common Stock in fiscal year 1996 and the first two quarters of fiscal year 1997, as reported by Nasdaq.

                                                                   LOW    HIGH
                                                                  ------ ------
   Fiscal 1996
     Quarter Ended March 31, 1996................................ $3.625 $5.250
     Quarter Ended June 30, 1996.................................  4.000  5.125
     Quarter Ended September 30, 1996............................  2.500  4.750
     Quarter Ended December 31, 1996.............................  2.000  3.125
   Fiscal 1997
     Quarter Ended March 31, 1997................................ $2.125 $3.250
     Quarter Ended June 30, 1997.................................  1.250  2.000

  On July 17, 1997, the last trading day prior to the first public announcement by Ansan and Discovery concerning the combination of the two companies, the closing price of the Ansan Common Stock reported on the reporting system for Nasdaq was $1.50 per share. On August 13, 1997, the closing bid price of Ansan Common Stock as reported on the reporting system for Nasdaq was $1.625 per share.

  Following the Merger, it is anticipated that Ansan Common Stock will continue to be traded on the Nasdaq under the symbol "ANSN" until such time as a new symbol is chosen reflecting the change of Ansan's name.

  Ansan has not paid dividends on the Ansan Common Stock. It is anticipated that the Combined Company will not pay dividends on the Ansan Common Stock in the foreseeable future. Holders of Ansan Series A Preferred Stock are entitled to receive dividends at any time such dividends are paid with respect to Ansan Common Stock with the entitlement thereto determined as an amount equal to the dividend that would be paid on such share if it were converted into shares of Ansan Common Stock. In the event that a dividend is declared on any other class or series of Ansan preferred stock, the Ansan Series A Preferred Stock shall then become entitled to payment of a dividend equal to the proportion that the liquidation preference of a share of the Ansan Series A Preferred Stock bears to the liquidation preference of a share of such other Ansan preferred stock unless holders of at least 66.67% of the Ansan Series A Preferred Stock consent otherwise. There can be no assurance that Ansan will have earnings sufficient to pay dividends on the Ansan Stock at any time in the future.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following selected historical financial information of Ansan at December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996 has been derived from, and should be read in conjunction with, Ansan's audited historical financial statements and the notes thereto and management discussion and analysis of financial condition and Plan of Operations included elsewhere in this Prospectus/Proxy Statement. The selected historical financial information as of June 30, 1997 and for the six month periods ended June 30, 1996 and 1997 are derived from unaudited interim condensed financial statements of Ansan included elsewhere in this Prospectus/Proxy Statement, and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of Ansan's results for such periods.

  The following selected historical consolidated financial information of Discovery at December 31, 1996 and for each of the two years in the period ended December 31, 1996 has been derived from, and should be read in conjunction with, Discovery's historical consolidated financial statements and the notes thereto and management's discussion and analysis of financial condition and Plan of Operations included elsewhere in this Prospectus/Proxy Statement. The selected historical consolidated balance sheet information at December 31, 1995 has been derived from audited financial statements not included elsewhere herein. The selected historical consolidated financial information as of June 30, 1997 and for the six month periods ended June 30, 1996 and 1997 are derived from unaudited interim consolidated condensed financial statements of Discovery which are included elsewhere in this Prospectus/Proxy Statement and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of Discovery's results for such periods.

  The selected pro forma condensed financial information has been derived from the pro forma combined condensed financial statements, which give effect to the Merger as a purchase, and should be read in conjunction with such pro forma statements and the notes thereto included elsewhere in this Proxy Statement. The pro forma condensed consolidated financial statements for the year ended December 31, 1996 have been prepared based upon the audited financial statements of Ansan for the year then ended and the audited consolidated financial statements of Discovery for the year then ended. The pro forma condensed combined financial statements as of and for the six months ended June 30, 1997 have been prepared based upon the unaudited condensed financial statements of Ansan and the unaudited condensed consolidated financial statements of Discovery as of June 30, 1997 and for the six months then ended.

  The Merger will be accounted for using the purchase method of accounting. Although Ansan will be the surviving corporate entity, Discovery's current stockholders will own approximately 92% of the merged entity on an as-converted to common Stock basis. Accordingly, the transaction will be accounted for as an acquisition of Ansan by Discovery. The unaudited pro forma condensed consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Ansan based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial statements after final valuation procedures are completed following the closing of the Merger. The final allocations of the aggregate purchase price for the Merger is not expected to differ materially from the preliminary allocations. In the opinion of Ansan and Discovery, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made based on the proposed terms and structure of the Merger.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                        PERIOD FROM
                                                                       INCORPORATION
                               YEAR ENDED         SIX MONTHS ENDED     (NOVEMBER 6,
 ANSAN PHARMACEUTICALS        DECEMBER 31,            JUNE 30,             1992)
 ---------------------    ---------------------  --------------------   TO JUNE 30,
                             1995       1996       1996       1997         1997
                          ----------  ---------  ---------  ---------  -------------
Historical Statement of Operations
 Data:
  Research and
   development expenses.  $    1,421  $   1,181  $     463  $     627    $  6,608
  General and
   administrative
   expenses.............       1,048      1,257        442        529       3,443
  Net loss..............      (2,821)    (2,281)      (812)    (1,146)    (10,226)
  Pro forma net loss per
   share(1).............       (1.93)
  Shares used in
   computing pro forma
   net loss per
   share(1).............   1,464,713
  Net loss per share(1).                  (0.94)     (0.34)     (0.46)
  Shares used in
   computing net loss
   per share(1).........              2,431,447  2,406,145  2,484,937
                           AS OF DECEMBER 31,
                          ---------------------  JUNE 30,
                             1995       1996       1997
                          ----------  ---------  ---------
Historical Balance Sheet
 Data:
  Cash, cash equivalents
   and short-term
   investments..........  $    3,854  $   1,746  $   1,698
  Working capital.......       3,624      1,496        386
  Total assets..........       3,981      1,923      1,818
  Total liabilities.....         338        334      1,344
  Deficit accumulated
   during the
   development stage....      (6,799)    (9,080)   (10,226)
  Total stockholders'
   equity...............       3,643      1,589        474
                                                                        PERIOD FROM
                                                                       INCORPORATION
                               YEAR ENDED         SIX MONTHS ENDED       (MAY 18,
 DISCOVERY LABORATORIES       DECEMBER 31,            JUNE 30,             1993)
 ----------------------   ---------------------  --------------------   TO JUNE 30,
                             1995       1996       1996       1997         1997
                          ----------  ---------  ---------  ---------  -------------
Historical Consolidated Statement
 of Operations Data:
  Research and
   development expenses.  $      --   $   2,740  $      22  $   2,257    $  4,997
  General and
   administrative
   expenses.............          17        692          9      1,345       2,055
  Net loss..............         (17)    (3,236)       (33)    (3,296)     (6,550)
  Pro forma net loss per
   share (2)............       (0.01)     (0.65)     (0.01)     (0.42)
  Shares used in
   computing pro forma
   net loss per share
   (2)..................   1,714,230  4,942,222  3,027,382  7,833,912
                           AS OF DECEMBER 31,
                          ---------------------  JUNE 30,
                             1995       1996       1997
                          ----------  ---------  ---------
Historical Consolidated
 Balance Sheet Data:
  Cash, cash equivalents
   and short-term
   investments..........  $        3  $  17,400  $  14,797
  Working capital.......           3     17,188     14,536
  Total assets..........           3     18,189     14,947
  Total liabilities.....         --         231        296
  Deficit accumulated
   during the
   development stage....         (18)    (3,254)    (6,550)
  Total stockholders'
   equity...............           3     15,758     12,451

--------
(1) See Note 1 of the Ansan Financial Statements for information concerning the computation of net loss per share.
(2) See Note B of the Discovery Financial Statements for information concerning the computation of net loss per share.

               SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      YEAR ENDED DECEMBER 31, 1996
                               -------------------------------------------------
                                                                      PRO FORMA
                                                                       COMBINED
                                                      PRO FORMA       REFLECTING
                                 ANSAN    DISCOVERY  ADJUSTMENTS        MERGER
                               ---------  ---------  -----------      ----------
Statement of Operations Data:
  Research and development
   expenses................... $   1,181  $   2,740    $  --          $   3,921
  General and administrative
   expenses...................     1,257        692       --              1,949
  Net loss....................    (2,281)    (3,236)      --             (5,517)
  Net loss per share..........     (0.94)     (0.65)      --              (0.84)
  Shares used in computing net
   loss per share............. 2,431,447  4,942,222                   6,581,522
                                     SIX MONTHS ENDED JUNE 30, 1997
                               -------------------------------------------------
                                                                      PRO FORMA
                                                                       COMBINED
                                                      PRO FORMA       REFLECTING
                                 ANSAN    DISCOVERY  ADJUSTMENTS        MERGER
                               ---------  ---------  -----------      ----------
Statement of Operations Data:
  Research and development
   expenses................... $     627  $   2,257    $  --          $   2,884
  General and administrative
   expenses...................       529      1,345       --              1,874
  Net loss....................    (1,146)    (3,296)        6 (A)        (4,436)
  Net loss per share..........     (0.46)     (0.42)      --              (0.47)
  Shares used in computing net
   loss per share............. 2,484,937  7,833,912                   9,473,212
                                             JUNE 30, 1997
                               -------------------------------------------------
                                                                      PRO FORMA
                                                                       COMBINED
                                                      PRO FORMA       REFLECTING
                                 ANSAN    DISCOVERY  ADJUSTMENTS        MERGER
                               ---------  ---------  -----------      ----------
Balance Sheet Data:
  Cash, cash equivalents and
   short-term investments..... $   1,698  $  14,797    (1,189)(B)     $  15,306
  Working capital.............       386     14,536      (950)(C)        13,972
  Total assets................     1,818     14,947    (1,189)(B)        15,576
  Total liabilities...........     1,344        296      (239)(B)(C)      1,401
  Deficit accumulated during
   the development stage......   (10,226)    (6,550)    7,291 (D)        (9,485)
  Total stockholders' equity..       474     12,451      (950)(C)        11,975

--------
(A) Reflects the net reduction of interest expenses as a result of the repayment of the outstanding Titan debt in connection with the Merger.

(B) Reflects the repayment of obligations to Titan in connection with the Merger.

(C) Reflects the estimated costs incurred by Ansan and Discovery to complete the Merger.

(D) Reflects the net allocation of the estimated purchase price of $2.9 million to the historical Ansan balance sheet. The adjustment includes approximately $2.9 million of purchased in-process research and development. Also reflects the elimination of Ansan's stockholders' equity accounts.

                          FORWARD LOOKING STATEMENTS

  Certain of the statements set forth in this Prospectus/Proxy Statement, including, without limitation, Ansan's, Discovery's and the Combined Company's research and development programs, the seeking of joint development or licensing arrangements with pharmaceutical companies, the research and development of particular compounds and technologies for particular indications are forward-looking and based upon Ansan's and Discovery's current belief as to the outcome, occurrence and timing of future events or current expectations and plans. All such statements involve significant risks and uncertainties. Many important factors affect the Combined Company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates including, among other things, the ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to successfully compete against other products and to market products in a profitable manner. As a result, there also can be no assurance that these statements included herein will prove to be accurate. In light of the significant uncertainties inherent in these statements included herein, the inclusion of such information should not be regarded as a representation by Ansan, Discovery or the Combined Company, or any other person, that the objectives and plans of Ansan, Discovery or the Combined Company will be achieved.

                                 RISK FACTORS

  The following factors should be considered carefully by stockholders of Ansan and Discovery in evaluating whether to approve and adopt the Merger Agreement. The risks associated with Ansan after the Merger (the "Combined Company") will be additional risks faced by both the Ansan stockholders and the Discovery stockholders following the Merger. The risks described that are currently specific to Discovery will be additional risks faced by stockholders of Ansan following the Merger. The risks described that are currently specific to Ansan will be additional risks faced by Discovery stockholders following the Merger.

RISKS RELATED TO THE MERGER:

 Difficulties and Cost of Integration

  The anticipated benefits of the Merger will not be achieved unless Ansan and Discovery are successfully combined in a smooth and timely manner. That combination will require integration of the Combined Company's research and development and administrative operations, including the relocation of Ansan's executive offices, which are currently in California, to Discovery's executive offices, which are in New York. The transition to a combined company will require substantial attention from management, which has limited experience in integrating companies. Moreover, the management of the Combined Company may include personnel who are not currently employed by either Ansan or Discovery. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the ability of the Combined Company to successfully pursue the development of the drug candidates expected to be retained by the Combined Company. Moreover, the costs of the Merger (including redundant operating costs that may be incurred for a period of time following consummation of the Merger) are anticipated to be very substantial. In addition, the rate at which cash is used by the Combined Company will exceed substantially the rate at which cash is presently used by either Ansan or Discovery. The risks associated with the absorption by the Combined Company of these expenses and ongoing cash requirements will increase the pressure on the Combined Company to achieve synergistic cost reductions as rapidly as possible and, if the Combined Company is unable to do so, its financial position may be impaired. There can be no assurance of the extent to which cost savings and efficiencies will be achieved by the Combined Company. Moreover, although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that combining the two companies' businesses, even in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently.

 Dilution

  The shares of Ansan Common Stock and Ansan Series B Preferred Stock to be issued to Discovery stockholders at the Effective Time are expected to represent approximately 92% of the outstanding equity securities on an as-converted basis of the Combined Company immediately after the Effective Time (exclusive of certain currently outstanding Ansan warrants). In addition, seven of the ten members of the Combined Company's Board of Directors immediately following the Effective Time will be former members of the Board of Directors of Discovery. Accordingly, the Merger will have the effect of reducing the percentage voting interest in Ansan represented by a share of Ansan Common Stock and the percentage voting interest in Discovery represented by a share of Discovery Common Stock. However, as a result of the Merger, stockholders of Ansan and Discovery will each own a voting interest in a larger enterprise.

  Common Stockholders of Discovery will experience an immediate dilutive effect on net tangible book value per share of $.32, or approximately 20%, and stockholders of Ansan will experience an immediate accretive effect on net tangible book value per share of $.97, or approximately 335%, upon consummation of the Merger. However, holders of Ansan Series B Preferred Stock will have an aggregate liquidation preference which will exceed the net stockholders' equity of the Combined Company. Whether the Merger will in fact be accretive or dilutive to Ansan stockholders with respect to net tangible book value per share will depend on the actual results achieved by the Combined Company in the future as compared to the results that could have been achieved by Ansan on a stand-alone basis over the same period, given the number of shares of Ansan Common Stock to be issued to Discovery stockholders in the Merger. No assurance can be given as to such future results and, accordingly, as to whether the Merger will be accretive or dilutive to Ansan stockholders with respect to future net tangible book value per share.

  Holders of Discovery Series A Preferred Stock will receive 2,200,256 shares of Ansan Series B Preferred Stock. At the Effective Time, based on the initial conversion price, each share of Series B Preferred Stock will be convertible at the option of the holder thereof into approximately 4.67 shares of Common Stock of the Combined Company. The conversion price in effect immediately prior to the first anniversary of the Effective Time (the "Reset Date") will be adjusted effective as of the Reset Date if the average closing bid price of the Ansan Common Stock for the 30 consecutive trading days immediately preceding the Reset Date is less than $2.89 (as adjusted for any stock split and the like). Any such reset of the conversion price applicable to the Ansan Series B Preferred Stock could increase the number of shares of the Combined Company's Common Stock into which each share of Series B Preferred Stock is convertible to a maximum of 9.34 shares and would have a dilutive effect on the holders of Ansan Common Stock.

 Control by Current Officers, Directors and Principal Stockholders

  Upon closing of the Merger, the directors, executive officers and principal stockholders of Discovery will beneficially own approximately 46.45% of the Common Stock of the Combined Company. Accordingly, the Combined Company's executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of the Combined Company's Board of Directors and the outcome of issues submitted to the Combined Company's stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Combined Company, including transactions in which stockholders might otherwise recover a premium for their shares over their current market prices. See "Principal Stockholders."

 Risks Associated with Fixed Exchange Ratios

  Under the terms of the Merger Agreement, each share of Discovery Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 1.1671059 shares of Ansan Common Stock and each share of Discovery Series A Preferred Stock issued and outstanding at the Effective Time will be converted into the right to receive one share of Ansan Series B Preferred Stock. The Exchange Ratios will not be adjusted in the event of any increase or decrease in the price of Ansan Common Stock prior to the Effective Time. The price of the Ansan Common Stock at the Effective Time may vary from the price of the Ansan Common Stock at the date of this Prospectus/Proxy Statement and at the date of the Ansan Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Ansan or Discovery, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. There can be no assurance that the price of the Ansan Common Stock on the date of the Ansan Special Meeting or the date as of which any Discovery stockholder determines whether to consent to the Merger Proposal will be indicative of the price of the Ansan Common Stock at the Effective Time. Moreover, there can be no assurance of the degree to which the price of the Common Stock of the Combined Company (and therefore the value ultimately received by Discovery stockholders in consideration of their Discovery Stock) will be related to the price of the Ansan Common Stock prior to the Merger. The market prices of the Ansan Common Stock as of recent dates are set forth herein under "Price Range of Ansan Common Stock."

 Uncertainty of Listing on Nasdaq Small Cap Market; Possible Delisting from Nasdaq SmallCap Market; Market Illiquidity

  In April 1997 Ansan received a letter from the NASD indicating that Ansan was no longer in compliance with the maintenance requirements for continued listing on the Nasdaq SmallCap Market. Ansan had a hearing before the NASD Listing Qualifications Panel on July 17, 1997, at which time the NASD granted Ansan a temporary exemption from the NASD's capital and surplus requirements conditioned upon, among other things, completion of the Merger.

  After the Merger, to meet the current Nasdaq listing requirements for these securities to continue to be listed on the Nasdaq SmallCap Market, (i) the Combined Company will have to maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus; (ii) the minimum bid price of the Combined Company's Common Stock will have to be at least $1.00 per share; (iii) there will have to be at least 100,000 shares in the public float valued at $200,000 or more; (iv) the Combined Company's Common Stock will have to have at least two active market makers, and (v) the Combined Company's Common Stock will have to be held by at least 300 holders. Nasdaq recently adopted new requirements for continued listing on the Nasdaq SmallCap Market. Commencing February 22, 1998, the Combined Company, in order to preserve the listing of its securities, will have to maintain (i) at least $2,000,000 in net tangible assets, (ii) $35,000,000 in market capitalization or (iii) $500,000 in net income (over two years in any three-year period) and will have to comply with other criteria more stringent than those described above.

  In addition, because the Merger will result in a significant change in control and financial structure, the Combined Company will be required to comply with the new listing standards applicable to the Nasdaq SmallCap Market. These new listing criteria are more stringent than the maintenance criteria described above and, under the recently adopted revisions to the Nasdaq listing criteria, would require that (i) the Combined Company have $4 million in net tangible assets (or $50 million in market capitalization or $750,000 in net income over two years in any three-year period), (ii) the minimum bid price of the Combined Company's Common Stock be at least $4.00,
(iii) there be at least 1 million shares in the public float valued at $5 million or more, (iv) the Combined Company's Common Stock have at least three active market makers and (v) the Combined Company's Common Stock be held by at least 300 holders. For purposes of determining compliance with the public float requirements, shares of stock held by officers, directors and 10%-or-greater stockholders are excluded.

  Ansan has indicated to the NASD that it intends to effect the Reverse Stock Split for the purpose of complying with the applicable and potentially applicable listing criteria described above. There can be no assurance, however, that the price of Ansan's or the Combined Company's Common Stock will increase proportionately with the decrease in the number of shares, or that any price increase resulting from the Reverse Stock Split can be sustained for any period of time. Accordingly, subsequent reverse stock splits could be required in order to comply with minimum bid requirements. Based on the shares of Common Stock of the Combined Company expected to be outstanding immediately following the Effective Time, any cumulative reverse split ratio in excess of approximately five-to-one would result in the Combined Company failing to meet the minimum public float requirement in the absence of conversion of shares of preferred stock or the exercise of options or warrants. Accordingly, there can be no assurance that the Combined Company will be capable of complying with all of the listing criteria required to be complied with to continue a Nasdaq SmallCap Market listing.

  If the Combined Company is unable to satisfy the NASD's new listing and maintenance requirements, the Combined Company's securities may be delisted from Nasdaq. In such event, trading, if any, in the Combined Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or on the NASD's "OTC Electronic Bulletin Board." Consequently, the liquidity of the Combined Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of the Combined Company, and lower prices for the Combined Company's securities than might otherwise be attained.

 Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Common Stock

  If the Combined Company's securities were to be delisted from the Nasdaq SmallCap Market, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Combined Company's securities and may adversely affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

  The Commission has adopted regulations which define a "penny stock" to be an equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  The foregoing required penny stock restrictions will not apply to the Combined Company's securities if such securities continue to be listed on the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Combined Company's securities will qualify for exemption from these restrictions. In any event, even if the Combined Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Combined Company's securities were subject to the existing or proposed rules on penny stocks, the market liquidity for the Combined Company's securities could be severely adversely affected.

RISKS RELATED TO BUSINESS AND OPERATIONS:

 Development Stage of Discovery and Ansan; No Developed or Approved Products; Uncertainty of Future Profitability

  Discovery and Ansan are development stage companies. The potential products upon which the Combined Company intends to focus its development efforts are in the research and development stage and, accordingly, neither Discovery nor Ansan have begun to market or generate revenues from the commercialization of any of these products under development. The Combined Company's products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. Such clinical testing activities, together with resultant increases in general and administrative expenses, are expected to result in significant additional operating losses for the foreseeable future. Neither Discovery nor Ansan is currently profitable and it is expected that the Combined Company will not generate significant product revenues for the foreseeable future, if at all. It is expected that the Combined Company will incur significant increasing operating losses over the next several years. To achieve profitable operations, the Combined Company, alone or with others, must successfully develop and obtain regulatory approval for marketing its products.

  The Combined Company's operations will be subject to numerous risks associated with the establishment and development of products based upon innovative or novel technologies. As a result, the Combined Company will be subject to the problems, delays, uncertainties and complications encountered in connection with newly founded development stage life science businesses. Some of these unanticipated problems may include development, regulatory, manufacturing, distribution and marketing difficulties that may be beyond the Combined Company's financial or technical abilities to satisfactorily resolve. In particular, there can be no assurance that the Combined Company's proposed drug products will not cause adverse effects that may prevent them from being marketed, regardless of their efficacy. Certain of Discovery's and Ansan's initial drug candidates have not been the subject of Phase I clinical trials, the purpose of which include identifying adverse effects, or have not been the subject of such clinical trials at the dosage levels at which Discovery and Ansan anticipate they will be administered in treating the indications for which Discovery and Ansan are exploring their use. Moreover, those that have been the subject of previous clinical trials may be shown to have previously undetected adverse effects during the more extensive clinical trials that will be required prior to their becoming candidates for marketing approval by the United States Food and Drug Administration (the "FDA"). There can be no assurance that the research and development activities funded by the Combined Company will be successful, that products under development will prove to be safe and effective, that any of the preclinical or clinical development work will be completed, that the Combined Company will ever achieve any of its New Drug Application ("NDA") filing objectives with the FDA, that FDA approval will be attained for such products, that the anticipated products will be commercially viable or successfully marketed, that third parties do not hold proprietary rights that will preclude the Combined Company from marketing its products, if any, or that, if the products under development are approved by the FDA, the Combined Company will ever achieve significant revenues or profitable operations. See "Information Concerning Discovery" and "Information Concerning Ansan."

 Extensive Government Regulation; Uncertainty of FDA and Other Governmental Approval of Products Under Development

  The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing, any pharmaceutical products developed or licensed by the Combined Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources and will give larger companies with greater financial resources a competitive advantage over the Combined Company. The FDA review process can be lengthy, and the Combined Company may encounter delays or rejections of its applications when submitted. If questions arise during the FDA review process, approval may take a significantly longer period of time. Generally, in order to gain FDA approval, a company must conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as part of an investigational new drug ("IND") application that the FDA must review before human clinical trials of an investigational drug can start. Clinical trials are normally done in three phases and generally take two to five years or longer to complete.

  The regulatory status of Discovery's three products under development is as follows:

 SuperVent(TM)

  SuperVent(TM) is an aerosolized, multidimensional therapy for airway diseases characterized by inflammation, injurious oxidation and excessive sputum. The active compound in SuperVent(TM) is tyloxapol, which has been used safely as an emulsifying agent in drug formulations by the pharmaceutical industry for over 40 years. The FDA has approved, subject to certain modifications, the first two clinical studies to be conducted pursuant to a physician-sponsored IND application for a randomized, double-blinded, placebo-controlled Phase I/II clinical trial of SuperVent(TM) for the treatment of cystic fibrosis ("CF"). Discovery entered into a clinical research agreement with the University of Utah Health Sciences Center ("UHSC") and began the aforementioned trial on March 17, 1997 pursuant to such agreement. Ten normal volunteers were administered SuperVent(TM) by inhalation pursuant to the first part of this three-part study. Five of ten additional subjects are expected to be enrolled during the third quarter of 1997. Following completion of the first part of the study, the results will be analyzed by UHSC. Should the drug be deemed safe to study in patients with CF, a second part of the study will be initiated at UHSC following institutional review board approval. Discovery will meet with the FDA's Division of Pulmonary Drugs to review second part outcomes and a proposed third part (multi-center) study before such third part of the Phase I/II clinical trial begins. Assuming successful completion of the Phase I/II clinical trial of SuperVent(TM), Discovery anticipates that, at a minimum, at least one additional large-scale, multi-center, Phase III clinical trial will be necessary before Discovery will be able to submit an NDA to the FDA requesting marketing approval for SuperVent(TM) for the treatment of CF.

 KL/4/-Surfactant:

  KL/4/-Surfactant is a proprietary, synthetic lung surfactant invented at The Scripps Research Institute ("Scripps") and initially licensed to affiliates of Johnson & Johnson, Inc. ("J&J"). ATI has acquired an exclusive, worldwide sublicense to KL/4/-Surfactant from J&J. In July 1992, an IND submitted by Scripps relating to the use of KL/4/-Surfactant to treat infant respiratory distress syndrome ("IRDS") was approved by the FDA. A Phase II clinical trial was subsequently completed by J&J. In 1991, an IND was submitted by J&J relating to the use of KL/4/-Surfactant to treat adult respiratory distress syndrome ("ARDS") and was subsequently approved by the FDA. Both the IRDS IND and ARDS IND have been transferred to ATI. ATI has received FDA approval to amend the approved ARDS IND and re-initiate Phase II clinical trials of KL/4/- Surfactant for the treatment of ARDS. The ARDS trial was initiated on August 15, 1997 at Sharp Memorial Hospital in San Diego, California. ATI has amended the existing IRDS IND to permit the initiation of Phase II clinical trials of KL/4/-Surfactant to treat meconium aspiration syndrome ("MAS") and such clinical trial was commenced on May 27, 1997 at Thomas Jefferson University Hospital in Philadelphia.

 ST-630

  ST-630 is an active Vitamin D analog. Discovery intends to file an IND to initiate Phase I clinical studies of ST-630 as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis in the United States during 1997. Discovery is currently preparing for submission such an IND that includes preclinical studies, chemistry manufacturing and control information and a proposed Phase I trial. Following receipt of FDA approval, if granted, Discovery intends to conduct an initial dose-ranging study of ST-630 in humans. Based upon the results of the dose-ranging study, Discovery may then either seek to further optimize the delivery of

ST-630 by testing one or more alternative means of delivery or, assuming acceptable results, seek to initiate a large-scale, multi-center clinical trial in the United States. Discovery has access to preclinical data generated by Sumitomo and Taisho with respect to ST-630 pursuant to the terms of the licensing arrangements described herein with respect to ST-630. Discovery has not had any discussions with the FDA regarding ST-630.

  The regulatory status of Ansan's products under development that will be retained by the Combined Company is as follows:

 Apafant Injection

  Apafant is a receptor antagonist of the proinflammatory mediator, platelet activating factor. Ansan met with the FDA on November 7, 1996, for a pre-IND meeting to discuss its plans to study the injectable form of Apafant ("Apafant Injection") for the treatment of patients with acute pancreatitis. Ansan intends to file an IND in the second half of 1997 and following receipt of FDA approval, if granted, Ansan intends to initiate a Phase Ib/II clinical trial in patients with acute pancreatitis. Based on the discussion with the FDA, Ansan plans to initiate testing in patients with mild acute pancreatitis. In order to identify clinical endpoints for future trials, Ansan also intends to enroll patients with severe acute pancreatitis in the second part of the study. To support its plans to initiate testing in acute pancreatitis patients, Ansan is relying on preclinical and clinical safety data provided by Boehringer Ingelheim GmbH ("Boehringer Ingelheim") (the licensor of the Apafant product) that were obtained with the oral and nasal forms of Apafant for other indications. There can be no assurance that upon review of the IND, the FDA will approve Ansan's plans to include patients with severe acute pancreatitis in the planned two-part study (or to conduct any clinical trials of Apafant Injection), nor is there any assurance that the FDA will agree that the dose levels selected by Ansan for the first study are acceptable. Clinical development of the drug will incur significant delays if the FDA restricts the first study to patients with mild disease or requires the use of lower doses.

  Ansan is aware that British Biotechnology, PLC ("BBP") is currently developing lexipafant, trademarked as ZacutexTM, another platelet activating factor antagonist, for the treatment of patients with pancreatitis. BBP is currently engaged in Phase III clinical trials in the United States and has filed for marketing approval in the European Union ("EU"). If lexipafant is approved prior to Apafant, it may increase the cost and time required to obtain approval of Apafant or limit the indications for which Apafant may be marketed if it is approved. There can be no assurance that Apafant will prove more efficacious than lexipafant in treating patients with pancreatitis or, if FDA approval is obtained, that Apafant will gain wider market acceptance.

 AN10 Topical

  AN10 is a novel analog of butyric acid. Ansan met with the FDA on February 10, 1997, for a pre-IND meeting to discuss its plans to study the topical form of AN10 ("AN10 Topical") for the prevention of chemotherapy-induced alopecia in cancer patients. Ansan intends to file an IND in the second half of 1997 and following receipt of FDA approval, if granted, Ansan intends to initiate a Phase I trial to assess the safety of a single dose of AN10 Topical administered to normal volunteers. Assuming that acceptable safety of AN10 is demonstrated in this first study, Ansan will need to complete additional preclinical studies before it will be able to initiate repeated dose clinical trials in cancer patients receiving chemotherapy. These preclinical studies include repeated dose toxicity studies in two animal species as well as pharmacokinetic studies. There can be no assurance that the current formulation of AN10 Topical will be found to have acceptable safety in either the preclinical studies or the first clinical trial in order to enable testing in patients.

 Novaheme(TM) (AN10) Injection

  Novaheme(TM) is an intravenous formulation of AN10 that is intended for treatment of patients with beta-hemoglobinopathies, such as sickle cell anemia and beta-thalassemia. Currently, Novaheme(TM) is in preclinical testing and there have been no discussions with the FDA about potential plans to file an IND or initiate clinical studies. To initiate clinical testing, Ansan would need to complete additional subacute and subchronic preclinical toxicity studies and there is no assurance that the current formulation of Novaheme(TM) will be found to have an acceptable safety profile in these studies.

  The regulatory status of the Ansan drug candidates that will be sublicensed to Titan pursuant to the Titan Sublicense Agreement is as follows:

 Pivanex(TM) (AN9) Injection

  Pivanex(TM) Injection ("Pivanex(TM) ") is an injectable form of AN9, another novel analog of butyric acid. In the fourth quarter of 1994, Ansan filed an IND for Pivanex(TM) for the treatment of patients with cancer. In the first quarter of 1995, the FDA approved Ansan's plans to conduct a rising-dose open-label Phase Ib clinical trial for the use of Pivanex(TM) in patients with solid tumors refractory to standard chemotherapy. The primary objective of the Phase Ib trial is to determine the maximum tolerated dose ("MTD") of Pivanex(TM). From August to December 1995, Ansan initiated several discussions with the FDA in order to modify the design of this study and to facilitate enrollment of patients. The FDA approved the protocol changes and the study was initiated in January 1996. Fifteen patients have been enrolled to date and nine dose levels have been studied. Pivanex(TM) has been well tolerated in the study and the MTD has not yet been reached. Mild, transient elevations of hepatic transaminases have been observed in two patients. No patients have been discontinued for drug-related adverse events and no dose modification has been required in any patient. Ansan is continuing the Phase Ib study in order to find the MTD. There can be no assurance that dose levels that are found to be well-tolerated will subsequently be found to be efficacious in the treatment of cancer. There have been no discussions with the FDA about plans for future clinical trials.

 AN9 Topical

  Ansan met with the FDA on September 17, 1996, to discuss its plans to file an IND to initiate clinical testing of a topical form of AN9 for the treatment of patients with cutaneous malignancies. Based on the discussion with the FDA, Ansan will need to complete additional preclinical studies, including repeated dose toxicity studies in two species, in order to initiate a Phase Ib trial in patients. There can be no assurance that the current formulation of AN9 Topical will be found to have acceptable safety in these preclinical studies.

  Pursuant to the Titan Sublicense Agreement, Titan will acquire substantial rights to Ansan's Pivanex(TM) and AN9 Topical products. See "Information Concerning Ansan--Relationship With Titan Pharmaceuticals, Inc."

  Upon completion of clinical trials of a new drug product, FDA and foreign regulatory authority marketing approval must be obtained before the new drug product can be sold. NDAs submitted to the FDA generally take one to three years to be approved. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Combined Company also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. None of Discovery's and Ansan's products under development have been approved for marketing in the United States or elsewhere (nor has testing been completed). No assurance can be given that the Combined Company will be able to obtain regulatory approval for any such products under development. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Combined Company or its licensees or marketing partners from marketing the Combined Companies' products under development, or limit the commercial use of such products, and thereby could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

 Technological Uncertainty and Obsolescence

  The market for biotechnology is characterized by rapidly changing technology and evolving industry standards. The Combined Company's future success will depend upon its ability to develop and commercialize its existing products and to develop new products and applications. There can be no assurance that the Combined Company will successfully complete the development of Discovery's or Ansan's current or future products or that such products will achieve market acceptance. Any delay or failure of such products under development or any future product which may develop in achieving market acceptance would adversely affect the Combined Company's business.

  Discovery's and Ansan's products under development are intended to treat diseases for which other technologies and proposed treatments are rapidly developing. There can be no assurance that any results of Discovery's or Ansan's research and product development efforts will not be rendered obsolete by research efforts and technological activities of others, including the efforts and activities of governments, major research facilities and large multinational corporations.

 Need for Additional Financing; Issuance of Securities; Future Dilution

  In the future, the Combined Company will require substantial additional funding to conduct its research and product development activities and to manufacture and market, if approved by the FDA or corresponding foreign regulatory authorities, the products currently under development by Discovery and (to the extent retained by the Combined Company) Ansan and any other products that the Combined Company may develop in the future. Further funds may be raised through collaborative ventures entered into with potential corporate partners and/or additional debt or equity financings. While the Combined Company may seek to enter into collaborative ventures with corporate partners to fund some or all of its research and development activities, as well as to manufacture or market any products which may be successfully developed, Discovery and Ansan currently do not have any such arrangements with corporate partners. Discovery and Ansan have not made arrangements to obtain any additional financing and there can be no assurance that the Combined Company will be able to obtain adequate additional financing on acceptable terms, if at all, or that any such additional financing would not result in significant dilution of stockholders' interests. Failure by the Combined Company to enter into collaborative ventures or to receive additional funding to complete its proposed product development programs would have a material adverse effect on the Combined Company. If additional financing is not otherwise available, the Combined Company will be required to modify its business development plans or reduce or cease certain or all of its operations.

 Dependence on Patents, Licenses and Protection of Proprietary Rights; Risk of Loss of Technology

  In order to justify the substantial investment of time and expense required to develop and commercialize its products, the Combined Company will seek proprietary protection for its drug candidates so as to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Combined Company's success will depend in part on the ability of the Combined Company and its licensors to obtain effective patent protection for the Combined Company's proprietary technologies and products, defend such patents, preserve its trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in other countries. The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions. To date, there has emerged no consistent policy at the United States Patent and Trademark Office ("PTO") regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents.

  There are various United States and foreign patents and patent applications (including international applications filed under the Patent Cooperation Treaty) that have been issued or filed with respect to the products and technologies under development by Discovery and Ansan. See "Information Concerning Discovery--Patents, Licenses and Proprietary Rights" and "Information Concerning Ansan--Patents and Proprietary Rights." These patents and patent applications have been licensed to Discovery or Ansan, as the case may be. Although the licensors under such licenses have retained control of the patent prosecution process, the Combined

Company will be responsible for the expenses of prosecuting the patents and patent applications (i.e., the fees of patent counsel and any domestic or foreign filing fees that are applicable). Patent applications may be expected to remain pending for several years before the issuance of a patent, if any, and the prosecution of patent applications with respect to the Combined Company's products may entail considerable expense to the Combined Company.

  There can be no assurance that patents will issue as a result of any of the pending patent applications relating to Discovery's or Ansan's products and technologies or that the issued patents and any patents resulting from the pending patent applications will be sufficiently broad to afford protection to the Combined Company against competitors with similar products and technologies. In addition, there can be no assurance that such patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Combined Company. The commercial success of the Combined Company will also depend upon its avoidance of infringement of patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so the Combined Company will not be able to determine the inventions being claimed in pending patent applications filed by third parties. Litigation may be necessary to defend or enforce the Combined Company's patent and license rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time-consuming, even in those instances in which the outcome is favorable to the Combined Company, and can result in the diversion of substantial resources from the Combined Company's other activities. An adverse outcome could subject the Combined Company to significant liabilities to third parties, require the Combined Company to obtain licenses from third parties, or require the Combined Company to alter its products or processes or cease altogether any related research and development activities or product sales, any of which could have a material adverse effect on the Combined Company's business, financial condition and results of operations. See "Information Concerning Discovery--Patents, and Proprietary Rights" and "Information Concerning Ansan--Patents and Proprietary Rights."

  Ansan is aware of the existence of prior art references which may affect the validity of certain claims in the issued patent, which claims broadly cover AN10, among other compounds. Reexamination of such patent by the PTO, in light of these references, may be necessary in order to obtain valid claims which are both free of the prior art and which specifically cover AN10. In the course of preparing for reexamination or otherwise, additional prior art may be uncovered which might affect the validity of such proposed narrow claims. Such art would need to be brought to the attention of the PTO in connection with any reexamination. Moreover, there can be no assurance that the PTO will grant a request for reexamination, or if granted, that such reexamination will result in the issuance of the desired claims. In any event, given that the already-uncovered prior art references relate to compounds but not to methods of treatment, the existence of such references would not, as a matter of United States patent law, be expected to affect any claims directed to the use of AN10 to treat fetal beta-hemoglobinopathies as covered in United States Patent No. 5,569,675 issued in October 1996, which Ansan has licensed from Bar-Ilan Research and Development Co., Ltd. ("Bar-Ilan").

  Ansan also is aware of certain issued United States patents (the "Perrine patents") which appear to cover the administration of butyric acid, during gestation or infancy, to ameliorate beta-globin disorders, including sickle cell anemia and beta-thalassemia, by increasing the level of fetal hemoglobin. To the extent that AN10 converts to butyric acid and in the event the Combined Company's commercial activities include administration of AN10 during gestation and/or infancy, such activities could give rise to issues of infringement of the Perrine patents.

  Discovery and Ansan each require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment to Discovery or Ansan, respectively, of rights to such employees' ideas, developments, discoveries and inventions while so employed. In addition, Ansan and Discovery seek to obtain such agreements from its consultants, advisors and research collaborators. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to any of the proposed projects of the Combined Company, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Combined Company. In addition, the Combined Company will rely on trade secrets and proprietary know-how that it will seek to protect in part by confidentiality agreements with its employees, consultants, advisors or others. There can be no assurance that these agreements will not be breached, that the Combined Company would obtain adequate remedies for any breach, or that the Combined Company's trade secrets or proprietary know-how and will not otherwise become known or be independently developed by competitors in such a manner that the Combined Company has no legal recourse.

  The Combined Company will be dependent on licensing arrangements for access to its products under development, and the Combined Company will be required to make certain payments and satisfy certain performance obligations in order to maintain the effectiveness of such licensing arrangements. The Combined Company will be responsible pursuant to its licensing agreements for the cost of filing and prosecuting patent applications and maintaining issued patents. See "Information Concerning Discovery--Patents and Proprietary Rights" and "Information Concerning Ansan--Patents and Proprietary Rights." If the Combined Company does not meet its due diligence and/or financial obligations under its license agreements in a timely manner, the Combined Company could lose the rights to its proprietary technology, which would have a material adverse effect on the Combined Company. In addition, in the case of Ansan's license of Apafant from Boehringer Ingelheim (the "Boehringer Ingelheim License Agreement"), such license may be required to be reconveyed to Boehringer Ingelheim for a fee, following which Boehringer Ingelheim would have the right to develop and commercialize Apafant and would be obligated to make milestone and royalty payments to the Combined Company.

 Dependence on Third Party Suppliers; Lack of Manufacturing Capability

  Neither Ansan nor Discovery has any manufacturing capacity of its own and the Combined Company will be required to rely on outside manufacturers to produce appropriate clinical grade material for its use in clinical studies for certain of its products. To be successful, the Combined Company's products must be manufactured in commercial quantities under good manufacturing practice ("GMP") requirements presented by the FDA at acceptable costs. The FDA periodically inspects manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. Foreign manufacturers are also inspected by the FDA if their drugs are marketed in the United States. Failure of the foreign or domestic suppliers of the Combined Company's products or failure of the manufacturers of the Combined Company's products to comply with GMP regulations or other FDA regulatory requirements would have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  The active compound in Discovery's SuperVent(TM) product under development, tyloxapol, is presently manufactured for several third parties pursuant to GMP standards by an affiliate of Sanofi-Winthrop, Inc. ("Sanofi"), a multinational pharmaceutical company. Sanofi is the sole supplier of tyloxapol with GMP standard manufacturing capabilities and there are few alternative non-GMP approved sources of supply. Currently, Discovery purchases bulk tyloxapol on an as-needed basis from Sanofi. The Combined Company is not expected to have an agreement with Sanofi to supply any additional material either in connection with a Phase III clinical trial or, following regulatory approval, for marketing purposes. In addition, the Combined Company does not intend to enter into an agreement for supply of the formulated drug containing tyloxapol until the Combined Company plans to initiate a Phase III clinical trial. There can be no assurance that the Combined Company will be able to enter into a supply agreement with Sanofi or a supplier of the formulated drug on terms acceptable to the Combined Company, if at all. In such case, the Combined Company would be required to seek alternate manufacturing sources capable of producing tyloxapol and the formulated drug. There can be no assurance that the Combined Company will be able to identify and contract with alternative manufacturers on terms acceptable to it, if at all. Any interruption in the supply of tyloxapol would have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  ATI has acquired from J&J experimental compounds, the KL/4/ peptides and manufacturing equipment needed to produce and meet its requirements for clinical supplies of KL/4/-Surfactant. ATI has entered into an agreement with Cook Imaging Corporation for the development of the manufacturing process to be employed in the KL/4/-Surfactant program. There can be no assurance that agreement for such production will be reached. Failure to identify and reach an agreement with a third party manufacturer would substantially delay ATI's development of KL/4/-Surfactant and could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  Tetrionics, Inc. ("Tetrionics") manufactures and supplies Discovery with ST-630 for Discovery's investigational and commercial purposes. Tetrionics presently also manufactures and supplies ST-630 to Penederm, Inc. for investigational topical use for the treatment of psoriasis. It is anticipated that the Combined Company will have no long-term agreement with Tetrionics or any other supplier for ST-630. Any interruption of the Combined Company's supply of ST-630 could substantially delay the Combined Company's development efforts with respect to ST-630 and could have a material adverse effect on the Combined Company.

  The active compound (AN10) in Ansan's Novaheme(TM) Injection and AN10 Topical products has previously been manufactured by Chemsyn. It is expected that the Combined Company will seek an agreement with Raylo Chemicals to supply AN10 for future planned preclinical and clinical studies. There can be no assurance that an agreement with Raylo Chemicals will be reached or, if an agreement is reached, that Raylo Chemicals will be able to successfully manufacture the active compound to the Combined Company's specifications. Novaheme(TM) Injection and AN10 Topical are currently manufactured by Pharmaceutical Development Center ("PDC"). There can be no assurance that PDC will agree to manufacture these products to meet the Combined Company's future needs to supply its clinical trials. It is anticipated that prior to marketing, if any, a new commercial manufacturer of Novaheme(TM) Injection and of AN10 Topical will need to be identified, qualified under GMP standards, and its manufacturing process validated in a manner acceptable to regulatory authorities. There can be no assurance that a new manufacturer can be identified, qualified, and validated on a timely basis. There can be no assurance that the Combined Company will not experience delays or other supply problems that may materially affect its research and development efforts or that the Combined Company will be able to obtain an alternate source of supplies on a timely basis.

  The active compound (AN9) in Ansan's Pivanex(TM) Injection and AN9 Topical products is presently manufactured by Raylo Chemicals and purchased by Ansan on an as-needed basis. There can be no assurance that Raylo Chemicals will agree to supply the active compound in the future. Pivanex Injection and AN9 Topical are currently manufactured from the active compound by the PDC. There can be no assurance that PDC will agree to manufacture these products to meet Ansan's future needs to supply its clinical trials. It is anticipated that prior to marketing, if any, a new commercial manufacturer of Pivanex Injection and of AN9 Topical will need to be identified, qualified under GMP standards, and its manufacturing process validated in a manner acceptable to regulatory authorities. There can be no assurance that a new manufacturer can be identified, qualified, and validated on a timely basis. There can be no assurance that the Combined Company will not experience delays or other supply problems that may materially affect its research and development efforts or that the Combined Company will be able to obtain an alternate source of supplies on a timely basis.

  The active compound in Ansan's Apafant Injection is presently manufactured by Boehringer Ingelheim. Boehringer Ingelheim has agreed to provide sufficient supplies of the active compound for completion of the planned clinical trial in accordance with the Boehringer Ingelheim License Agreement. Boehringer Ingelheim has also agreed to provide additional supplies of the active compound to Ansan for a fee, or to allow Ansan to have the active compound manufactured by a third party supplier. There can be no assurance that Boehringer Ingelheim, if requested to provide additional supplies, will be able to do so on a timely basis. It is anticipated that potentially significant delays may be encountered if a third party must be identified to manufacture additional supplies. There can be no assurance that a third party supplier can be identified or that it will be able to successfully manufacture the active compound to the Combined Company's specifications. Apafant Injection is currently manufactured by PDC. There can be no assurance that PDC will agree to manufacture these products to meet the Combined Company's future needs to supply its clinical trials. It is anticipated that prior to marketing, if any, a new commercial manufacturer of Apafant Injection will need to be identified, qualified under GMP standards, and its manufacturing process validated in a manner acceptable to regulatory authorities. There can be no assurance that a new manufacturer can be identified, qualified, and validated on a timely basis. There can be no assurance that the Combined Company will not experience delays or other supply problems that may materially affect its research and development efforts or that the Combined Company will be able to obtain an alternate source of supplies on a timely basis.

 Dependence on Others for Clinical Development of, Regulatory Approvals for, and Manufacturing and Marketing of Pharmaceutical Products

  Ansan's and Discovery's strategy has been, and the Combined Company's strategy will be, to seek to enter into collaborative agreements with pharmaceutical companies for the research and development, clinical testing, manufacturing, marketing and commercialization of certain of its products. The Combined Company will therefore be dependent upon the expertise and dedication of sufficient resources by third parties to develop and commercialize certain of its proposed products. The Combined Company may in the future grant to its collaborative partners, if any, rights to license and commercialize any pharmaceutical products developed under these collaborative agreements and such rights would limit the Combined Company's flexibility in considering alternatives for the commercialization of such products. Under such agreements, the Combined Company expects to rely on its collaborative partners to conduct research and clinical trials, manufacture, market and commercialize certain of its products. Although the Combined Company believes that its collaborative partners may have an economic motivation to commercialize the pharmaceutical products which they may license from the Combined Company, the amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. There can be no assurance that the Combined Company will be successful in establishing any collaborative arrangements, or that, if established, such future partners will be successful in developing and commercializing products or that the Combined Company will derive any revenues from such arrangements.

  Discovery has recently entered into a clinical research agreement with UHSC for clinical trials of SuperVent(TM) in the treatment of CF. This Phase I/II clinical trial began on March 17, 1997.

  ATI and Scripps have entered into a sponsored research agreement (the "Sponsored Research Agreement") supporting continuing research by Charles G. Cochrane, M.D., and Susan Revak of Scripps. Pursuant to the Sponsored Research Agreement, ATI will contribute $460,000 annually to Scripps' KL/4/-Surfactant research efforts for an initial two-year period. ATI has an option to acquire an exclusive worldwide license to make, have made, sell or use technology developed under the agreement, which it is required to exercise within 180 days from receipt of notice from Scripps of the development of such technology. Scripps will own all technology that it develops pursuant to work performed under the Sponsored Research Agreement. ATI has the right to receive 50% of the net royalty income received by Scripps for inventions jointly developed by ATI and Scripps to the extent ATI does not exercise its option with respect to such inventions. ATI has entered into consulting agreements with certain research personnel at Scripps.

  Discovery has not entered into any collaborative arrangements with respect to its ST-630 product.

 Lack of Marketing Capability and Experience

  It is anticipated that, over the long-term, the Combined Company will manufacture and market certain of its products through a direct sales force, if and when necessary regulatory approvals are obtained. Ansan and Discovery currently have no marketing and sales experience and no marketing or sales personnel. Unless a sales force is established, the Combined Company will be dependent on corporate partners or other entities for the marketing and selling of its products. There can be no assurance that the Combined Company will be able to enter into any satisfactory arrangements for the marketing and sale of its products. The inability of the Combined Company to successfully establish a sales force or enter into third party distribution, marketing and selling arrangements for its anticipated products would have a material adverse effect on the Combined Company's business, financial condition and results of operations.

 Dependence Upon Key Personnel and Consultants

  The Combined Company will be highly dependent upon its officers and directors, as well as its scientific advisory board members, consultants and collaborating scientists. Since competent management personnel and personnel capable of performing the foregoing functions are in great demand, there can be no assurance that the Combined Company will be able to attract and retain such personnel on a timely basis and on terms acceptable to the Combined Company. It is anticipated that the Combined Company's success will depend in large part upon attracting and retaining highly-skilled managerial and other employees.

 No Assurance of Additional Product

  Although the Combined Company intends to devote substantial resources to the development and commercialization of some or all of the products under development by Discovery and (to the extent retained by the Combined Company) Ansan, the Combined Company will explore the acquisition and subsequent development and commercialization of additional pharmaceutical products and technologies. There can be no assurance that the Combined Company will be able to identify any additional products or technologies, that it will be able to license any such technologies on acceptable terms or that, even if suitable products or technologies are identified, the Combined Company will have sufficient resources to pursue any such products or technologies to commercialization.

 Competition

  The Combined Company will be engaged in a highly competitive field. Competition from numerous existing companies and potential new entrants is intense and expected to increase. Many of these companies have substantially greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources than the Combined Company. There can be no assurance that any products developed by the Combined Company's competitors will not be more effective than any developed by the Combined Company. In addition, colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with the technologies to be developed by the Combined Company. These institutions will also compete with the Combined Company in recruiting highly qualified scientific personnel. It is expected that therapeutic developments in the areas in which the Combined Company will be active may occur at a rapid rate and that competition will intensify as advances in this field are made. Accordingly, the Combined Company will be required to continue to devote substantial resources and efforts to research and development activities.

 Risk of Product Liability; No Insurance Coverage

  Should the Combined Company develop any products, the marketing of such products, through third party arrangements or otherwise, may expose the Combined Company to product liability claims in the event that the use or misuse of pharmaceutical products manufactured by, or under license from, the Combined Company results in adverse effects. Discovery presently carries product liability insurance relating to its Phase I/II clinical trial of SuperVentTM and Ansan presently carries the same in relation to its Phase I/b clinical trial of PivanexTM. The Combined Company may be required to obtain additional product liability insurance coverage prior to initiation of clinical trials of its other proposed products. It is expected that the Combined Company will obtain product liability insurance coverage before commercialization of its proposed products. There can be no assurance that adequate insurance coverage will be available at an acceptable cost, if at all. In addition, there can be no assurance that a product liability claim, even if the Combined Company has insurance coverage, would not materially adversely affect the Combined Company's business, financial condition and results of operations.

 Uncertainty of Product Pricing and Reimbursement; Health Care Reform and Related Measures

  The levels of revenues and profitability of pharmaceutical and/or biotechnology products and companies may be affected by efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. Presently, the United States Congress is considering a number of legislative and regulatory reforms that may affect companies engaged in the health care industry in the United States. Pricing constraints on the Combined Company's products, if approved, could have a material adverse effect on the Combined Company. While it cannot be predicted whether these proposals will be adopted or what effects such proposals may have on its business, the existence and pendency of such proposals could in general have a material adverse effect on the Combined Company. In addition, the Combined Company's ability to commercialize potential pharmaceutical and/or biotechnology products may be adversely affected to the extent that such proposals have a material adverse effect on other companies that are prospective collaborators with respect to any of the Combined Company's product candidates.

  In the United States and elsewhere, successful commercialization of the Combined Company's products will depend in part on the availability of reimbursement to the consumer from third party health care payers, such as government and private insurance plans. There can be no assurance that such reimbursement will be available or will permit price levels sufficient to realize an appropriate return on the Combined Company's investment in product development. Third party health care payers are becoming increasingly cost conscious in determining which pharmaceutical products they will and will not reimburse. If the Combined Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Combined Company to sell its products on a competitive basis. See "Risk Factors" for further discussion on this and related issues.

 Certain Interlocking Relationships; Potential Conflicts of Interest

  Steve H. Kanzer, the Chairman of Discovery, is a full-time officer of Paramount Capital Incorporated ("Paramount Capital") and of Paramount Capital Investments, LLC ("Paramount Investments"), an affiliate of Paramount Capital. In addition, Kenneth Johnson, the Director of Business Development of Discovery, is a Technology Associate of Paramount Investments. . See "Management" and "Certain Transactions". Each of these individuals will devote only a portion of his time to the business of the Combined Company. Paramount Capital acted as placement agent for Discovery in a private placement of its equity securities conducted during June through November 1996 (the "Unit Offering"). Paramount Investments is a merchant banking firm specializing in biotechnology companies. In the regular course of its business, Paramount Investments identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. The DGCL requires that any transactions between Discovery and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to Discovery as those then reasonably obtained from a person who is not an affiliate in an arm's-length transaction. Nevertheless, Paramount Investments is not obligated pursuant to any agreement or understanding with Discovery to make any additional products or technologies available to Discovery, and there can be no assurance that any biomedical or pharmaceutical product or technology identified by Paramount Investments or any other affiliates of Paramount Capital or Paramount Investments in the future will be made available to the Combined Company.

  Lindsay A. Rosenwald, M.D., a director of Titan and a director of Ansan, is the Chairman and Chief Executive Officer of Paramount Capital. Paramount Capital acted as placement agent for Titan in a private placement of its equity securities conducted during 1993. Titan currently owns approximately 32% of the outstanding Ansan Stock on an as-converted basis. In connection with the Merger, certain drug compounds of Ansan will be sublicensed to Titan and all of the Ansan Stock owned by Titan will be cancelled. Titan currently performs certain services for Ansan. Additionally, Louis Bucalo, M.D., the Chief Executive Officer and a director of Titan, also is a director of Ansan. See "The Merger and Related Transactions--Interests of Certain Persons" and "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

  It is anticipated that the Combined Company will adopt a policy consistent with the policy currently maintained by Discovery to compensate directors of the Combined Company in the form of cash bonuses and/or stock options, subject to the approval of a majority of the disinterested directors of the Combined Company in connection with new drug candidates licensed or acquired by the Combined Company which were identified and introduced to the Combined Company by such persons. In addition, certain of the officers, directors, consultants, and advisors to the Combined Company may from time to time serve as officers, directors, consultants or advisors to other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not in the future have interests in conflict with those of the Combined Company.

 Potential Adverse Effect of Shares Eligible for Future Sale

  Upon completion of the Merger (without giving effect to the Reverse Stock Split), the Combined Company will have outstanding approximately (i) 9,502,391 shares of Common Stock; (ii) 2,200,256 shares of Series B Preferred Stock;
(iii) 2,207,500 Class A Warrants to purchase an aggregate of 2,207,500 shares of Common Stock and 2,207,500 Class B Warrants; (iv) 1,495,000 Class B Warrants to purchase 1,495,000 shares of Common Stock; (v) the Unit Purchase Option to purchase an aggregate of 520,000 shares of Common Stock, assuming exercise of the underlying Warrants; (vi) outstanding options to purchase 1,145,411 shares of Common Stock; (vii) 220,026 Warrants to purchase Ansan Series B Preferred Stock; and (viii) 256,792 Warrants to purchase Common Stock. The Combined Company will also have 1,187,400 shares of Common Stock reserved for issuance upon exercise of outstanding options under stock option plans (assuming that no Discovery or Ansan options are exercised between the date hereof and the Effective Time). Upon completion of the Merger, Discovery stockholders, optionholders and warrantholders will receive Common Stock and common stock equivalents of the Combined Company equal to 20,208,820 shares, 17,640,888 of which will be subject to contractual resale restrictions (the "Restricted Stock") assuming all of the Discovery stockholders execute the lock-up agreements as contemplated by the Merger Agreement. Ninety days after the Effective Time, approximately 2,567,932 shares of the Restricted Stock will become eligible for sale. One hundred eighty days after the Effective Time, approximately 2,567,932 shares of Restricted Stock will become eligible for sale. Two hundred forty days after the Effective Time, approximately 2,567,932 shares of the Restricted Stock will be eligible for sale. One year after the Effective Time all of the Restricted Stock will be eligible for sale.

  Holders of such warrants and options are likely to exercise them when, in all likelihood, the Combined Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these warrants and options are outstanding, the Combined Company's ability to obtain additional financing on favorable terms may be adversely affected. The holders of the Unit Purchase Options and stockholders have certain demand and "piggy-back" registration rights with respect to their securities. Exercise of such rights could involved substantial expense to the Company. See "Principal Stockholders" and "Terms of the Merger--Discovers Stock Options and Warrants".

  No prediction can be made as to the effect, if any, that sales of shares of the Combined Company's Common Stock or the availability of such shares for sale will have on the market prices that may be quoted from time to time on the Nasdaq SmallCap Market. Nevertheless, the possibility that substantial amounts of the Combined Company's Common Stock may be sold in the public market may adversely effect the prevailing market prices for the Combined Company's Common Stock and could impair the Combined Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of the Combined Company's Common Stock under Rule 144 or otherwise may have a depressive effect upon the price of the Combined Company's Common Stock and the market therefor.

 Antitakeover Effects of Provisions of the Certificate of Incorporation and Delaware Law

  Upon consummation of the Merger, the Combined Company's Certificate of Incorporation, as amended, will authorize the issuance of up to 10,000,000 shares of preferred stock, of which 2,200,256 shares will be outstanding and 220,026 shares will be reserved for issuance upon the exercise of warrants. The Board of Directors of the Combined Company will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors of the Combined Company could authorize the issuance of a series of preferred stock which would grant to holders the preferred right to the assets of the Combined Company upon liquidation, the right to receive dividend coupons before dividends would be declared to Common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of the Combined Company's Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers without further stockholder approval.

  The Combined Company will be subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The foregoing provisions could have the effect of discouraging others from making tender offers for the Combined Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Combined Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Combined Company.

 Dividends Unlikely

  Ansan and Discovery have never paid cash dividends on its capital stock and the Combined Company does not anticipate paying any cash dividends for the foreseeable future.

 Possible Restrictions on Market-Making Activities in the Combined Company's Securities

  D.H. Blair Investment Banking Corp., Inc. ("D.H. Blair") is currently making a market in Ansan's securities. Unless granted an extension by the Commission from Rule 10b-6 promulgated under the Exchange Act, D.H. Blair will be prohibited from engaging in any market making activities with regard to Ansan's securities for the period from two to nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by D.H. Blair of the exercise of Ansan's outstanding warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of such warrants following such solicitation. As a result, D.H. Blair may be unable to provide a market for the Combined Company's securities during certain periods while such warrants are exercisable.

 Possible Adverse Effect on Liquidity of the Combined Company's Securities Due to the Investigation of D.H. Blair and D.H. Blair & Co., Inc. by the Securities and Exchange Commission and Recent Settlement by D.H. Blair & Co., Inc. with the NASD.

  The Commission is conducting an investigation concerning various business activities of D.H. Blair and D.H. Blair & Co., Inc. ("D.H. Blair & Co."), the principal market maker in Ansan's securities. The investigation appears to be broad in scope, involving numerous aspects of D.H. Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by D.H. Blair or D.H. Blair & Co., or in which D.H. Blair or D.H. Blair & Co. made over-the-counter markets, persons associated with D.H. Blair or D.H. Blair & Co. or such issuers and other persons. Ansan has been advised by D.H. Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. D.H. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against D.H. Blair or D.H. Blair & Co. In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of D.H. Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where D.H. Blair & Co. was the primary selling group member. NASD alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, D.H. Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of D.H. Blair & Co., has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification and examinations. The settlement with NASD does not involve or relate to the Underwriter, its chief executive officer or any of its other officers or directors.

  The Company is unable to predict whether D.H. Blair & Co.'s settlement with the NASD or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Combined Company's securities and, if so, whether the liquidity or price of the Combined Company's securities would be adversely affected.

                              VOTING AND PROXIES

DATE, TIME AND PLACE OF ANSAN SPECIAL MEETING

  The Ansan Special Meeting will be held at Ansan's principal executive offices, 400 Oyster Point Boulevard, South San Francisco, California 94080, on
           , 1997 at       a.m., local time.

RECORD DATE AND OUTSTANDING SHARES

 Ansan

  Stockholders of record of Ansan at the close of business on              ,
1997 (the "Ansan Record Date") are entitled to notice of and to vote at the
Ansan Special Meeting. At the Ansan Record Date, approximately        Ansan
stockholders were holders of record of Ansan Common Stock (in addition to
approximately        beneficial owners of Ansan Common Stock held in street
name) and      shares of Ansan Common Stock were issued and outstanding. At the Ansan Record Date, Discovery was the sole holder of record of Ansan Series A Preferred Stock and 13,000 shares of Ansan Series A Preferred Stock were issued and outstanding. Except for the stockholders identified under "Principal Stockholders" there were no persons known to the management of Ansan to be the beneficial owners of more than 5% of the outstanding Ansan Common Stock or Ansan Series A Preferred Stock.

 Discovery

  Stockholders of record of Discovery at the close of business on
               , 1997 (the "Discovery Record Date") are entitled to act by written current pursuant to the Discovery Written Consent. At the Discovery Record Date, there were approximately 255 stockholders of Discovery of record, and approximately 6,737,256 shares of Discovery Common Stock and 2,200,256 shares of Discovery Series A Preferred Stock were issued and outstanding. Except for the stockholders identified under "Principal Stockholders", there were no persons known to the management of Discovery to be the beneficial owners of more than 5% of the outstanding Discovery Common Stock or Discovery Series A Preferred Stock.

VOTING OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Ansan Special Meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted for approval of the matters put before the Ansan Special Meeting and outlined in this Prospectus/Proxy Statement. If any other matters are properly brought before the Ansan Special Meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. Any stockholder signing a proxy has the power to revoke it prior to the Ansan Special Meeting or at the Ansan Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a subsequent proxy that is signed by the stockholder and presented at the Ansan Special Meeting or by attendance at the Ansan Special Meeting and casting a contrary vote.

VOTE REQUIRED

  Under the DGCL, approval of the Merger Proposal requires the affirmative vote or written consents of the holders of a majority of the voting power of each of the Ansan Stock and the Discovery Stock. Pursuant to the Titan Voting Agreement, Titan, which as of July 31, 1997 holds approximately 32% of the outstanding Ansan Stock on an as-converted basis, has agreed to vote such stock in favor of the Merger Proposal. Stockholders holding approximately 23.5% of the votes of the outstanding shares of Discovery Stock have executed the Discovery Voting Agreements which grant a proxy to representatives of Ansan to consent to the Merger pursuant to the Discovery Written Consent. See "Terms of the Merger--Voting Agreements." Consummation of the Merger is subject to approval of the Ansan stockholders, the Discovery stockholders and of a number of other conditions. See "Terms of the Merger--Conditions to the Merger."

  Approval of other matters at the Ansan Special Meeting will require approvals as described under the heading "Additional Matters for Consideration of Ansan Stockholders."

SOLICITATION OF PROXIES AND EXPENSES

  Each of Ansan and Discovery will bear the cost of the solicitation of proxies or written consents from their respective stockholders. In addition to solicitation by mail, the directors, officers and employees of Ansan and Discovery may solicit proxies or written consents from stockholders by telephone, telegram, letter or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by Ansan's stockholders, and Ansan will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                      THE MERGER AND RELATED TRANSACTIONS

THIS IS PROPOSAL NO. 1 TO BE CONSIDERED AND VOTED ON BY ANSAN STOCKHOLDERS.

  The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related transactions. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which is attached to this Prospectus/Proxy Statement as Annex C. Reference is also made to the form of Certificate of Merger attached to this Prospectus/Proxy Statement as Annex D. Statements made in this Prospectus/Proxy Statement with respect to the terms of the Merger and such related transactions are qualified in their entirety by reference to the more detailed information set forth in the Merger Agreement.

BACKGROUND TO THE MERGER

  Ansan has been engaging in pharmaceutical research and development activities since its inception. As a consequence of such activities, Ansan has expended significant funds without receipt of replenishing revenues.

  Ansan's regularly prepared balance sheet dated December 31, 1996 indicated total assets of $1,923,474, which was below the required threshold for continued listing on the Nasdaq SmallCap Market. On April 22, 1997, Ansan received a letter from the NASD indicating that Ansan was no longer in compliance with the continued inclusion standard for total assets. In the meantime, Ansan and Titan, which currently holds 32% of Ansan Stock, had entered into an agreement for financing pursuant to which Titan advanced Ansan $1,000,000 in return for a debenture. This financing provided Ansan with operating capital to fund Ansan's operations. All debt due to Titan from Ansan will be repaid by Ansan concurrently with the closing of the Merger. See "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

  Ansan responded to the NASD inquiries by filing its March 31, 1997 report on Form 10-Q which indicated that it was in compliance with the NASD's continued inclusion standard for total assets but also indicated that Ansan was no longer in compliance with the NASD's $1,000,000 capital and surplus standard. As a consequence, the NASD advised Ansan that they planned to de-list Ansan from the Nasdaq SmallCap Market.

  On July 16, 1997, Ansan and Discovery executed the Series A Purchase Agreement pursuant to which Discovery purchased 13,000 shares of Series A Preferred Stock of Ansan for a purchase price of $1,300,000 (the "Purchase Price"). The Series A Purchase Agreement was negotiated with the objective of bringing Ansan into compliance with the listing standards for the Nasdaq SmallCap Market pending consummation of the Merger. Ansan and Discovery concurrently executed the Merger Agreement.

  The NASD Listing Qualification Panel held a hearing concerning Ansan on July 17, 1997 at which time the NASD granted Ansan a temporary exemption conditioned upon Ansan filing a certain balance sheet demonstrating compliance with the Nasdaq listing requirements on or before July 31, 1997 and upon Ansan providing monthly internal balance sheets to the NASD evidencing compliance with all criteria necessary for continued listing on the Nasdaq. The initial filing was accomplished prior to July 31, 1997. Additionally, Ansan must make certain filings with the Commission no later than November 30, 1997 evidencing, among certain related financial matters, completion of the Merger. In the event that Ansan fails to comply with any of the NASD requirements, the Ansan Common Stock will be immediately delisted from the Nasdaq SmallCap Market.

  Pursuant to both the Series A Purchase Agreement and the Merger Agreement, Ansan is generally restricted from using the proceeds from the sale of the Ansan Series A Stock other than pursuant to an operating budget specified in both the Series A Purchase Agreement and the Merger Agreement (the "Operating Budget").

  The Certificate of Designation of the Ansan Series A Stock provides that such stock shall be convertible into shares of Ansan Common Stock at a conversion rate equal to the amount determined by dividing $100.00 by the average closing bid price of the Ansan Common Stock over the 30 trading days immediately preceding the issuance of the Ansan Series A Preferred Stock, subject to adjustment under certain circumstances (the "Conversion Rate"). The Conversion Rate is currently $1.40.

  The Conversion Rate shall automatically reset upon the occurrence of any of the following events: (a) the Ansan Common Stock ceasing to be quoted on the Nasdaq SmallCap Market, (b) the failure of Ansan to attain, prior to September 1, 1997, a successful conclusion to the NASD delisting procedure formerly pending against it or (c) non-consummation of the Merger on or prior to December 31, 1997 for any reason other than the failure of the Discovery stockholders to approve the Merger, actual fraud by Discovery in connection with any representation, warranty or covenant made by Discovery in the Merger Agreement, or termination of the Merger Agreement solely due to a Discovery Breach. "Discovery Breach" is defined as any of: (w) a failure by Discovery to provide documents reasonably necessary for any filing by Ansan with the Commission, (x) a failure by Discovery to maintain working capital (on a non-consolidated basis) of at least $5,000,000, (y) a material breach by Discovery of certain representations and warranties in the Merger Agreement, or (z) the loss of tax-free reorganization status for the Merger solely due to an act or omission of Discovery (a "Reset Event"). Upon the occurrence of a Reset Event, the Conversion Rate shall be reset to that rate which will permit the holders of the Series A Preferred Stock to convert such stock into 51% of the Ansan Common Stock (excluding Common Stock underlying Ansan's Class A Warrants and Class B Warrants and comprising components of certain Underwriter Units that include such warrants). If a Reset Event occurs, the holders of the Ansan Series A Preferred Stock (currently being Discovery) would likely obtain voting control of Ansan.

  Any material failure of Ansan to perform in accordance with the Operating Budget provides Discovery with the right to unilaterally terminate the Merger Agreement. This Discovery termination would, in turn, constitute a Reset Event and would lead to the consequences described above.

INTERESTS OF CERTAIN PERSONS

  In considering the recommendations of the Ansan Board and the Discovery Board with respect to the Merger Proposal, stockholders of Ansan and Discovery should be aware that certain officers and directors of Ansan and Discovery have interests in the Merger in addition to those of stockholders generally, including those referred to below. The Ansan Board and the Discovery Board were aware of these interests and considered them in their respective deliberations concerning the Merger.

  Should the Merger Proposal be approved by the stockholders of each respective company and the Merger be consummated, the Titan Sublicense Agreement will become effective and Ansan will sublicense certain technology to Titan in exchange for the cancelation of all Ansan Stock owned by Titan and a 2% royalty on sales of licensed products. Titan currently holds 32% of the outstanding Ansan Stock on an as-converted basis.

  Louis R. Bucalo, M.D., who is a director and the Chairman of the Board of Ansan, is also a director and the President and Chief Executive Officer of Titan.

  Lindsay A. Rosenwald, M.D., a director of Ansan, is also (through RAQ, LLC of which he is the President) the owner of 2,637,600 shares of Discovery Common Stock, representing approximately 17% of the aggregate voting power of the outstanding Discovery Stock. Dr. Rosenwald also serves as a director of Titan. In addition, Dr. Rosenwald is the Chairman of the Board of Paramount Capital. Paramount Capital served as placement agent for Discovery in Discovery's private equity placement during June through November 1996 and in Titan's private equity placement during 1993.

  Steve H. Kanzer C.P.A., Esq. is the Chairman of Discovery. He is also a Senior Managing Director of Paramount Capital and Senior Managing Director-- Head of Venture Capital of Paramount Investments.

  During deliberations and voting of the Ansan Board on approval of the Merger Proposal, both Dr. Bucalo and Dr. Rosenwald abstained and did not participate therein. During deliberation and voting of the Discovery Board, Mr. Kanzer abstained and did not participate therein.

  Except as noted above, no officer or director of Ansan or Discovery has any interest in the Merger Proposal that is in addition to his interest as a stockholder of Ansan or Discovery.

JOINT REASONS FOR THE MERGER

  The Ansan Board and the Discovery Board believe that by combining the operations of Ansan and Discovery, the following joint benefits can be obtained:

  . Benefits arising from the commonality of business focus and industry positioning shared by Ansan and Discovery.

  . The more robust pipeline of drug products the Combined Company will have in development and the resulting increased likelihood of success as a drug development company.

  . Benefits relating to the combination of corporate infrastructure, management and financial resources available to the operations of the Combined Company.

  . Synergies arising from the combination of the respective businesses, assets, operations and prospects of Ansan and Discovery.

  Ansan and Discovery have each identified additional reasons for the Merger, which are discussed below. Each Board of Directors has recognized that the potential benefits of the Merger may not be realized. See "Risk Factors."

ANSAN'S REASONS FOR THE MERGER

  In addition to the anticipated joint benefits described above, the Ansan Board believes that the following are additional reasons the Merger will be beneficial to Ansan and its stockholders and for Ansan stockholders to vote FOR the proposals set forth herein:

  . Ansan's need to raise additional capital to pursue its drug development programs.

  .  Titan's inability to provide such capital to Ansan.

  .  Ansan's desire to maintain Nasdaq SmallCap Market listing.

  . Ansan's inability to locate a suitable corporate partner within the timeframe of its capital requirements.

  . The relative difficulty faced by Ansan in obtaining alternative financing within the timeframe of its capital requirements given the developmental status of Ansan's drug programs, Ansan's small market capitalization and the lack of significant trading activity in Ansan Common Stock.

  . Benefits to be gained from the respective intellectual property portfolios of Ansan and Discovery.

  . The observations and conclusions of management of Ansan with respect to the prospects for a strategic business combination between Ansan and candidates other than Discovery.

  .  The prospects for the long-term performance of the Ansan Common Stock.

  The Ansan Board considered a number of factors relating to the Merger, including the following:

  . The terms and conditions of the Merger, including the amount and form of the consideration, which it believed to be the most favorable transaction possible with Discovery.

  . The tax-free status of the Merger and the accounting and financial impact of the Merger

  The Ansan Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including:

  .  The loss of certain product rights pursuant to the Titan Sublicense
     Agreement.

  . The dilutive effect of the issuance of Ansan Common Stock pursuant to the Merger.

  . The substantial charges expected to be incurred in connection with the Merger.

  . The risk that the public market price of Ansan's Common Stock may be adversely affected by announcement of the Merger.

  . The potential disruption of Ansan's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of Ansan and Discovery.

  . The possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on Ansan's ability to attract and retain key management and technical personnel and the progress of Ansan's development projects.

  . The risk that other benefits sought to be achieved in the Merger will not be achieved.

  .  Other risks described under "Risk Factors".

  The Ansan Board believes that these risks are outweighed by the potential benefits of the Merger.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Ansan Board did not find it practicable to and did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given different weights to different factors.

  At its July 14, 1997 Board meeting, the Ansan Board approved (by a 4-0 vote with two members abstaining) the Merger Proposal and the transactions contemplated thereby.

  ANSAN'S BOARD RECOMMENDS THAT THE ANSAN STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

DISCOVERY'S REASONS FOR THE MERGER

  The Discovery Board believes that the terms of the Merger are fair to, and in the best interests of, Discovery and has approved (by a 6-0 vote, with one member abstaining) the Merger Agreement and the related transactions. The Discovery Board recommends that the Discovery stockholders consent to the Merger. In addition to the anticipated joint benefits described above, the Discovery Board believes the following are additional reasons the Merger will be beneficial to Discovery and for the Discovery stockholders to consent to the Merger:

  . The opportunity presented by the Merger to achieve greater liquidity, and potentially stronger performance, of Discovery's Common Stock by securing a trading market for Discovery's securities.

  . The ability to attain Nasdaq listing and profit from the greater liquidity likely to be realized on the Nasdaq SmallCap Market as compared to the OTC Electronic Bulletin Board (the only venue likely to be available for the trading of Discovery securities absent the Merger).

  . The benefits to be gained from the acquisition of rights over technology owned or licensed by Ansan, such as Apafant and AN10, and the marketing of potential products stemming from such technology.

  . The profits that may be realized from royalties paid to the Combined Company under the Titan Sublicense Agreement.

  . The benefits to be gained from the diversification of Discovery's product pipeline.

  . The benefits to be gained from the acquisition of and constructive sharing of Ansan's drug development and regulatory expertise.

  . The opportunity following the Merger to raise capital and complete stock-for-stock and other transactions more easily as a consequence of being a public company.

  The Discovery Board considered a number of factors relating to the Merger, including the following:

  . The judgment, advice and analyses of its management regarding the terms of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Ansan.

  . Information concerning the financial condition, results of operations, prospects and businesses of Discovery and Ansan and the stock price performance of Ansan.

  .  The current industry, economic and market conditions.

  . The management challenges associated with successfully integrating Discovery and Ansan.

  . The advice of counsel that the Merger should be treated as a tax-free organization.

  . The Discovery Board's recognition that certain members of the Board have interests in the Merger that are in addition and not necessarily aligned with the interests in the Merger of holders of Discovery Stock, which interests were considered in connection with its approval of the Merger Agreement.

  The Discovery Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including:

  . The possibility that Ansan will be delisted from the Nasdaq SmallCap Market and that in such event the goal of obtaining the liquidity associated with listing on such market would not be achieved.

  . The possibility that the Merger might not be consummated and that in such event the interim investment represented by the Ansan Series A Preferred Stock would represent ownership of a large portion of a company that would not necessarily be an attractive investment candidate absent the Merger.

  . The risk that, despite the efforts of the Combined Company, key technical and management personnel may not remain employed by the Combined Company.

  . The possibility that the Combined Company will not be able to pursue all of Discovery's products simultaneously or that one or more such products may be required to be divested.

  . The considerable transaction costs expected to be incurred in connection with the Merger, without the ability to recoup expenses in the event that the Merger is not consummated.

  . The likelihood that the rate at which the Combined Company will expend cash for day-to-day operations will increase, perhaps substantially.

  . The risk that Ansan's and Discovery's operation will suffer as a consequence of management being distracted as it attends to matters related to the Merger.

  .  The risk that other benefits sought in the Merger may not be achieved.

  .  Other risks described under "Risk Factors".

  The Discovery Board believes that these risks are outweighed by the potential benefits of the Merger.

  In view of the wide variety of factors considered in connection with its evaluations of the Merger, the Discovery Board did not find it practicable to and did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given different weights to different factors.

  At its July 15, 1997 board meeting, the Discovery Board approved the Merger, with one director abstaining from voting and all remaining directors voting in favor thereof.

  THE DISCOVERY BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF DISCOVERY COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                   MATERIAL CONTACTS AND BOARD DELIBERATIONS

  During the spring of 1997, Ansan's management became aware that Ansan required a further injection of capital. Ansan determined that Titan was not able to make further investment in Ansan and alternative forms of equity or debt financing did not appear viable. Accordingly, Ansan's management determined that Ansan should explore potential business combinations with other corporations whose operations would be complimentary to Ansan.

  On May 6, 1997 Mr. Shalson contacted James S. Kuo, M.D., President and Chief Executive Officer of Discovery, and the parties engaged in discussions with respect to Discovery's business and activities.

  At an Ansan Board of Directors meeting held on May 8, 1997, Mr. Shalson advised the Ansan Board of his preliminary discussions with Discovery. At that time, the Ansan Board determined that Mr. Shalson should continue exploring possible strategic business combinations with Discovery.

  On May 14, 1997 Mr. Shalson and James Ahlers, Ansan's Director of Finance and Operations, met with Dr. Kuo and Evan Myrianthopoulos, Chief Operating Officer of Discovery, to engage in further discussions about the respective businesses of Ansan and Discovery and to explore the possibility of a business combination between the two companies.

  Between May 14, 1997 and May 29, 1997 there were several telephone conversations between Mr. Shalson and Dr. Kuo regarding a possible business combination between Ansan and Discovery. A meeting between Mr. Shalson and Dr. Kuo to advance the prospects of a business combination between the respective companies was scheduled for June 3, 1997.

  On June 2, 1997 an Ansan Board of Directors meeting was held, at which time Mr. Shalson updated the Ansan Board with respect to potential Ansan financing options and Ansan's discussions with Discovery. At that time, the Ansan Board authorized the further exploration of a possible merger between Ansan and Discovery.

  On June 3, 1997 Dr. Kuo and Mr. Myrianthopoulos met with Mr. Shalson at the offices of Discovery. At that time each of Ansan and Discovery presented their respective drug development programs to the other.

  On June 18, 1997 further discussions were held by telephone conference between Ansan and Discovery. At that time, it was determined that the discussion should be expanded to include representatives of Titan.

  On June 19, 1997 a conference call was held between the respective officers of Ansan, Discovery, and Titan. During this conference call, Discovery presented a proposal to merge Discovery into Ansan. This proposal was unacceptable to Titan. Ansan responded with a proposal to exchange Ansan technology rights with Titan for Ansan stock and then merge the remainder of Ansan with Discovery. An agreement was reached to exchange preliminary due diligence materials in order to effect further discussions in respect of the proposals.

  On June 20, 1997 Ansan and Discovery signed a confidentiality agreement and each distributed due diligence materials to the other. Additionally, on June 20, 1997 Mr. Shalson and Mr. Ahlers met with Sunil Bhonsle and Bob Farrell, the Chief Operating Officer and Chief Financial Officer of Titan, respectively, during which time the Titan component of the overall proposal was discussed.

  Further due diligence reviews occurred on June 24 and 25, 1997. At that time, on-site inspections were arranged and an updated merger proposal was received by Ansan from Discovery.

  On June 27, 1997 Dr. Kuo and Mr. Myrianthopoulos visited Ansan. During this meeting the parties reviewed Ansan's drug development programs and budgets in detail. Follow-up discussions were held with the respective officers of Titan pertaining to the Titan component of the transaction.

  On July 2, 1997 Thomas Alessi, Ph.D., Senior Director of Regulatory Affairs and Quality Assurance of Ansan visited ATI and conducted due diligence related to ATI.

  On July 3, 1997 Mr. Alessi visited Discovery and conducted due diligence related to Discovery.

  On July 3, 1997 Ansan held a Board of Directors' meeting at which time Mr. Shalson reviewed with the Board the latest proposal from Discovery and the status of negotiations with Discovery. The Ansan Board directed Ansan management to continue negotiations with Discovery and Titan.

  From July 7, 1997 to July 9, 1997 further discussion occurred among officers of Ansan, Discovery, Titan, and their respective professional advisors with respect to the terms of a potential merger. On July 10, 1997 Ansan held a Board of Directors meeting at which time Mr. Shalson reviewed with the Ansan Board the status of negotiations with Discovery. The Ansan Board directed Ansan management to continue negotiations with Discovery and Titan.

  On July 12, 1997 an Ansan Board of Directors meeting was held at which time Mr. Shalson reviewed with the Ansan Board the status of negotiations with Discovery and issues relating to the fairness of the transaction. The Ansan Board directed Ansan management to continue negotiations with Discovery on substantially the terms discussed.

  On July 13, 1997 Ansan held a conference call with Titan to discuss the terms of the Titan sublicensing arrangement. On July 14, 1997 Ansan and its counsel continued its negotiations with Discovery and their respective counsel. Further, on July 14, 1997 Ansan held a Board of Directors meeting at which time Mr. Shalson reviewed with the Board the terms of the final agreements with Discovery and Titan. Additional discussions were held with respect to the fairness of the proposed transactions. At this time, the Ansan Board approved the transactions and authorized management to execute the relevant agreements.

  On July 15, 1997, Discovery held a Board of Directors meeting at which time Mr. Kanzer reviewed the terms of the final agreements relating to the Merger and the Board of Directors approved (by a 6-0 vote, with Mr. Kanzer abstaining) the Merger and related transactions.

  On July 16, 1997, the parties thereto executed the Merger Agreement and related documents. On July 18, 1997 Ansan and Titan issued a joint press release announcing the Merger.

                              FINANCIAL ADVISORS

ANSAN

  Ansan has retained Dakin Securities to act as its financial advisor in connection with the fairness of the Merger, from a financial point of view, to the Ansan stockholders. No instructions or limitations were given to or imposed upon Dakin Securities in connection with its opinion, nor were any limitations imposed upon the scope of Dakin Securities' investigation.

  Dakin Securities has delivered to the Board of Directors of Ansan its written opinion, dated July 16, 1997, the complete text of which is set forth as Annex A to this Prospectus/Proxy Statement. Ansan stockholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Dakin Securities. In rendering its opinion, Dakin Securities relied, without independent verification, upon the accuracy and completeness of the financial and other information reviewed by them for purposes of its opinion. Ansan's obligation to consummate the Merger is subject to its receipt from Dakin Securities of a confirmation of its opinion at the time the Merger is to be consummated.

  For Dakin Securities' above-described services to Ansan in connection with the Merger, Ansan has agreed to pay Dakin Securities a fee of $75,000 (of which a retainer of $25,000 has been paid, $25,000 is payable concurrently with the filing of the Form S-4, and $25,000 is payable upon the consummation of the Merger). Ansan has also agreed to reimburse Dakin Securities for certain out-of-pocket expenses and to indemnify Dakin Securities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Dakin Securities as financial advisor to Ansan.

  Dakin Securities is an investment banking firm. As part of its investment banking business, Dakin Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for estate, corporate or other purposes. Ansan decided to retain Dakin Securities based on its experience as a financial advisor in mergers and acquisitions, especially those involving life sciences companies.

OPINION OF ANSAN'S FINANCIAL ADVISOR

  Ansan retained Dakin Securities to act as its financial advisor in connection with the Merger. Dakin Securities was selected by the board of directors of Ansan to act as Ansan's financial advisor based on Dakin Securities' qualifications and expertise, particularly in small capitalization life sciences companies.

  Dakin Securities rendered an oral opinion to the board of directors of Ansan at its meeting on July 16, 1997, which it subsequently confirmed in a written opinion dated such date, that based upon and subject to the assumptions, limitations and qualifications set forth in its opinion letter, the Exchange Ratio was fair to the stockholders of Ansan Common Stock, from a financial point of view.

  THE FULL TEXT OF THE OPINION OF DAKIN SECURITIES DATED JULY 16, 1997 IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS ANNEX A. ANSAN STOCKHOLDERS ARE URGED TO READ DAKIN SECURITIES' OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED AND THE LIMITS OF DAKIN SECURITIES' REVIEW.

  Dakin Securities' opinion was prepared for the board of directors of Ansan and is directed only to the fairness of the Exchange Ratio to stockholders of Ansan from a financial point of view and does not constitute a recommendation to any stockholder of Ansan as to how such stockholder should vote at the Ansan Special Meeting nor does it constitute an opinion as to the price at which Ansan Common Stock will actually trade at any time. Dakin Securities was not requested to and did not make any recommendation to the board of directors of Ansan as to the form or amount of the consideration to be received by stockholders of Ansan in the Merger, which was determined through arm's-length negotiations between the parties prior to the formal engagement of Dakin Securities. No restrictions or limitations were imposed by Ansan upon Dakin Securities with respect to the investigations made or the procedures followed by Dakin Securities in rendering its opinion.

  In arriving at its opinion, Dakin Securities reviewed a draft of the Merger Agreement and the exhibits thereto, none of which differed materially from such agreements as executed on July 16, 1997. Dakin Securities also reviewed
(1) the Ansan Form 10-KSB for the fiscal year ended December 31, 1996 and the Form 10-QSB, for the quarter ended March 31, 1997; (2) the prospectus for the Ansan initial public offering dated August 8, 1995; (3) internal documents provided by Ansan which included descriptions of pharmaceutical products under development, estimated timelines for clinical trials and commercialization of such products; (4) financial documents provided by Ansan concerning current and projected cash requirements needed to support Ansan's operations; (5) stock prices and trading history of Ansan common stock; and (6) the Form SB-2 Registration Statement and exhibits filed by Discovery with the Securities and Exchange Commission. In addition, Dakin Securities met with and interviewed the senior management of Ansan with regard to Ansan's drug portfolio, Ansan's efforts to secure financing from various sources, including Titan, and the current state of the public and private equity markets for life science companies similar to Ansan.

  In rendering its opinion, Dakin Securities relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Ansan and Discovery or their respective representatives, or that it otherwise reviewed. Dakin Securities did not assume any responsibility for making any independent evaluation of Ansan's assets or liabilities or for making an independent verification of any information reviewed by it. Dakin Securities further assumed that the Merger will qualify as a tax-free reorganization under the Code.

  At the July 16, 1997 meeting, Dakin Securities informed the board of directors of Ansan that any forecast in the pharmaceutical industry is subject to a number of variables. These variables include the ability to secure adequate funding to bring products to market, the technological feasibility, market capacity and market acceptance of products and the competitive risk presented by other pharmaceutical companies with similar products and/or better resources. Dakin Securities applied this analytical framework to the proposed Merger in the manner further described below.

 Funding Options

  In connection with its engagement, Dakin Securities reviewed Ansan's historical and projected cash balances and liquidity, together with the other possible options of Ansan for meeting future funding needs.

  As a result of its analysis of Ansan's financial resources and future commitments, Dakin Securities concluded that Ansan would need a substantial capital infusion in order to conduct clinical trials for its products and develop its drug portfolio. Dakin Securities advised the board of directors that it was very unlikely that Ansan would be able to negotiate an arrangement in a timely manner with a new corporate partner to assist in funding and in drug development. Regarding other funding possibilities, Dakin Securities felt that because of the early stage of Ansan's drug portfolio and attendant uncertainties, it was unlikely sufficient capital could be raised from either public or private sources to fund future product development and operations. Consequently, Dakin Securities concluded that Ansan did not have any realistic near-term funding alternatives.

 Transaction Analysis

  Dakin Securities noted that the pending delisting from the Nasdaq Small Cap market would negatively impact Ansan's visibility and ability to obtain further funding. Dakin Securities advised the board of directors that the consummation of the Merger would improve Ansan's cash position from
approximately $       to $      . This cash infusion would, in turn, provide
(1) sufficient capitalization for Ansan's common stock to continue to qualify for listing on the Nasdaq Small Cap market; and (2) further funding for clinical trials and development of products.

  The summary of the Dakin Securities analyses set forth above does not purport to be a complete description of the analysis performed by Dakin Securities, but describes in summary form the principal elements of the presentation made by Dakin Securities to the Ansan board of directors on July 16, 1997.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Dakin Securities was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Dakin Securities did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Dakin Securities considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Dakin Securities did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as whole, supported its determination. Accordingly, notwithstanding the factors suggested above, Dakin Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create an incomplete view of the process underlying the analyses performed by Dakin Securities in connection with the preparation of its opinion. In performing its analyses, Dakin Securities made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Dakin Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Dakin Securities' opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may have affected its opinion, Dakin Securities is not obligated to update, review or reaffirm its opinion.

  Dakin Securities is a regional investment banking firm, Dakin Securities, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

DISCOVERY

  Discovery has retained Sands Brothers & Co., Ltd. ("Sands Brothers") to act as its financial advisor in connection with the fairness, from a financial point of view, of the consideration to be received by Discovery's stockholders in connection with the Merger. No instructions or limitations were given to or imposed upon Sands Brothers in connection with its opinion, nor were any limitations imposed upon the scope of Sands Brothers' investigation. The Discovery Board of Directors' approval of the Merger was made subject to its subsequent receipt of a satisfactory fairness opinion.

  Sands Brothers has delivered to the Board of Directors of Discovery its written opinion dated August 12, 1997, the complete text of which is set forth as Annex B to this Prospectus/Proxy Statement. Sands Brothers stated that, in its opinion, based on its review of, among other things, the Merger Agreement, Discovery's financial position, certain forecasts prepared by Discovery's management, the trading history and current price of the Ansan Common Stock, Discovery's stage of clinical and drug development, the public market valuations of public biotechnology companies deemed comparable in qualitative and quantitative respects and a comparison of various financial ratios with respect to such biotechnology companies, and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by Discovery stockholders in the Merger is fair, from a financial point of view, to such stockholders. Discovery stockholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Sands Brothers. In rendering its opinion, Sands Brothers relied, without independent verification, upon the accuracy and completeness of the financial and other information reviewed by them for purposes of its opinion.

  For Sands Brothers' above-described services to Discovery in connection with the Merger, Discovery has agreed to pay Sands Brothers a fee of $100,000 (of which $50,000 was paid upon execution of Discovery's engagement letter with Sands Brothers and $50,000 was paid upon delivery of Sands Brothers' opinion). Discovery has also agreed to reimburse Sands Brothers for certain out-of-pocket expenses (up to a maximum of $15,000) and to indemnify Sands Brothers against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Sands Brothers as financial advisor to Discovery.

  In its memorandum detailing its analysis in arriving at its opinion, Sands Brothers acknowledged that as a privately held entity, Discovery has no quoted market value. It is Sands Brothers' view that biotechnology (or "biotech") firms are unique for valuation purposes and that in today's financial environment, biotech companies are valued on the basis of their objectives and their likelihood of success. Not only are historical financial statements of less overall relevance in valuing firms in the biotech sector than in perhaps any other industry or sector, but the focus of the financial analysis is on the balance sheet, and monies invested or expended for research and development, rather than the income statement.

  In assessing the fairness of the proposed stock for stock transaction, a proxy market value was calculated by Sands Brothers for Discovery as a private company in order to determine whether the price being paid is fair to the shareholders of Discovery. In this regard, it was necessary to analyze the proposed market value of Discovery using a comparability analysis of the price at which Discovery is being valued under the terms of the proposed merger.

  Sands Brothers' valuation methodology was based in part on its view that traditional methods of comparative valuation are not usually relevant to biotech companies, since biotechs, especially smaller, development stage companies such as Discovery, generally lose money and therefore income statement valuations based on earnings multiples, Gordon growth calculations or discounted future cash flows will not produce a viable market value. In valuing small capitalization biotech companies, a variety of approaches are used that take a more qualitative approach in valuation than in traditionally financed industries. However, Sands Brothers believes that such a qualitative approach must also take account of the cash positions and survival indices of such companies.

  The specific approach taken to valuing Discovery began by looking at biotechs of a similar size and value that are already publicly traded. Through examination of their operations, and financial information, Sands Brothers was able to narrow its comparison in various ways in order to determine how different criteria might add value to or detract value from an entity hypothetically comparable to Discovery. Ultimately there are few biotechs that are directly comparable, even if two firms are of similar size and are developing drug products intended to treat the same disease, since many factors (including variability of efficacy of different compounds, different levels of FDA approval, different developments in clinical trials, varying strategic relationships, relative competence of management, and others) can add to or detract from the value of an entity.

  Within this context, Sands Brothers assumed that the public market value of Ansan was a constant as a result of Ansan's defined characteristics, particularly in light of the prior announcement of the Ansan-Discovery transaction. Sands Brothers' approach was to ascertain whether the consideration to be received by Discovery stockholders in terms of Ansan securities would be at least equal to the consideration it would be giving up if the Merger were to be consummated, i.e., approximately 10% of the equity in Discovery. In order to resolve that question, Sands Brothers used a variety of approaches to determine ranges of value for Discovery. In so doing, Sands Brothers considered what value might be given to Discovery as a public corporation by looking at the market valuations of relatively comparable public biotech companies, taking into account the principle stated above that there are no perfectly comparable companies, particularly in the biotech industry.

  The comparable companies were viewed from various perspectives to see if the diverse valuation methodologies converged on a valuation for Discovery. The methods used included looking at liquidity positions, looking at so-called burn rates (i.e., how much the companies expended per month), looking at the clinical stage of development and then looking at a composite of the various methodologies. The analysis was reinforced by a convergence of the various methodologies within a relatively small range for the valuation of Discovery.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Sands Brothers carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Sands Brothers did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Sands Brothers considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Sands Brothers did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as whole, supported its determination. Accordingly, notwithstanding the factors suggested above, Sands Brothers believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create an incomplete view of the process underlying the analyses performed by Sands Brothers in connection with the preparation of its opinion. In performing its analyses, Sands Brothers made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Sands Brothers are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Sands Brothers' opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may have affected its opinion, Sands Brothers is not obligated to update, review or reaffirm its opinion.

  The summary of the Sands Brothers analyses set forth above does not purport to be a complete description of the analysis performed by Sands Brothers, but describes in summary form certain of the analyses employed by Sands Brothers in reaching its determination.

                              TERMS OF THE MERGER

  The detailed terms of, and conditions to, the Merger are contained in the Agreement and Plan of Reorganization and Merger (including the Exhibits thereto) and the Certificate of Merger, copies of which are attached to this Prospectus/Proxy Statement as Annex C and Annex D, respectively, and incorporated herein by reference. The statements made in this Prospectus/Proxy Statement with respect to the terms of the Merger and related transactions are qualified in their entirety by the text of those Agreements, collectively referred to herein as the "Merger Agreement".

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides for the merger of Discovery with and into Ansan, with Ansan to be the surviving corporation. As a result of the Merger, Discovery will cease to exist and all of its assets and liabilities will be assumed by Ansan. It is anticipated that the Ansan Certificate Amendment effecting a reverse stock split may occur prior to the Effective Time, with the ratio of the reverse stock split determined (within the range approved at the Ansan Special Meeting) by the Ansan Board of Directors at such time as the Ansan Certificate Amendment is effected. If the Ansan Certificate Amendment is effected prior to the Effective Time, the Common Exchange Ratio will be adjusted in proportion to the reverse stock split experienced by the holders of Ansan Common Stock.

  The Merger will be effective when the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL. See "Terms of the Merger--Conditions to the Merger." It is anticipated that, if the Merger is approved at the Ansan Special Meeting and pursuant to the Discovery Written Consent and all other conditions to the Merger have been fulfilled or waived, the Certificate of Merger will be filed on or about
        , 1997.

MANNER AND BASIS OF CONVERTING SHARES

  As of the Effective Time and subject to adjustment for the Ansan Certificate Amendment, each issued and outstanding share of Discovery Common Stock (other than shares, if any, as to which appraisal rights have been exercised pursuant to the DGCL) will be converted into 1.1671059 shares of Ansan Common Stock and each issued and outstanding share of Discovery Series A Preferred Stock (other than shares, if any, as to which appraisal rights have been exercised pursuant to the DGCL) will be converted into one share of Ansan Series B Preferred Stock.

  No fractional shares of Ansan Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each Discovery stockholder who would otherwise be entitled to a fractional share will receive cash equal to such fraction multiplied by the fair market value of the Ansan Common Stock determined based on the average of the last reported closing bid prices of the Ansan Common Stock over the 20 trading days preceding the closing of the Merger. Based upon the number of outstanding shares of Ansan Common Stock and Discovery Common Stock as of the Record Date, and assuming that (i) no Discovery or Ansan stockholders exercise appraisal rights and (ii) no outstanding Ansan or Discovery options or warrants are exercised prior to the Merger, approximately 9,502,391 shares of Ansan Common Stock will be outstanding as of the Effective Time, of which approximately 7,863,091 shares (approximately 83% of the total), will be issued to the former holders of Discovery Common Stock. Approximately 2,200,256 shares of Ansan Series B Preferred Stock will be outstanding, all of which will be held by the former holders of Discovery Series A Preferred Stock. Accordingly, the former holders of Discovery Stock as a group will be in a position to have a significant influence on the election of directors and other corporate matters which require the vote of Ansan stockholders.

  The financial terms of the Merger, including the Exchange Ratios, were negotiated at arm's length by representatives of Ansan and Discovery.

EXCHANGE OF CERTIFICATES

  On or prior to the Effective Time, Ansan will mail or otherwise deliver to each Discovery stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates that, prior to the Merger, represented shares of Discovery Stock (the "Discovery Stock Certificates").

  Upon surrender of a Discovery Stock Certificate to Ansan, together with a duly executed letter of transmittal, Ansan and Continental Stock Trust & Transfer Company, Ansan's transfer agent, as exchange agent (the "Exchange Agent"), will arrange for the holder of such certificate to receive in exchange therefor certificates evidencing the number and type of shares of Ansan Stock to which such holder of Discovery is entitled (and cash for any fractional share of Ansan Common Stock). In the event there has been a transfer of ownership of shares of Discovery Stock that is not reflected on the transfer records of Discovery, Ansan Stock may be delivered to a transferee if the certificate representing such Discovery Stock is presented to Ansan, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  Until a Discovery Stock Certificate has been surrendered to Ansan, each such certificate shall be deemed at any time after the Effective Time to represent the right to receive, upon such surrender, certificates for such number and type of shares of Ansan Stock as the stockholder is entitled to receive under the Merger Agreement. After the Effective Time, there will be no further registrations of transfers of Discovery Stock.

  DISCOVERY STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE PRIOR TO APPROVAL OF THE MERGER BY THE ANSAN AND DISCOVERY STOCKHOLDERS.

CHANGE OF NAME

  The Merger Agreement provides that Ansan will change its name to at the Effective Time pursuant to the Certificate of Merger that is to be filed with the Secretary of State of the State of Delaware. This change of name is desired to more accurately reflect the Combined Company's composition and goals as a consequence of the Merger. A vote in favor of the Merger Proposal shall also be a vote in favor of such change of name.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

  Under the Merger Agreement, Ansan has agreed that, until the Effective Time, it will carry on its business in the ordinary and usual course, use its best efforts to carry on and preserve its business and relationships in substantially the same manner as it has prior to the Merger Agreement, use its best efforts to keep and maintain existing favorable business relationships, and will not, without the prior written consent of Discovery, enter into certain specified transactions outside the ordinary course of business. Specifically, Ansan will not, without the prior written consent of Discovery.

    (a) borrow any money;

    (b) incur any liability except for those that may be incurred (i) in the ordinary course of business, consistent with past practice, and are not material in amount (ii) in connection with the performance or consummation of the Merger Agreement; or

    (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

    (d) dispose of any of its assets, except inventory in the ordinary course of business, consistent with past practice;

    (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business, consistent with past practice;

    (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained such equipment and other assets to the date of the Merger Agreement, subject only to ordinary wear and tear;

    (g) pay any bonus, increased salary, or special remuneration to any officer, employee (other than those paid in the ordinary course of business, consistent with past practice) or consultant or enter into any new employment or consulting agreement with any such person, except in the ordinary course of business, consistent with past practice;

    (h) change accounting methods;

    (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (except pursuant to employee stock repurchase agreements upon termination of an employee consistent with its past practice);

    (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business consistent with past practice, and which are not material in amount;

    (k) loan any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

    (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

    (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

    (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option currently outstanding, as disclosed in the Merger Agreement or granted in accordance with the terms of the Merger Agreement), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock without the prior written consent of the other party hereto, which consent shall not be withheld unreasonably if options are being granted for the purpose of recruiting new personnel in accordance with the past practices regarding the pricing, the total number of options granted, the options awarded in relation to the job title of the recipient and the timing of the option awards;

    (o) accelerate the vesting of any outstanding options;

    (p) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

    (q) merge, consolidate or reorganize with, or acquire any entity, except for the Merger or amend its Certificate of Incorporation or Bylaws, except as expressly contemplated by the Merger Agreement;

    (r) other than pursuant to the Titan Sublicense Agreement, license any of its technology or intellectual property, except in the ordinary course of business; or

    (s) agree to do any of the things described in the preceding clauses (a) to (r) or fail to conduct itself in material compliance with the Operating Budget.

  As provided in item (s) above, until the Effective Time, Ansan is obligated to operate within the parameters of the Operating Budget. The Merger Agreement also provides that, in the event that Ansan fails to operate within the parameters of such Operating Budget, then Discovery shall have the right to unilaterally terminate the Merger Agreement. See "The Merger and Related Transactions--Background to the Merger" for further information on this limitation and the consequences of a failure by Ansan to comply with the Operating Budget.

  Each of Ansan and Discovery has agreed, until the termination of the Merger Agreement, not to directly or indirectly encourage, solicit, initiate, facilitate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group concerning or expressing an interest in or proposing any merger, consolidation, reorganization, share exchange, business combination, liquidation, dissolution, sale of all or significant assets or securities or other similar transaction involving Ansan or Discovery, except to the extent required by their fiduciary duties as determined by the Boards of Directors of Ansan or Discovery, as the case may be, after discussion with their counsel.

  Each company has also agreed to advise the other of any event that would render any representation or warranty contained in the Merger Agreement untrue or inaccurate in any material respect and of any material adverse change in the company's financial position, results of operations, assets, liabilities or business and of any material non-compliance by Ansan with respect to the Operating Budget or by Discovery with respect to its obligation to maintain at least $5,000,000 in working capital or a non-consolidated basis. Each company has further agreed to advise the other of any material action, suit, proceeding or investigation initiated by or against it, or known by the company to be threatened against it and to use its best efforts to obtain all authorizations, approvals and consents necessary for the consummation of the Merger.

  In addition, each company has agreed to afford to the other reasonable access to its corporate books and records, and to cause its accountants, officers, directors and stockholders to cooperate with the other company in making available all material information reasonably requested.

CONDITIONS TO THE MERGER

  In addition to the approval by the stockholders of Ansan and Discovery of the Merger Proposal, the obligations of Ansan and Discovery to consummate the Merger are subject to the satisfaction of a number of conditions, including:
(a) the effectiveness of the Registration Statement on Form S-4 filed by Ansan with respect to the shares of Ansan Common Stock and Ansan Series B Preferred Stock to be issued to the Discovery stockholders under the Merger Agreement, the absence of any stop orders or proceedings with respect to the Form S-4, the absence of any proceeding commenced or threatened by the Commission with respect to the Prospectus/Proxy Statement contained therein and the approval for listing by the NASD of the shares of Ansan Common Stock to be issued as a result of the Merger; (b) the accuracy of the representations and warranties made in the Merger Agreement; (c) the performance of the covenants contained in the Merger Agreement; (d) the receipt of agreements regarding compliance with Rule 145 under the Securities Act from certain Discovery stockholders and the receipt of certain lockup agreements from Discovery stockholders holding 85% of the outstanding voting securities of Discovery; (e) the receipt by each party of a certificate signed by the other party's President certifying to the fulfillment of certain conditions to the Merger; (f) the number of shares held by either Ansan or Discovery stockholders for which appraisal rights have been exercised not exceeding 5% of the shares of Ansan Common Stock or Discovery Common Stock, as the case maybe, held prior to the Merger; (g) the cancelation of all Ansan Stock owned by Titan; (h) all action having been taken to provide for the Ansan Board structure specified herein; (i) Discovery maintaining at least $5,000,000 in working capital on a non-consolidated basis; (j) the receipt by each of Ansan and Discovery of all permits or authorizations as may be required by regulatory authorities and all other written consents necessary to provide for the continuation of certain material contracts and leases of the other; (k) the reasonable satisfaction of Ansan that consummation of the Merger will not confer upon preferred stockholders of Discovery or ATI the right to a distribution of the liquidation preference afforded to such stockholders; and (l) the receipt of legal opinions and other closing documents.

  At any time at or prior to the Effective Time, to the extent legally allowed, either of Ansan or Discovery, without approval of the stockholders of such company, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of such company.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, without regard to whether stockholder approval of the Merger has been obtained: (a) by mutual consent of Ansan and Discovery; (b) by either Ansan or Discovery if any of the conditions precedent to the obligations of such party have not been fulfilled; or (c) by Discovery, if Ansan fails in any material respect to comply with the terms of the Operating Budget. See "Terms of the Merger--Conditions to the Merger" .

  The Merger Agreement may be amended by the parties thereto at any time prior to the approval of the Merger by the stockholders of Discovery and Ansan. After such approval has been obtained, amendments to the Merger Agreement may be made without further stockholder approval. However, no amendment may be made without further stockholder approval it if would alter or change (i) any of the principal terms of the Merger Proposal or (ii) any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of shares of Discovery Stock or shares of Ansan Stock.

ARRANGEMENTS WITH TITAN

  Under the terms of the Merger Agreement, effective upon the closing of the Merger, Ansan will grant to Titan an exclusive, worldwide sublicense under the Bar-Ilan License Agreement of certain development rights with respect to the family of compounds licensed to Ansan under the Bar-Ilan License Agreement. To date, Ansan has pursued development of two compounds, AN9 and AN10, pursuant to the Bar-Ilan License Agreement. Under the terms of the Titan Sublicense Agreement, Ansan will receive a fee of 2% of net sales of the licensed products and Titan will surrender all Ansan Common Stock to Ansan at the Effective Time. Additionally, Discovery's obligation to consummate the Merger is conditioned upon Ansan repaying approximately $1,200,000 in debt owed to Titan. See "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

ACCOUNTING TREATMENT OF MERGER

  As Discovery's stockholders will hold approximately 92% of the outstanding shares of the merged entity, on a fully converted basis, the Merger will be treated as an acquisition of Ansan by Discovery. The Merger will be accounted for using the purchase method, whereby the purchase price will be allocated based on the fair value of the assets acquired and liabilities assumed. It is anticipated that a significant portion of the purchase price will be allocated to in-process research and development which will result in a charge to the consolidated statement of operations of approximately $2.9 million in the quarter in which the Merger closes. The amount of the estimated charge is based on a preliminary evaluation and could vary upon completion of a final valuation analysis.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain Federal income tax consequences of the Merger to holders of Discovery Stock. The discussion does not address all aspects of Federal income taxation that may be relevant to particular Discovery stockholders, such as stockholders who are dealers in securities, foreign persons, or stockholders who acquired their shares in connection with stock option or stock purchase plans or other compensatory transactions, nor does the discussion address the tax consequences of transactions effected prior to or after the Merger (whether or not in connection with the Merger), nor the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that Discovery stockholders hold their Discovery Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

  The Merger is intended to constitute a reorganization within the meaning of
Section 368(a) of the Code, with each of Discovery and Ansan intended to qualify as a party to the reorganization under Section 368(b) of the Code, in which case the following tax consequences will result (subject to the limitations and qualifications referred to herein):

    1. No gain or loss will be recognized by holders of Discovery Stock as a result of the exchange of such shares solely for shares of Ansan Stock pursuant to the Merger.

    2. Gain or loss will be recognized on the receipt of cash paid to a Discovery Shareholder in lieu of a fractional share of Ansan Common Stock. Any cash received by a stockholder of Discovery in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the stockholder's basis allocable to the Ansan Stock for which such cash was received.

    3. The aggregate tax basis of the shares of Ansan Stock received by each stockholder of Discovery will equal the aggregate tax basis of such stockholder's shares of Discovery Stock (reduced by any amount allocable to a fractional share of Discovery Stock for which cash is received) exchanged in the Merger.

    4. The holding period for the shares of Ansan Stock received by each stockholder of Discovery in the Merger will include the period during which such stockholder held the shares of Discovery Stock surrendered in exchange therefor.

    5. Neither Ansan nor Discovery will recognize gain or loss as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Ansan and Discovery will have each received an opinion from its legal counsel, Roberts, Sheridan & Kotel and Heller, Ehrman, White & McAuliffe, respectively, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Ansan, Discovery and certain Discovery stockholders, including representations in certificates delivered to counsel by the respective managements of Discovery and Ansan. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

  Under existing law, to satisfy the continuity of interest requirement, Discovery stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Discovery Common Stock in anticipation of the Merger or (ii) the Ansan Common Stock received in the Merger (collectively "Planned Dispositions"), such that the Discovery stockholders, as a group, would no longer have a substantial proprietary interest in the business being conducted by the Combined Company after the Merger. Planned Dispositions may include, among other things, Discovery shares disposed of immediately prior to the Merger. Discovery stockholders will generally be regarded as having retained a substantial proprietary interest as long as the Ansan Common Stock received in the Merger (after reduction for any Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Discovery stockholders in the Merger. If the continuity of interest requirement is not satisfied, the Merger will not be treated as a "reorganization."

  A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Discovery stockholder recognizing gain or loss with respect to each share of Discovery Common Stock surrendered equal to the difference between such stockholder's basis in such stock and the fair market value, as of the time of the Merger, of the Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Ansan Common Stock so received would equal such fair market value and his holding period for such stock would begin the day after the Merger.

MANAGEMENT AFTER THE MERGER

 Directors

  Immediately following the Effective Time, the Board of Directors of the
Combined Company will consist of ten members, who will be:             , each
of whom is presently a director of Ansan (see "Information Concerning Ansan Management"); James S. Kuo, Steve H. Kanzer, Evan Myrianthopoulos, Juerg F. Geigy, Max Link, Herbert H. McDade, Jr. and Mark C. Rogers, each of whom is presently a director of Discovery (see "Information Concerning Discovery
Management); and             who is a nominee of D.H. Blair. All such
directors will serve until their successors have been duly elected and qualified or otherwise as provided by law. If the Merger is approved, at the Effective Time, all current Ansan directors other than those named above will resign and the current Ansan directors named above will (i) adopt a resolution increasing the size of the Ansan Board to ten directors and (ii) appoint the seven Discovery directors and the one D.H. Blair director named above to the Board, to bring the total to the ten directors identified above. As a result of this process, a vote in favor of the Merger will, in effect, be a vote in favor of the seven Discovery directors and one D.H. Blair director named above.

 Officers

VOTING AGREEMENTS

  In connection with the execution of the Merger Agreement, the directors of Discovery as well as RAQ, LLC, a principal stockholder of Discovery, have each agreed with Ansan to vote all shares of Discovery Stock held by them in favor of the Merger Proposal. This agreement is not intended to prohibit any stockholder who is also a director or officer of Discovery from acting in accordance with such stockholder's fiduciary duty as a director or officer of Discovery.

AFFILIATES' RESTRICTIONS ON SALE OF ANSAN STOCK

  The shares of Ansan Stock to be issued in the Merger are being registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by any former holder of Discovery Stock: (i) who is not deemed to be an "affiliate" of Discovery prior to the consummation of the Merger, as such term is defined for purposes of Rule 145 under the Securities Act; and (ii) who does not become "affiliate" of Ansan after the Merger. All Discovery stockholders who may be deemed affiliates of Discovery have been so advised.

  Discovery will cause each Discovery stockholder to agree not to make any public sale of any Ansan Stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Ansan Stock and also on the quantity of resales that such stockholders, and others with whom they may act in concert, may make after consummation of the Merger.

ADDITIONAL RESTRICTIONS ON SALE OF ANSAN STOCK

  In connection with its solicitations of stockholder consents, Discovery is seeking from its stockholders, optionholders and warrantholders agreements not to make any sales of Ansan Stock within the time periods outlined below. Discovery securityholders who will receive Ansan Common Stock, Ansan Preferred Stock or Ansan options or warrants to obtain such securities pursuant to the terms of the Merger Agreement (other than those who acquired Discovery Stock pursuant to the Unit Offering (the "1996 Private Placement Investors")), are being requested to agree not to make any sale, transfer or other disposition (with certain exceptions regarding intra-family transfers) prior to the first anniversary of the Effective Time without the prior written consent of Ansan. The 1996 Private Placement Investors are being requested to agree not to make any sale, transfer or other disposition (with certain exceptions regarding intra-family transfers) of the Ansan securities to be received by such investors in the Merger within the first anniversary of the Effective Time, without the prior written consent of Ansan, of in excess of 20% of their Ansan Stock on or after the Effective Time and an additional 20% of their Ansan Stock on or after the end of each three-month period after the Effective Time (in each case on an as-converted basis). It is a condition to Ansan's obligation to consummate the Merger that such agreements be obtained with respect to 85% of Discovery's outstanding voting securities.

GOVERNMENTAL AND REGULATORY APPROVALS

  Ansan and Discovery are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws of various states and the filing and recording of the Certificate of Merger required under the DGCL.

MERGER EXPENSES

  Whether or not the Merger is consummated, Ansan and Discovery will be responsible for their own costs and expenses incurred in connection with the Merger and the transactions contemplated thereby, except that if the Merger is consummated, any such expenses which are then unpaid will be the responsibility of the Combined Company.

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL ("Section 262"), any Ansan or Discovery stockholder may elect to be paid for the fair value of such holder's shares as long as such holder complies with the requirements of Section 262. The following summary of Section 262 should be read in conjunction with, and is qualified in its entirety by, the full text of Section 262, which is attached as Annex E to this Prospectus/Proxy Statement. By failing to follow the statutory procedures set forth in Section 262, a stockholder may terminate or waive such holder's appraisal rights.

  A stockholder who wishes to assert such holder's rights under Section 262 must deliver to the company in which such stock is held a written demand for appraisal of such holder's stock before the vote on the Merger is taken, or in the case of written consents, within 20 days of the mailing of this prospectus/proxy statement. Such demand will be sufficient if it reasonably informs such company of the stockholder's identity and intention to demand the appraisal of such holder's stock. Delivery of a proxy, consent or vote against the Merger will not constitute such a demand. A vote in favor of the Merger will constitute a waiver of any previously filed written demand for appraisal.

  Within ten days after the Effective Time, the Combined Company will give written notice of the effectiveness of the Merger to all stockholders of record who filed a written demand for appraisal and who did not vote in favor of or consent to the Merger. Within 120 days after the Effective Time, any such stockholder, upon written request, shall have the right to receive from the Combined Company a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares.

  If the Combined Company and such stockholder do not agree upon the value of such holder's shares of stock, either the Combined Company or such holder may file within 120 days after the Effective Time a petition in the Delaware Court of Chancery demanding a determination of the value of such stockholder's shares. In any such proceeding, the Court shall determine the fair market value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the fair value of the shares. The costs of the proceeding may be determined by the Court and assessed against the parties as the Court deems equitable in the circumstances. In addition, the Court may, upon application of a stockholder, order all or any part of the expenses incurred by such holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any such stockholder shall have the right to withdraw such holder's demands for appraisal and to accept the terms offered in the Merger. If no such petition for an appraisal is filed within 120 days of the Effective Time, then the right of such stockholder to appraisal shall cease.

  Any such stockholder who has demanded appraisal rights shall thereafter neither be entitled to vote such holder's shares for any purpose nor be entitled to the payment of dividends or other distributions on such shares (except any dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time) unless such holder's right to appraisal shall cease. If no petition for an appraisal shall be filed within 120 days of the Effective Time with the Delaware Court of Chancery or if such holder delivers to the Combined Company a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Combined Company, then such holder's right to appraisal shall cease.

  IT IS A CONDITION OF THE MERGER AGREEMENT THAT THE AGGREGATE NUMBER OF SHARES OF ANSAN STOCK AND DISCOVERY STOCK, WITH RESPECT TO WHICH APPRAISAL RIGHTS ARE EXERCISED NOT EXCEED FIVE (5%) PERCENT OF THE AGGREGATE ANSAN STOCK OR DISCOVERY STOCK, RESPECTIVELY, OUTSTANDING IMMEDIATELY PRIOR TO THE MERGER. IN THE EVENT THAT EITHER SUCH THRESHOLD IS EXCEEDED, THEN NOTWITHSTANDING THE PERCENTAGE OF APPROVAL FOR THE MERGER PROPOSAL OBTAINED IN A VOTE AT THE ANSAN SPECIAL MEETING OR PURSUANT TO THE DISCOVERY WRITTEN CONSENT, THE MERGER MAY BE TERMINATED BY EITHER ANSAN OR DISCOVERY.

  Appraisal rights are exercisable only by the holder of record, not by a beneficial owner who does not hold the shares of record.

DISCOVERY STOCK OPTIONS AND WARRANTS

  As of July 31, 1997, 1,250,000 shares of Discovery Common Stock were reserved for issuance pursuant to Discovery's 1996 Stock Option Plan (the "Discovery Option Plan"), of which options to purchase a total of 676,917 shares of Discovery Common Stock were outstanding. The terms of the Discovery Option Plan allow outstanding options to be assumed by a successor company in a transaction such as the Merger.

  All outstanding and unexercised options to acquire Discovery Common Stock (the "Discovery Options") under the Discovery Option Plan will be assumed by Ansan upon consummation of the Merger. Each such Discovery Option will become exercisable for a number of shares of Ansan Common Stock equal to the number of shares of Discovery Common Stock issuable upon exercise of the Discovery Option immediately prior to the Merger multiplied by the Common Exchange Ratio (as adjusted pursuant to the Ansan Certificate Amendment in the event that the Reverse Stock Split is effected prior to the Effective Time) at an exercise price per share equal to the original exercise price per share divided by the Common Exchange Ratio and will otherwise have the same exercise period and other terms and conditions.

  As of July 31, 1997, 1,100,130 shares of Discovery Common Stock were reserved for issuance pursuant to exercise of Discovery's outstanding warrants (the "Discovery Warrants") and upon conversion of preferred stock subject to such warrants. The terms of such warrants allow such outstanding warrants to be assumed by a successor company in a transaction such as the Merger.

  The Discovery Warrants will be assumed by Ansan upon consummation of the Merger. Each such Discovery Warrant for Discovery Common Stock will, following the Merger, entitle the holder thereof to purchase that number of shares of Ansan Common Stock as is equal to the number of shares of Discovery Common Stock issuable upon exercise of such Discovery Warrant immediately prior to the Merger multiplied by the Common Exchange Ratio (as adjusted pursuant to the Ansan Certificate Amendment in the event that the Reverse Stock Split is effected prior to the Effective Time) at an exercise price per share equal to the original exercise price per share divided by the Common Exchange Ratio and will otherwise have the same terms and conditions. Each Discovery Warrant for Discovery Series A Preferred Stock will, following the Merger, entitle the holder thereof to purchase the number of shares of Ansan Series B Preferred Stock as is equal to the number of shares of Discovery Series A Preferred Stock issuable upon exercise of such Discovery Warrant immediately prior to the Merger at a per share exercise price equal to the original per share exercise price and will otherwise have the same terms and conditions.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements give effect to the merger of Ansan and Discovery pursuant to the Merger Agreement. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it occurred on June 30, 1997. The unaudited pro forma condensed consolidated statements of operations gives effect to the Merger as if it occurred on January 1, 1996 and January 1, 1997 respectively.

  The pro forma condensed consolidated financial statements are based on the historical financial statements of Ansan and Discovery. They give effect to the Merger under the purchase method of accounting and apply the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statements. The pro forma condensed consolidated financial statements for the year ended December 31, 1996 have been prepared based upon the audited financial statements of Ansan for the year then ended and the audited consolidated financial statements of Discovery for the year then ended. The pro forma condensed consolidated financial statements as of and for the six months ended June 30, 1997 have been prepared based upon the unaudited condensed financial statements of Ansan and the unaudited condensed consolidated financial statements of Discovery as of June 30, 1997 and for the six months then ended.

  The Merger will be accounted for using the purchase method of accounting. Although Ansan will be the surviving corporate entity, Discovery's current stockholders will own approximately 92% of the merged entity. Accordingly, the transaction will be accounted for as an acquisition of Ansan by Discovery. The unaudited pro forma condensed consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Ansan based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed consolidated financial statements after final valuation procedures are completed following the closing of the Merger. The final allocations of the aggregate purchase price for the Merger is not expected to differ materially from the preliminary allocations. In the opinion of Ansan and Discovery, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated financial statements have been made based on the proposed terms and structure of the Merger.

  The pro forma information is presented for illustrative purposed only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on January 1, 1996, January 1, 1997 or June 30, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

  The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Ansan and Discovery included herein.

                    UNAUDITED PRO FORMA COMBINED CONDENSED

                                 BALANCE SHEET
                                 JUNE 30, 1997
                                (IN THOUSANDS)

                                                                          PRO FORMA
                               ANSAN       DISCOVERY    PRO FORMA         COMBINED
                          PHARMACEUTICALS LABORATORIES ADJUSTMENTS    REFLECTING MERGER
                          --------------- ------------ -----------    -----------------
         ASSETS
         ------
Current assets
  Cash and cash
   equivalents..........     $    498       $ 1,478     $ (1,189)(A)       $   787
  Short-term
   investments..........        1,200        13,319          --             14,519
  Prepaid expenses and
   other current assets.           32            35          --                 67
                             --------       -------     --------           -------
    Total current
     assets.............        1,730        14,832       (1,189)           15,373
Furniture and equipment,
 net....................           88           115                            203
                             --------       -------     --------           -------
                             $  1,818       $14,947     $ (1,189)          $15,576
                             ========       =======     ========           =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
------------------------
Current liabilities
  Accounts payable......     $    138       $   296     $    950 (C)       $ 1,384
  Payable to Titan
   Pharmaceuticals,
   Inc. ................          189           --          (189)(A)           --
  Accrued sponsored
   research.............          --            --           --                --
  Accrued legal fees....            6           --           --                  6
  Other accrued
   liabilities..........           11           --           --                 11
  Debenture payable to
   Titan
   Pharmaceuticals,
   Inc. ................        1,000           --        (1,000)(A)           --
                             --------       -------     --------           -------
    Total current
     liabilities........        1,344           296         (239)            1,401
Commitments
Minority Interest.......          --          2,200          --              2,200
Stockholders' Equity
  Preferred Stock.......                          2                              2
  Common Stock..........            3             7           (1)(B)             9
  Additional paid-in
   capital..............       10,697        18,992      (10,697)(B)        21,449
                                                           2,457 (B)
  Deficit accumulated         (10,226)       (6,550)      10,226 (B)        (9,485)
   during the
   development
   stage................                                  (2,935)(B)
                             --------       -------     --------           -------
    Total stockholders'
     equity.............          474        12,451         (950)           11,975
                             --------       -------     --------           -------
                             $  1,818       $14,947     $ (1,189)          $15,576
                             ========       =======     ========           =======

--------
(A) Reflects the repayment of obligations to Titan Pharmaceuticals, Inc. in connection with the Merger.

(B) Reflects the allocation of the estimated purchase price of approximately $2.9 million to the historical Ansan balance sheet. The adjustment includes approximately $2.9 million of purchased in-process research and development. Also reflects the elimination of Ansan's stockholders' equity accounts.

(C) Reflects the estimated costs incurred by Ansan and Discovery to complete the Merger.

                         UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 1997
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         PRO FORMA
                               ANSAN       DISCOVERY    PRO FORMA        COMBINED
                          PHARMACEUTICALS LABORATORIES ADJUSTMENTS   REFLECTING MERGER
                          --------------- ------------ -----------   -----------------
COSTS AND EXPENSES
  Research and
   development..........    $      627     $    2,257     $--           $    2,884
  General and
   administrative.......           529          1,345      --                1,874
                            ----------     ----------     ----          ----------
Loss from operations....        (1,156)        (3,602)     --               (4,758)
Other income/(expenses)
  Interest income.......            40            306      (23) (D)            323
  Interest expense......           (29)                     29 (D)             --
                            ----------     ----------     ----          ----------
Net loss................    $   (1,146)    $   (3,296)    $  6          $   (4,436)
                            ==========     ==========     ====          ==========
Net loss per share......    $    (0.46)    $    (0.42)                  $    (0.47)
                            ==========     ==========                   ==========
Shares used in computing
 net loss per share.....     2,484,937      7,833,912                    9,473,212
                            ==========     ==========                   ==========

--------
(D) Reflects the net reduction of interest expense as a result of the repayment of the Titan Debenture in connection with the Merger

                          UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       PRO FORMA
                               ANSAN       DISCOVERY    PRO FORMA      COMBINED
                          PHARMACEUTICALS LABORATORIES ADJUSTMENTS REFLECTING MERGER
                          --------------- ------------ ----------- -----------------
Costs and expenses
  Research and
   development..........    $    1,181     $    2,740     $--         $    3,921
  General and
   administrative.......         1,257            692      --              1,949
                            ----------     ----------     ----        ----------
Loss from operations....        (2,438)        (3,432)     --             (5,870)
Other income/(expenses)
  Interest income.......           157            205      --                362
  Interest expense......                          (11)     --                (11)
                            ----------     ----------     ----        ----------
Loss before minority
 interest...............        (2,281)        (3,238)     --             (5,519)
Minority interest in
 loss of subsidiary.....           --               2      --                  2
                            ----------     ----------     ----        ----------
Net loss................    $   (2,281)    $   (3,236)    $--         $   (5,517)
                            ==========     ==========     ====        ==========
Net loss per share......    $    (0.94)    $    (0.65)                $    (0.84)
                            ==========     ==========                 ==========
Shares used in computing
 net loss...............     2,431,447      4,942,222                  6,581,522
                            ==========     ==========                 ==========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL STATEMENTS

NOTE 1

  The unaudited pro forma condensed combined balance sheet of Ansan and Discovery has been prepared as if the Merger was completed as of June 30, 1997. The Merger will be accounted for as a purchase of Ansan by Discovery, as Discovery's current stockholders will own approximately 92% of the merged entity. Notwithstanding, Ansan will be the surviving corporate entity. The total cost of the proposed merger is estimated to be approximately $2.9 million, including transaction cost incurred by Discovery of approximately $450,000 which includes financial advisory, legal, and accounting fees.

  The purchase cost of Ansan has been determined based on the estimated fair market value of Ansan stock. The estimated purchase price consists of the following (in thousands):

     Estimated value of Common Stock to be held by current Ansan stockholders following the Merger (1,639,000 shares of Common
      Stock at $1.50 per share)..................................... $ 2,459
     Estimated transaction costs to be incurred by Discovery........     450
                                                                     -------
                                                                     $ 2,909
                                                                     =======

  Based on a preliminary analysis of tangible and intangible assets, the allocation of the purchase price is as follows:

     Tangible assets of Ansan acquired.............................. $ 1,818
     In-process research & development..............................   2,935
     Liabilities of Ansan assumed (including transaction costs).....  (1,844)
                                                                     -------
                                                                     $ 2,909
                                                                     =======

  The in-process research and development will be charged against earnings. Such charge has not been reflected in the pro forma condensed statement of operations as such charge is a non-recurring charge directly attributable to the Merger.

  The pro forma adjustments include accrued liabilities of $950,000 to reflect the estimated costs incurred by both Ansan and Discovery to complete the Merger.

  The pro forma adjustments include the repayment of approximately $1,200,000 in debt owed to Titan.

  No pro forma adjustment has been included to reflect the sale of shares of Ansan Series A Preferred Stock to Discovery for $1,300,000 during July 1997, as such Series A Preferred Stock will be canceled upon the completion of the Merger.

  No pro forma adjustment has been included to reflect the Titan Sublicense Agreement, as there is no effect on the pro forma periods presented.

NOTE 2

  The unaudited pro forma condensed consolidated statements of operations of Ansan and Discovery have been prepared as if the Merger was completed as of January 1, 1996 and January 1, 1997 respectively. The condensed consolidated statement of operations for the six months ended June 30, 1997, includes an adjustment to reduce interest expense to reflect the repayment of the Titan Debenture in connection with the Merger.

NOTE 3

  Combined pro forma net loss per share for the year ended December 31, 1996 and the six-month period ended June 30, 1997 is computed using the historical weighted average number of Discovery common stock outstanding, adjusted for the Common Exchange Ratio in the Merger, plus the 1,639,000 shares of Ansan Common Stock outstanding following the cancelation of Titan's holding in Ansan. Preferred stock and other common stock equivalents issued in the Merger are not included, as their effect is antidilutive.

                                     ANSAN
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND PLAN OF OPERATIONS

RESULTS OF OPERATIONS

  Ansan is in the development stage. Since its inception in November 1992, Ansan's efforts have been principally devoted to research and development, securing patent protection and raising capital. From inception through June 30, 1997, Ansan has sustained cumulative losses of approximately $10,226,000. These losses have resulted from expenditures in connection with research and development and general and administrative activities, including legal and professional activities.

  Through June 30, 1997, research and development expenses since inception have been approximately $6,608,000 and general and administrative expenses since inception have been approximately $3,443,000. Total research and development expenses were approximately $244,000 and $627,000 during the three- and six-month periods ended June 30, 1997, respectively, compared with approximately $206,000 and $463,000 for the three- and six-month periods ended June 30, 1996, respectively, an increase of approximately 18% and 35% for the three- and six-month periods, respectively. The increases are due to expenditures associated with the development initiatives for AN10 Topical and Apafant. Such expenditures include, but are not limited to, formulation development, chemistry, manufacturing and controls, pharmacology and toxicology.

  Research and development expenses for 1996 were $1,181,000, as compared to $1,421,000 for 1995, a decrease of $240,000, or 17%. The higher level of expenditures in 1995 is attributed to costs incurred in anticipation of Ansan's clinical trial that commenced in the first quarter of 1996. These costs included expenditures for preparation and compilation of the IND, toxicology studies and manufacturing. Also, during the second of half of 1995, Ansan reorganized much of its research and development activities that are performed by outside vendors by establishing new vendor relationships, and moving certain functions in-house. This reorganization has resulted in a cost savings to Ansan.

  Total general and administrative expenses were approximately $257,000 and $529,000 during the three- and six-month periods ended June 30, 1997, respectively, compared with approximately $242,000 and $442,000 for the three- and six-month periods ended June 30, 1996, respectively, an increase of approximately 6% and 20% for the three- and six-month periods, respectively. The increase is due to additional overhead needed to support Ansan's additional development programs.

  General and administrative expenses for 1996 were $1,257,000, as compared to $1,048,000 for 1995, an increase of $209,000, or 20%. The increase can be attributed to an issuance of stock to a member of management, a portion of which was allocated to general and administrative expenses. In addition, the 1996 expenses reflect post-initial public offering ("IPO") expenditures such as investor relations and directors and officers insurance.

  Interest income was approximately $21,000 and $40,000 for the three- and six-month periods ended June 30, 1997, respectively, compared with approximately $44,000 and $93,000 for the three- and six-month periods ended June 30, 1996. This decrease is the result of declining cash balances. Ansan has also incurred interest expense of approximately $29,000 for the six months ended June 30, 1997, related to the $1,000,000 note payable to Titan (see "Liquidity and Capital Resources"). Ansan had no interest bearing debt for the comparable period in 1996.

  Other income includes interest income of $158,000 during 1996 as compared to $78,000 during 1995. The increase was a result of a substantial increase in the amount of cash and short-term investments subsequent to Ansan's IPO in August 1995. Interest expense was $431,000 during 1995 which included a non-cash charge of $400,000 relating to a discount attributed to Class A Warrants issued in a bridge financing of debt securities prior to Ansan's IPO.

  Ansan expects to continue to incur substantial research and development costs in the future due to ongoing and new research and development programs, manufacturing of products for use in clinical trials, patent and regulatory activities, and preclinical and clinical testing of Ansan's products. In May 1996, Ansan signed the

Boehringer Ingelheim License Agreement with Boehringer Ingelheim to acquire the rights in the United States and the European Union to develop a new intravenous formulation of the drug Apafant for all clinical indications. Ansan expects to incur substantial research and development costs related to this acquisition. Ansan also expects that general and administrative costs necessary to support clinical trials, research and development, manufacturing and the creation of a marketing and sales organization, if warranted, will increase in the future. Accordingly, Ansan expects to incur increasing operating losses for the foreseeable future. There can be no assurance that Ansan will ever achieve profitable operations.

  Ansan's business is subject to significant risks including, but not limited to, the success of its research and development efforts, obtaining and enforcing patents important to Ansan's business, competition from other products and a lengthy and expensive regulatory approval process. It is not anticipated that Ansan will have the resources necessary to conduct the several phases of clinical testing in human subjects necessary to complete development and to commercialize any products absent the Merger. In the event the Merger is not warranted, Ansan's strategy will be to continue to seek public or private financing through the sale of securities or corporate partnering arrangements. There can be no assurance that financing from such sources or others will be available. Additional expenses, delays, or losses of opportunity that may arise out to these and other risks could have a material adverse impact on Ansan's financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  In August and September 1995, Ansan completed an IPO which resulted in net proceeds to Ansan, after deduction of underwriting discounts and commissions and other expenses of the IPO, of approximately $5,950,000. As of June 30, 1997, Ansan had working capital of approximately $386,000.

  In March 1997, Ansan and Titan entered into an agreement for financing pursuant to which Titan advanced Ansan $1,000,000 in return for a debenture (the "Debenture") which was convertible at any time prior to June 21, 1997 into 333,333 shares of common stock. Titan did not convert the Debenture prior to June 21, 1997. The Debenture bears interest at prime plus 2% and is due in April 1998. In connection with the issuance of the Debenture, Ansan granted Titan an option to acquire an additional 333,333 shares of Ansan common stock for an aggregate purchase price of $1,000,000. The option expired unexercised on June 21, 1997.

  In July of 1997 Ansan entered into the Merger Agreement with Discovery. The parties also entered into the Series A Purchase Agreement pursuant to which Discovery purchased Ansan Series A Preferred Stock for aggregate cash consideration of $1,300,000, representing a common stock equivalent price of approximately $1.40 per share.

  As a condition to closing the Merger, the stock of Ansan held by Titan will be canceled and the Debenture and interest thereon, and certain liabilities of Ansan with respect to services provided by Titan, will be repaid by Ansan. Additionally, effective upon the closing of the Merger, Titan and Ansan will enter into the Titan Sublicense Agreement, pursuant to which Ansan will grant Titan a sublicense to the family of compounds licensed to Ansan under the Bar-Ilan License Agreement for certain indications. See "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

  Ansan expects to continue to incur substantial additional operating losses from costs related to continuation and expansion of research and development, clinical trials, and increased administrative and fundraising activities over at least the next several years. While Ansan believes that its current capital resources will be sufficient to sustain its planned operations for approximately one year, Ansan will be required to seek additional financing to continue its activities beyond that period. However, Ansan's capital requirements may change depending on numerous factors including, but not limited to, the progress of research and development programs, the results of clinical studies, the timing of regulatory approvals, technological advances, determinations as to the commercial potential of Ansan's products, and the status of competitive products. In addition, expenditures will be dependent upon the establishment of collaborative relationships with other companies, the availability of financing, and other factors. In any event, Ansan anticipates that it will require substantial additional financing in the future. There can be no assurance as to the availability or terms of any required additional financing, when and if needed. In the event that Ansan fails to raise any funds it requires, it may be necessary for Ansan to out-license rights it would prefer to retain, or to significantly curtail its activities or cease operations.

                                   DISCOVERY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND PLAN OF OPERATIONS

GENERAL

  Discovery was originally organized as MicroBio, Inc. on May 18, 1993. Discovery had limited operations prior to January 1995. In May 1996, Discovery amended its Certificate of Incorporation to effect a name change to its current name, Discovery Laboratories, Inc. In April 1996, Discovery entered into a three-year employment agreement with James S. Kuo, M.D., whereby Dr. Kuo agreed to serve as President and Chief Executive Officer of Discovery. In October 1996, ATI entered into a four-year employment agreement with Robert J. Capetola, Ph.D., whereby Dr. Capetola became the President, Chief Executive Officer and Chairman of the Board of ATI.

  Since its inception, Discovery has concentrated its efforts and resources in the development and commercialization of pharmaceutical products and technologies. Discovery has been unprofitable since its founding and has incurred a cumulative net loss of approximately $6,550,000 as of June 30, 1997. Discovery expects to incur significantly increasing operating losses over the next several years, primarily due to the expansion of its research and development programs, including clinical trials for the SuperVent(TM) and ST-630 products, the KL4-Surfactant technology and other products and technologies that it may acquire or develop. Discovery's ability to achieve profitability depends upon, among other things, its ability to discover and develop products, obtain regulatory approval for its proposed products, and enter into agreements for product development, manufacturing and commercialization. None of Discovery's products currently generate revenues and Discovery does not expect to achieve revenues for the foreseeable future. Moreover, there can be no assurance that Discovery will ever achieve significant revenues or profitable operations from the sale of the SuperVent(TM) and ST-630 products, the KL4-Surfactant technology or any other products or technologies that it may acquire or develop. See "Risk Factors-- Development Stage of Discovery and Ansan; No Developed or Approved Products; Uncertainty of Future Profitability."

PLAN OF OPERATION

  Discovery is currently engaged in the development and commercialization of investigational drugs that have previously been tested in humans or animals. In March 1996, Discovery executed a license agreement with CMHA as owner and licensor of Discovery's tyloxapol patents and patent applications. Discovery paid $86,400 as a license issue fee to CMHA to obtain its license. In September 1996, Discovery entered into a license agreement (the "WARF License Agreement") with WARF relating to an active vitamin D analog, ST-630, and its potential use in treating postmenopausal osteoporosis. Discovery paid a $400,000 initial fee to WARF upon execution of the WARF License Agreement and is responsible for an additional milestone payment and royalties pursuant to such agreement. In October 1996, ATI executed a sublicense agreement with J&J and J&J's wholly-owned subsidiary, Ortho Pharmaceutical Corporation, granting an exclusive sublicense of the KL4-Surfactant technology to ATI in exchange for an initial $200,000 license fee, additional milestone payments, royalties and common stock of ATI. J&J contributed its existing KL4-Surfactant raw material inventory and specialized manufacturing equipment to ATI in exchange for shares of nonvoting Series B Preferred Stock of ATI having a $2.2 million liquidation preference.

  Discovery anticipates that during the next 12 months it will conduct substantial research and development of the SuperVent(TM), KL4-Surfactant and ST-630 products, including, without limitation, a Phase I/II clinical trial of SuperVent(TM) for the treatment of CF that was commenced on March 17, 1997 and Phase II clinical trials of KL4-Surfactant for the treatment of MAS and ARDS. Discovery also intends to initiate clinical studies of ST-630 as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis in the United States during the next 12 months. Certain of the planned clinical trials of Discovery's products in development require the receipt of FDA approvals, and there can be no assurance as to the receipt or the timing of receipt of such approvals. See "Information Concerning Discovery--Products and Technologies Under Development," and

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

"--Government Regulation; Orphan Drug Designation." Discovery may seek to acquire additional products and technologies in the future. Should Discovery acquire such additional products or technologies, it is anticipated that such additional products or technologies will require substantial resources for research, development and clinical evaluation. However, there can be no assurance that Discovery will be able to obtain the additional financing necessary to acquire and develop such products and technologies. Furthermore, there can be no assurance that changes in Discovery's research and development plans or other changes which would or could alter Discovery's operating expenses will not require Discovery to reallocate funds among its planned activities and curtail certain planned expenditures. In such event, Discovery may need additional financing. There can be no assurance as to the availability or the terms of any required additional financing, when and if needed. In the event that Discovery fails to raise any funds it requires, it may be necessary for Discovery to significantly curtail its activities or cease operations.

  Discovery has recently hired six new employees to serve as Vice President of Regulatory Affairs, Director of Business Development and Project Manager, respectively, of Discovery, and Vice President of Biometrics, Vice President of Clinical Research and Director of Clinical Research of ATI. The timing and cost of hiring any additional employees may vary depending on need and cannot currently be predicted with any certainty.

  ATI has entered into an agreement with Cook Imaging Corporation for the development of the manufacturing process to be employed in the KL4-Surfactant program. It is also anticipated that, over the next 12 months, ATI will enter into an agreement with a third party for the purpose of supplying KL4-Surfactant to ATI. No specific supplier has been identified to date.

LIQUIDITY AND CAPITAL RESOURCES

  Discovery anticipates that its current resources will permit it to meet its business objectives until approximately June, 1998 absent the Merger. Discovery's working capital requirements will depend upon numerous factors, including, without limitation, progress of Discovery's research and development programs, preclinical and clinical testing, timing and cost of obtaining regulatory approvals, levels of resources that Discovery devotes to the development of manufacturing and marketing capabilities, technological advances, status of competitors, and abilities of Discovery to establish collaborative arrangements with other organizations, and as such there can be no assurance that Discovery will not be required to raise additional capital prior to June, 1998 (or earlier, in the event the Merger is consummated) or, in general, that Discovery will be able to achieve its business objectives.

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

                         INFORMATION CONCERNING ANSAN

GENERAL

  Ansan is a development stage pharmaceutical company engaged in the acquisition and further development of drugs intended to treat serious medical conditions including pancreatitis, cancer and cancer-related conditions, blood disorders and other life-threatening diseases for which therapies are not yet available or current therapies are not highly efficacious. Ansan in-licenses drug candidates that have progressed beyond the initial discovery stage of development. Such potential products have already undergone preclinical toxicity testing and have demonstrated relevant biological activity in animal experiments. Ansan believes that acquiring products that have already met or surpassed these preliminary development hurdles can reduce product development times and increase the probability of ultimate commercialization compared to untested drug candidates emerging from initial discovery efforts.

  Ansan's development activities have historically been devoted to product candidates within two principal categories. The first consists of a class of novel synthetic analogs of butyric acid licensed from Bar-Ilan pursuant to the Bar-Ilan License Agreement. Pursuant to the Titan Sublicense Agreement, the butyrate analogs currently under development for oncological indications will be sublicensed to Titan, and the butyrate analogs under development for beta-hemoglobinopathies and certain other indications will be retained by Ansan. The second category is the platelet activating factor antagonist Apafant. Ansan has licensed from Boehringer Ingelheim the rights in the United States and the European Union to develop an intravenous formulation of the drug Apafant for all clinical indications other than asthma. Ansan is currently developing an injectable form of Apafant for the treatment of patients with acute pancreatitis.

RELATIONSHIP WITH TITAN PHARMACEUTICALS, INC.

  Ansan was founded as a wholly-owned subsidiary of Titan, a biopharmaceutical company engaged, through the operations of its subsidiaries and affiliates, in the development of new proprietary therapeutic products for use in the fields of cancer, immunology, viral diseases, and disorders of the central nervous system. After Ansan's initial public offering, Titan's ownership in Ansan was reduced to 43%, and as of July 31, 1997, Titan owned approximately 32% of the issued and outstanding shares of Ansan Stock (on an as-converted basis).

  Drs. Rosenwald and Bucalo serve as directors of Ansan and Titan. Since Ansan's inception, Titan has from time to time provided certain executive, administrative, financial, business development and regulatory services to Ansan. Currently, Titan performs certain administrative and financial services for Ansan in exchange for a monthly fee of approximately $5,000. It is not expected that such arrangements will continue following the Effective Time.

  In March 1997, Ansan entered into a financing agreement with Titan. The agreement included an initial payment to Ansan of $1,000,000 in exchange for the Debenture, which was convertible at any time prior to June 21, 1997 into 333,333 shares of Ansan Common Stock. Titan did not convert the Debenture prior to the expiration of such conversion option. The Debenture bears interest at prime plus 2% and is due in April 1998. Discovery's obligation to consummate the Merger is conditioned upon repayment of the Debenture by Ansan.

  As noted above, effective upon closing of the Merger, Ansan will grant to Titan certain rights to the family of compounds licensed under the Bar-Ilan License Agreement. To date, Ansan has pursued development of two compounds, AN9 and AN10, pursuant to the Bar-Ilan License. Titan's rights to Pivanex(TM), an injectable form of AN9, will include all indications except beta-hemoglobinopathies. Titan's rights to the topical form of AN9 will be limited to its use for the treatment of cutaneous cancers. Ansan will also license to Titan rights to AN10 Injection for treatment of cancer. Under the terms of the Titan Sublicense Agreement, Titan will pay Ansan a royalty of 2% of net sales of the licensed products and all of the Ansan Common Stock held by Titan will be surrendered to Ansan. Additionally, upon closing of the Merger, Ansan will repay the Debenture, including accrued interest, and amounts outstanding for administrative services performed by Titan.

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

APAFANT INJECTION

  Apafant is a receptor antagonist of the proinflammatory mediator, platelet activating factor (PAF). Ansan licensed the intravenous dosage form of Apafant from Boehringer Ingelheim who evaluated oral and nasal dosage forms of this drug in clinical trials in the United States, Europe, and Japan, primarily for treatment of allergic rhinitis and asthma. Ansan is pursuing a development program for an intravenous form of Apafant for the treatment of patients with acute pancreatitis. Currently, no FDA-approved therapy is available for treatment of these patients.

  Acute pancreatitis is an inflammatory process of the pancreas that may lead to dysfunction or failure of other organ systems. The pancreatic inflammation itself is clinically characterized by abdominal pain and is often accompanied by vomiting, fever, tachycardia, leukocytosis and elevated pancreatic enzyme levels in the blood and/or urine. The causes of acute pancreatitis include gallstones, alcohol abuse, surgery, drugs, trauma, infection and others. The incidence of acute pancreatitis in the United States is estimated to be approximately 130,000 cases annually, with an overall mortality rate of 10-20%. The greatest morbidity and the majority of the deaths from acute pancreatitis are associated with multiple organ system failure (MOSF). Pancreatitis and MOSF can involve pulmonary dysfunction (including acute respiratory distress syndrome), renal dysfunction (including acute renal failure), hepatic dysfunction, cardiovascular compromise, CNS depression, coagulopathy and gastrointestinal bleeding.

  Abnormal levels of cytokines and inflammatory mediators such as PAF are observed in acute pancreatitis and are now believed to be important factors in the pathogenesis of MOSF. PAF is a potent proinflammatory substance produced in the body whose role in pancreatitis, and in other conditions associated with MOSF, has been extensively studied. The pancreas itself can release PAF, and various toxins can induce PAF release and pancreatic inflammation simultaneously. Administration of exogenous PAF in animal models can directly stimulate pancreatic enzyme secretion and can induce pancreatitis. Treatment with PAF antagonists in animal models of pancreatic injury has been shown to reduce the release of pancreatic enzymes and reduce inflammation.

  Apafant has been experimentally shown favorably to affect tissue metabolism, protect organs against damage, and decrease mortality in a variety of experimental models of multiple organ system failure or dysfunction. These include traumatic shock, hemorrhagic shock, Gram-positive shock, Gram-negative sepsis, endotoxic shock, intestinal ischemia-reperfusion, and anaphylaxis. Apafant also has protective effects in other experimental models involving injury to the central nervous system or the kidney. Such findings of end-organ protection by a potent PAF antagonist suggest that Apafant is a good candidate to be tested for therapeutic efficacy in patients with acute pancreatitis who are at significant risk for organ failure or dysfunction.

  Ansan met with the FDA on November 7, 1996 for a pre-IND meeting to discuss its plans to study Apafant Injection for the treatment of patients with acute pancreatitis. Ansan intends to file an IND in the second half of 1997 and following receipt of FDA approval, if granted, Ansan intends to initiate a Phase Ib/II clinical trial in patients with acute pancreatitis. Based on the discussion with the FDA, Ansan plans to initiate testing in patients with mild acute pancreatitis. In order to identify clinical endpoints for future trials, Ansan also intends to enroll patients with severe disease in the second part of the study. To support its plans to initiate testing in pancreatitis patients, Ansan is relying on preclinical and clinical safety data provided by Boehringer Ingelheim that were obtained with the oral and nasal forms of apafant for other indications. There is no assurance that upon review of the IND, the FDA will approve Ansan's plans to include patients with severe acute pancreatitis in the planned two-part study, nor is there any assurance that the FDA will agree that the dose levels selected by Ansan for the first study are acceptable. Clinical development of the drug will incur significant delays if the FDA restricts the first study to patients with mild disease or requires the use of lower doses.

AN10 TOPICAL

  AN10 is a novel analog of butyric acid. Ansan is pursuing a development program with AN10 Topical for the prevention of chemotherapy-induced alopecia (hair loss). There is currently no FDA-approved therapy for the prevention of alopecia in cancer patients.

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

  Cytotoxic chemotherapy can damage or kill young and rapidly proliferating cells, whether the cells are cancerous or normal. As a consequence, cells at the base of hair follicles, which grow rapidly, are particularly susceptible to cytotoxic injury. Although adjustments in chemotherapeutic dosing regimens can sometimes mitigate these adverse effects, injury to such normal cells is still common. Such injury to normal follicles may cause the transient or permanent loss of hair. For many patients with cancer, this particular physical change is associated with significant anxiety and stress. Ansan believes that a new therapeutic agent that could protect hair follicles against chemotherapy-induced damage would be beneficial to such patients.

  The butyrates have been extensively studied and are known to induce differentiation and to alter the process of maturation in certain cell lines. Butyrates have been shown to arrest cells in early phases of division, to inhibit cell growth, and to induce synthesis of various proteins including hemoglobin. Administration of an agent that could modulate cellular maturation or growth rates might protect such cells against the ill effects routinely caused by exposure to cytotoxic chemotherapeutic drugs.

  AN10 is more lipophilic than butyric acid and is therefore more easily absorbed into cells. In various cell lines, AN10 has been shown to induce differentiation, inhibit proliferation, and enhance the production of fetal hemoglobin. AN10 also has shown activity in an established animal model of cyclophosphamide-induced injury to the hair follicle. Administration of cyclophosphamide in this model causes damage to the hair follicles resulting in hair loss and subsequently delaying regrowth of hair. In contrast, animals pretreated topically with AN10, prior to administration of cyclophosphamide, maintained a much more normal rate and pattern of regrowth. Examination of cutaneous histopathology specimens revealed that normal hair follicles were virtually absent for 9-14 days after exposure to cyclophosphamide in the cyclophosphamide-only group, whereas follicles were preserved and were fundamentally normal in appearance in the group receiving both cyclophosphamide and AN10 Topical.

  These findings suggest that AN10 Topical applied to the skin prior to systemic exposure to cyclophosphamide may protect hair follicles against cytotoxic injury. These positive findings, while compatible with an enhancement of differentiation and induced maturation, do not conclusively demonstrate that these are the mechanisms by which follicular protection has been effected. While protection has been demonstrated in this model, the precise mechanisms may remain uncertain until additional studies have been completed. It is also uncertain whether or not AN10 Topical can protect hair follicles from damage induced by chemotherapeutic agents other than cyclophosphamide.

  In November 1996, Ansan filed a patent application with the PTO for a method of using butyric acid analogs for the prevention of chemotherapy-induced alopecia. Review by the PTO has not been completed.

  Ansan met with the FDA on February 10, 1997 for a pre-IND meeting to discuss its plans to study the topical form of AN10 for the prevention of chemotherapy-induced alopecia in cancer patients. Ansan intends to file an IND in the second half of 1997 and following receipt of FDA approval, if granted, Ansan intends to initiate a Phase I trial to assess the safety of a single dose of AN10 Topical administered to normal volunteers. There can be no assurance that such approval will be granted. Assuming that acceptable safety of AN10 is demonstrated in this first study, Ansan will need to complete additional preclinical studies before it will be able to initiate repeated dose clinical trials in cancer patients receiving chemotherapy. These preclinical studies include repeated dose toxicity studies in two animal species as well as pharmacokinetic studies. There can be no assurance that the current formulation of AN10 Topical will be found to have acceptable safety in either the preclinical studies or the first clinical trial in order to enable testing in patients.

NOVAHEME(TM) INJECTION

  Novaheme(TM) Injection is an intravenous form of AN10 that Ansan is developing for the treatment of Beta-hemoglobinopathies. Beta-hemoglobinopathies are genetic disorders that impair a person's ability to produce adult hemoglobin ("HbA"), the oxygen-carrying protein of red blood cells. The most common of the beta-hemoglobinopathies are beta-thalassemia and sickle-cell anemia. In normal adults, HbA comprises more than 99% of hemoglobin. Patients suffering from beta-thalassemia produce little or no HbA, while those with

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

sickle-cell anemia produce structurally dysfunctional HbA. Complications of sickle-cell anemia include stroke, aplastic crisis, pain and swelling, bacterial infections and organ damage. Currently, medical efforts to treat sickle-cell anemia are directed towards treating the symptoms in acute crises and prevention of respiratory infections. Patients with severe symptoms may require several hospitalizations a year. Patients with beta-thalassemia require transfusions to sustain life, but the onset of iron overload may result in disability or death in many patients by early adulthood. To date, no effective conventional therapy exists for beta-thalassemia, and treatment is limited to management of symptoms and complications of both the disease and its treatments.

  Limited clinical studies have demonstrated that agents which increase levels of fetal hemoglobin ("HbF") appears to reduce disease symptoms in patients with sickle-cell anemia. Whether the change in HbF levels is the proximate cause of, or in any way a contributing factor to, the reduction in symptoms is not certain. In laboratory tests, Novaheme appears to markedly increase levels of HbF expression, as well as the percentage of blood cells that express HbF, and is distributed widely when given intravenously, with certain dosing regimens. In addition, ex vivo studies conducted on a human red blood cell line have shown Novaheme to be more potent than unmodified butyric acid, hydroxyurea, and isobutyramide in increasing HbF levels. While these results are encouraging, there can be no assurance that ex vivo increases in HbF will predict similar changes in vivo, resulting in an improvement in symptoms of benefit to patients.

  Bar-Ilan was recently awarded United States Patent No. 5,569,675 covering the use of Novaheme Injection for the treatment of serious blood disorders such as sickle cell disease or beta-thalassemia. Ansan is currently seeking a development partner for this product. There can be no assurance that Ansan will be successful in identifying a suitable partner.

PIVANEX(TM) INJECTION

  Pivanex Injection is an injectable form of AN9, another novel analog of butyric acid. Ansan is pursuing a development program for the use of Pivanex Injection to treat patients with cancer.

  Cells change as they mature and differentiate, that is, reach their final shape, size and function. Cancer cells, however, often tend to be relatively immature or undifferentiated, which may lead to unregulated growth. Unlike traditional cytotoxic chemotherapy, "differentiation therapy" represents a relatively new direction in cancer research. It involves the development of agents that, in contrast to the function of cytotoxic agents, induce cancer cells to differentiate, mature and exhibit more normal growth properties. Differentiation therapy may also lead to apoptosis, or what is known as normal "programmed cell death," resulting in the destruction of the cancer cells while, it is believed, sparing normal cells (whether or not they are rapidly dividing). However, there can be no guarantee that any putative apoptotic agent will ultimately prove to be as broadly efficacious across different types of tumors as cytotoxic agents have proven to be in the past.

  In animal studies, Pivanex Injection has demonstrated a reduction in metastatic spread of cancer cells, without unacceptable in vivo toxicity. Furthermore, in vitro studies have shown anticancer activity of Pivanex Injection against a broad range of animal cancer cell lines (lung, skin, white blood cell) and against certain human cancer cell lines (breast, ovarian, lung, colon and pancreatic cancers and melanoma). Positive results have been observed in certain in vivo animal studies as well although not in all models. Taken together, the data suggest that Pivanex Injection development efforts could potentially result in an effective anticancer therapeutic agent with low toxicity. Clinical test of Pivanex Injection in cancer patients began in January 1996 pursuant to an IND approved by the FDA.

  Animal data generated in parallel with the current clinical study of Pivanex Injection have suggested that when Pivanex Injection is administered by vein the highest concentrations of drug may be available to treat tumors that are located in the lungs. Substantially less drug is available after intravenous administration to treat tumors located outside of the lung. As a consequence of these findings, an effort has been made to enroll patients with lung cancer in the current clinical study. Ansan submitted an interim safety analysis of the current Pivanex Injection clinical study to the FDA in March 1997. Twelve patients had been enrolled and no drug-related serious

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adverse events had been reported. Of the twelve patients, five had lung cancer. The other seven patients enrolled previously had cancers located in sites other than the lungs (such as the colon or liver), and there was no objective evidence of response to treatment in these seven patients.

  In one patient with squamous cell carcinoma lung cancer, enrolled in August 1996, there was approximately a 50% reduction in the tumor volume, as measured by an x-ray technique known as computerized tomography, after two courses of Pivanex Injection. A repeat x-ray after the fourth course showed no further decrease in tumor size. The patient was removed from the study to undergo another therapy for an unrelated medical condition. While off-study, the patient developed an additional lesion in the lung which was confirmed to be squamous cell carcinoma upon biopsy in January 1997. The patient was re-started on Pivanex Injection at a higher dose, and this new lesion was no longer apparent on x-ray after six courses of Pivanex Injection at the higher dose.

  Ansan and the principal investigator of the clinical trial find this reported result encouraging. There can be no assurance, however, that the observed shrinkage of the tumor resulted from the administration of Pivanex Injection, can be maintained for any meaningful duration or can be reproduced in other patients. Substantial additional clinical testing will be required to establish and verify the safety and efficacy of Pivanex Injection. These trials will require at least two or more years to complete, and there can be no assurance that such trials will result in the regulatory approval required for the commercialization of Pivanex Injection.

  Under the terms of the Titan Sublicense Agreement, Ansan will grant rights to Pivanex Injection to Titan. See "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

AN9 TOPICAL

  Ansan is also pursuing a topical form of AN9. It has been previously shown in laboratory testing that direct application of a formulation of AN9 to human melanoma cells can inhibit growth of this type of cancer. Pursuant to this observation, Ansan has been performing certain experiments to enable the filing of an IND for AN9 Topical. Ansan has met with the FDA regarding such an effort. As a result, Ansan may decide to file an IND to proceed with clinical testing of AN9 Topical in the future. However, Ansan must complete certain additional toxicology studies before an IND can be submitted, and there can be no assurance that these studies can be concluded successfully or in a timely manner. Accordingly, there can be no assurance that the IND will be filed in a timely manner or at all and no assurance that the FDA will ultimately approve the IND if one is filed.

  Under the terms of the Titan Sublicense Agreement, Ansan will grant rights to AN9 Topical for oncologic disorders to Titan. See "Information concerning Ansan--Relationship with Titan."

LICENSE AGREEMENTS

  Ansan has obtained from Bar-Ilan an exclusive worldwide license, pursuant to the Bar-Ilan License Agreement, to a United States patent and corresponding foreign patents and patent applications covering AN9 and other butyric acid analogs, and a United States patent directed to the use of AN10 and other butyric acid analogs to treat beta-hemoglobinopathies. The Bar-Ilan License Agreement provides for the payment by Ansan to Bar-Ilan of royalties based on sales of products and processes incorporating the licensed technology, subject to minimum annual amounts which commenced in 1995, as well as a percentage of any income derived from any sublicense of the licensed technology. Ansan must also pay all costs and expenses incurred in patent prosecution and maintenance (although Titan will assume certain such obligations pursuant to the Titan Sublicense Agreement in the event the Merger is consummated). The minimum annual royalty for 1996 was $15,000, and will increase annually. The minimum annual royalty will be $20,000 and $25,000 for 1997 and 1998 respectively and $60,000 per annum for 1999 and beyond.

  In May of 1996, Ansan signed the Boehringer Ingelheim License Agreement with Boehringer Ingelheim to acquire the rights in the United States and the European Union to develop a new intravenous formulation of Apafant for all clinical indications other than asthma. Pursuant to the agreement, Ansan may be obligated to

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

make future milestone and royalty payments to Boehringer Ingelheim. However, Boehringer Ingelheim has the right to acquire these rights to Apafant for a fee and thereafter develop and commercialize Apafant. In such circumstances, Boehringer Ingelheim would be obligated to make milestone and royalty payments to Ansan.

  Ansan must also satisfy the terms and conditions set forth in the Bar-Ilan License Agreement and the Boehringer Ingelheim License Agreement in order to retain its license rights thereunder, including but not limited to diligent pursuit of product development and the timely payment of royalty fees. If Ansan fails to comply with such terms and conditions as set forth in the Bar-Ilan License Agreement or the Boehringer Ingelheim License Agreement, its rights thereunder for individual product opportunities could be terminated.

SCIENTIFIC ADVISORS

  Since Ansan's inception, Ansan has sought the advisory services of a number of scientists, researchers and clinicians with extensive experience in Ansan's fields of interest (the "Scientific Advisors"). The Scientific Advisors have assisted Ansan in identifying scientific and product development opportunities, in reviewing and evaluating with management the progress of research programs, and in recruiting and evaluating scientists and other employees. It is expected that the Scientific Advisors will continue to meet with management and key scientific employees of Ansan in groups or individually on an informal basis.

PATENTS AND PROPRIETARY RIGHTS

  Ansan's success will depend, in part, on its ability, and the ability of its licensor(s), to obtain protection for its products and technologies under United States and foreign patent laws, to preserve its trade secrets, and to operate without infringing the proprietary rights of third parties. Ansan has obtained rights to certain patents and patent applications and may, in the future, seek rights from third parties to additional patents and patent applications. There can be no assurance that patent applications relating to Ansan's potential products which have been licensed by Ansan from Bar-Ilan, or that it may license from others in the future, will result in patents being issued, that any issued patents will afford adequate protection to Ansan or not be challenged, invalidated, infringed or circumvented, or that any rights granted thereunder will afford additional competitive advantages to Ansan. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of Ansan's products or technologies, or, if patents are issued to, or licensed by, Ansan design around such patents. There also can be no assurance that the validity of any of the patents licensed to Ansan would be upheld if challenged by others in litigation or that Ansan's activities would not infringe patents owned by others. Ansan could incur substantial costs in defending itself in suits brought against it or any of its licensors, or in suits in which Ansan may assert, against others, patents in which Ansan has rights. Should Ansan's products or technologies be found to infringe patents issued to third parties, the manufacture, use, and sale of Ansan's products could be enjoined and Ansan could be required to pay substantial damages. In addition, Ansan may be required to obtain licenses to patents or other proprietary rights of third parties, in connection with the development and use of its products and technologies. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to Ansan, if at all.

  Ansan is aware of the existence of prior art reference which may affect the validity of certain claims in the issued patent, which claims broadly cover AN10, among other compounds. Reexamination or reissue of such patent by the PTO, in light of these references, may be necessary in order to obtain valid claims which are both free of the prior art and which specifically cover AN10. In the course of preparing for reexamination or otherwise, additional prior art may be uncovered which might affect the validity of such proposed narrow claims. Such art would need to be brought to the attention of the PTO, in connection with any reexamination. Moreover, there can be no assurance that the PTO will grant a request for reexamination, or if granted, that such reexamination will result in the issuance of the desired claims. In any event, given that the already-uncovered prior art references relates to compounds but not to methods of treatment, the existence of such references would not, as a matter of U.S. patent law, be expected to affect any claims directed to the use of AN10 to treat beta-hemoglobinopathies as covered in United States Patent No. 5,569,675 issued in October 1996, which Ansan has licensed from Bar-Ilan.

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

  Ansan is also aware of other patents (the "Perrine patents") which appear to cover the administration of butyric acid, during gestation or infancy, to ameliorate beta-hemoglobinopathies disorders, including sickle cell anemia and beta-thalassemia, by increasing the level of fetal hemoglobin. To the extent that AN10 converts to butyric acid and in the event Ansan's commercial activities include administration of AN10 during gestation and/or infancy, such activities could give rise to issues of infringement of the Perrine patents.

  Ansan also relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, advisors, and others. There can be no assurance that employees of Ansan, consultants, advisors, or others, will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary information of Ansan will not otherwise become known or be independently developed by competitors in such a manner that Ansan will have no practical recourse.

SUPPLIERS

  Ansan currently obtains from outside suppliers the supplies (i.e., drug substance) of Pivanex(TM) Injection and Novaheme(TM) Injection necessary to create the formulations for use in its research and development efforts. Pursuant to the Apafant License, Boehringer Ingelheim has provided Ansan with drug substance for currently planned Apafant clinical trials. Nevertheless, there can be no assurance that such vendors will, in fact, agree to perform the requested activities for Ansan. There can be no assurance that Ansan will not experience delays or other supply problems that may materially adversely affect Ansan's research and development efforts or that Ansan will be able to obtain an alternate source of supply on a timely basis.

MANUFACTURING AND MARKETING

  Ansan neither has, nor expects to have in the foreseeable future, the resources to manufacture or directly market on a commercial scale any products that it may develop. In connection with its research and development activities, Ansan may seek to enter into collaborative arrangements with larger pharmaceutical, health care or chemical companies to assist in funding the substantial development costs associated with bringing drug products to market. These entities may also be responsible for commercial scale manufacturing, which will be subject to applicable FDA regulations (see "-- Government Regulation"). Ansan anticipates that such arrangements may involve the granting by it of exclusive or semi-exclusive rights to sell specific products to specified market segments or in particular geographic territories in exchange for a royalty or other financial considerations.

  To date, Ansan has not entered into any commercial manufacturing or marketing agreements for any of its proposed products. There can be no assurance that Ansan will be able to enter into any such arrangements on favorable terms, or at all. Such collaborative marketing arrangements, whether licenses, joint ventures or otherwise, may result in lower revenues than would otherwise be generated if Ansan conducted the marketing of its own products. To the extent that Ansan ultimately determines to undertake commercial scale manufacturing or direct marketing activities, it will require substantial additional personnel and financial resources.

COMPETITION

  The pharmaceutical and biotechnology industries are characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including major pharmaceutical companies and specialized biotechnology companies, are engaged in the development and commercialization of therapeutic agents designed for the treatment of the same diseases and disorders targeted by Ansan. Many of the competitors of Ansan have substantially greater financial and other resources, larger research and development staffs and more experience in the regulatory approval process.

  Ansan is aware that Alpha Therapeutics Corporation ("Alpha") is currently developing, through technology covered by the Perrine patents, a butyrate-related treatment for blood disorders that would directly compete with Ansan's Novaheme Injection product. Ansan has also become aware of recently published clinical results regarding arginine butyrate, another butyrate-related treatment for blood disorders that would directly compete with Ansan's Novaheme Injection product, which results suggest that when arginine butyrate is given intravenously for several weeks to a small number of patients, it does not significantly increase fetal blood hemoglobin levels. There can be no assurance that Novaheme Injection will prove to be more efficacious in the treatment of blood disorders than the drug under development by Alpha or than arginine butyrate or that, in the event that Novaheme Injection is approved for commercialization, that Novaheme Injection will gain wider market acceptance than the Alpha product. In addition, Novaheme Injection will face competition from hydroxyurea, a therapeutic agent currently marketed for other indications and which has just completed clinical testing for the treatment of blood disorders. Although Ansan believes that hydroxyurea will only have limited effectiveness in the treatment of beta-hemoglobinopathies since initial studies have shown it to be toxic and, in certain experimental models, less effective than Novaheme Injection at increasing the ex vivo expression of HbF levels, there can be no assurance that Novaheme Injection will ultimately prove to be more efficacious at treating blood disorders than hydroxyurea or that, in the event that Novaheme Injection is approved for commercialization, that it will gain wider market acceptance than hydroxyurea.

  Ansan is also aware that British Biotechnology, PLC ("BBP") is currently developing lexipafant, another platelet activating factor antagonist, for the treatment of patients with pancreatitis. BBP is currently engaged in Phase III clinical trials in the United States and has filed for marketing approval in the EU. If lexipafant is approved prior to Apafant, it may increase the cost and time required to obtain approval of Apafant, or limit the indications for which Apafant may be marketed if it is approved. There can be no assurance that Apafant will prove more efficacious than lexipafant in treating patients with pancreatitis or, if approved, that Apafant will gain market acceptance.

  In addition, colleges, universities, governmental agencies and other public and private research organizations are likely to continue to conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with the technologies being developed by Ansan. These institutions also compete with Ansan in recruiting highly qualified scientific personnel. Ansan expects therapeutic developments in the areas of hematology and acute medical disorders to occur at a rapid rate and competition to intensify as advances in this field are made. Accordingly, Ansan will be required to continue to devote substantial resources and efforts to research and development activities.

GOVERNMENT REGULATION

  Ansan's research and development activities are, and the production and marketing of Ansan's products will be, subject to regulation for safety and efficacy by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous FDA review. The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the research testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in fines, recall or seizure of products, refusal to permit products to be imported into or exported out of the United States, refusal of the government to approve product approval applications or to allow Ansan to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution.

  In order to obtain FDA approval of a new drug, Ansan generally must submit proof of purity, potency, safety and efficacy, among other things. In most cases, such proof entails extensive clinical and preclinical laboratory tests. The preclinical and clinical testing, together with preparation of necessary applications with the FDA, are expensive and may take several years to complete. There is no assurance that the FDA will act favorably or quickly in reviewing submitted applications. Significant delays and/or costs may be encountered by Ansan in its efforts to obtain FDA approvals, which could delay or preclude Ansan from marketing any products it may develop. The processing of those applications by the FDA is a lengthy process and may also take several years. Any future failure to obtain, and/or delay in obtaining, such approvals could adversely affect the ability of

Ansan to market its proposed products. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which any such products could be marketed. Further, a marketed drug and its manufacturer are subject to continued review, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. In addition, new government regulations may be established that could delay or prevent regulatory approval of the products under development.

  The FDA may also require post-marketing testing and surveillance of approved products, or place other conditions on its approvals. These requirements could cause it to be more difficult or expensive to sell the products, and could therefore restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which Ansan will have the exclusive right to exploit such technologies.

  The Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of new drugs. The procedure for obtaining FDA approval to market a new drug involves several steps. Initially, the manufacturer must conduct preclinical animal testing to demonstrate that the product does not pose an unreasonable risk to human subjects in clinical studies. Upon completion of such animal testing, an IND must be filed with the FDA before clinical studies may begin. An IND application consists of, among other things, information about the proposed clinical trials. Once the IND is approved (or if the FDA fails to act within 30 days), the clinical trials may begin.

  Human clinical trials on drugs are typically conducted in three sequential phases, although the phases may overlap. Phase I trials typically consist of testing the product in a small number of healthy volunteers or in patients, primarily for safety in one or more doses. During Phase II, in addition to safety, the efficacy of the product is evaluated in up to several hundred patients and sometimes more. Phase III trials typically involve additional testing for safety and efficacy in an expanded patient population at multiple test sites. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

  The results of the preclinical and clinical testing on new drugs are submitted to the FDA in the form of an NDA. The NDA approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may refuse to approve an NDA if applicable regulatory requirements are not satisfied. Product approvals, if granted, may be withdrawn if compliance with regulatory standards is not maintained or problems occur following initial marketing.

  There can be no assurance that any required FDA or other governmental approval will be granted, or if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of Ansan's proposed products, cause Ansan to undertake costly procedures and furnish a competitive advantage to more substantially capitalized companies with which Ansan expects to compete. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted.

EMPLOYEES

  Ansan currently has six full-time employees. Ansan's future success depends in significant part upon the continued service of its key scientific personnel and executive officers and its continuing ability to attract and retain highly qualified scientific and managerial personnel. Competition for such personnel is intense and there can be no assurance that Ansan can retain its key employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future.

                          SUMMARY COMPENSATION TABLE

                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

  The following sets forth the compensation paid during the last three fiscal years by Discovery to the person who is expected initially to serve as the chief executive officer of the Combined Company. No other person who is expected initially to serve as an executive officer of the Combined Company received compensation in excess of $100,000 per annum from either Discovery or Ansan during any of the last three fiscal years.

              NAME AND POSITION               YEAR  SALARY   BONUS  STOCK AWARDS
              -----------------               ---- -------- ------- ------------
James S. Kuo, M.D. .......................... 1996 $102,708 $30,000     -- (1)
Chief Executive Officer                       1995      --      --      --
(March 1996 to present)                       1994      --      --      --

--------
(1) In March 1996, the Company issued 340,000 shares of Common Stock to Dr. Kuo. There presently is no trading market for the Common Stock.

  The following table sets forth information with respect to the options exercised by the executive officer named in the Summary Compensation Table during 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                         SHARES OF COMMON      % OF TOTAL
                            UNDERLYING    OPTIONS/SARS GRANTED
                           OPTIONS/SARS     TO EMPLOYEES IN    EXERCISE OR BASE
NAME                         GRANTED          FISCAL YEAR      PRICE ($/SHARE)  EXPIRATION DATE
----                     ---------------- -------------------- ---------------- ---------------
James S. Kuo, M.D. .....     200,000             26.74%             $0.20       January 1, 2007

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Pursuant to a private offering held during June through November 1996, Discovery consummated an offering of Units consisting of Discovery Series A Preferred Stock and Discovery Common Stock (the "Unit Offering") pursuant to which Discovery raised aggregate gross proceeds of approximately $22,002,550. In connection with services rendered by Paramount Capital as placement agent for the Unit Offering, and pursuant to a Placement Agency Agreement entered into by Discovery and Paramount Capital, Discovery paid Paramount Capital cash commissions of approximately $1,980,230, a non-accountable expense allowance of approximately $880,102 and placement warrants to acquire 220,026 shares of Discovery Series A Preferred Stock exercisable until November 8, 2006 at an exercise price of $11 per share and 220,026 shares of Discovery Common Stock, exercisable until November 8, 2006 at an exercise price of $0.25 per share.

  Pursuant to such placement agency agreement, on November 7, 1996, Discovery and Paramount Capital entered into a financial advisory agreement (the "Financial Advisory Agreement"), pursuant to which Paramount Capital will receive a monthly retainer of $4,000 per month for a minimum of 24 months, plus expenses and success fees.

  Discovery has agreed to indemnify Paramount Capital and certain related parties with respect to liabilities arising out of the Unit Offering under the Federal securities laws pursuant to the Placement Agency Agreement entered into by Discovery and Paramount Capital. Discovery has also agreed to indemnify Paramount Capital and certain related parties with respect to liabilities arising out of services rendered pursuant to the Financial Advisory Agreement.

  Lindsay A. Rosenwald, M.D., who is the Chief Executive Officer of RAQ, LLC, a principal stockholder of Discovery, is also the Chairman of the Board of Directors, Chief Executive Officer, President and the sole stockholder of Paramount Capital. Dr. Rosenwald is also a director of Titan and a director of Ansan. Steven H. Kanzer, C.P.A., Esq., the Chairman of the Board of Directors and a stockholder of Discovery, is a Senior Managing Director of Paramount Capital and Senior Managing Director--Head of Venture Capital of Paramount Investments. Kenneth Johnson, the Director of Business Development and a stockholder of Discovery, is a Technology Associate of an affiliate of Paramount Capital. Steven Birnbaum, Discovery's Project Manager for the ST-630 program for postmenopausal osteoporosis, was previously employed by Paramount Investments as a Technology Associate.

  Paramount capital acted as placement agent in connection with Titan's private equity placement during 1993 and in connection there with received
fees of              .

  Louis R. Bucalo, Chairman of Ansan's Board of Directors, is also President, Chief Executive Officer and a member of the Board of Directors of Titan, the majority stockholder of Ansan.

  In 1992, Titan purchased 327,446 shares of Common Stock of Ansan for nominal consideration. In May 1994, Titan purchased 532,651 shares of Ansan preferred stock for $992,592 in cash and the forgiveness of a debt in the amount of $1,449,064, which shares were converted into 532,651 shares of Common Stock upon completion of Ansan's initial public offering during August and September of 1995. In connection with Titan's purchase of such preferred stock of Ansan, Titan was granted the right, exercisable in prescribed circumstances, to demand or to participate in certain registrations of securities under the Securities Act. Stock held by Titan will be repurchased by Ansan pursuant to the Titan Sublicense Agreement.

  From its inception in November 1992 until May 1995, Ansan received loans from Titan to enable it to fund its operations. At March 31, 1995, the aggregate amount of such loans outstanding was $1,551,252. Upon the closing of Ansan's initial public offering, the March 31, 1995 balance was converted into shares of Ansan Common Stock at the conversion rate of $4.40 per share. From April 1995 through May 1995, Titan made additional non-interest bearing working capital advances to Ansan in the aggregate amount of $108,280, which amount were repaid with cash.

  Since Ansan's inception, Titan has provided certain executive, administrative, financial, business development and regulatory services to Ansan. Ansan pays Titan for such services on a quarterly basis. Ansan also pays for any out-of-pocket expenses incurred by Titan in providing the services to Ansan. During the period from inception through December 31, 1993, the year ended December 31, 1994, the year ended December 31, 1995, and the year ended December 31, 1996, Ansan incurred expenses in the aggregate of approximately $205,000, $523,000, $376,000 and $57,000 respectively, pursuant to the services arrangement. Ansan has in the past used certain facilities and equipment leased by Titan and reimbursed Titan for the expenses incurred by Titan with respect to such use, in addition to having entered an assignment and sublease with Titan, along with the other subsidiaries of Titan, under such equipment lease. Ansan's liability with respect to such equipment lease has been terminated.

  In May 1993, Discovery issued a total of 1,132,500 shares of Common Stock to Lindsay A. Rosenwald, M.D., for $0.002 per share. Dr. Rosenwald subsequently transferred these shares to RAQ, LLC. In March 1996, Discovery issued an additional 1,595,100 shares of Common Stock to RAQ, LLC for $0.002 per share. Dr. Rosenwald is the Chief Executive Officer of RAQ, LLC. During 1995 and the first quarter of 1996, Dr. Rosenwald provided loans to Discovery in the aggregate amount of $17, 794, the proceeds of which were used for salary and administration purposes. Dr. Rosenwald contributed such loans to the capital of Discovery prior to the initiation of the Unit Offering. Dr. Rosenwald had guaranteed a credit facility provided by Fleet Bank in favor of Discovery in an amount up to $350,000. The proceeds of these loans were used by Discovery in connection with its entry into the CMHA License Agreement and for general operating and working capital purposes. The outstanding balance of such loans, $201,000, was repaid in September 1996 using a portion of the proceeds of the Unit Offering.

  In February 1995, Discovery issued a total of 194,250 shares of Common Stock for $0.002 per share to Mr. Kanzer and an additional 85,000 shares for $0.002 per share to certain family member of Mr. Kanzer. In March 1996, Discovery issued an additional 242,500 shares of Common Stock to Mr. Kanzer for $0.002 per share. In February 1995, Discovery issued an additional 1,500 shares of Common Stock and in March 1996 issued an additional 123,500 shares of Common Stock to Evan Myrianthopoulos, the Chief Operating Officer, Secretary and a Director of Discovery, for $0.002 per share. In September 1996, Discovery issued an additional 62,000 shares of Common Stock to Mr. Myrianthopoulos for $0.002 per share in recognition of his identification and introduction of the KL4-Surfactant technology to Discovery, which preceded his employment by Discovery. In May 1996, Discovery entered into employment agreements with Messrs. Kanzer and Myrianthopoulos. Mr. Myrianthopoulos' employment agreement was terminated when he became a full-time employee of Discovery effective January 1, 1997.

  In April 1996, Discovery entered into a three-year employment agreement with James S. Kuo, the Chief Executive Officer and President and a Director of the Company. In October 1996, ATI entered into a four-year employment agreement with Robert J. Capetola, Ph.D., the President, Chief Executive Officer and Chairman of the Board of ATI.

  In connection with Dr. Max Link's serving on the Board of Directors of Discovery, Discovery issued him, in September 1996, 25,000 options exercisable at $0.20 per share. Discovery has issued 50,000 shares of Common Stock for $0.002 per share to Steve Birnbaum.

  In October 1996, Harris Kanzer, who is the father of Steve H. Kanzer, purchased 6,000 shares of Common Stock and 6,000 shares of Series A Preferred Stock from Discovery in the Unit Offering.

  In February 1997, Discovery granted options exercisable at $0.20 per share for the purchase of 200,000 shares of the Common Stock to Dr. Kuo, for the purchase of 40,000 shares of the Common Stock to Mr. Kanzer; and for the purchase of 30,000 shares of the Common Stock to Mr. Myrianthopoulos. Twenty-five percent of the foregoing options vested immediately and the remainder of such options are subject to vesting on a monthly basis over a 36-month period that commenced January 31, 1997.

  In July 1994, Dr. Bucalo, received options to purchase 15,052 shares of Ansan Common Stock at an exercise price of $.29 per share.

  In May 1994, nine members of Titan's Board of Directors, including Dr. Rosenwald, each received options under Ansan's 1993 Stock Option Plan to purchase 335 shares of Common Stock at an exercise price of $.29 per share.

  In March 1997, Titan and Ansan entered into an agreement for financing pursuant to which Titan advanced Ansan $1,000,000 in return for the Debenture. The Debenture will be repaid upon closing of the Merger. See "Information Concerning Ansan--Relationship with Titan Pharmaceuticals, Inc."

  Each of Discovery and Ansan has agreed pursuant to its charter documents to indemnify its Directors to the maximum extent permissible under the DGCL.

  Each of Discovery and Ansan believes that all of the transactions set forth above with respect to it were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. Ansan has adopted a policy that all future transactions, including loans, between Ansan and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to Ansan than could be obtained from unaffiliated third parties. It is expected that the Combined Company will continue this policy.

                            PRINCIPAL STOCKHOLDERS

  The following sets forth certain information regarding beneficial ownership of the Ansan Common Stock and the Discovery Common Stock as of July 31, 1997, and the beneficial ownership such shares will represent after the Merger (i) by each person known by Ansan to beneficially own more than five percent of the Ansan Common Stock, (ii) by each person known by Discovery to beneficially own more than five percent of the Discovery Common Stock, (iii) by each director of Ansan and each director of Discovery, (iv) by the chief executive officer and the four most highly paid executive officers of each of Ansan and Discovery, (v) by all directors and all such executive officers of Ansan as a group, and (vi) by all directors and all such executive officers of Discovery as a group.

                                  ANSAN SHARES    DISCOVERY SHARES
                                  BENEFICIALLY      BENEFICIALLY     BENEFICIAL
                                 OWNED PRIOR TO    OWNED PRIOR TO    OWNERSHIP
                                    MERGER(1)         MERGER(1)     AFTER MERGER
                                ----------------- ----------------- ------------
NAME AND ADDRESS                 NUMBER   PERCENT  NUMBER   PERCENT   PERCENT
----------------                --------- ------- --------- ------- ------------
RAQ, LLC(2)...................                    2,638,500  39.16%    32.40%
787 Seventh Avenue, 44th Floor
New York, NY 10019
Lindsay A. Rosenwald,
 M.D.(2)(10)..................  1,212,989  32.08% 2,638,500  39.16%    32.40%
787 Seventh Avenue, 44th Floor
New York, NY 10019
Paramount Capital
 Incorporated(3)..............                    1,100,130  13.98%    13.51%
787 Seventh Avenue, 48th Floor
New York, NY 10019
Steven H. Kanzer, C.P.A.,
 Esq.(4)......................                      454,250   6.72%     5.57%
787 Seventh Avenue, 44th Floor
New York, NY 10019
James S. Kuo, M.D.(5).........                      427,500   6.26%     5.19%
787 Seventh Avenue, 44th Floor
New York, NY 10019
Evan Myrianthopoulos(6).......                      195,225   2.89%     2.39%
787 Seventh Avenue, 44th Floor
New York, NY 10019
David Crockford(7)............                       43,750      *         *
787 Seventh Avenue, 44th Floor
New York, NY 10019
Juerg F. Geigy, Esq. .........                       35,000      *         *
44 Elisabethenstrasse
CH-4051 Basel, Switzerland
Max Link, Ph.D.(8)............                       25,000      *         *
230 Central Park West, Apt.
 14A
New York, NY 10024
Herbert H. McDade, Jr.(9).....                       35,000      *         *
Access Pharmaceuticals
660 White Plains Road, Suite
 400
Tarrytown, NY 10501
Marc C. Rogers, M.D.(9).......                       47,500      *         *
4406 W. Cornwallis Road
Durham, NC 27705

                                  ANSAN SHARES     DISCOVERY SHARES
                                  BENEFICIALLY       BENEFICIALLY     BENEFICIAL
                                 OWNED PRIOR TO     OWNED PRIOR TO    OWNERSHIP
                                    MERGER(1)          MERGER(1)     AFTER MERGER
                                -----------------  ----------------- ------------
NAME AND ADDRESS                 NUMBER   PERCENT   NUMBER   PERCENT   PERCENT
----------------                --------- -------  --------- ------- ------------
Discovery Directors and Four
Discovery Officers as a Group
(8 person)....................                     1,263,225  18.06%    15.04%
Titan Pharmaceuticals,
 Inc.(10).....................  1,212,654  32.08%                           *
400 Oyster Point Blvd., #545
South San Francisco, CA 94080
Louis R. Bucalo, M.D.(10).....  1,227,706  32.35%                           *
c/o Ansan, Inc.
400 Oyster Point Blvd., #545
South San Francisco, CA 94080
Vaughan H. J. Shalson(11).....    182,000  4.59%                            *
c/o Ansan, Inc.
400 Oyster Point Blvd., #545
South San Francisco, CA 94080
Richard Sperber(11)...........     27,823                                   *
c/o Ansan, Inc.
400 Oyster Point Blvd., #545
South San Francisco, CA 94080
Ilan Cohn, Ph.D.(11)..........     22,800                                   *
c/o Ansan, Inc.
400 Oyster Point Blvd., #545
South San Francisco, CA 94080
David Naveh, Ph.D.(11)........     22,800                                   *
c/o Ansan, Inc.
400 Oyster Point Blvd., #545
South San Francisco, CA 94080
All executive officers and ...  1,483,464 36.62%                            *
directors of Ansan as a group
(5 persons)
Discovery Laboratories,
 Inc.(12).....................    928,571 24.56%                            *
509 Madison Avenue, 14th Floor
New York, NY 10022

--------
 (1) Determined in accordance with Rule 13d-3 under the Exchange Act. Shares issuable upon exercise of outstanding options that are exercisable within 60 days from the date of this Prospectus/Proxy Statement are considered outstanding for purposes of calculating the percentage ownership of Ansan Common Stock or Discovery Common Stock, as the case may be, of the person holding such options but are not considered outstanding for computing the percentage ownership of any other person.

 (2) Dr. Rosenwald is the Chief Executive Officer of RAQ, LLC and therefore may be deemed to be the beneficial owner of such shares by virtue of his right to vote and/or dispose of shares held by RAQ LLC. Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder of Paramount Capital. Dr. Rosenwald disclaims beneficial ownership of any securities issuable upon exercise of warrants granted to employees of Paramount Capital.

 (3) Represents warrants exercisable at $0.25 per share for the purchase of 220,026 shares of Discovery Common Stock and warrants exercisable at $11 per share for the purchase of 220,026 shares of Discovery Series A Preferred Stock, all of which are exercisable within 60 days of the date hereof.

 (4) Includes options exercisable at $0.20 per share to purchase 17,500 shares of Discovery Common Stock, all of which are exercisable within 60 days of the date hereof. Does not include an additional 91,000 shares of Discovery Common Stock owned by certain family members of Mr. Kanzer as to which Mr. Kanzer disclaims beneficial ownership.
 (5) Includes 255,000 shares that are subject to Discovery's right to repurchase in the event Dr. Kuo's employment with Discovery is terminated prior to March 1999 and may not be sold or transferred prior to the lapse of Discovery's right to repurchase. Also includes options exercisable at $0.20 per share to purchase 87,500 shares of Discovery Common Stock, all of which are exercisable within 60 days of the date hereof.

 (6) Includes options exercisable at $0.20 per share to purchase 13,125 shares of Discovery Common Stock, all of which are exercisable within 60 days thereof. Does not include an additional 4,900 shares of Discovery Common Stock owned by Mr. Myrianthopoulos' brother, as to which Mr.
     Myrianthopoulos disclaims beneficial ownership.

 (7) Represents options exercisable at $0.20 per share to purchase 43,750 shares of Discovery Common Stock, all of which are exercisable within 60 days of the date hereof.

 (8) Represents options exercisable at $0.20 per share to purchase 25,000 shares of Discovery Common Stock, all of which are exercisable within 60 days of the date hereof.

 (9) Represents or includes options exercisable at $0.10 per share to purchase 35,000 shares of Discovery Common Stock, all of which are exercisable within 60 days of the date hereof.

(10) 1,212,654 shares owned of record by Titan which stock will be cancelled as of the Effective Time. Dr. Bucalo is president and Chief Executive Officer and a member of Titan's Board of Directors and Dr. Rosenwald is a member of Titan's Board of Directors. As a result, each of Drs. Rosenwald and Bucalo may be deemed to share voting or investment power with respect to such shares. Each of these individuals, however, disclaims beneficial ownership with respect to such shares. Dr. Rosenwald beneficially owns 335 shares of Ansan Common Stock issuable upon exercise of outstanding options.

(11) Represents shares issuable on the exercise of outstanding options.

(12) Represents the Ansan Series A Preferred Stock purchased pursuant to the Series A Purchase Agreement which stock will be cancelled as of the Effective Time.

  * Less than one percent (1%)

          ADDITIONAL MATTERS FOR CONSIDERATION BY ANSAN STOCKHOLDERS

  In addition to the consideration of the Merger Proposal, the stockholders of Ansan will be asked to consider and vote upon the following matters at the Ansan Special Meeting.

PROPOSAL 2--REVERSE STOCK SPLIT--APPROVAL OF AMENDMENT TO ANSAN CERTIFICATE OF
                                 INCORPORATION

GENERAL

  The Ansan Board of Directors has approved an amendment to Article FOURTH of Ansan's Certificate of Incorporation to convert and reconstitute the Ansan Common Stock whereby a number of shares of Ansan Common Stock between two and five, such number consisting only of whole shares and tenths of shares, as shall be determined by the Board of Directors shall be converted and reconstituted into one share of new Ansan Common Stock ("New Common Stock") and to pay cash equal to the fair market value, as determined by the Board of Directors, of any fractional share resulting from such conversion and reconstitution (the "Reverse Stock Split"). The Ansan Certificate Amendment filed with the Delaware Secretary of State will reflect the reverse stock split and ratio selected by the Ansan Board of Directors. The Board of Directors will determine the fair market value payment to holders of fractional shares of Ansan Common Stock based upon the fair market value of the Ansan Common Stock.

  Ansan is currently authorized to issue 20,000,000 shares of Ansan Common Stock. The number of authorized shares of Ansan Common Stock would not be changed by the proposed amendment and, consequently, Ansan would be able to issue a substantial number of additional shares of Ansan Common Stock without further stockholder approval. Although the Board of Directors does not have any present plans to issue additional shares of Ansan Common Stock other than pursuant to the Merger, it believes that it is desirable for Ansan to have additional authorized but unissued Ansan Common Stock to provide flexibility to act promptly with respect to acquisitions, public and private financings and for other appropriate purposes. Such availability will eliminate the delays and expense which otherwise might be incurred if stockholder approval were required for certain transactions involving the issuance of securities. Furthermore, in the event of a proposed merger, tender offer or other attempt to gain control of Ansan of which the Board of Directors did not approve, it would be possible for the Board of Directors to authorize the issuance of a substantial block of Ansan Common Stock, without obtaining stockholder approval, as part of an alternative business combination or a recapitalization which stockholders might find more attractive. However, additional authorized Ansan Common Stock could also be issued to one or more persons who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal any provisions of Ansan's Certificate of Incorporation or By-laws, would be defeated. An effect of the increased number of authorized shares resulting from the Reverse Stock Split, therefore, may be to deter a future takeover attempt which holders of Ansan Common Stock may deem to be in their best interests or in which holders of Ansan Common Stock may receive a premium for their shares over the market price. However, the Board of Directors believes that the benefits of providing it with the flexibility to issue shares without delay for any business purpose, including as an alternative to an unsolicited takeover attempt opposed by the Board, outweigh the possible disadvantages of dilution and discouraging such unsolicited takeover proposals and that it is prudent and in the best interests of the stockholders to provide the advantage of greater flexibility which will result from the approval of the proposed Reverse Stock Split.

  If approved by the Ansan stockholders, the Reverse Stock Split would become effective upon the filing of the Ansan Certificate Amendment with the Delaware Secretary of State on any date selected by the Board of Directors on or prior to January 31, 1998 (the "Amendment Effective Date"). If no Reverse Stock Split is effected by the Amendment Effective Date, the Board will take action to abandon the Reverse Stock Split pursuant to Section 242(c) of the DGCL.

  By approving the Ansan Certificate Amendment, the stockholders authorize the Ansan Board of Directors to implement the Reverse Stock Split at any time between the approval of the Ansan Certificate Amendment and January 31, 1998. The stockholders, accordingly, may not, following approval of the Ansan Certificate Amendment, rescind their vote even if the timing of the Ansan Certificate Amendment may adversely affect any stockholder.

  Ansan's stockholders will recognize no taxable gain or loss as a result of the Reverse Stock Split. The basis of the shares of Ansan Common Stock to be issued after the Reverse Stock Split will be the same as the basis prior to the Reverse Stock Split.

  Consummation of the Reverse Stock Split will, in and of itself, not result in a change in the relative equity position or voting power of the holders of Ansan Common Stock although such will be significantly impacted by the Merger Proposal. As a result, however, of the fact that the Reverse Stock Split will reduce the number of issued and outstanding shares of Ansan Common Stock without changing the par value of such stock, the Reverse Stock Split will result in a decrease in Ansan's stated capital.

  The Board of Directors believes that it is difficult to attract new investors to Ansan due to the fact that the Ansan Common Stock trades at a relatively low price (generally less than $2.00 per share). Institutional investors are typically restricted from investing in companies whose stocks trade at relatively low prices per share. Stockbrokers also are sometimes subject to internal restrictions on their ability to recommend lower priced stocks because of the general presumption that such stocks may be highly speculative. Furthermore, stock which trades in the trading range of Ansan Common Stock may not be marginable. The Board of Directors believes that the Reverse Stock Split may have the effect of increasing the market price per share of Ansan Common Stock. An increase in the per share price of Ansan Common Stock may, over time, alleviate some or all of these conditions, although such alleviation cannot be assured. On the other hand, stockholders should be aware that a reverse stock split may result in a decrease in the trading volume of Ansan Common Stock due to the decrease in the number of outstanding shares.

PURPOSES OF THE REVERSE SPLIT AMENDMENT

  The Reverse Stock Split would decrease the number of shares of Ansan Common Stock outstanding and presumably increase the per share market price for the New Common Stock. The principal reasons for the Reverse Stock Split are to stimulate interest in the Ansan Common Stock, promote greater liquidity for Ansan's stockholders and to put Ansan in a position to have the Ansan Common Stock continue to be listed on the Nasdaq SmallCap Market.

  There can be no assurance that any of the intended effects of the Reverse Stock Split will occur, that the price per share of Ansan Common Stock will increase proportionately with the decrease in the number of shares, or that any price increase can be sustained for a prolonged period of time. There also can be no assurance that Ansan will be able to continue to meet the maintenance listing requirements of the Nasdaq SmallCap Market or that the Combined Company will be able to meet the new listing or maintenance listing requirements that will be applicable to it.

EFFECT OF THE REVERSE STOCK SPLIT

  The following table shows the effect of the Reverse Stock Split, as of the Effective Time, at the minimum split ratio (one-for-two) and at the maximum split ratio (one-for-five) (this table is not exhaustive of all possible Reverse Stock Splits that fall within the Board-approved range and is only intended for illustrative purposes):

                                                              NEW COMMON STOCK
                                                            --------------------
                                                                       ONE-FOR-
                                                             ONE-FOR-    FIVE
                                                 EFFECTIVE  TWO SPLIT    SPLIT
                                                    TIME      RATIO      RATIO
                                                 ---------- ---------- ---------
   Common Stock Outstanding....................   9,502,391  4,751,195 1,900,478
   Shares of Common Stock issuable upon conver-
    sion of Series B Preferred Stock...........  10,271,727  5,135,864 2,054,345
   Shares of Common Stock issuable upon exer-
    cise of outstanding options and warrants...   2,429,379  1,214,690   485,876
   Total.......................................  22,203,497 11,101,750 4,440,699
   Decrease in Stated Capital..................         --  $   11,102 $  17,763

  The affirmative vote of a majority of the stock entitled to vote is required to approve the Ansan Certificate Amendment. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE ANSAN CERTIFICATE AMENDMENT.

         PROPOSAL 3--APPROVAL OF AMENDMENT OF ANSAN STOCK OPTION PLAN

  The Board of Directors has approved, subject to stockholder approval, amendments to Ansan's 1995 Stock Option Plan (the "Ansan Stock Option Plan") increasing the number of shares reserved for issuance thereunder. The stockholders are asked to approve the adoption of these amendments to the Ansan Stock Option Plan.

THE EXISTING PLAN

  The purpose of the Ansan Stock Option Plan is to secure for Ansan and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to Ansan who are expected to contribute to Ansan's future growth. Ansan can grant either incentive stock options ("ISOs") or nonqualified stock options ("NQOs") under the Ansan Stock Option Plan. Only full-time employees of Ansan, currently approximately six people, are eligible to receive ISOs or NQOs. Consultants and advisors are eligible to receive only NQOs.

  The Plan provides for the automatic grant of an option ("Director Option") to purchase 5,000 shares of Ansan Common Stock to each director who is not an employee or principal stockholder of Ansan ("Eligible Director") upon his/her initial election or appointment to the Board of Directors. Thereafter, each Eligible Director is granted a Director Option to purchase 1,000 shares of Ansan Common Stock on the day immediately following the date of each annual meeting of Ansan's stockholders. The exercise price of Director Options is the fair market value of Ansan's Common Stock on the date of grant. Director Options are exercisable in four equal annual installments commencing six months from the date of grant.

  Options granted expire 10 years after the date of grant, or earlier, in the event of termination of the optionee's employment or consulting relationship with Ansan. Director Options expire on the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors. The per share exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant.

  The consideration payable upon exercise of, or for tax payable in connection with the exercise of, an option may be paid in cash, or by delivery of Ansan Common Stock or other consideration approved by the Board of Directors. Ansan will not receive any consideration upon the grant of any options. Options may be exercised immediately, or may vest in accordance with a schedule related to the particular grant, and must generally be exercised within three months after a participant's employment by, or consulting or advisory relationship with, Ansan terminates. If termination is due to the participant's death, retirement or disability, the options may be exercised for twelve months thereafter. In the event of certain transactions, including for example, sale of all or substantially all the assets of Ansan, a consolidation or merger in which Ansan is not the surviving company, or a liquidation of Ansan, the Board of Directors is authorized to take a number of actions related to outstanding options, including acceleration of vesting.

  The Board may amend or modify the Ansan Stock Option Plan or any option at any time, except that the consent of a participant is required if the participant's rights under an outstanding option would be impaired. In addition, to the extent required for the Ansan Stock Option Plan to satisfy the conditions of Rule 16b-3 under the Exchange Act, or, with respect to provisions solely as they relate to ISOs, to the extent required for the Ansan Stock Option Plan to comply with Section 422 of the Code, the stockholders of Ansan must approve any amendment or modification of the Ansan Stock Option Plan that would (i) increase the total number of shares reserved under the Ansan Stock Option Plan, (ii) change the minimum price terms for option exercise, (iii) change the class of persons eligible to participate in the Ansan Stock Option Plan, (iv) extend the maximum option exercise period or (v) materially increase the benefits accruing to participants under the Ansan Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH ANSAN STOCK OPTION PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL ANSAN STOCK OPTION PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

INCENTIVE STOCK OPTIONS

  Award; Exercise. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of Ansan (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk of forfeiture" (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

  Sale of Option Shares. If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to Ansan is taxable as long-term capital gain. Under these circumstances, Ansan would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO is exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) is taxable as ordinary income, and Ansan is entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to income and employment tax withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain, which is generally taxed at lower rates than ordinary income. Optionees are required to notify Ansan immediately prior to making a Disqualifying Disposition. If stock is sold to Ansan rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to Ansan will constitute a redemption of such shares which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code. The timing and amount of income from a Disqualifying Disposition and the beginning of the optionee's holding period for determining whether capital gain or loss is long- or short-term may be affected if option stock is acquired subject to a repurchase right or other "substantial risk of forfeiture" (including in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

  Exercise With Stock. If an optionee pays for ISO shares with shares of Ansan acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of Ansan, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned non-statutory option stock is used to exercise an ISO.

NONQUALIFIED STOCK OPTIONS

  Award; Exercise. An optionee is not taxable upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election") with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The optionee's tax basis in the shares will be the fair market value of the shares on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on or immediately after that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the NQO and their fair market value as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

  Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by Ansan, and Ansan receives a corresponding income tax deduction.

  Sale of Option Shares. Upon sale, other than to Ansan, of shares acquired under a NQO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. If stock is sold to Ansan, rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to Ansan will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

  Exercise with Stock. If an optionee tenders Common Stock to pay all or part of the exercise price of a NQO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are treated as newly acquired with a zero basis.

  If the surrendered shares are statutory option stock as described above under "Incentive Stock Options" with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

SPECIAL FEDERAL INCOME TAX CONSIDERATION DUE TO SHORT SWING PROFIT RULE

  The potential liability of a person subject to Section 16 of the Exchange Act to repay short-swing profits from the resale of shares acquired under an Ansan plan constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is generally treated as lapsing at such time as the potential liability under Section 16 lapses. Persons subject to
Section 16 who would be required by Section 16 to repay profits from the immediate resale of stock acquired under an Ansan plan should consider whether to file a Section 83(b) Election at the time they acquire stock under an Ansan plan in order to avoid deferral of the date that they are deemed to acquire shares for federal income tax purposes.

THE PROPOSED AMENDMENT

  Currently, the Ansan Stock Option Plan provides that a total of 150,000 shares of Ansan Common Stock may be issued thereunder. On May 8, 1997, the Ansan Board of Directors approved an increase in the number of shares that may be issued under the Ansan Stock Option Plan to 375,000 shares of Ansan Common Stock, subject to stockholder approval. The proposed amendment to the Ansan Stock Option Plan increases the number of shares of Ansan Common Stock available for issuance thereunder to a total of 1,187,400 shares of Ansan Common Stock, in order to ensure that there will be a sufficient reserve of shares following the Effective Time to permit the granting of further options under such plan. In the event the Reverse Stock Split is effected, the Board of Directors will not grant options pursuant to the Ansan Stock Option Plan that would result in more than the maximum authorized options, reduced to reflect the Reverse Stock Split, being outstanding.

  The affirmative vote of a majority of the votes that could be cast by stockholders who are present or represented at the Ansan Special Meeting is required to adopt the amendment to the Ansan Stock Option Plan. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE AMENDMENT TO THE ANSAN STOCK OPTION PLAN

                                OTHER BUSINESS

  Ansan's Board of Directors does not presently intend to bring any other business before the Ansan Special Meeting and, so far as is known to Ansan's Board of Directors, no matters are to be brought before the Ansan Special Meeting except as specified in the notice of the Ansan Special Meeting. As to any business that may properly come before the Ansan Meeting or any adjournment thereof, however, it is intended that proxies, in the form enclosed, will be voted in the respect thereof, in accordance with the judgment of the persons voting such proxies.

                       INFORMATION CONCERNING DISCOVERY

  Discovery is a development stage pharmaceutical company that is focused on acquiring, developing and commercializing proprietary, investigational drugs that have previously been tested in humans or animals. Discovery's strategy is to conduct preclinical and clinical studies on investigational drugs licensed from third parties, either alone or in collaboration with corporate partners. Discovery may also seek to enter into collaborations with corporate partners for manufacturing and marketing of such drugs.

PRODUCTS AND TECHNOLOGIES UNDER DEVELOPMENT

SUPERVENT(TM)

 Background

  Discovery is developing SuperVent(TM) as a stable aerosolized, multidimensional therapy for airway diseases characterized by inflammation, injurious oxidation and excessive sputum. SuperVent's(TM) active compound is tyloxapol, a non-anionic, alkylaryl polyether alcohol polymer which has been safely used as an emulsifying agent in drug formulations by the United States pharmaceutical industry for over 40 years. Tyloxapol is a slightly viscous, amber liquid that is slowly but freely soluble in water and has a pleasant, slightly aromatic odor. The compound is generally recognized as relatively non-toxic to human cells and the mammalian lung. Tyloxapol had no reported respiratory toxicity in rhesus monkeys when administered daily by aerosol for a year at 15% weight/volume. The compound is not orally absorbed. Experimental research conducted by Discovery's scientific founders has led to the discovery that tyloxapol appears to possess biological activities beyond its well-recognized emulsification properties. Tyloxapol is thought to have three mechanisms of action:

  . Anti-inflammatory activity
  . Anti-oxidant activity
  . Mucolytic activity

  The combination of the above pharmacological activities is not presently found in any single, safe, effective therapy for CF or chronic bronchitis. If successfully developed and approved, SuperVent(TM) is intended to be used daily by CF and chronic bronchitis patients in the home and hospital to preserve pulmonary function and aid mucus expectoration.

  Discovery has obtained an exclusive, worldwide license from The Charlotte-Mecklenburg Hospital Authority ("CMHA") which covers two issued United States patents and two pending United States and corresponding foreign patent applications relating to pharmaceutical preparations containing high concentrations of tyloxapol and the use of tyloxapol for the treatment of a variety of respiratory and other diseases involving inflammation and oxidative damage. The FDA has granted orphan drug status for the use of tyloxapol to treat CF. See "Government Regulation; Orphan Drug Designation." Discovery has commenced clinical testing of SuperVent(TM) for the treatment of CF at the University of Utah Health Sciences Center ("UHSC") and intends to clinically test SuperVent(TM) for the treatment of chronic bronchitis.

 Cystic Fibrosis and Its Pathology

  CF is a progressive, lethal respiratory disease that occurs in about one out of every 2,000 live births in the United States and Europe. CF afflicts approximately 23,000 patients in the United States and a comparable number in Europe. It is the most common lethal genetic disease among Caucasians. A revolutionary improvement in the medical management of CF has allowed most patients with the disease to live until the age of 29. The progressive destruction of CF lungs is the major impediment to even longer survival and improved health. A new therapy which minimizes the pulmonary complications of CF would have a major impact on the length and quality of life of its patients.

  CF results from a genetic defect in the CFTR gene. The CFTR gene codes for a membrane protein responsible for the transport of chloride ions. Because of this genetic defect, CF mucus is excessively viscous and adherent to airway walls. Destruction of the lungs of CF patients occurs gradually as the inability to clear mucus from the lungs leads to blockage of the airways usually beginning in the smaller airways and alveoli.

Impacted mucus traps foreign particles and pathogens and becomes a source of bacterial colonization, typically with Pseudomonas aeruginosa ("Pseudomonas"). The patient's immune system responds to the chronic infection by sending macrophages into the airways which recognize and attempt to destroy the bacteria. These macrophages then recruit legions of neutrophils to the lungs which activate the inflammatory transcriptional factor Nuclear Factor-kappa B ("NF-Kappa B") and initiate a cytokine-mediated inflammatory response. The activated immune cells secrete inflammatory cytokines, oxidative chemicals and destructive enzymes into the lungs. Repeated inflammatory and oxidative processes initiated by macrophages and neutrophils to clear the infection are typically ineffective and result in collateral damage to the alveoli and small airways. Destroyed airway cells, neutrophils and macrophages then spill their DNA and actin into the alveoli and markedly increase the viscosity and adhesiveness of airway sputum. This debris-laden mucus, rich in proteases and oxidants, causes the alveoli to collapse and are then replaced with nonfunctional fibrous tissue. Eventually, a critical number of alveoli, small airway cells and large airway cells are destroyed so that the respiratory function of CF patients becomes insufficient to sustain life.

 Clinical Development Plan for SuperVent(TM) for CF

  Discovery's clinical development plan for SuperVent(TM) is to focus first on CF, for which few safe and effective therapies exist. Discovery has a clinical research agreement with UHSC and has commenced a clinical trial pursuant to such agreement. The principal investigator of this clinical trial is Bruce C. Marshall, M.D., Director of the CF center of the UHSC. The co-investigators are John R. Hoidal, M.D., Chief of the Pulmonary and Pediatric Pulmonary Divisions at UHSC, and Wayne Samuelson, M.D., Director of the Asthma Center at UHSC. In September, 1995, the FDA approved, subject to certain modifications, Dr. Hoidal's physician-sponsored IND application to begin this trial. The trial, which commenced on March 17, 1997, is designed to determine whether aerosolized SuperVent(TM) holds promise as a low toxicity, anti-inflammatory, anti-oxidant and mucolytic agent for the treatment of CF. The specific aims of the initial clinical study, which is presently designed in three parts, are as follows:

  Part A. A dose-ranging study has been performed in ten normal human volunteers receiving 4 ml of aerosolized SuperVent(TM) once daily to confirm a lack of airway toxicity and establish the safe inhaled concentration of SuperVent(TM). The preliminary results from this clinical trial have indicated that the compound had no significant effects on any objective measure of safety, although coughing was noted by several subjects at the highest doses tested. Five to ten additional subjects are expected to be enrolled beginning on or about September 15, 1997. Assessment of outcomes of Part A of the clinical trial will include various measures of respiratory function. Should the drug be deemed safe to study in patients with CF, Part B of the study will proceed following approval by UHSC's institutional review board.

  Part B. An open study will be undertaken to establish the effects of aerosolized SuperVent(TM) on airway physiology and lung inflammation in ten patients with CF. Patients will be followed for two weeks while receiving 4 ml of aerosolized SuperVent(TM) once daily. Assessment of outcomes will include various measures of respiratory function.

  Part C. In the format of a six-week, multi-center, randomized, double-blinded, placebo-controlled trial, 4 ml of aerosolized SuperVent(TM) once daily will be studied in up to 120 patients with CF with measures of outcome including respiratory function and physical exercise criteria.

  Assuming the successful completion of the Phase I/II trial, Discovery intends to commence a multi-center, randomized, double-blinded, placebo-controlled, Phase III clinical trial in CF and to file an additional IND to commence a Phase II clinical trial for the treatment of chronic bronchitis.

 Collaboration with the Cystic Fibrosis Foundation

  Discovery has received assistance from the Cystic Fibrosis Foundation in assembling a CF medical advisory board to advise on the design of the Phase I/II clinical trial in CF. The Cystic Fibrosis Foundation does not endorse investigational drugs but does lend its support to companies conducting clinical trials in CF. If successful in obtaining such support, Discovery intends to utilize the assistance of the Cystic Fibrosis Foundation's patient registry to coordinate a multi-center Phase III clinical trial. If the Phase III trial is successful and regulatory approval to market SuperVent(TM) is obtained, Discovery plans to utilize the Cystic Fibrosis Foundation to distribute the product in the United States and Canada.

CURRENT RESPIRATORY THERAPIES FOR CYSTIC FIBROSIS

 Supportive Care and Traditional Drug Therapies

  The standard treatment for enhancing expectoration of CF sputum is postural drainage and chest percussion. In this daily procedure, patients lie in an inclined position with their head below their chest. The patient's chest is then repeatedly and gently pounded for several minutes with a cupped hand by a care giver. While modestly efficacious, postural drainage and chest percussion is labor intensive and requires a care giver.

  When mucus becomes colonized with bacteria such as Pseudomonas and other pathogens, a variety of intensive oral, intravenous and aerosolized antibiotics are administered. Repeated use of these antibiotics to clear the infection often results in strains of Pseudomonas which are resistant to the antibiotics. Over time, many CF patients become chronically colonized with drug resistant Pseudomonas. The ensuing cytokine-mediated inflammatory and oxidative process then accelerates the destruction of the lungs.

 Pulmozyme(TM)

  Standard daily pharmacological therapy for airway obstruction in CF presently consists largely of inhaled Pulmozyme(TM) (recombinant human rhDNase or dornase alfa). This drug has been marketed by Genentech in the United States and Canada since early 1994. Pulmozyme(TM) reduces the viscosity of CF mucus by cleaving the DNA released from destroyed inflammatory, epithelial and bacterial cells which collect in mucus and contribute to its abnormal viscosity and adherence. The drug provides a small improvement in lung function and a slight reduction in the number of days requiring intravenous antibiotics for respiratory infections. The approximate yearly cost of Pulmozyme(TM) treatment for an average patient is $11,000. Genentech's 1995 sales of Pulmozyme(TM) are estimated to have been approximately $110 million.

 Lung Transplant

  Lung transplantation is the final option for CF patients suffering from severely compromised respiratory function. However, there is an extremely limited supply of transplantable lungs and the operation is very costly. In addition, there is an increased risk of death from such a major surgical procedure and a long and painful recovery. Furthermore, patients who do recover must take immunosuppressive drugs for the rest of their life to prevent organ rejection, making them vulnerable to infections.

SUPERVENT(TM) FOR CHRONIC BRONCHITIS

  In the event of the successful completion of the Phase I/II trial of SuperVent(TM) in CF, Discovery may file an IND to commence a Phase II clinical trial for the use of SuperVent(TM) to treat chronic bronchitis. Chronic bronchitis is a major medical problem that is characterized by inflammation of the airways leading to cough and increased mucus production. The condition afflicts approximately 14,000,000 patients in the United States. Two primary causes of chronic bronchitis are habitual smoking and air pollution. Non-specific irritants contained in cigarette smoke and air pollution result in an increased number of macrophages entering into the lungs. The macrophages become activated and secrete inflammatory cytokines which recruit neutrophils that together release oxidants and elastase, an enzyme which degrades a structural component of the lungs, elastin. These released oxidants and free radicals oxidize alpha1-antitrypsin which normally inactivates elastase. In addition, elastin repair may be inhibited by cigarette smoke leading to structural changes in the lung that may significantly compromise respiratory function.

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  Based on clinical studies and other studies conducted by persons affiliated and unaffiliated with Discovery, Discovery believes that high concentrations of tyloxapol may improve pulmonary function in chronic bronchitis patients. SuperVent's(TM) active compound, tyloxapol, is also a component of Exosurf(TM), a product that has been clinically tested to treat chronic bronchitis. The chemical composition of Discovery's SuperVent(TM) product is substantially different from that of Exosurf(TM). SuperVent(TM) contains a substantially higher concentration of tyloxapol in a phosphate-buffered saline solution. Exosurf(TM) is composed of tyloxapol, cetyl alcohol, dipalmetoylphosphatitylcholine and sodium chloride. Exosurf(TM), as prepared for use in treating chronic bronchitis, was, to Discovery's knowledge, difficult to satisfactorily aerosolize. SuperVent(TM) can be aerosolized and successfully delivered through a nebulizer.

HISTORY OF SAFE USE

  Tyloxapol has been safely used by the pharmaceutical industry for over 40 years as an emulsifying agent in various drug formulations containing concentrations of tyloxapol lower than those intended to be present in Discovery's SuperVent(TM) product. Sterling Pharmaceuticals ("Sterling") previously marketed in the United States a formulation containing low concentrations of tyloxapol (0.125% by volume) as an expectorant for chronic bronchitis under the trade name Alevaire(TM). Alevaire(TM) was first approved for use in the United States in the late 1940's in children with pulmonary tuberculosis as an aerosol delivery vehicle for streptomycin, an antibiotic. At that time, in vitro (i.e., non-animal) studies indicated that sodium bicarbonate and tyloxapol increased susceptibility of tuberculosis to streptomycin. Alevaire(TM) has been inhaled by children with tuberculosis for two hours a day for up to six months without adverse effects. In a group of adult tuberculosis patients, Alevaire's(TM) expectorant properties were noted when it was reported that thick, viscous mucus became thin and watery upon administration. Alevaire(TM) has been used as a mucolytic treatment for a variety of respiratory conditions. Based on published literature, Alevaire(TM) has no reported adverse effect on bacterial host-defense mechanisms and has even been locally infused into humans to hasten resolution of infected joints and pacemaker pockets.

  Alevaire's(TM) marketing was discontinued by Sterling in 1981. At that time, passage of the Harris-Kefauver amendment to the Food and Drug Act mandated that older drugs previously approved only on the basis of safety, the regulatory standard at the time, were required to demonstrate efficacy to continue to be marketed. Because only anecdotal reports of efficacy and not controlled studies were available to support Alevaire's(TM) use in respiratory diseases, it was ruled that there was insufficient data to permit the product's continued use without further studies. Sterling apparently elected to withdraw the drug from the United States market, presumably because its patent had expired. Alevaire(TM) is still marketed in Japan by Nippon Shoju Co., Ltd. At the present time, tyloxapol, in addition to being used in the surfactant Exosurf(TM), is included as an "inactive" ingredient in the over-the-counter medications Vicks Sinex(TM) and Visex(TM), which are marketed by Procter & Gamble, Inc. A review of the literature by Discovery does not indicate that Alevaire(TM) was ever tested as an anti-oxidant or used to treat CF.

KL/4/-SURFACTANT TECHNOLOGY

 Background

  Lung surfactants are protein-phospholipid complexes which coat the alveoli (air sacs) of the lungs. Alveoli are delicate, balloon-like sacs in the lungs where gaseous exchange occurs. Lung surfactants lower surface tension in expiration and raise it during inspiration to prevent the collapse of alveoli. Replacement surfactants are currently used mainly to treat infant respiratory distress syndrome ("IRDS"). Infants with this condition, as well as infants born with meconium in their lungs, which can lead to meconium aspiration syndrome ("MAS"), and patients with adult respiratory distress syndrome ("ARDS"), typically suffer from insufficient surfactant that leads to a life-threatening loss of pulmonary function.

  KL/4/-Surfactant is a proprietary, synthetic lung surfactant that was originally invented at The Scripps Research Institute ("Scripps") by Charles
G. Cochrane, M.D., et al. KL/4/-Surfactant is an aqueous suspension of

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lipid vesicles containing the novel synthetic peptide KL/4/. The "K"
represents the water-soluble amino acid lysine and the "L" represents the fat-soluble amino acid leucine. KL/4/-Surfactant is patterned after human Surfactant Protein B, shown to have the greatest surfactant activity in humans. Human Surfactant Protein B acts by forming a stable monolayer on the inner surface of the pulmonary alveoli and preventing their collapse. The product was exclusively licensed to Johnson & Johnson, Inc. ("J&J"), which led its development from 1991 until its license to ATI. J&J completed a multi-center, Phase II clinical trial of KL/4/-Surfactant in 47 infants with IRDS. This trial demonstrated safety and efficacy comparable to that of the bovine-derived surfactant, Survanta(TM), marketed by Ross Laboratories.

  Discovery's majority-owned subsidiary, ATI, has acquired the exclusive worldwide sublicense to the KL/4/-Surfactant technology from J&J and J&J's wholly owned subsidiary, Ortho Pharmaceutical Corporation ("Ortho"). ATI believes that as a peptide-containing, synthetic lung surfactant, KL/4/- Surfactant will be superior to the non-protein-containing surfactant, Exosurf(TM), marketed by Glaxo-Wellcome. ATI further believes that KL/4/- Surfactant will be as effective as or superior to the animal-derived, protein-containing surfactants, Survanta(TM) (bovine-derived) and InfaSurf(TM) (calf-derived, being developed by Forest Laboratories). In addition, ATI believes that synthetic surfactants will be far less expensive to produce and will not have the viral/prion (suspected to cause "Mad Cow Disease") contamination and immunogenicity concerns associated with animal-derived proteins. ATI further believes that a lower cost of production may make the use of lung surfactants economically feasible for adult indications such as ARDS.

TARGET DISEASE INDICATIONS

  ATI intends to initially develop the KL/4/-Surfactant technology for the treatment of MAS and ARDS. ATI may also develop the KL/4/-Surfactant technology for the treatment of IRDS.

 Meconium Aspiration Syndrome.

  MAS affects approximately 26,000 newborn infants per year in the United States alone. The disease results from the release of meconium, a greenish, pasty constituent of the fetal bowel, into the amniotic fluid. Meconium is then aspirated into the fetal lungs. The presence of meconium in the infant's lung after delivery often leads to pneumonitis, a generalized inflammation of the lungs, which can result in death. This inflammation degrades lung surfactant and results in insufficient pulmonary function. Presently, there are no products specifically approved for this condition. Treatment consists of general supportive care. Approximately one-third of the infants with MAS require extra-corporeal membrane oxygenation therapy ("ECMO").

 Adult Respiratory Distress Syndrome.

  ARDS is a generalized inflammatory disease of the lungs marked by intense leukocytic infiltration, edema and atelectasis (partial lung collapse). Endogenous surfactant in the lung is degraded from this inflammatory cascade leading to further loss of the epithelial cells that make surfactant. The initiating factors of ARDS are numerous and include head injury, aspiration of gastric contents and other noxious fluids, trauma, smoke inhalation and broken bones. Patients typically require mechanical ventilation and are at risk of developing multiple organ failure. Mortality has remained at approximately 50%. There is no FDA-approved therapy outside of general supportive care. The incidence is approximately 150,000 patients per year in the United States.

 Infant Respiratory Distress Syndrome.

  IRDS is primarily a disease of premature infants. These infants are born prior to the synthesis of adequate amounts of pulmonary surfactant proteins. The disease affects 40,000 to 50,000 infants per year in the United States and an equal number in Europe. Twenty to forty percent of infants with IRDS develop debilitating bronchopulmonary dysplasia requiring extended ventilatory support and hospitalization. The cost of caring for these infants can exceed $100,000 per patient. Therapy shortly after birth with animal-derived surfactants has proven to be effective in liberating infants from mechanical ventilation or abbreviating the period of ventilation. Surfactant therapy has reduced the historical mortality rate by more than half to about 10%.

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

COMPETITIVE ASSESSMENT

  Presently, there are no approved drugs that are specifically indicated for MAS or ARDS. Current therapy consists of general supportive care and mechanical ventilation. Three products are specifically approved for the treatment of IRDS. Exosurf(TM), which contains only phospholipids and synthetic organic detergents and no stabilizing protein or peptides, is marketed by Glaxo Wellcome. Survanta(TM), which has been shown to be more effective than Exosurf(TM) in clinical trials, is an extract of bovine lung that contains the cow version of Surfactant Protein B. Recently, Forest Laboratories obtained an approvable letter from the FDA for its calf lung surfactant, Infasurf(TM), for use in IRDS. Although none of the three approved surfactants for IRDS is approved for ARDS, which is a significantly larger market, there are a significant number of other potential therapies in development for the treatment of ARDS that are not surfactant related. Any of these various drugs or devices could significantly impact the commercial opportunity for KL/4/-Surfactant.

DEVELOPMENT STATUS

 Infant Respiratory Distress Syndrome

  In July 1992, an IND was submitted to the FDA by Charles G. Cochrane, M.D. of Scripps, the inventor of KL/4/-Surfactant and a consultant to ATI. The IND sought to evaluate the safety and efficacy of KL/4/-Surfactant in the treatment of IRDS. A total of 47 infants with IRDS were treated with KL/4/- Surfactant in this multi-center, Phase II clinical trial. The pulmonary function of the infants, measured as a ratio (a/A) of arterial oxygen concentration (a) as a function of the concentration of the inspired oxygen
(A), averaged 0.14 (severe respiratory distress) and rose to the normal range (>0.40) within 12 hours of treatment. Airway pressures were reduced over this period and the infants were removed from supportive mechanical ventilation in a mean time of five days. There were no IRDS-related deaths in the trial.

 Adult Respiratory Distress Syndrome

  Dr. Cochrane and his colleagues at Scripps have developed an adult animal model of ARDS. In every case with this model, KL/4/-Surfactant treatment appeared to re-expand the lungs and induce an elevation of arterial oxygen partial pressure from < 100 mmHg to > 400 mmHg within two hours. These experimental results suggest that KL/4/- Surfactant has the potential to treat patients with this life-threatening condition. In addition, pilot clinical studies on ARDS patients conducted by researchers unaffiliated with ATI or its scientific founders using animal-derived surfactants demonstrated safety and efficacy. Scientists at Justus-Liebig University in Germany conducted a clinical study and concluded that the bronchoscopic application of a high dose of surfactant, aimed at overcoming inhibitory factors in the alveolar space of the patients, may offer a feasible and safe approach to improving gas exchange in severe ARDS patients. The results of this study were published during 1996 in the American Journal of Critical Care Medicine.

 Meconium Aspiration Syndrome

  Dr. Cochrane and his colleagues at Scripps have developed a potential method of preventing MAS by lavaging meconium-filled lungs with diluted KL/4/- Surfactant. In the lungs of adult rabbits and newborn rhesus monkeys, the lavage not only removed much of the meconium, but it also immediately expanded the lungs and allowed for greater respiration within minutes. The results of these experimental studies suggest that prophylactic KL/4/-Surfactant administration has the potential to eliminate MAS in newborn infants at risk of developing this life- threatening condition.

INVESTMENT IN ACUTE THERAPEUTICS, INC.; LICENSE OF KL/4/-SURFACTANT TECHNOLOGY

  On October 28, 1996, Discovery completed a transaction pursuant to which it invested $7.5 million in a new majority-owned subsidiary, ATI, in exchange for 600,000 shares of Series A Convertible Preferred Stock of ATI, initially representing 75% of the outstanding voting securities of ATI following such transaction.

Concurrent with Discovery's investment in ATI, J&J, Ortho and ATI entered into an agreement (the "J&J License Agreement") granting an exclusive sublicense of the KL/4/-Surfactant technology to ATI in exchange for certain license fees, royalties and 40,000 shares of Common Stock of ATI, representing approximately 5% of the outstanding voting securities of ATI. J&J also contributed its existing KL/4/-Surfactant raw material inventory and specialized manufacturing equipment to ATI in exchange for shares of nonvoting Series B Preferred Stock of ATI having a $2.2 million liquidation preference. In exchange for its consent to the J&J License Agreement, Scripps received 40,000 shares of Common Stock of ATI comprising approximately 5% of the outstanding voting securities of ATI.

  Pursuant to agreements entered into by the founding management of ATI, members of founding management were granted options to purchase an aggregate of 84,800 shares of Common Stock of ATI. Each founder was granted two options: a Restricted Option and a Basic Option (each as defined below). The "Restricted Options" cover an aggregate of 44,800 shares of Common Stock of ATI, at an exercise price of $0.01 per share, and will be exercisable on the fifth anniversary of the date of grant (or earlier upon the occurrence of an Acceleration Event. An "Acceleration Event" includes any equity financing of ATI, certain debt financings, or a merger or sale of substantially all of the assets of ATI. If an Acceleration Event occurs prior to the fifth anniversary of the grant date, the Restricted Options will be exercisable based on the valuation of ATI in the Acceleration Event, as set forth below:

              VALUATION OF ATI FOLLOWING,
           OR CONSIDERATION RECEIVED IN, THE      PERCENTAGE OF TOTAL RESTRICTED
                   ACCELERATION EVENT               OPTION SHARES ACCELERATED
           ---------------------------------      ------------------------------
         Less than $65 million...................                0%
         Over $65 million........................               25%
         Over $75 million........................               50%
         Over $85 million........................               75%
         Over $95 million........................              100%

  The "Basic Options" cover an aggregate of 40,000 shares of Common Stock of ATI at an exercise price of $0.32 per share, and are fully exercisable. Since its formation, ATI has granted additional options to its executive personnel and Discovery. As a result, Discovery currently owns approximately 60% of the equity of ATI on a full-diluted basis.

  In connection with Discovery's investment in ATI, all of the stockholders of ATI entered into a Co-sale Agreement. Under the terms of the Co-sale Agreement, if a stockholder of ATI proposes to sell any shares of stock of ATI (with certain exceptions), each other stockholder has the right to participate pro rata in such sale. The Co-sale Agreement terminates upon the consummation of an underwritten public offering of Common Stock of ATI, an acquisition of ATI or certain insolvency proceedings.

DEVELOPMENT PLAN/SPONSORED RESEARCH AGREEMENT

  ATI currently has an approved IND for ARDS. ATI has received FDA approval to amend the approved IND and to re-initiate Phase II clinical trials of KL/4/- Surfactant for the treatment of ARDS. A Phase I/II clinical trial in nine patients with ARDS has been initiated. ATI has amended its existing IRDS IND to permit the initiation of Phase II clinical trials in MAS. On May 27, 1997, ATI commenced a Phase II clinical trial in MAS at Thomas Jefferson University Hospital in Philadelphia. The study is designed to enroll 30 newborn babies with MAS, of which 20 will be randomized to receive KL/4/-Surfactant, now called Surfaxin. The remaining ten MAS babies will receive the standard of care. Orphan drug status for MAS, ARDS and IRDS has been granted by the FDA.

  ATI and Scripps have entered into a sponsored research agreement (the "Sponsored Research Agreement") supporting continuing research by Charles G. Cochrane, M.D., and Susan Revak of Scripps. Pursuant to the Sponsored Research Agreement, ATI will contribute $460,000 annually to Scripps' KL/4/-Surfactant research efforts for an initial two-year period. ATI has an option to acquire an exclusive worldwide license to make, have made, sell or use technology developed under the agreement, which it is required to exercise within 180 days from receipt of notice from Scripps of the development of such technology. Scripps will own all technology that it develops pursuant to work performed under the proposed Sponsored Research Agreement. ATI has the right to receive 50% of the net royalty income received by Scripps for inventions jointly developed by ATI and Scripps to the extent ATI does not exercise its option with respect to such inventions.

  ATI has entered into consulting agreements with certain key research personnel at Scripps.

ST-630

 Background

  ST-630 is an analog of the active circulating vitamin D hormone calcitriol modified to increase its potency and lengthen its circulating half-life. As a class, vitamin D analogs are commonly used therapies in Europe and Japan for osteoporosis. In aggregate, this class of compounds is believed to generate about several hundred million dollars in worldwide sales for osteoporosis. Published studies have confirmed the efficacy of vitamin D analogs in increasing bone mass and decreasing fractures. Vitamin D analogs, however, have not been well accepted in the United States due to certain side effects in the compounds currently marketed. Specifically, prior studies of vitamin D analogs have been associated with hypercalcemia in a percentage of patients. Hypercalcemia is elevated calcium levels in the blood above a generally accepted range. Discovery believes that this risk of hypercalcemia may be the primary reason why active vitamin D analogs have only been tested on a limited basis in the United States, which is generally considered to be a high calcium consumption country. No vitamin D analogs are currently marketed for osteoporosis in the United States. Because Discovery has not completed a Phase I clinical study of ST-630, Discovery has not yet determined whether ST-630 represents a risk of hypercalcemia at any dosage levels that may prove efficacious for treating postmenopausal osteoporosis.

  Discovery has a license agreement (the "WARF License Agreement") with the Wisconsin Alumni Research Foundation ("WARF") relating to ST-630 and its use in treating postmenopausal osteoporosis. Discovery believes that ST-630 may have an improved pharmacological profile compared to earlier, active vitamin D analogs, although there can be no assurance of this. Sumitomo Pharmaceuticals ("Sumitomo") and Taisho Pharmaceuticals ("Taisho") have jointly licensed the right to develop, manufacture and market ST-630 in Japan for the treatment of osteoporosis and are presently conducting the equivalent of a Phase II clinical study of this drug in Japan. Discovery has access to the preclinical data generated by Sumitomo and Taisho pursuant to the terms of the WARF License Agreement. Discovery intends to seek the FDA approval to initiate a Phase I clinical study of ST-630 as a once-daily, orally administered drug for the treatment of osteoporosis in the United States. Discovery has not had any discussions with the FDA regarding ST-630, however, and there can be no assurance that such approval will be granted. Discovery believes that ST-630 could be administered in combination with other approved drugs for osteoporosis. The composition of matter patent covering ST-630 expires in 2001. A patent covering the use of ST-630 to treat postmenopausal osteoporosis recently issued in the United States. See "Patents, Licenses and Proprietary Rights."

 Postmenopausal Osteoporosis

  Postmenopausal osteoporosis is a disease of postmenopausal women characterized by decreased bone mass which leads to reduced bone strength and an increased risk of fractures. Typically, fractures occur in the weight-bearing bones of the vertebrae and the hip. On average, women have 10% to 25% less bone mass than men at maturity. When menopause occurs, the production of estrogen diminishes and women experience accelerated bone loss. In the United States, 7 to 20 million women are at risk for developing postmenopausal osteoporosis. In the context of other diseases, a woman's risk of developing a hip fracture is equal to her combined risk of developing breast, uterine and ovarian cancer. One out of every five persons who has a hip fracture will not survive more than one year. In addition, one-third of all patients with hip fractures will become totally dependent and one-half will need assistance with walking. The annual cost of acute care associated with osteoporosis in the United States is estimated to be in excess of $10 billion.

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

 Approved Therapies for Osteoporosis

 Estrogen

  Estrogen is of proven benefit in treating osteoporosis in postmenopausal women. However, it is associated with significant adverse effects which limit its use for osteoporosis. Estrogen replacement therapy for postmenopausal women can cause hot flashes, menstruation (when taken with progesterone) and, more seriously, may increase the risk of breast and uterine cancer. Extensive use of Vitamin D analogs in Europe and Japan has not revealed any association of Vitamin D analogs with any of these significant adverse side effects. Estrogen must be continually taken or the accumulated bone mass is quickly lost.

 Fosamax(TM)

  Fosamax(TM) (alendronate), from Merck, is the first approved osteoporosis drug in the United States of the bisphosphonate class. (Bisphosphonates are inhibitors of bone resorption mediated by a class of cells called osteoclasts.) The drug is incorporated into bone and prevents calcium in bone from being reabsorbed. While clinical studies have demonstrated increases in bone mass leading to decreased hip and vertebral fractures when the drug is taken for three years, the long-term safety questions of the drug, which is believed to remain in the body for up to a decade are unknown. Many other bisphosphonates are in late-stage clinical testing for osteoporosis. Fosamax(TM) has also been associated with acute esophagitis in some patients. To limit the risk of developing this painful and dangerous condition, patients must take the pill upon awakening in the morning with a full glass of water, remain in a standing position, avoid food for at least half an hour and then consume a full breakfast. Vitamin D analogs have not been associated with acute esophagitis.

 Nasal Calcitonin

  Miacalcin(TM) as sold by Sandoz Pharmaceuticals is a nasally administered calcitonin. While the injectable form of calcitonin has proven to be safe and effective for reducing bone pain associated with vertebral fractures, the amount of increase in bone mass is relatively modest. MiacalcinTM has never been shown to decrease the risk of fractures.

 Vitamin D and Calcium Supplementation

  Currently, vitamin D and calcium supplementation is being studied in a 45,000 patient Women's Health Initiative open label study. Given earlier, smaller studies which have been completed, Discovery believes that this study will most likely confirm a modest benefit to increasing bone mass when administered to younger women. Older women and men will probably not benefit from this therapy as it is thought that the kidney's ability to convert vitamin D to the active form is compromised with age.

 Therapies in Development for Osteoporosis

 Slow-Release Sodium Fluoride

  Slow-release sodium fluoride is being developed by Mission Pharmacal. In a small study, women on this compound increased bone in their hip and spine and had fewer fractures. However, high doses of sodium fluoride, which had been previously studied in a non slow-release formulation, caused peptic ulcers and built brittle bone. Vitamin D analogs are not known to cause any of these side effects. It is thought that patients taking sodium fluoride will need to be monitored to ensure that their blood fluoride levels stay below toxic levels.

 Small Molecule Estrogen Agonists/Antagonists

  Raloxifene (being developed by Eli Lilly) and droloxifene (being developed by Pfizer) are small molecule estrogen agonists\antagonists which may offer estrogen's therapeutic benefit to bone without increasing the risk of breast and uterine cancer. The efficacy and adverse effect profile of these compounds in comparison to estrogen are still being studied in late stage clinical trials.

                                      91
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DEVELOPMENT PLAN

  Discovery has access for regulatory purposes to preclinical data already generated by Sumitomo and Taisho with respect to ST-630 pursuant to the terms of the WARF License Agreement. Discovery intends to seek the FDA approval to initiate clinical studies of ST-630 as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis in the United States. An IND is being prepared for submission to the FDA during the third quarter of 1997. Following FDA clearance, if given, Discovery intends to conduct an initial dose-ranging study of ST-630 in humans. Based upon the results of the dose-ranging study, Discovery may then either seek to further optimize the delivery of ST-630 by testing one or more alternative means of delivery or, assuming acceptable results, seek to initiate a large-scale clinical trial in the United States with effect on bone mineral density being the primary endpoint. Discovery has had no interaction with the FDA to date regarding ST-630 and there can be no assurance that Discovery's planned clinical trial of ST-630 will receive the requisite regulatory approvals.

                      GOVERNMENT REGULATION; ORPHAN DRUG

  The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing, any pharmaceutical products developed or licensed by Discovery must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and efficacy and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources and gives larger companies with greater financial resources a competitive advantage over Discovery. The FDA review process can be lengthy and unpredictable, and Discovery may encounter delays or rejections of its applications when submitted. If questions arise during the FDA review process, approval may take a significantly longer period of time. Generally, in order to gain the FDA approval, a company first must conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as part of an IND application that the FDA must review before human clinical trials of an investigational drug can start.

  Clinical trials are normally done in three phases and generally take two to five years or longer to complete. Typically, clinical testing involves a three-phase process. Phase I consists of testing the drug product in a small number of humans to determine preliminary safety and tolerable dose range. Phase II involves larger studies to evaluate the effectiveness of the drug product in humans having the disease or medical condition for which the product is indicated and to identify possible common adverse effects in a larger group of subjects. Phase III consists of additional controlled testing to establish clinical safety and effectiveness in an expanded patient population of geographically dispersed test sites, to evaluate the overall benefit-risk relationship for administering the product and to provide an adequate basis for product labeling.

  After completion of clinical trials of a new drug product, the FDA and foreign regulatory authority marketing approval must be obtained. NDAs submitted to the FDA generally take one to three years to obtain approval. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, Discovery also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. None of Discovery's products under development have been approved for marketing in the United States or elsewhere. No assurance can be

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

given that Discovery will be able to obtain regulatory approval for any such products under development. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude Discovery or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby could have a material adverse effect on Discovery's business, financial condition and results of operations.

  In March 1995, Discovery's scientific founders obtained from the FDA an orphan drug designation for the use of tyloxapol to treat CF. In addition, orphan drug status for the use of KL/4/-Surfactant to treat MAS, ARDS and IRDS has been granted by the FDA. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is defined as a disease or condition that affects populations of fewer than 200,000 individuals in the United States. If Discovery is the first sponsor to receive the FDA approval to market tyloxapol to treat CF, or to market KL/4/-Surfactant to treat MAS, ARDS or IRDS, the orphan drug designation will, under current law, entitle Discovery to a seven-year period of marketing exclusivity in the United States during which the FDA, subject to certain limitations, will not approve another application for the same drug for the same indication. There can be no assurance that Discovery will ever receive the FDA approval to market SuperVentTM to treat CF or to market KL/4/-Surfactant to treat MAS, ARDS or IRDS, and thus there can be no assurance that Discovery will obtain the benefits of any of the aforementioned orphan drug designations. While orphan drug designation and marketing approval may be advantageous to Discovery, if achieved, there can be no assurance that the scope of protection or the level of exclusivity that is currently afforded by such designation and approval will remain in effect in the future. In addition, competitors of Discovery may obtain orphan drug designation for product candidates that are not the same as SuperVent(TM) or KL/4/-Surfactant though they are intended to treat the same indications. Discovery may request orphan drug designation, if applicable, for more of its products or additional indications as part of its overall regulatory strategy in the future.

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

                   PATENTS, LICENSES AND PROPRIETARY RIGHTS

  Discovery's success will depend in part on patent and trade secret protection for its technologies, products and processes, and on its ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries. Because of the substantial length of time and expenses associated with bringing new products through development to the marketplace, the pharmaceutical industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. The failure to obtain and maintain patent protection could mean that Discovery would face increased competition in the United States and in foreign countries.

LICENSING ARRANGEMENTS

 CMHA License Agreement: SuperVent(TM)/Tyloxapol

  Discovery depends on its license with CMHA (the "CMHA License Agreement") for the core technology relating to its SuperVent(TM) product under development. The CMHA License Agreement grants Discovery an exclusive worldwide license (including the right to sublicense) to develop, make and sell products which are covered in whole or in part by a valid claim contained in the two issued United States patents (United States Patent No. 5,474,760 issued December 12, 1995 and United States Patent No. 5,512,270 issued April 30, 1996) and two pending United States patent applications held by CMHA and licensed to Discovery under the CMHA License Agreement, and any later-issued United States and any foreign patents based on or issuing from the issued patents and the pending patent applications. The United States patents cover methods of using tyloxapol, the active compound in SuperVent(TM), to treat cystic fibrosis and methods of treating disease caused by oxidant species, such as myocardial infarction, stroke and ARDS. The two pending United States patent applications relate to the use of tyloxapol as an anti-inflammatory and anti-oxidant agent. Two international applications have been filed under the Patent Cooperation Treaty, and certain corresponding foreign national applications are pending. These applications claim, inter alia, the use of tyloxapol to treat cystic fibrosis and the use of tyloxapol as an anti-oxidant and anti-inflammatory agent. CMHA's United States patents expire in 2013. The CMHA License Agreement is terminable by CMHA: (i) on 60 days' prior notice upon Discovery's failure to make timely payments, reimbursements or reports, if the failure is not cured by Discovery within 60 days, or (ii) on 90 days' prior notice upon any material breach or default by Discovery, if the default or breach is not cured by Discovery within 90 days. The termination of the CMHA License Agreement, or the failure to obtain and maintain patent protection for Discovery's technologies, would have a material adverse effect on Discovery's business, financial condition and results of operations.

  In consideration of the license granted to Discovery by CMHA, Discovery (i) has agreed to pay CMHA (a) royalties on net sales by Discovery and by any sublicensees of Discovery of products covered by the licensed technology, and
(b) a percentage of any sublicense fees or similar amounts (other than research and development payments) paid to Discovery by any sublicensees, and
(ii) is responsible for the cost of filing and prosecuting patent applications and maintaining issued patents. The CMHA License Agreement will terminate upon the expiration of the last to expire of the licensed patents.

 J&J License Agreement: KL/4/-Surfactant

  Pursuant to the J&J License Agreement, ATI has received an exclusive, worldwide license to commercialize KL/4/-Surfactant and the other licensed technology for the diagnosis, prevention or treatment of disease, including the right to further sublicense such technology. The exclusive license granted to ATI is a sublicense under certain patent rights previously licensed to J&J by Scripps (the "Scripps Patent Rights") and a license under certain other patent rights held by J&J's Ortho division (the "Ortho Patent Rights" and, together with the Scripps Patent Rights, the "KL/4/ Patent Rights"). In addition to granting an exclusive sublicense to ATI, J&J has transferred its existing KL/4/-Surfactant raw material inventory and specialized manufacturing equipment to ATI in exchange for Non- Voting Series B Preferred Stock of ATI.

  ATI paid a $200,000 license fee to J&J upon execution of the J&J License Agreement. In addition, ATI will pay J&J a royalty on net sales of KL/4/- Surfactant sold by it or its sublicensees. The J&J License Agreement further provides for the making of milestone payments as follows: $250,000 upon the filing of the first New Drug Application ("NDA") for a product in a neonatal indication; $500,000 upon approval of the first NDA for a product in a neonatal indication; $500,000 upon filing of the first NDA for a product in the ARDS indication; and $1,500,000 upon approval of the first NDA for a product in the ARDS indication. Royalties are payable for a minimum period of ten years from the first commercial sale of a product in each country and, thereafter (if applicable) until expiration of the last to expire of the KL/4/ Patent Rights in such country, after which time ATI will have a fully paid license.

  The Scripps Patent Rights consist of three issued United States patents and two pending United States applications. The three issued patents are United States Patent No. 5,407,914, issued April 18, 1995; U.S. Patent No. 5,260,273, issued November 9, 1993; and U.S. Patent No. 5,164,369, issued November 17, 1992. These patents relate to synthetic pulmonary surfactants (including KL/4/-Surfactant), certain related polypeptides and a method of treating respiratory distress syndrome with these surfactants. The first of these patents will expire in 2009. The two pending United States applications relate to pulmonary surfactants, related polypeptides, liposomal surfactant compositions and methods of treating respiratory distress syndromes with these surfactants and compositions. Corresponding foreign patent applications are pending in the European Patent Office, certain European countries, Canada and Japan. Two patents have issued in Australia and one patent has issued in Norway. Discovery believes that the respiratory distress syndromes covered by these patents and patent applications include MAS, ARDS and IRDS. Scripps is responsible for filing, prosecuting and maintaining the Scripps Patent Rights and J&J is required to reimburse Scripps for the costs of such filings, prosecution and maintenance. The Ortho Patent Rights consist of certain pending United States patent applications which relate to methods of manufacturing certain peptides which may be used in the manufacture of KL/4/- Surfactant. J&J is responsible for filing, prosecuting and maintaining the Ortho Patent Rights.

 WARF License Agreement: ST-630

  Pursuant to the WARF License Agreement, Discovery has an exclusive license within all countries in the Western hemisphere, including the right to sublicense, in the field of prevention, treatment, amelioration or cure of bone disease, under U.S. Patent No. 4,358,406 (the "ST-630 Patent") covering the compound ST-630 and U.S. Patent No. 5,571,802 covering a method for treating postmenopausal osteoporosis (the "ST-630 Use Patent"). In addition, Discovery has an option to extend the exclusive license to the remaining countries of the world with the exception of Japan. Discovery's option expires on January 1, 2002 and, with respect to Argentina, Spain, Portugal and Korea, must be exercised prior to the commencement of product development therein.

  Discovery paid a one-time fee of $400,000 to WARF upon execution of the WARF License Agreement. Discovery is obligated to pay WARF a royalty on net sales of ST-630 sold by it or its sublicensees in the licensed territories. In addition, Discovery is obligated to pay WARF a percentage of its income from sublicensees. The WARF License Agreement also provides for the making of the following milestone and option payments:

    For the exclusive license to the Western hemisphere: $150,000 upon completion of Phase II studies in the United States; and $1 million upon NDA submission in the United States. For the option for an exclusive license to Belgium, France, Germany, Italy, the Netherlands, Switzerland and the United Kingdom: $200,000 upon exercise of Discovery's option and $1 million upon the first submission of an NDA with any European country. For the option for an exclusive license for the remaining countries of the world (other than Argentina, Spain, Portugal, Korea and Japan): $500,000 upon exercise of Discovery's option. For the option for an exclusive license for Argentina, $10,000; for Spain, $170,000; for Portugal, $50,000; and for Korea, $15,000, in each case upon exercise of Discovery's option. Each such option must be exercised no later than January 1, 2002.

    To maintain the license, Discovery is required to pay minimum royalties of $100,000 per year beginning in calendar year 2002. The WARF License Agreement shall remain in effect and royalties shall be payable for a period of fifteen years from the date approval is received in the United States for the sale of ST-630, after which time Discovery shall have a fully paid license.

    So long as the WARF License Agreement remains in effect, WARF is prohibited from granting a license to any other party (other than in Japan) with respect to ST-630 or certain proprietary information relating thereto for any indication, with the exception of WARF's existing license agreement with Penederm, Inc.

    The ST-630 Patent will expire in July 2001, which Discovery anticipates will be prior to receipt of any marketing approval for ST-630 in the United States. The ST-630 Use Patent, which expires in 2014, is limited to claims relating to a method of treating postmenopausal osteoporosis in humans having such disease with an effective dosage of ST-630. These claims do not include claims relating to the use of ST-630 to treat other metabolic bone disorders, such as age-related osteoporosis (which occurs in men and women) and renal osteodystrophy. At Discovery's request, WARF recently filed an application to pursue additional claims relating to the use of ST-630 to treat other metabolic bone diseases. However, there can be no assurance that any patent containing such additional claims will issue in the United States or elsewhere.

    Foreign patent applications corresponding to the ST-630 Patent and/or the ST-630 Use Patent have also been filed in certain countries, and such applications and any resulting patents are licensed to Discovery under the WARF License Agreement. United States and foreign patents covering certain processes relating to the manufacture of vitamin D analogs, which have been nonexclusively licensed to Discovery under the WARF License Agreement, will expire on various dates up to 2005.

UNCERTAINTY OF BIOTECHNOLOGY PATENTS

  The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The patent application and issuance process can be expected to take several years and could entail considerable expense to Discovery. There can be no assurance that patents will issue as a result of any applications filed or that the existing patents or patents issued from existing applications will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that such patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Discovery. The commercial success of Discovery will also depend upon its avoidance of infringement of patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so Discovery cannot determine the inventions being claimed in pending patent applications filed by third parties. Litigation may be necessary to defend or enforce Discovery's patent and license rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to Discovery, and can result in the diversion of substantial resources from Discovery's other activities. An adverse outcome could subject Discovery to significant liabilities to third parties, require Discovery to obtain licenses from third parties, or require Discovery to alter its products or processes, or cease altogether any related research and development activities or product sales, any of which may have a material adverse effect on Discovery's business, financial condition and results of operations.

  Tyloxapol, the active compound in SuperVent(TM) was the subject of an issued U.S. composition of matter patent which expired in 1965. The patents and patent applications licensed to Discovery differ from the expired patent, inter alia, in that one patent application covers proprietary pharmaceutical formulations containing high concentrations of tyloxapol and the other patents and patent applications cover uses of tyloxapol to treat certain diseases. Although Discovery believes that high concentration formulations of tyloxapol will represent the most practical means to deliver the active compound, there can be no assurance that any patent application covering this formulation will issue or that the compound will not prove similarly effective in lower concentrations which are not covered by any of Discovery's patent applications.

CONFIDENTIALITY; ASSIGNMENT OF INVENTIONS

  Discovery requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment to Discovery of rights to their ideas, developments, discoveries and inventions. In addition, Discovery seeks to obtain such agreements from its consultants, advisors and research collaborators; however, such agreements may not be possible where such persons are employed by universities or other academic institutions that require assignment of employee inventions to them. To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to any of the proposed projects of Discovery, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of Discovery. In addition, Discovery also relies on trade secrets and proprietary know-how, that it seeks to protect in part by its confidentiality agreements with its employees, consultants, advisors or others. There can be no assurance that these agreements will not be breached, that Discovery would obtain adequate remedies for any breach, or that such trade secrets or proprietary know-how will not otherwise become known or be independently developed by competitors in such a manner that Discovery has no legal recourse.

THIRD PARTY SUPPLIERS

  To be successful, Discovery's products must be manufactured in commercial quantities under good manufacturing practice ("GMP") requirements set by the FDA at acceptable costs. The FDA periodically inspects manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. Foreign manufacturers also are inspected by the FDA if their drugs are marketed in the United States. Failure of the foreign or domestic suppliers of Discovery's products or failure of the manufacturers of Discovery's products to comply with GMP regulations or other FDA regulatory requirements would have a material adverse effect on Discovery's business, financial condition and results of operations. Discovery does not have any manufacturing capacity of its own but instead intends to rely on outside manufacturers to produce appropriate clinical grade material for its use in clinical studies for certain of its products.

  The active compound in SuperVent(TM) is presently manufactured for several third parties pursuant to GMP standards by an affiliate of Sanofi-Winthrop, Inc. ("Sanofi"), a multinational pharmaceutical company. Sanofi is the sole supplier of tyloxapol with GMP standard manufacturing capabilities and there are few alternative non-GMP approved sources of supply. Currently, Discovery purchases bulk tyloxapol from Sanofi on an as-needed basis. Although Sanofi has sold a quantity of tyloxapol sufficient for Discovery's proposed Phase I/II clinical trial of SuperVent(TM), the Combined Company is not expected to have an agreement with Sanofi to supply any additional material, either in connection with a Phase III clinical trial or, following regulatory approval, for marketing purposes. In addition, Discovery does not intend to enter into an agreement for supply of the formulated drug containing tyloxapol unless it plans to initiate a Phase III clinical trial of tyloxapol for the treatment of CF. There can be no assurance that Discovery will be able to enter into a supply agreement with Sanofi or a supplier of the formulated drug on terms acceptable to Discovery, if at all. In such case, Discovery would be required to seek alternate manufacturing sources capable of producing tyloxapol and the formulated drug. There can be no assurance that Discovery will be able to identify and contract with alternative manufacturers on terms acceptable to it, if at all. Any interruption in the supply of tyloxapol would have a material adverse effect on Discovery's business, financial condition and results of operations.

  Tetrionics, Inc. ("Tetrionics") manufactures, formulates and supplies Discovery with GMP-grade ST-630 for Discovery's investigational and commercial purposes on an as-needed basis. Tetrionics presently manufactures and supplies ST-630 to Penederm Inc. in the United States for investigational topical use for the treatment of psoriasis. It is anticipated that the Combined Company will have no long-term agreement with Tetronics or any other suppliers for ST-
630. Any interruption of the Combined Company's supply of ST-630 could substantially delay the Combined Company's development efforts with respect to ST-630 and could have a material adverse effect on the Combined Company.

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

MARKETING AND SALES

  It is Discovery's long-term goal to market SuperVent(TM) for CF and possibly certain of its other products through a direct sales force (or, in the case of CF, possibly through the distribution capabilities of the Cystic Fibrosis Foundation), if and when any necessary regulatory approvals are obtained. Discovery currently has no marketing and sales experience and no marketing or sales personnel. Unless a sales force is established, Discovery will be dependent on corporate partners or other entities for the marketing and selling of its products. There can be no assurance that Discovery will be able to enter into any satisfactory arrangements for the marketing and selling of its products. The inability of Discovery to enter into such third party distribution, marketing and selling arrangements for its anticipated products could have a material adverse effect on Discovery's business, financial condition and results of operations.

EMPLOYEES

  Discovery utilizes a product development strategy that involves contracting out research, development and manufacturing functions to third parties in order to minimize the expense and overhead associated with full-time employees. Consistent with this strategy, Discovery has only nine employees. James S. Kuo, M.D., joined Discovery in April 1996 as President, Chief Executive Officer and a Director. David R. Crockford joined Discovery in November 1996 as Vice President of Regulatory Affairs. Evan Myrianthopoulos joined Discovery in June 1996 and has served as Chief Operating Officer, Secretary and a Director since that time. Mr. Myrianthopoulos became a full-time employee of Discovery as of January 1, 1997. During 1996,
Mr. Myrianthopoulos devoted only a portion of his time to the business of Discovery. Steve Birnbaum joined Discovery in November 1996 as the Project Manager for the ST-630 program. Discovery employs three other full-time employees and two employees who devote only a portion of their time to the business of Discovery: Steve H. Kanzer, C.P.A., Esq., Discovery's Chairman, and Kenneth Johnson, Discovery's Director of Business Development. ATI has only eight employees. Robert J. Capetola, Ph. D., joined ATI in October 1996 as President, Chief Executive Officer and Chairman of the Board. Thomas E. Wiswell, M.D. joined ATI as Vice President of Clinical Research in September 1996. Harry G. Brittain, Ph.D., joined ATI as Vice President of Pharmaceutical and Chemical Development in November 1996. Laurence B. Katz, PhD., joined ATI as Vice President of Project Management and Clinical Administration in November 1996. Christopher J. Schaber joined ATI as Vice President of Regulatory Affairs and Quality Assurance in November 1996. ATI employs three other full-time employees, including Huei Tsai, Ph.D., who joined ATI as Vice President of Biometrics in February 1997, and Lisa Mastroianni, who joined ATI as Director of Clinical Research in February 1997. See "Risk Factors-- Dependence on Key Personnel and Consultants."

FACILITIES

  Discovery currently has its executive offices at 509 Madison Avenue, 14th floor, New York, New York 10022. Discovery's telephone number is (212) 223-9504 and its facsimile number is (212) 688-7978. Discovery's internet address is www.discoverylabs.com.

  ATI currently has its executive offices at 3359 Durham Road, Doylestown, PA 18901. ATI's telephone number is (215) 794-3064 and its facsimile number is
(215) 794-3239.

  Discovery presently has no research or manufacturing facilities. Discovery intends to rely upon third party manufacturers to produce pharmaceutical material and third party contract research organizations to conduct research and clinical testing with regard to its proposed products.

LEGAL PROCEEDINGS

  Discovery is not aware of any pending or threatened legal actions.

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

                                 LEGAL MATTERS

  The validity of the Ansan Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for Ansan by Heller Ehrman White & McAuliffe, Palo Alto, California. Roberts, Sheridan & Kotel, New York, New York, is acting as counsel for Discovery in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                                    EXPERTS

  The financial statements of Ansan as of December 31, 1995 and 1996 and for the years then ended appearing in this Prospectus/Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given, upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Discovery as of December 31, 1996 and for the two years then ended and for the period from May 18, 1993 (inception) to December 31, 1996 appearing in this Prospectus/Proxy Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given, upon the authority of such firm as experts in accounting and auditing.

                          DESCRIPTION OF ANSAN STOCK

  As of the date of this Prospectus/ Proxy Statement, the authorized capital stock of Ansan consists of 20,000,000 shares of Ansan Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

  As of the July 31, 1997, there were 2,851,954 shares of Ansan Common Stock outstanding held of record by 12 stockholders. Holders of shares of Ansan Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Ansan Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Ansan, holders of Ansan Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of Ansan Common Stock have no preemptive rights and have no rights to convert their Ansan Common Stock into any other securities. The outstanding shares of Ansan Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the Ansan stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Ansan or making removal of management more difficult without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Ansan Common Stock. This could have the effect of decreasing the market price of the Ansan Common Stock.

  At present Ansan has filed a Certificate of Designation creating a series of Preferred Stock designated as Series A Preferred Stock. Of the Ansan Series A Preferred Stock, 13,000 shares are currently issued and outstanding. As of the date hereof, all of such shares of Series A Preferred Stock are legally and beneficially owned by Discovery pursuant to the Series A Purchase Agreement. The Merger Agreement provides that all Ansan Stock (including all shares of Series A Preferred Stock) owned by Discovery prior to the Effective Time shall be canceled as of such date.

TRANSFER AGENT AND REGISTRAR

  Continental Stock Trust & Transfer acts as the transfer agent and registrar for the Ansan Common Stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

 Size of the Board of Directors

  The Discovery Bylaws provide the Discovery Board with the authority to determine and set the exact number of directors. The Ansan Bylaws provide the Ansan Board with the authority to determine and set the exact number of directors. Pursuant to the Merger Proposal, the number of directors of Ansan subsequent to the Merger shall consist of ten members as specified in this Prospectus/Proxy Statement. See "Terms of the Merger".

 Voting

  Neither the current Discovery Certificate of Incorporation (the "Discovery Certificate") nor the current Ansan Certificate of Incorporation (the "Ansan Certificate") provide for cumulative voting. The Discovery

Certificate provides that each share of Discovery Common Stock, on an as-converted basis, shall have one vote therefor. Additionally, all shares of Discovery Stock shall vote together as a single class unless a vote by class is provided by the DGCL. The Ansan Certificate provides that each share of Ansan Common Stock, on an as-converted basis, shall have one vote therefor. Additionally, all shares of Ansan Stock shall vote together as a single class unless a vote by class is provided by the DGCL.

 Power to Call Special Stockholder Meetings

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the Certificate of Incorporation or the Bylaws. Pursuant to the Discovery Bylaws, a special meeting of the stockholders may be called by the directors or any officer authorized by the directors to so act. Pursuant to the Ansan Bylaws, a special meeting of the stockholders may be called by the board of directors, the Chairman of the Board or the President. The board of directors shall call a special meeting of the stockholders when the holders of at least 20% of the outstanding stock of Ansan so request in writing provided that such request in writing is accompanied by a notice stating the object of such meeting.

 Removal of Directors

  The Discovery Bylaws provide that, except as provided by the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Ansan Bylaws provide that, except as provided by the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the votes of the issued and outstanding shares at a meeting called for that purpose or by a majority vote of the Board of Directors at a meeting called for that purpose.

 Filling Vacancies on the Board of Directors

  The Discovery Bylaws provide that newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. The Ansan Bylaws provide that vacancies in the Board of Directors, including newly created directorships, may be filled by the majority vote of the directors then in office, including those who have resigned, such vote to take effect when such resignation or resignations shall become effective.

 Indemnification and Limitation of Liability

  The Discovery Certificate contains a provision limiting the personal liability of directors to the fullest extent permitted by the DGCL. The Discovery Certificate also contains a provision indemnifying any and all persons that it has the power to indemnify pursuant to the DGCL to the fullest extent provided by the DGCL. Such indemnification is not to be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to action in another capacity while holding such office and shall continue subsequent to such person ceasing to hold such office.

  The Ansan Certificate contains a provision limiting the personal liability of a director for monetary damages for breach of fiduciary duty as a director to the corporation or any stockholder to the fullest extent provided by the DGCL. The Ansan Bylaws contain a provision indemnifying all persons that it shall have the power to indemnify to the fullest extent permitted by the DGCL in respect of their having been officers or directors of Ansan, any subsidiary of Ansan or of any other corporation of which they acted as officer or director at the request of Ansan.

  Under the DGCL, an indemnity provision may not eliminate director monetary liability for : (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve a company or its directors from, the necessity of complying with, Federal or state securities law, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

 Stockholder Action by Written Consent

  Both the Discovery Bylaws and the Ansan Bylaws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders, may be taken without meeting and without either prior notice or a vote, if a consent in writing setting forth the action so taken shall be signed by stockholders representing the minimum number of votes that would be necessary to authorize or take such action at an annual or special meeting of the stockholders, as the case may be. The Discovery Bylaws require that prompt notice of the taking of any action authorized by written consent, but by less than unanimous written consent of all stockholders, shall be provided to those stockholders who have not so consented in writing.

 Interested Director Transactions

  The Ansan Bylaws provide that no contract or other transaction between Ansan and any other corporation shall be affected and invalidated by the fact that any one or more of the directors of Ansan is or are interested in or is a director or officer of such other corporation and any Ansan director or directors may be interested in, be a party to or otherwise connected with, any contract or transaction of Ansan or in which Ansan is itself interested. This provision also relieves Ansan's directors from any liability that otherwise might exist from so contracting with Ansan. The Discovery Bylaws contain no similar provision.

          ANSAN PHARMACEUTICALS, INC. --  AUDITED FINANCIAL STATEMENTS
           AT DECEMBER 31, 1995 AND 1996 AND FOR THE YEARS THEN ENDED
                     AND FOR THE PERIOD FROM INCORPORATION
                    (NOVEMBER 6, 1992) TO DECEMBER 31, 1997

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors..........................  F-2
Financial Statements
  Balance Sheets...........................................................  F-3
  Statements of Operations.................................................  F-4
  Statement of Stockholders' Equity (Net Capital Deficiency)...............  F-5
  Statements of Cash Flows.................................................  F-7
  Notes to Financial Statements............................................  F-8

    ANSAN PHARMACEUTICALS, INC. --  UNAUDITED CONDENSED FINANCIAL STATEMENTS
            AT JUNE 30, 1997 AND FOR THE THREE AND SIX MONTH PERIODS
       ENDED JUNE 30, 1996 AND 1997 AND FOR THE PERIOD FROM INCORPORATION
                      (NOVEMBER 6, 1992) TO JUNE 30, 1997

Financial Statements
  Condensed Balance Sheet.................................................. F-17
  Condensed Statements of Operations....................................... F-18
  Condensed Statements of Cash Flows....................................... F-19
  Notes to Condensed Financial Statements.................................. F-20


    DISCOVERY LABORATORIES, INC. AND SUBSIDIARY  --  CONSOLIDATED FINANCIAL
                                   STATEMENTS
              AT DECEMBER 31, 1996 AND JUNE 30, 1997 (UNAUDITED),
    FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, FOR THE SIX MONTHS ENDED
    JUNE 30, 1997 AND 1996 (UNAUDITED), AND FOR THE PERIOD FROM MAY 18, 1993
                                  (INCEPTION)
               TO DECEMBER 31, 1996 AND JUNE 30, 1997 (UNAUDITED)

  Report of Independent Auditors........................................... F-23
  Consolidated Balance Sheets.............................................. F-24
  Consolidated Statements of Operations.................................... F-25
  Consolidated Statements of Changes in Stockholders' Equity............... F-26
  Consolidated Statements of Cash Flows.................................... F-27
  Notes to Consolidated Financial Statements............................... F-28

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Ansan Pharmaceuticals, Inc.

  We have audited the accompanying balance sheets of Ansan Pharmaceuticals, Inc. (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for the years then ended and for the period from incorporation (November 6, 1992) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ansan Pharmaceuticals, Inc. (a development stage company) at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended and for the period from incorporation (November 6, 1992) to December 31, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Ansan Pharmaceuticals will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses and expects such losses to continue for at least the next several years. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          Ernst & Young LLP

Palo Alto, California
February 21, 1997 except for Note 8
 as to which the date is July 16, 1997

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $   45,202  $  245,778
  Short-term investments...............................  3,809,110   1,500,000
  Prepaid expenses and other current assets............    108,089      83,760
                                                        ----------  ----------
    Total current assets...............................  3,962,401   1,829,538
Furniture and equipment, net...........................     18,244      93,936
                                                        ----------  ----------
                                                        $3,980,645  $1,923,474
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................................... $   80,276  $   91,041
  Payable to Titan Pharmaceuticals, Inc. ..............     57,791     117,881
  Accrued sponsored research...........................     32,890      36,330
  Accrued legal fees...................................     50,000      26,327
  Other accrued liabilities............................    117,006      62,457
                                                        ----------  ----------
    Total current liabilities .........................    337,963     334,036
Commitments
Stockholders' Equity
  Common stock, $0.001 par value per share; 20,000,000
   shares authorized; 2,768,164 and 2,845,108 shares
   issued and outstanding at December 31, 1995 and
   1996, respectively.................................. 10,678,061  10,850,017
  Deferred compensation................................   (236,118)   (180,561)
  Deficit accumulated during the development stage..... (6,799,261) (9,080,018)
                                                        ----------  ----------
    Total stockholders' equity.........................  3,642,682   1,589,438
                                                        ----------  ----------
                                                        $3,980,645  $1,923,474
                                                        ==========  ==========


                            See accompanying notes.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                   PERIOD FROM
                                                                  INCORPORATION
                                                                  (NOVEMBER 6,
                                        YEAR ENDED DECEMBER 31,     1992) TO
                                        ------------------------  DECEMBER 31,
                                           1995         1996          1996
                                        -----------  -----------  -------------
Costs and expenses:
  Research and development(1).......... $ 1,410,762  $ 1,181,089   $ 5,583,853
  Sponsored research and development
   and license fees--stockholder.......      10,000          --        396,689
  General and administrative(1)........   1,047,795    1,257,365     2,914,197
                                        -----------  -----------   -----------
    Total costs and expenses and loss
     from operations...................  (2,468,557)  (2,438,454)   (8,894,739)
Other income (expense):
  Interest income......................      77,891      157,697       249,870
  Interest expense.....................    (430,740)         --       (435,149)
                                        -----------  -----------   -----------
    Other income (expense)--net........    (352,849)     157,697      (185,279)
                                        -----------  -----------   -----------
      Net loss......................... $(2,821,406) $(2,280,757)  $(9,080,018)
                                        ===========  ===========   ===========
Pro forma net loss per share........... $     (1.93)
                                        ===========
Shares used in computing pro forma net
 loss per share........................   1,464,713
                                        ===========
Net loss per share.....................              $     (0.94)
                                                     ===========
Shares used in computing net loss per
 share.................................                2,431,447
                                                     ===========

--------
(1) See Note 6 for description of related party transactions.


                            See accompanying notes.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                 DEFICIT
                                                                                     AMOUNT    ACCUMULATED  STOCKHOLDERS'
                          PREFERRED STOCK          COMMON STOCK                    RECEIVABLE  DURING THE    EQUITY (NET
                        ---------------------  ---------------------   DEFERRED       FROM     DEVELOPMENT     CAPITAL
                         SHARES     AMOUNT      SHARES     AMOUNT    COMPENSATION STOCKHOLDERS    STAGE      DEFICIENCY)
                        --------  -----------  --------- ----------- ------------ ------------ -----------  -------------
Issuance of common
 stock to parent for
 amount receivable in
 November 1992 at
 $0.0058 per share....       --   $       --     327,446 $     1,900  $     --      $(1,900)   $       --    $       --
Issuance of common
 stock for amount
 receivable in January
 1993 at $0.0058 per
 share................       --           --      17,234         100        --         (100)           --            --
Forgiveness of note
 payable to related
 party................       --           --         --       30,000        --          --             --         30,000
Net loss, inception
 through December 31,
 1993.................       --           --         --          --         --          --        (849,963)     (849,963)
                        --------  -----------  --------- -----------  ---------     -------    -----------   -----------
Balances at December
 31, 1993.............       --           --     344,680      32,000        --       (2,000)      (849,963)     (819,963)
Cash received in April
 1994 for settlement
 of stockholder
 receivable...........       --           --         --          --         --        1,900            --          1,900
Issuance of common
 stock in May 1994 at
 $0.46 per share in
 exchange for amount
 receivable and
 services.............       --           --      43,276      20,089        --         (105)           --         19,984
Issuance of Series A
 preferred stock to
 parent for cash and
 conversion of debt in
 May 1994 for $4.58
 per share............   532,651    2,441,656        --          --         --          --             --      2,441,656
Net loss--Year ended
 December 31, 1994....       --           --         --          --         --          --      (3,127,892)   (3,127,892)
                        --------  -----------  --------- -----------  ---------     -------    -----------   -----------
Balances at December
 31, 1994.............   532,651  $ 2,441,656    387,956 $    52,089  $     --      $  (205)   $(3,977,855)  $(1,484,315)
Issuance of warrants
 associated with
 bridge financing in
 June of 1995.........       --           --         --      400,000        --          --             --        400,000
Deferred compensation.       --           --         --      277,784   (277,784)        --             --            --
Amortization of
 deferred
 compensation.........       --           --         --          --      41,666         --             --         41,666
Issuance of common
 stock to parent upon
 conversion of debt in
 August 1995 for $4.40
 per share............       --           --     352,557   1,551,252        --          --             --      1,551,252
Conversion of Series A
 preferred stock to
 common stock in
 August 1995..........  (532,651)  (2,441,656)   532,651   2,441,656        --          --             --            --
Issuance of common
 stock and warrants at
 $5.00 per unit in
 initial public
 offering in August
 1995 net of issuance
 costs of $1,393,100..       --           --   1,300,000   5,106,900        --          --             --      5,106,900
Issuance of common
 stock and warrants at
 $5.00 per unit from
 exercises of
 underwriter's over-
 allotment option in
 September 1995.......       --           --     195,000     848,250        --          --             --        848,250
Cash received from
 underwriter purchase
 of 130,000 common
 stock options at
 $0.001 per share.....       --           --         --          130        --          --             --            130
Forgiveness of
 stockholder
 receivable in
 December 1995........       --           --         --          --         --          205            --            205
Net loss--Year ended
 December 31, 1995....       --           --         --          --         --          --      (2,821,406)   (2,821,406)
                        --------  -----------  --------- -----------  ---------     -------    -----------   -----------
Balances at December
 31, 1995.............       --           --   2,768,164  10,678,061   (236,118)        --      (6,799,261)    3,642,682
                        ========  ===========  ========= ===========  =========     =======    ===========   ===========

                            See accompanying notes.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                DEFICIT    STOCKHOLDERS'
                                                                                    AMOUNT    ACCUMULATED     EQUITY
                          PREFERRED STOCK         COMMON STOCK                    RECEIVABLE  DURING THE       (NET
                          -----------------   ---------------------   DEFERRED       FROM     DEVELOPMENT     CAPITAL
                          SHARES    AMOUNT     SHARES     AMOUNT    COMPENSATION STOCKHOLDERS    STAGE      DEFICIENCY)
                          -------   -------   --------- ----------- ------------ ------------ -----------  -------------
Issuance of common stock
 to employee in
 September 1996 as
 compensation...........        --   $    --     40,000 $   155,000  $     --        $--      $       --    $   155,000
Issuance of shares of
 common stock for cash
 upon exercise of stock
 option grants at $0.06
 to $0.58 per share in
 July through December
 1996...................        --        --     36,944      16,956        --         --              --         16,956
Amortization of deferred
 compensation...........        --        --        --          --      55,557        --              --         55,557
Net loss--Year ended
 December 31, 1996......        --        --        --          --         --         --       (2,280,757)   (2,280,757)
                           -------   -------  --------- -----------  ---------       ---      -----------   -----------
Balances at December 31,
 1996...................        --   $    --  2,845,108 $10,850,017  $(180,561)      $--      $(9,080,018)  $ 1,589,438
                           =======   =======  ========= ===========  =========       ===      ===========   ===========


                            See accompanying notes.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                  INCORPORATION
                                              YEAR ENDED          (NOVEMBER 6,
                                             DECEMBER 31,            1992 TO
                                        ------------------------  DECEMBER 31,
                                           1995         1996          1996
                                        -----------  -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss..............................  $(2,821,406) $(2,280,757)  $(9,080,018)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation expense................        1,659       22,324        23,983
  Amortization of debt account........      400,000          --        400,000
  Amortization of deferred
   compensation.......................       41,666       55,557        97,223
  Forgiveness of stockholder
   receivable.........................          205          --            205
  Issuance of common stock in exchange
   for consulting services............          --           --         19,984
  Grant of common stock to employee...          --       155,000       155,000
  Changes in operating assets and
   liabilities:
    Prepaid expenses and other current
     assets...........................     (108,089)      24,329       (83,760)
    Accounts payable..................      (18,630)      10,765        91,041
    Accrued sponsored research........     (143,110)       3,440        36,330
    Accrued legal fees................       50,000      (23,673)       26,327
    Other accrued liabilities.........      103,853      (54,549)       62,457
                                        -----------  -----------   -----------
Net cash provided by (used in)
 investing activities.................   (2,493,852)  (2,087,564)   (8,251,228)
                                        -----------  -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture and equipment.      (19,903)     (98,016)     (117,919)
  Purchase of short-term investments..   (3,809,110)  (4,940,890)   (8,750,000)
  Sales of short-term investments.....          --     7,250,000     7,250,000
                                        -----------  -----------   -----------
Net cash provided by (used in)
 investing activities.................   (3,829,013)   2,211,094    (1,617,919)
                                        -----------  -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of Series A
   preferred stock....................          --           --        992,592
  Proceeds from issuance of common
   stock..............................    5,995,280       16,956     5,972,236
  Proceeds from related party notes...          --           --        220,000
  Payment on related party notes......          --           --       (190,000)
  Issuance of notes payable...........    1,025,000          --      1,025,000
  Repayment of note payable...........   (1,425,000)         --     (1,425,000)
  Issuance of warrants to purchase
   common stock.......................      400,000          --        400,000
  Proceeds from stockholder
   receivable.........................          --           --          1,900
  Payable to Tital Pharmaceuticals,
   Inc. ..............................      316,083       60,090     3,118,197
                                        -----------  -----------   -----------
Net cash provided by financing
 activities...........................    6,271,363       77,046    10,114,925
                                        -----------  -----------   -----------
Net increase (decrease) in cash and
 cash equivalents.....................      (51,502)     200,576       245,778
Cash and cash equivalents, beginning
 of period............................       96,704       45,202           --
                                        -----------  -----------   -----------
Cash and cash equivalents, end of
 period...............................  $    45,202  $   245,778       245,778
                                        ===========  ===========   ===========
Supplemental cash flow disclosure
Forgiveness of note payable to related
 party................................  $       --   $       --    $    30,000
                                        ===========  ===========   ===========
Interest paid on related party notes..  $       --   $       --    $     4,409
                                        ===========  ===========   ===========
Conversion of payable to Titan into
 Series A preferred stock.............  $       --   $       --    $ 1,449,064
                                        ===========  ===========   ===========
Interest paid on bridge notes.........  $    29,694  $       --    $    29,694
                                        ===========  ===========   ===========
Conversion of payable to Titan into
 common stock.........................  $ 1,551,252  $       --    $ 1,551,252
                                        ===========  ===========   ===========

                            See accompanying notes.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Ansan Pharmaceuticals, Inc. ("Ansan") was incorporated in the State of Delaware on November 6, 1992 to engage in the development of analogs of butyric acid for the treatment of cancer, blood disorders and other serious diseases.

 Relationship with Titan Pharmaceuticals, Inc.

  Titan, a biopharmaceutical company engaged, through the operations of its subsidiaries and affiliates, in the development of new proprietary therapeutic products for use in the fields of cancer, immunology, viral diseases, and disorders of the central nervous system, was Ansan's parent until Ansan's initial public offering (the "Offering") in August 1995 (see Note 3). Immediately subsequent to the Offering, Titan's interest was reduced to a 44%. Through December 31, 1996, Ansan contracted with Titan for facilities and equipment, and certain administrative, financial, regulatory, business development and human resource services. Titan has previously supplied working capital financing to Ansan and may in the future provide such financing. At December 31, 1996, Titan owned approximately 43% of Ansan. Certain members of Titan's management and/or Board of Directors are also members of Ansan's Board of Directors.

 Basis of Presentation

  Ansan's activities since incorporation have primarily consisted of recruiting personnel, conducting research and development, preclinical and clinical studies, performing business and financial planning and raising capital. Accordingly, Ansan is considered to be in the development stage, and expects to incur increasing losses and require additional financial resources to achieve commercialization of its products.

  Ansan is engaged in a number of long-term development projects which involve experimental technologies. Ansan has incurred losses since inception of $9.1 million and expects such losses to continue for at least the next several years. The projects may require substantial expenditures and take a number of years to develop prior to commercialization. Therefore, Ansan will need to obtain additional funds to continue its research and development activities, fund operating expenses, pursue regulatory approval, and build production, sales, and marketing activities, as necessary. Sources of capital may include the issuance of equity or debt securities to Titan or others (see Note 8), and collaborative agreements. Management believes sufficient capital will be available to achieve planned business objectives through at least 1997.

  The accompanying financial statements have been prepared assuming that Ansan will continue as a going concern; however, the above conditions raise substantial doubt about Ansan's ability to continue as a going concern. Management recognizes the need for the infusion of cash during 1997 and 1998 and is actively pursuing various options including additional strategic relationships and securing additional debt or equity financing. If Ansan is unable to obtain the necessary cash, other more substantial restructuring options may be necessary, which would have a material adverse effect on Ansan's business, results of operations and prospects. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  In May 1995, the board of directors and stockholders of Ansan authorized a 0.1723399-for-one reverse stock split. Prior to the Offering, each share of Series A preferred stock and common stock were split into 0.1723399 shares of preferred stock and common stock, respectively. The accompanying financial statements are adjusted to reflect the stock split on a retroactive basis.

 Use of Estimates

  The preparation of the financial statements in accordance with generally accepted accounting principles requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

 Cash, Cash Equivalents and Short-term Investments

  Ansan considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents included $11,808 in money market funds at December 31, 1996.

  At December 31, 1995 and 1996, Ansan had $3,809,000 and $1,500,000,
respectively, of auction rate preferred stock (preferred stock in money market mutual funds), classified as "available for sale." These amounts are stated at cost which approximates estimated fair value. Ansan has not realized any gains or losses on its investment.

 Furniture and Equipment

  Furniture and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the remaining period of the lease.

 Stock-Based Compensation

  In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), Ansan has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and to adopt the "disclosure only" alternative described in SFAS 123 in accounting for its employee stock option plans. Under APB 25, if the exercise price of Ansan's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

 Sponsored Research

  Research and development expenses under sponsored research arrangements are recognized as the related services are performed, generally ratably over the period of service. Payments for license fees are expensed when paid.

 Net Loss Per Share

  Net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common equivalent shares (stock options, warrants and preferred stock) issued during the period commencing 12 months prior to March 31, 1995 at prices below the public offering price have been included in the calculation as if they were outstanding for all

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

periods presented (using the treasury stock method for stock options and the if-converted method for the assumed conversion of the payable to Titan as of March 31, 1995). However, shares to be held in escrow are not treated as outstanding for any period (see Note 5.) Net loss per share calculated on this basis for the year ended December 31, 1995 was $2.28.

  Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC policy, to common equivalent shares from convertible preferred stock issued more than 12 months prior to the IPO that automatically converted upon completion of Ansan's IPO (using the if-converted method) from the original date of issuance.

2. FURNITURE AND EQUIPMENT

  Furniture and equipment consists of the following at December 31:

                                                               1995      1996
                                                              -------  --------
     Furniture and office equipment.......................... $11,521  $ 57,834
     Leasehold improvements..................................     --     19,817
     Computer equipment......................................   8,382    40,268
                                                              -------  --------
                                                               19,903   117,919
     Less accumulated depreciation and amortization..........  (1,659)  (23,983)
                                                              -------  --------
     Furniture and equipment, net............................ $18,244  $ 93,936
                                                              =======  ========

  Depreciation expense was $1,659 and $22,323 for the years ended December 31, 1995 and 1996, respectively.

3. SPONSORED RESEARCH AND LICENSE AGREEMENTS

  In July 1994, Ansan entered into a research agreement with a university. Under the terms of the agreement, Ansan agreed to fund research of $105,700 through December 31, 1994. The agreement was extended six months beyond the original term to allow for completion of the scope of the research program. During the year ended December 31, 1995, Ansan incurred sponsored research expenses of $62,000 related to this agreement.

  In 1992, Ansan entered into research and license agreements with Bar-Ilan Research and Development Company, Ltd. ("Bar-Ilan"), an entity located in Israel. The research agreement expired during 1994. Pursuant to the license agreement, Ansan receives certain exclusive worldwide licenses to inventions and confidential information related to the research program in exchange for the research funding and specified royalties on future sales and/or sublicensing arrangements. To maintain license exclusivity, Ansan made royalty payments of $10,000 and $15,000 in 1995 and 1996, respectively. Ansan is obligated to make minimum royalty payments of $20,000 in 1997, $25,000 in 1998 and $60,000 in each calendar year thereafter. In connection with this license agreement, Bar-Ilan also entered into a stock purchase agreement with Ansan.

  In May 1996, Ansan signed a licensing agreement with Boehringer Ingelheim GmbH ("Boehringer") to acquire the rights in the United States and the European Union to develop a new intravenous formulation of the drug ApafantTM for all clinical indications. Ansan intends to proceed with further development and, if possible, clinical testing of the drug. Pursuant to the agreement, Ansan made a license payment of $50,000 in 1996, and may be obligated to make future milestone and royalty payments to Boehringer. However, under certain circumstances, Boehringer may participate in further development and commercialization of ApafantTM and, in such circumstances, would be obligated to make milestone and royalty payments to Ansan.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


4. LEASES

  Ansan leases facilities under an operating lease that expires in December 1998. Rent expense totaled $56,831 for the year ended December 31, 1996. Future minimum lease payments total $54,479 for the years ending December 31, 1997 and 1998.

5. STOCKHOLDERS' EQUITY

 Preferred Stock

  In May 1994, Ansan issued 532,651 shares of Series A Preferred Stock to Titan for cash of $992,592 and in exchange for forgiveness of a payable to Titan of $1,449,064. Concurrent with the Offering, the preferred stock automatically converted into 532,651 shares of common stock.

 Unit Offering

  In August 1995, Ansan issued 1,300,000 units, at $5.00 per unit in the Offering. Each unit consisted of one share of common stock, one redeemable class A warrant, and one class B warrant. The net proceeds (after underwriter's discount and expenses, and other costs associated with the Offering) totaled $5,107,000. At the closing of the Offering, all of Ansan's outstanding preferred stock automatically converted into 532,651 shares of common stock, and Ansan issued 352,557 shares of common stock to Titan in exchange for forgiveness of $1,551,252 of intercompany debt. In September 1995 Ansan issued an additional 195,000 units, at $5.00 per share, in accordance with the underwriter's over-allotment option. The net proceeds from the exercise of the underwriter's over-allotment option (after underwriter's discount and expenses) totaled $848,250. Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50 per share. Each class B warrant entitles the holder to purchase one share of common stock an exercise price of $8.75 per share.
  In connection with the Offering, the holders of Ansan's common stock and options to purchase common stock placed, on a pro rata basis, 363,740 shares and options to purchase 36,260 shares of common stock into escrow (the "Escrow Shares" and "Escrow Options", respectively). The Escrow Shares and Escrow Options are not transferable or assignable; however, the Escrow Shares may be voted. Holders of Escrow Options may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow. The Escrow Shares and Escrow Options will be released from escrow if, and only if, certain earnings or market price criteria have been met. If the conditions are not met by March 31, 2000, the Escrow Shares and Escrow Options will be canceled and contributed to Ansan's capital.

  The release of Escrow Shares and Escrow Options held by employees, officers, directors, consultants and their relatives will be deemed compensatory. Accordingly, Ansan will recognize as compensation expense, during the period in which the earnings or market price targets are met, a one-time charge to reflect the then fair market value of the shares released from escrow. Such charges could substantially reduce Ansan's net income or increase Ansan's loss. The amount of compensation expense recognized by Ansan will not affect Ansan's total stockholders' equity.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Bridge Loan Warrants

  In May and June 1995, Ansan completed a bridge financing with gross proceeds of $1,425,000. In conjunction with the bridge notes, Ansan issued class A warrants to purchase an aggregate of 712,500 shares of Common Stock. In 1995, Ansan recognized a $400,000 charge relating to the issuance of the warrants. The principal and accrued interest on the bridge notes were repaid out of the proceeds from the Offering.

 Common Stock

  During 1996, Ansan issued 40,000 shares of common stock to an employee, resulting in $323,000 in compensation expense.

 Stock Purchase Agreements

  Through December 31, 1996, Ansan has issued 18,095 shares of common stock to officers, employees and consultants under stock purchase agreements. Certain shares are subject to repurchase by Ansan, as determined by the board of directors, at the original issuance price. The repurchase rights will lapse as the shares vest over a period of five years from the issuance date. During 1996, Ansan exercised its repurchase rights with respect to 804 shares. At December 31, 1996, 1,178 shares are subject to repurchase.

 Stock Option Plan

  Under Ansan's 1993 Stock Option Plan which was amended and restated (the "1993 Plan"), pursuant to which incentive stock options may be granted to employees, and nonstatutory stock options may be granted to employees, directors, consultants and affiliates of Ansan. A total of 141,710 shares of Common Stock has been reserved and authorized for issuance under the 1993 Plan. No further options will be granted under Ansan's 1993 Plan. In May 1995, Ansan adopted the 1995 Stock Option Plan (the "1995 Option Plan"). A total of 150,000 shares of Common Stock are reserved and authorized for issuance under the 1995 Option Plan.

  Options granted under the 1993 and 1995 Plans expire no later than ten years from the date of grant, except when the grantee is a 10% shareholder of Ansan or an affiliate company, in which case the maximum term is five years from the date of grant. The exercise price shall be at least 100%, 85% and 110% of the fair value of the stock subject to the option on the grant date, as determined by the board of directors, for incentive stock options, nonstatutory stock options and options granted to 10% shareholders of Ansan or affiliate company, respectively. Options granted under the 1993 Option Plan are exercisable immediately upon grant, however, the shares issuable upon exercise of the options are subject to repurchase by Ansan. Such repurchase rights will lapse as the shares vest over a period of five years from the date of grant.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Activity under the 1993 and 1995 Option Plans is summarized below:

                                            OUTSTANDING OPTIONS
                                SHARES     ---------------------
                             AVAILABLE FOR NUMBER OF  PRICE PER  WEIGHTED AVG.
                                 GRANT      SHARES      SHARE    EXERCISE PRICE
                             ------------- --------- ----------- --------------
   Balance at December 31,
    1994....................     66,533      75,177  $0.29-$0.46     $0.31
     Additional shares
      authorized............    150,000         --           --        --
     Options granted........    (85,918)     85,918  $0.46-$5.00     $1.34
     Options canceled.......     31,325     (31,325)       $0.29     $0.29
                               --------     -------
   Balance at December 31,
    1995....................    161,940     129,770  $0.29-$5.00     $0.99
     Options granted........   (127,117)    127,177  $2.88-$3.38     $2.93
     Options exercised......         --     (33,152) $0.29-$0.58     $0.50
     Options canceled.......     14,509     (14,509) $0.29-$0.46     $0.42
                               --------     -------
   Balance at December 31,
    1996....................     49,332     209,226  $0.29-$5.00     $2.29
                               ========     =======

  Ansan recorded deferred compensation of $277,784 for the difference between the grant price and the deemed fair value of Ansan's common stock for certain options granted in the 12-month period prior to the offering. The deferred compensation is being amortized to expense over the vesting period of the options.

  From incorporation through December 31, 1994, Ansan issued options for 12,066 shares outside the 1993 Plan at exercise prices ranging from $0.06 to $0.29. These options are exercisable immediately upon grant; however, the shares issuable upon exercise of the options are subject to repurchase by Ansan. Such repurchase right will lapse as the shares vest over a period of three to five years from the date of grant.

  The following table summarizes information about options outstanding at December 31, 1996:

                                             OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                        ------------------------------ -------------------------
    RANGE OF                             WEIGHTED AVG.   WEIGHTED AVG.   OPTIONS   WEIGHTED AVG.
    EXERCISE                  OPTIONS      REMAINING       EXERCISE     CURRENTLY    EXERCISE
     PRICES                 OUTSTANDING CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
    --------                ----------- ---------------- ------------- ----------- -------------
   $0.06-$0.29.............    33,200         7.13           $0.24       25,329        $0.23
   $0.58...................    40,806         8.25           $0.58        4,145        $0.58
   $2.88-$5.00.............   142,117         9.42           $3.15       34,310        $3.18
                              -------                                    ------
                              216,123         8.85           $2.22       63,784        $1.88
                              =======                                    ======

  Of the 129,770 options outstanding at December 31, 1995, 36,607 were exercisable at that date. All options granted under the 1993 Plan are immediately exercisable, of which 44,532 shares of common stock underlying the options as of December 31, 1996 would be subject to repurchase by Ansan should certain options be exercised and the optionee's employment or consulting relationship terminate.

 Stock Compensation

  Ansan has elected to follow APB 25 and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Ansan's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Pro forma information regarding the net income and earnings per share is required by SFAS 123, and has been determined as if Ansan had accounted for its employee stock options granted subsequent to 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple option approach with the following assumptions for 1996 and 1995: weighted-average volatility factor of 0.7; no expected dividend payments; weighted-average risk-free interest rates in effect of 6.27% and 6.00%, respectively; and a weighted-average expected life of 4.04 and 4.46, respectively.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Ansan's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of Ansan's employee stock options.

  Based upon the above methodology, the weighted-average fair value of options granted during the years ended December 31, 1995 and 1996 was $0.77 and $1.54, respectively.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net loss over the options' vesting period. Ansan's pro forma information is as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
     Pro forma net loss.............................. $(2,842,935) $(2,372,568)
     Pro forma net loss per share.................... $     (1.94) $     (0.98)

  Because SFAS 123 is applicable only to options granted subsequent to 1994, its pro forma effect will not be fully reflected until 1998.

6. RELATED PARTY TRANSACTIONS

  On May 31, 1994, Ansan entered into an agreement with Titan providing for the allocation of costs by Titan to Ansan for certain services provided during 1994 and 1995 in managing the affairs of Ansan, consisting primarily of occupancy and equipment charges. These expenses are allocated among Titan and Titan's subsidiaries and affiliates based upon the relative percentage of effort expended by Titan on each subsidiary's affairs and relative use of assets held by Titan, including those under a master capital equipment lease. Management believes these allocations to be reasonable.

  Research and development expenses allocated to Ansan from Titan were approximately $114,000 for the year ended December 31, 1995. General and administrative expenses allocated to Ansan were $398,000 and $57,000 for the years ended December 31, 1995 and 1996, respectively.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  No interest has been charged on the net payable to Titan. Activity under the payable to Titan is summarized as follows:

                                                                    PERIOD FROM
                                                                    NOVEMBER 6,
                                          YEAR ENDED    YEAR ENDED    1992 TO
                                         DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                             1995          1996         1996
                                         ------------  ------------ ------------
   Beginning balance.................... $ 1,292,960     $ 57,791   $       --
   Corporate cost allocations...........     375,867       56,865     1,160,940
   Working capital advances to Ansan....     181,678        3,225     2,198,719
   Repayment of debt to Titan...........    (241,462)         --       (241,462)
   Conversion of payable to Titan into
    capital stock.......................  (1,551,252)         --     (3,000,316)
                                         -----------     --------   -----------
   Ending balance....................... $    57,791     $117,881   $   117,881
                                         ===========     ========   ===========
     Average balance during the period.. $   830,972     $ 87,836   $   592,024
                                         ===========     ========   ===========

 Lease Commitment

  Titan is party to a master capital equipment lease, pursuant to which Ansan and three other Titan majority-owned subsidiaries are jointly and severally liable under a sublease and assignment agreement for monthly payments (currently totaling $30,459) under the lease, should Titan be unable to service the equipment lease. As of December 31, 1996, the amount outstanding under the lease was approximately $747,000.

7. INCOME TAXES

   As of December 31, 1996, Ansan had federal net operating loss carryforwards of approximately $8,600,000. The Company also had federal research and development tax credit carryforwards of approximately $200,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2008 through 2011, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Significant components of Ansan's deferred tax assets for federal and state income taxes are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
     Net operating loss carryforwards................. $ 2,200,000  $ 3,100,000
     Research credit carryforwards....................     100,000      200,000
     Capitalized research and development.............     300,000      300,000
     Valuation allowance..............................  (2,600,000)  (3,600,000)
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

  The net valuation allowance increased by $1,000,000 during the year ended December 31, 1995.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


8. SUBSEQUENT EVENTS

  In March 1997, Titan and Ansan entered into an agreement for financing pursuant to which Titan advanced Ansan $1,000,000 in return for a debenture (the "Debenture") which is convertible at any time prior to June 21, 1997 into 333,333 shares of common stock. The Debenture bears interest at prime plus 2% and is due in March 1998. In connection with the issuance of the Debenture, Ansan granted Titan an option (the "First Option") to acquire on additional 333,333 shares of Ansan common stock for an aggregate purchase price of $1,000,000. The Debenture was not converted and the First Option expired on June 21, 1997.

  In July 1997, Ansan entered into an Agreement and Plan of Reorganization and Merger with Discovery Laboratories, Inc. ("Discovery"), a privately-held development stage biotechnology company, pursuant to which Discovery will be merged with and into Ansan. The parties also entered into a Stock Purchase Agreement pursuant to which Discovery has purchased shares of a new class of convertible preferred stock of Ansan for aggregate cash consideration of $1,300,000, representing a common stock equivalent price of approximately $1.40 per share.

  In connection with these transactions, Ansan has entered into a sublicense agreement, and contingent upon completion of the merger, Titan will receive an exclusive worldwide sublicense to certain butyrate compounds licensed by Ansan for certain indications in exchange for Titan's payment of a 2% royalty on net sales and Titan's transfer to Ansan of all its equity holdings in Ansan.

  The closing of the merger is subject to customary closing conditions, including approval by the stockholders of Ansan and Discovery. If the merger is completed, it is anticipated that the shareholders of Discovery will be issued securities representing approximately 90% of the outstanding stock of the combined entity. In the event the merger is not completed, the preferred stock held by Discovery may, under certain circumstances, be convertible into shares of common stock representing 51% of Ansan's then outstanding shares. In such circumstances, Ansan would have the right to redeem the preferred stock for $1,300,000 plus a redemption premium of $13,000 per month that the stock is outstanding.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEET

                                                       JUNE 30,    DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
                                                     (UNAUDITED)     (NOTE A)
                       ASSETS
Current Assets:
  Cash and cash equivalents......................... $    497,790  $   245,778
  Short-term investments............................    1,200,000    1,500,000
  Prepaid expenses and other current assets.........       32,559       83,790
                                                     ------------  -----------
    Total current assets............................    1,730,349    1,829,538
Furniture and equipment, net........................       87,856       93,936
                                                     ------------  -----------
                                                     $  1,818,205  $ 1,923,474
                                                     ============  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.................................. $    137,338  $    91,041
  Payable to Titan Pharmaceuticals, Inc. ...........      189,300      117,881
  Accrued sponsored research........................          --        36,330
  Accrued legal fees................................        5,935       26,327
  Other accrued liabilities.........................       11,370       62,457
  Debenture payable to Titan Pharmaceuticals, Inc...    1,000,000          --
                                                     ------------  -----------
    Total current liabilities.......................    1,343,943      334,036
Commitments
Stockholders' Equity:
  Common stock, at amounts paid in..................   10,699,996   10,850,017
  Deferred compensation.............................          --      (180,561)
  Deficit accumulated during the development stage..  (10,225,734)  (9,080,018)
                                                     ------------  -----------
    Total stockholders'equity.......................      474,262    1,589,438
                                                     ------------  -----------
                                                     $  1,818,205  $ 1,923,474
                                                     ============  ===========

--------
Note A: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                        PERIOD FROM
                                                                       INCORPORATION
                         THREE MONTHS ENDED    SIX MONTHS ENDED JUNE   (NOVEMBER 6,
                              JUNE 30,                  20,              1992) TO
                         --------------------  ----------------------    JUNE 30,
                           1997       1996        1997        1996         1997
                         ---------  ---------  -----------  ---------  -------------
COSTS AND EXPENSES:
  Research and
   development.......... $ 244,487  $ 205,614  $   627,432  $ 462,976  $  6,607,974
  General and
   administrative.......   256,750    242,345      528,529    441,926     3,442,726
                         ---------  ---------  -----------  ---------  ------------
Loss from operations....  (501,237)  (447,959)  (1,155,961)  (904,902)  (10,050,700)
Other income/(expenses)
  Interest income.......    21,053     44,275       39,560     93,283       289,430
  Interest expense......   (26,174)       --       (29,315)       --       (464,464)
                         ---------  ---------  -----------  ---------  ------------
Net loss................ $(506,358) $(403,684) $(1,145,716) $(811,619) $(10,225,734)
                         =========  =========  ===========  =========  ============
Net loss per share...... $   (0.20) $   (0.17) $     (0.46) $   (0.34)
                         =========  =========  ===========  =========
Shares used in
 calculating net loss
 per share.............. 2,485,971  2,407,885    2,484,937  2,406,145
                         =========  =========  ===========  =========

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    PERIOD FROM
                                             SIX MONTHS ENDED      INCORPORATION
                                                 JUNE 30,          (NOVEMBER 6,
                                           ----------------------     1992 TO
                                              1997        1996     JUNE 30, 1997
                                           -----------  ---------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................  $(1,145,716) $(811,619) $(10,225,734)
Adjustments to reconcile net loss to net
 cash used in
 operating activities
  Depreciation expense...................       16,843      9,251        40,826
  Amortization of debt discount..........          --         --        400,000
  Amortization of deferred compensation..       26,718     27,779       123,941
  Forgiveness of stockholder receivable..          --         --            205
  Issuance of common stock in exchange
   for consulting services...............          --         --         19,984
  Grant of common stock to employee......          --         --        155,000
  Changes in operating assets and
   liabilities:
    Prepaid expenses and other current
     assets..............................       51,201     79,589       (32,559)
    Accounts payable.....................       46,297     38,166       137,338
    Accrued sponsored research...........      (36,330)       730           --
    Accrued legal fees...................      (20,392)   (32,890)        5,935
    Other accrued liabilities............      (51,087)   (70,214)       11,370
                                           -----------  ---------  ------------
Net cash used in operating activities....   (1,112,466)  (759,208)   (9,363,694)
                                           -----------  ---------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture and equipment....      (10,763)   (56,785)     (128,682)
  Purchase of short-term investments.....   (1,400,000)   (93,283)  (10,150,000)
  Sales of short-term investments........    1,700,000    900,000     8,950,000
                                           -----------  ---------  ------------
Net cash provided by (used in) investing
 activities..............................      289,237    749,932    (1,328,682)
                                           -----------  ---------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of Series A
   preferred stock.......................          --         --        992,592
  Proceeds from issuance of common stock.        3,822      8,976     5,976,058
  Proceeds from related party notes......          --         --        220,000
  Proceeds from issuance of debenture to
   Titan Pharmaceuticals, Inc. ..........    1,000,000        --      1,000,000
  Payment on related party notes.........          --         --       (190,000)
  Issuance of notes payable..............          --         --      1,025,000
  Repayment of note payable..............          --         --     (1,425,000)
  Issuance of warrants to purchase common
   stock.................................          --         --        400,000
  Proceeds from stockholder receivable...          --         --          1,900
  Payable to Titan Pharmaceuticals, Inc..       71,419     24,660     3,189,616
                                           -----------  ---------  ------------
Net cash provided by financing
 activities..............................    1,075,241     33,636    11,190,166
                                           -----------  ---------  ------------
Net increase (decrease) in cash and cash
 equivalents.............................      252,012     24,360       497,790
Cash and cash equivalents, beginning of
 period..................................      245,778     45,202           --
                                           -----------  ---------  ------------
Cash and cash equivalents, end of period.  $   497,790  $  69,562  $    497,790
                                           ===========  =========  ============

                             See accompanying notes

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Ansan was incorporated in the State of Delaware on November 6, 1992 to engage in the development of analogs of butyric acid for the treatment of cancer, blood disorders and other serious diseases. Ansan is in the development stage.

 Relationship with Titan Pharmaceuticals, Inc.

  Titan, a biopharmaceutical company engaged, through the operations of its subsidiaries and affiliates, in the development of new proprietary therapeutic products for use in the fields of cancer, immunology, viral diseases, and disorders of the central nervous system, was Ansan's parent until Ansan's initial public offering (the "IPO") in August 1995. Subsequent to the IPO, Titan's ownership interest was reduced to 43%.

  In March 1997, Ansan and Titan entered into an agreement for financing pursuant to which Titan advanced Ansan $1,000,000 in return for a debenture (the "Debenture") which was convertible at any time prior to June 21, 1997 into 333,333 shares of common stock. Titan did not convert the Debenture prior to June 21, 1997. The Debenture bears interest at prime plus 2% and is due in April 1998. In connection with the issuance of the Debenture, Ansan granted Titan an option to acquire an additional 333,333 shares of Ansan common stock for an aggregate purchase price of $1,000,000. The option expired unexercised on June 21, 1997.

  Ansan contracts with Titan for limited financial and administrative services. Titan has previously supplied working capital financing to Ansan and may in the future provide such financing. As part of its affiliation with Titan, Ansan and Titan have a number of members in common of their respective boards of directors.

 Basis of Presentation

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and with the instructions to form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered for fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 1997 are not necessarily indicative of the results that may expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's 1996 Annual Report on Form 10-KSB.

  Ansan's activities since incorporation have consisted primarily of conducting research and development, performing business and financial planning and raising capital. Accordingly, Ansan is considered to be in the development stage and expects to incur increasing losses and require additional financial resources to achieve commercialization of its products. Ansan also depends on third parties to conduct certain research on Ansan's behalf through various research arrangements. All of Ansan's current products under development are the subject of license agreements that may require the payment of future royalties.

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Net Loss Per Share

  Net loss per share for the three- and six-month periods ended June 30, 1996 and June 30, 1997 is computed using the weighted average number of common shares outstanding, reduced by the number of shares held in escrow (see Release of Escrowed Shares and Options below). Common equivalent shares are excluded from the calculation as their effect is antidilutive.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share", which is required to be adopted on December 31, 1997. At that time, Ansan will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is not expected to result in a change in reported earnings per share for the three and six month periods ended June 30, 1997 and June 30, 1996, as Ansan incurred net losses in those periods, and accordingly, the calculation of earnings per share for those periods excluded stock options as their effect was antidilutive.

 Release of Escrowed Shares and Options

  In connection with the IPO, certain stockholders of Ansan placed an aggregate of 365,983 shares of Common Stock (the "Escrow Shares"), and the current holders of certain options which are exercisable at less than the initial public offering price of $5.00 placed options to purchase 34,017 shares (the "Escrow Options"), into escrow pending Ansan's attainment of certain revenue or share price goals. The Securities and Exchange Commission has taken the position with respect to the release of securities from escrow that in the event any of the Escrow Shares or Escrow Options are released from escrow to directors, officers, employees or consultants of Ansan, the release will be treated, for financial reporting purposes, as a compensation expense to Ansan. Accordingly, Ansan will, in the event of the release of the Escrow Shares and Escrow Options, recognize during the period in which the earnings or market price targets are met what could be a substantial one-time charge which would substantially increase Ansan's loss or reduce or eliminate earnings, if any, at such time. The amount of compensation expense recognized by Ansan will not affect Ansan's total stockholders' equity.

2. SUBSEQUENT EVENTS

 Proposed Merger With Discovery Laboratories, Inc.

  In July of 1997 Ansan entered into an Agreement and Plan of Reorganization and Merger with Discovery Laboratories, Inc. ("Discovery"), a privately-held development stage biotechnology company, pursuant to which Discovery will be merged with and into Ansan. The parties also entered into a Stock Purchase Agreement pursuant to which Discovery has purchased shares of a new class of convertible preferred stock of Ansan for aggregate cash consideration of $1,300,000, representing a common stock equivalent price of approximately $1.40 per share.

  In connection with these transactions, Ansan has entered into a sublicense agreement with Titan. Pursuant to the agreement, and contingent upon completion of the merger, Titan will receive an exclusive worldwide sublicense to certain butyrate compounds licensed by Ansan for certain indications in exchange for Titan's payment of a 2% royalty on net sales and Titan's transfer to Ansan of all its equity holdings in Ansan.

  The closing of the merger is subject to customary closing conditions, including approval by the stockholders of Ansan and Discovery. If the merger is completed, it is anticipated that the shareholders of Discovery will be issued securities representing approximately 90% of the outstanding stock of the combined entity. In the event

                          ANSAN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

the merger is not completed, the preferred stock held by Discovery may, under certain circumstances, be convertible into shares of common stock representing 51% of Ansan's then outstanding shares. In such circumstances, Ansan would have the right to redeem the preferred stock for $1,300,000 plus a redemption premium of $13,000 per month that the stock is outstanding.

  The following selected unaudited pro forma balance sheet data gives effect as of June 30, 1997, to the $1,300,000 investment, made by Discovery, pursuant to the Stock Purchase Agreement.

                                               JUNE 30,               JUNE 30,
                                                 1997     ADJUSTMENT    1997
                                              ----------- ---------- ----------
                                                                        (PRO
                                              (UNAUDITED)              FORMA)
   Current Assets...........................  $1,730,349  $1,300,000 $3,030,349
   Furniture and Equipment..................      87,856                 87,856
                                              ----------             ----------
   Total Assets.............................   1,818,205              3,118,205
                                              ==========             ==========
   Total Liabilities........................   1,343,943              1,343,943
   Total Stockholders' Equity...............     474,262  $1,300,000  1,774,262
                                              ----------             ----------
   Total Liabilities and Stockholders'
    Equity..................................  $1,818,205             $3,118,205
                                              ==========             ==========

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Discovery Laboratories, Inc.
New York, New York

  We have audited the accompanying consolidated balance sheet of Discovery Laboratories, Inc. and subsidiary (a development stage company) as at December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1996, and the period from May 18, 1993 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the financial position of Discovery Laboratories, Inc. and subsidiary at December 31, 1996 and the results of their operations and their cash flows for the two years ended December 31, 1996, and the period from May 18, 1993 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                               Richard A. Eisner & Company, LLP

New York, New York
February 12, 1997

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,   JUNE 30,
                                                                       1996         1997
                                                                   ------------  -----------
                                                                                 (UNAUDITED)
                             ASSETS
                             ------
Current assets:
  Cash and cash equivalents......................................  $ 4,336,000   $ 1,478,000
  Investments in United States government obligations............   13,064,000    13,319,000
  Prepaid expenses...............................................       19,000        35,000
                                                                   -----------   -----------
    Total current assets.........................................   17,419,000    14,832,000
Computer equipment, net of depreciation (Note B).................       69,000       115,000
Licenses, net of amortization (Note E)...........................      701,000
                                                                   -----------   -----------
    TOTAL........................................................  $18,189,000   $14,947,000
                                                                   ===========   ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Liabilities:
  Accrued expenses...............................................  $   231,000   $   296,000
                                                                   -----------   -----------
Minority interest in preferred stock of subsidiary (Note G)......    2,200,000     2,200,000
                                                                   -----------   -----------
Commitments and contingencies (Notes E and G)
Stockholders' equity (Notes F, H and I):
  Series A convertible preferred stock, $.001 par value;
   7,000,000 shares authorized; 2,200,256 shares issued and
   outstanding (liquidation preference $29,703,000)..............        2,000         2,000
  Other preferred stock, $.001 par value; 3,000,000 shares
   authorized; none issued and outstanding.......................
  Common stock, $.001 par value, 50,000,000 shares authorized,
   6,712,256 shares issued and outstanding.......................        7,000         7,000
  Additional paid-in capital.....................................   19,003,000    18,992,000
  Deficit accumulated during the development stage...............   (3,254,000)   (6,550,000)
                                                                   -----------   -----------
    Total stockholders' equity...................................   15,758,000    12,451,000
                                                                   -----------   -----------
    TOTAL........................................................  $18,189,000   $14,947,000
                                                                   ===========   ===========

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  MAY 18, 1993                            MAY 18,
                               YEAR ENDED         (INCEPTION)     SIX MONTHS ENDED         1993
                              DECEMBER 31,             TO             JUNE 30,          (INCEPTION)
                          ----------------------  DECEMBER 31,  ----------------------  TO JUNE 30,
                            1995        1996          1996        1996        1997         1997
                          ---------  -----------  ------------  ---------  -----------  -----------
                                                                     (UNAUDITED)        (UNAUDITED)
Interest income.........  $          $   205,000  $   205,000   $          $   306,000  $   511,000
                          ---------  -----------  -----------   ---------  -----------  -----------
Expenses:
  Research and
   development..........               2,740,000    2,740,000      22,000    2,257,000    4,997,000
  General and
   administrative.......     17,000      692,000      710,000       9,000    1,345,000    2,055,000
  Interest..............                  11,000       11,000       2,000                    11,000
                          ---------  -----------  -----------   ---------  -----------  -----------
    Total expenses......     17,000    3,443,000    3,461,000      33,000    3,602,000    7,063,000
                          ---------  -----------  -----------   ---------  -----------  -----------
                            (17,000)  (3,238,000)  (3,256,000)    (33,000)  (3,296,000)  (6,552,000)
Minority interest in net
 loss of subsidiary.....                   2,000        2,000                                 2,000
                          ---------  -----------  -----------   ---------  -----------  -----------
NET (LOSS)..............  $ (17,000) $(3,236,000) $(3,254,000)  $ (33,000) $(3,296,000) $(6,550,000)
                          =========  ===========  ===========   =========  ===========  ===========
Pro forma net (loss) per
 share..................  $    (.01) $      (.65)               $    (.01) $      (.42)
                          =========  ===========                =========  ===========
Pro forma weighted
 average common shares
 outstanding............  1,714,230    4,942,222                3,027,382    7,833,912
                          =========  ===========                =========  ===========


           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                            COMMON STOCK   PREFERRED STOCK      STOCK     ADDITIONAL   DURING THE
                          ---------------- ---------------- SUBSCRIPTIONS   PAID-IN    DEVELOPMENT
                           SHARES   AMOUNT  SHARES   AMOUNT  RECEIVABLE     CAPITAL       STAGE        TOTAL
                          --------- ------ --------- ------ ------------- -----------  -----------  -----------
Issuance of common
 shares, May 1993.......  1,132,500 $1,000           $         $(2,000)   $     1,000  $            $         0
Net loss................                                                                    (1,000)      (1,000)
Expenses paid on behalf
 of the Company.........                                         1,000                                    1,000
                          --------- ------ --------- ------    -------    -----------  -----------  -----------
Balance--December 31,
 1993...................  1,132,500  1,000                      (1,000)         1,000       (1,000)           0
Net loss................                                                                         0            0
Expenses paid on behalf
 of the Company.........                                             0                                        0
                          --------- ------ --------- ------    -------    -----------  -----------  -----------
Balance--December 31,
 1994...................  1,132,500  1,000                      (1,000)         1,000       (1,000)           0
Issuance of common
 shares, February 1995..    367,500  1,000                      (1,000)                                       0
Net loss................                                                                   (17,000)     (17,000)
Payment on stock
 subscriptions..........                                         2,000                                    2,000
Expenses paid on behalf
 of the Company.........                                                       18,000                    18,000
                          --------- ------ --------- ------    -------    -----------  -----------  -----------
Balance--December 31,
 1995...................  1,500,000  2,000                           0         19,000      (18,000)       3,000
Issuance of common
 shares, March 1996.....  2,750,000  3,000                                      3,000                     6,000
Issuance of private
 placement units August,
 October and November
 1996...................  2,200,256  2,000 2,200,256  2,000                18,932,000                18,936,000
Issuance of common
 shares for cash and
 compensation, September
 1996...................    212,000                                            42,000                    42,000
Net loss................                                                                (3,236,000)  (3,236,000)
                          --------- ------ --------- ------    -------    -----------  -----------  -----------
Balance--December 31,
 1996...................  6,712,256  7,000 2,200,256  2,000          0     19,003,000   (3,254,000)  15,758,000
Private placement
 expenses...............                                                      (11,000)                  (11,000)
Net loss................                                                                (3,296,000)  (3,296,000)
                          --------- ------ --------- ------    -------    -----------  -----------  -----------
BALANCE--JUNE 30, 1997
 (UNAUDITED)............  6,712,256 $7,000 2,200,256 $2,000    $     0    $18,992,000  $(6,550,000) $12,451,000
                          ========= ====== ========= ======    =======    ===========  ===========  ===========

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  MAY 18, 1993                          MAY 18, 1993
                               YEAR ENDED         (INCEPTION)     SIX MONTHS ENDED      (INCEPTION)
                              DECEMBER 31,             TO             JUNE 30,               TO
                          ----------------------  DECEMBER 31,  ----------------------    JUNE 30,
                            1995        1996          1996        1996        1997          1997
                          --------  ------------  ------------  ---------  -----------  ------------
                                                                     (UNAUDITED)        (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............  $(17,000) $ (3,236,000) $ (3,254,000) $ (33,000) $(3,296,000) $ (6,550,000)
 Adjustments to
  reconcile net loss to
  net cash (used in)
  operating activities:
 Write-off of acquired
  research and
  development supplies..               2,200,000     2,200,000                             2,200,000
 Write-off of licenses..                                                       683,000       683,000
 Depreciation and
  amortization..........                  24,000        24,000                  24,000        48,000
 (Increase) in prepaid
  expenses..............                 (18,000)      (18,000)                (16,000)      (35,000)
 Increase in accrued
  expenses..............                 230,000       230,000                  65,000       296,000
 Expenses paid on behalf
  of company............    17,000                      18,000                                18,000
 Employee stock
  compensation..........                  42,000        42,000                                42,000
                          --------  ------------  ------------  ---------  -----------  ------------
  Net cash (used in)
   operating activities.         0      (758,000)     (758,000)   (33,000)  (2,540,000)   (3,298,000)
                          --------  ------------  ------------  ---------  -----------  ------------
Cash flows from
 investing activities:
 Acquisition of computer
 equipment..............                 (83,000)      (83,000)                (52,000)     (135,000)
 Acquisition of license.                (711,000)     (711,000)  (111,000)                  (711,000)
 Purchase of investments
  in United States
  government
  obligations...........             (13,064,000)  (13,064,000)             (2,613,000)  (15,677,000)
 Redemption of
  investments in United
  States government
  obligations...........                                                     2,358,000     2,358,000
                          --------  ------------  ------------  ---------  -----------  ------------
  Net cash (used in)
   investing activities.             (13,858,000)  (13,858,000)  (111,000)    (307,000)  (14,165,000)
                          --------  ------------  ------------  ---------  -----------  ------------
Cash flows from
 financing activities:
 Private placement of
  units, net of
  expenses..............              18,936,000    18,936,000                 (11,000)   18,925,000
 Payment on stock
  subscriptions and
  proceeds on issuance
  of common stock.......     3,000        13,000        16,000      5,000                     16,000
 Short-term borrowings..                                          150,000
                          --------  ------------  ------------  ---------  -----------  ------------
  Net cash provided by
   (used in) financing
   activities...........     3,000    18,949,000    18,952,000    155,000      (11,000)   18,941,000
                          --------  ------------  ------------  ---------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............     3,000     4,333,000     4,336,000     11,000   (2,858,000)    1,478,000
Cash and cash
 equivalents--beginning
 of period..............         0         3,000             0      3,000    4,336,000             0
                          --------  ------------  ------------  ---------  -----------  ------------
CASH AND CASH
 EQUIVALENTS--END OF
 PERIOD.................  $  3,000  $  4,336,000  $  4,336,000  $  14,000  $ 1,478,000  $  1,478,000
                          ========  ============  ============  =========  ===========  ============

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

  (UNAUDITED WITH RESPECT TO INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX-
             MONTH PERIODS ENDED JUNE 30, 1997 AND JUNE 30, 1996)

(NOTE A)--THE COMPANY AND BASIS OF PRESENTATION:

  Discovery Laboratories, Inc. (the "Company") was incorporated in Delaware on May 18, 1993 as MicroBio, Inc. The Company is a development stage company formed to license and develop pharmaceutical products to treat a variety of human diseases. The consolidated financial statements include the accounts of the Company and its 75% owned subsidiary Acute Therapeutics, Inc. (see Note
G). Intercompany balances and transactions have been eliminated. No allocation of the subsidiary's net loss has been attributed to the minority interest since the accumulated losses exceed the minorities' common equity interest.

  In November 1996 the Company completed a private placement of its securities and received aggregate net proceeds of approximately $19,000,000 (see Note F).

(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 [1] Cash and cash equivalents:

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

 [2] Investments in United States Government obligations:

  The investments in United States Government obligations are comprised of securities which are available for sale and are recorded at fair value with any appreciation/depreciation recorded in the statement of operations.

 [3] Computer equipment:

  Computer equipment is recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the assets (five years).

 [4] Licenses:

  Through March 1997 licenses were capitalized and were being amortized on a straight-line basis over their respective terms of 15 to 17 years. During the quarter ended June 30, 1997, the Company determined that since they will not pursue any alternative uses for the licenses, that all license costs would be written off as research and development costs.

 [5] Research and development:

  Research and development costs are charged to operations as incurred.

 [6] Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 [7] Long-lived assets:

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

on long-lived assets used in operations, including intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such losses have been recorded.

 [8] Stock-based compensation:

  During 1996, the Company adopted Statement of Financial Accounting Standards, No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option incentive plans. See Note H to the financial statements for further information.

 [9] Net loss per share:

  Pro forma net loss per share is computed based on the weighted average number of common shares outstanding for the periods adjusted to reflect the number of shares of Ansan Pharmaceuticals, Inc. common stock issuable to the common stockholders of the Company upon consummation of the merger (Note J). Common stock equivalents are not included in the calculation of net loss per share as the effect would be anti-dilutive.

 [10] Interim financial statements:

  In the opinion of management, the interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position at June 30, 1997 and results of operations and cash flows for the six-month period ended June 30, 1997. The financial statements as of June 30, 1997 and for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

 [11] Recent accounting pronouncements:

  Recently issued accounting pronouncements concerning disclosure of information about capital structure, reporting comprehensive income and disclosure about segments of an enterprise and related information are not expected to have a material effect on the presentation of the Company's financial statements, the recent pronouncement on earnings per share provides a simplified method for computing loss per share and will require retroactive restatement when effective.

(NOTE C)--EMPLOYMENT AGREEMENTS:

  An employment agreement with the Company's president provides for an annual salary of $175,000 through April 1999. Employment agreements with two executive officers provide for aggregate annual salaries of $295,000 through December 1999, subject to certain increases.

(NOTE D)--INCOME TAXES:

  At June 30, 1997, the Company has available for federal income tax purposes net operating loss carryforwards of approximately $2,300,000 expiring through 2011, that may be used to offset future taxable income.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The principal difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforward for tax purposes is primarily due to the write-off of the acquired research and development supplies and to certain general and administrative costs which are not currently deductible for tax purposes. The Company has provided a valuation reserve against the full amount of the deferred tax asset of $2,590,000 arising from net operating loss benefit of approximately $640,000, the research and development write-off of approximately $1,130,000 and general and administrative costs of approximately $820,000 since the likelihood of realization cannot be determined. The valuation reserve increased by approximately $1,223,000 and $7,000 for the years ended December 31, 1996 and December 31, 1995, respectively and approximately $1,360,000 for the six months ended June 30, 1997. Pursuant to
Section 382 of the Internal Revenue Code, the utilization of this carryforward may be limited due to ownership changes which have occurred or may occur.

(NOTE E)--LICENSE AGREEMENTS:

  [1] The Company entered into a license agreement with the Charlotte-Mecklenburg Hospital Authority for the use of the active compound in SuperVent, a therapy which the Company is clinically testing. The Company paid a license issue fee of $86,400 and has agreed to pay royalties on future sales and to pay future patent- related costs. The license expires upon expiration of the underlying patents.

  [2] The Company entered into a license agreement with the Wisconsin Alumni Research Foundation ("WARF") for the use of the patented compound ST-630 in the treatment of post-menopausal osteoporosis. The Company paid WARF an option fee of $25,000 in June 1996 and a license issue fee of $400,000 in October 1996 and is obligated to make future milestone payments aggregating $3,095,000 and pay royalties on future sales. The license expires upon expiration of the underlying patents.

  [3] See Note G[1] with respect to a sublicense agreement with Johnson & Johnson, Inc.

(NOTE F)--PRIVATE PLACEMENT:

  Pursuant to a private placement memorandum, the Company offered for sale units, each unit consisting of 50,000 shares of Series A convertible preferred stock and 50,000 shares of common stock. Preferred stockholders have voting rights based upon the number of shares of common stock issuable upon conversion of the preferred shares. Each share of preferred stock is initially convertible at the option of the holders thereof into four shares of common stock of the Company. The conversion rate will be adjusted under certain circumstances as described in the private placement memorandum. From August 1996 through November 1996, the Company received net proceeds of approximately $19,000,000 for the sale of approximately 44 units.

  Paramount Capital, Inc. ("Paramount") acted as the placement agent for the offering and received a 9% commission plus a 4% nonaccountable expense allowance aggregating $2,860,332. The Company also issued to Paramount warrants to acquire 220,026 shares of Series A preferred stock at a price of $11 per share, through November 8, 2006 and warrants to acquire 220,026 shares of common stock at a price of $.25 per share, through November 8, 2006. The warrants contain certain anti-dilution provisions and may be exercised on a "net exercise" basis pursuant to a provision that does not require the payment of any cash to the Company.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(NOTE G)--INVESTMENT IN ACUTE THERAPEUTICS, INC.:

 [1] Formation of Acute Therapeutics, Inc.:

  On October 28, 1996, the Company invested $7.5 million in a newly formed subsidiary, Acute Therapeutics, Inc. ("ATI"), in exchange for 600,000 shares of Series A convertible preferred stock of ATI, representing 75% of the outstanding voting securities of ATI following such transaction.

  Concurrently with the Company's investment in ATI, Johnson & Johnson, Inc. ("J & J"), Ortho Pharmaceuticals, Inc. (a wholly-owned subsidiary of J & J), and ATI entered into an agreement (the "J & J License Agreement") granting an exclusive license of KL4-Surfactant technology to ATI in exchange for certain license fees ($200,000 of which was paid in November 1996), milestone payments aggregating $2,750,000, royalties and 40,000 shares of ATI common stock. J & J contributed its KL4-Surfactant raw material inventory and manufacturing equipment to ATI in exchange for 2,200 shares of nonvoting Series B preferred stock of ATI having a $2.2 million liquidation preference and a $100 per share cumulative dividend. The inventory and equipment were valued at $2,200,000 (the value of the preferred shares issued to J & J) and were charged to expense as their intended use is for research and development activities. The Scripps Research Institute received 40,000 shares of common stock of ATI in exchange for its consent to the J & J License Agreement.

  The founders of ATI purchased an aggregate of 120,000 shares of ATI common stock for $.01 per share and were granted options to purchase an aggregate of 44,800 shares of common stock of ATI at an exercise price of $.01 per share vesting after a five-year term, subject to acceleration and 40,000 shares of common stock of ATI at an exercise price of $.32 per share vesting in April 1997.

 [2] Commitments:

  ATI entered into a four-year employment agreement with its President, Chief Executive Officer and Chairman of the Board of Directors providing for a base salary of $225,000 per year plus an initial sign-on bonus of $50,000 to be paid the first week of January 1997, plus certain incentive bonuses.

  ATI also entered into a three year employment agreement with an officer providing for an annual salary of $200,000 and various two-year consulting agreements providing for aggregate annual fees of $300,000 plus royalties on net commercial sales of licensed products sold by ATI or its sublicensees and an 18-month consulting agreement providing for monthly fees of $7,500.

  ATI leases its office and laboratory space pursuant to an operating lease requiring aggregate annual payments of approximately $67,000 through November 2001.

 [3] ATI stock option plan:

  ATI adopted the 1996 Stock Option/Stock Issuance Plan (the "ATI Plan") consisting of a Discretionary Option Grant program for employees and an Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible nonemployee directors to purchase shares of common stock, in either case at an exercise price equal to at least 85% of the fair market value of the common stock on the grant date. Under the Discretionary Option Grant program, options will be granted to employees either as incentive stock options or nonstatutory options and will vest over a specified period of time (generally three to five years) as determined by the ATI Board of Directors. ATI has reserved 234,800 shares of common stock for issuance under these plans. Options for 173,800 shares of common stock have been granted through January 1997.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(NOTE H)--STOCK OPTIONS:

  In November 1996, the Company adopted its 1996 Stock Option/Stock Issuance Plan which includes three equity programs (the "Discovery Plan"). Under the Discretionary Option Grant Program, options to acquire shares of the Company's common stock may be granted to eligible persons who are employees, nonemployee directors, consultants and other independent advisors. Pursuant to the Stock Issuance Program, such eligible persons may be issued shares of the Company's common stock directly and under the Automatic Option Grant Program, eligible directors will automatically receive option grants at periodic intervals. The maximum number of shares of common stock which maybe issued over the term of plan shall not exceed 1,250,000.

  In July and August, 1996, options to purchase 100,000 shares of the Company's common stock were granted (all of which were immediately exercisable), with a weighted average exercise price of $.125 per share. Options to purchase 25,000 shares at $.10 per share were exercised in July 1996 and options to purchase 25,000 shares at $.20 per share were exercised in November 1996.

  The Company applies APB 25 in accounting for the Discovery Plan and the ATI Plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the exercise price of the option at the date of grant. The effect of applying SFAS No. 123 on pro forma net loss is not necessarily representative of the effects on reported net income or loss for future years due to, among other things, (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value of the options at the grant date of awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss for the year ended December 31, 1996 and the six months ended June 30, 1997 would have been approximately $3,248,000 or $.77 per share and $2,688,000 or $.40 per share, respectively. The fair value of the options granted are estimated as $.06 and $.07 per share for the Discovery Plan and the ATI Plan, respectively for the year ended December 31, 1996 and $.10 per share for the six months ended June 30, 1997, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0%, volatility of 0%, risk-free interest rate of 6.7% for 1996 and 7% for 1997, and expected life of ten years.

  Additional information with respect to the Discovery Plan stock option activity is summarized as follows:

                                                         WEIGHTED-  WEIGHTED-
                                                          AVERAGE    AVERAGE
                                                         EXERCISE  CONTRACTUAL
                                                SHARES     PRICE      LIFE
                                                -------  --------- -----------
      Outstanding at January 1, 1996...........       0
        Options granted........................ 100,000    $.125     10 years
        Options exercised...................... (50,000)     .15     10 years
                                                -------
      Outstanding December 31, 1996............  50,000      .10    9.1 years
        Options granted........................ 651,917      .20     10 years
                                                -------
      Outstanding June 30, 1997................ 701,917      .20    9.7 years
                                                =======
        Options exercisable at June 30, 1997... 468,917      .20    9.7 years
                                                =======

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Additional information with respect to the ATI Plan stock option activity is summarized as follows:

                                                           WEIGHTED-  WEIGHTED-
                                                            AVERAGE    AVERAGE
                                                           EXERCISE  CONTRACTUAL
                                                  SHARES     PRICE      LIFE
                                                  -------  --------- -----------
      Outstanding at January 1, 1996.............       0
        Options granted.......................... 168,800    $.25      10 years
                                                  -------
      Outstanding December 31, 1996.............. 168,800     .25     9.8 years
        Options granted..........................  28,000     .68      10 years
        Options exercised........................  (2,000)    .32      10 years
                                                  -------
      Outstanding June 30, 1997.................. 194,800     .32     9.4 years
                                                  =======
        Options exercisable at June 30, 1997.....  53,250     .50     9.8 years
                                                  =======

(NOTE I)--STOCKHOLDERS' EQUITY:

  Common shares reserved for issuance:

  The Company has reserved shares of common stock for issuance upon conversion of preferred stock and exercise of options as follows:

      (i)   Preferred stock (Note F) (1)............................  17,602,048
      (ii)  Stock option plan--Discovery Plan.......................   1,200,000
      (iii) Placement agent warrants (Note F):
            Conversion of preferred stock...........................     880,103
            Common stock............................................     220,026

--------
(1) Number of shares issuable assuming maximum conversion rate adjustment.

                  DISCOVERY LABORATORIES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(NOTE J)--SUBSEQUENT EVENT:

  On July 16, 1997 the Company entered into an agreement and plan of reorganization and merger with Ansan Pharmaceuticals, Inc. ("Ansan"). Upon completion of the merger, which is subject to various conditions, including the approval of the stockholders of both companies, the Company's stockholders will own approximately 90% of the combined entity. The merger will be accounted for as a reverse acquisition with the Company as the acquirer for financial reporting purposes. There is no assurance that the merger will be consummated. Also on July 16, 1997 the Company purchased 13,000 shares of Series A convertible preferred stock of Ansan for $1,300,000 which amount was used by Ansan to repay certain debt owed to its principal stockholder. Ansan's assets at June 30, 1997 consisted primarily of cash and short-term investments.

  The following pro forma unaudited financial information gives effect to the merger as if it had occurred at the beginning of the respective periods. A nonrecurring charge of $2,434,000 for in-process research and development which will be recorded by the Company in the historical financial statements upon consummation of the merger has not been considered in the pro forma results.

                                                                     SIX MONTHS
                                                        YEAR ENDED      ENDED
                                                       DECEMBER 31,   JUNE 30,
                                                           1996         1997
                                                       ------------  -----------
     Interest income.................................. $   363,000   $   346,000
                                                       -----------   -----------
     Expenses:
       Research and development.......................   3,921,000     2,884,000
       General and administrative.....................   1,949,000     1,874,000
       Interest.......................................      11,000
                                                       -----------   -----------
         Total expenses...............................   5,881,000     4,758,000
     Minority interest in net loss of subsidiary......       2,000
                                                       -----------   -----------
     Net (loss)....................................... $(5,516,000)  $(4,412,000)
                                                       ===========   ===========
     Net (loss) per common share...................... $      (.83)  $      (.46)
                                                       ===========   ===========

                                    ANNEX A

                 [Letterhead of Dakin Securities Corporation]

                                 July 16, 1997

Board of Directors
Ansan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 435
South San Francisco, CA 94080

Attention: Vaughan H.J. Shalson

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the shareholders of Ansan Pharmaceuticals, Inc. ("Ansan" or the "Company") of the Exchange Ratio (as defined herein) to be applied in connection with the proposed merger (the "Merger") of Ansan with Discovery Laboratories, Inc. ("Discovery"), pursuant to the Agreement and Plan of Reorganization and Merger dated July 16, 1997 (the "Agreement") between Ansan and Discovery.

  We understand that the terms of the Agreement provide that Discovery will be merged into Ansan and that each outstanding share of Discovery common stock will be converted into the right to receive 1.1671059 shares of common stock of Ansan and each outstanding share of Discovery Series A convertible preferred stock will be converted into the right to receive one share of Ansan Series B preferred stock, which will each be convertible into 4.6684225 shares of common stock of Ansan. (The above conversion rights are hereinafter referred to as the "Exchange Ratio.")

  In arriving at our opinion, we reviewed a number of items including: (1) the Agreement, the exhibits thereto and the terms of the proposed Merger; (2) the Ansan Form 10-KSB for the fiscal year ended December 31, 1996 and the Form 10-QSB, for the quarter ended March 31, 1997; (3) The Prospectus for the Ansan initial public offering dated August 8, 1995; (4) internal documents provided to us by Ansan which included descriptions of pharmaceutical products under development, estimated timelines for clinical trials and commercialization of such products; (5) recent articles concerning Ansan and press releases issued by the Company; and (6) stock prices and trading history of Ansan common stock. In addition, we interviewed the senior management of Ansan with regard to the Company's drug portfolio, the Company's efforts to secure financing from various sources including prospective corporate partners, an affiliate of the Company, Titan Pharmaceuticals, and the equity markets. We also reviewed the Form SB-2 Registration Statement and exhibits filed by Discovery with the Securities and Exchange Commission.

  In arriving at our opinion we have relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information. We also took into account such factors as: the early state of clinical trials of Ansan's pharmaceutical compounds and the need for funding to further develop these compounds; the Company's limited financial resources; management's representation that it had been unable to secure further funding from outside third-party sources or Titan Pharmaceuticals; the difficulty of obtaining funds from the equity markets and the imminent threat of delisitng from the Nasdaq Small Cap Market.

  We have not conducted a physical inspection of the properties and facilities of Ansan or Discovery and have not made or obtained any evaluations or appraisal of the assets or liabilities of either. We have, upon the advice of Ansan and its legal advisors, assumed that the proposed merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore will be treated as a tax-free transaction to the shareholders of Ansan. Our opinion is based upon market, economic and other conditions as they exist on, and can be evaluated as of the date of this letter.

  We will receive a fee from Ansan for rendering this fairness opinion, a portion of which is contingent upon the consummation of the Merger. In addition, Ansan has agreed to indemnify us for certain liabilities that may arise out of rendering this opinion.

  Based upon the foregoing and such factors as we deem relevant, we are of the opinion that the Exchange Ratio to be applied in the Merger is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ Dakin Securities Corporation

                                    ANNEX B

                   [LETTERHEAD OF SANDS BROTHERS & CO. LTD.]
Board of Directors
Discovery Laboratories, Inc.
508 Madison Avenue
New York, NY 10022

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Discovery Laboratories, Inc. ("Discovery") of the contemplated merger transaction (the "Merger") between Discovery and Ansan Pharmaceuticals, Inc. ("Ansan") pursuant to which the Discovery shareholders and option holders, as a group, are to receive capital stock and options aggregating approximately 90% of the issued and outstanding capital stock and options of Ansan following consummation of the Merger.

  For purposes of our opinion and in connection with our review of the proposed transaction, we have, among other things: (i) reviewed the agreement relating to the Merger; (ii) analyzed Discovery's financial position including reviewing the financial statements and other financial and operating data concerning Discovery prepared by its management; (iii) reviewed certain financial forecasts of Discovery prepared by its management; (iv) reviewed the trading history and current stock price of Ansan; (v) reviewed and analyzed Discovery's stage of clinical and drug development; (vi) reviewed and analyzed the public market valuations of publicly traded biotechnology companies we deemed comparable in quantitative and qualitative respects; (vii) reviewed and compared ratios relative, and uniquely applicable to, the biotechnology industry for those publicly-traded biotechnology companies and Discovery and;
(viii) visited the offices of Discovery and Ansan and met with management of Discovery and Ansan.

  We have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that has been provided to us by Discovery and such other information utilized by us in arriving at our opinion. With respect to Discovery's financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Discovery as to the expected future performance of Discovery. We do not assume any responsibility for the information or forecasts provided to us. We have relied upon the assurances of the management of Discovery that they are unaware of any facts that would make the information or forecasts provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Discovery.

  Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the Discovery shareholders in connection with the Merger as described in the first paragraph of this opinion letter is fair, from a financial point of view, to the Discovery shareholders. This opinion is directed to and may be relied upon only by the adressees hereto and may not be provided to or relied on by any other person without the prior written consent of Sands Brothers & Co., Ltd. Notwithstanding the foregoing to the contrary, this Opinion may be included in its entirety in any proxy statement or other document distributed to the shareholders of Discovery or Ansan in connection with the Merger.

                                          Sands Brothers & Co., Ltd.


                                          By /s/Howard D. Sterling
                                            -----------------------------------
                                            Howard D. Sterling
                                            Senior Vice President
                                            Corporate Finance

                                    ANNEX C

                              AGREEMENT AND PLAN
                         OF REORGANIZATION AND MERGER

  This Agreement and Plan of Reorganization and Merger ("Agreement") is made as of July 16, 1997 between ANSAN PHARMACEUTICALS, INC., a Delaware corporation ("Ansan") and DISCOVERY LABORATORIES, INC., a Delaware corporation ("Discovery").

                                  BACKGROUND

  A. The parties hereto desire that Discovery shall be merged with and into Ansan; that Ansan shall be the surviving corporation; and that each share of the capital stock of Discovery which is outstanding immediately prior to the effective time of the merger, other than those shares which become "Appraisal Shares" within the meaning of Section 262 of the DGCL, be converted as set forth in this Agreement into shares of the capital stock of Ansan.

  B. The parties intend that the merger constitute a "reorganization" under
Section 368(a), of the Code.
In consideration of the premises and agreements set forth herein, THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  DEFINITIONS

  The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context expressly or by necessary implication otherwise requires:

  1.1 Affiliate. "Affiliate" shall have the meaning set forth in the 1933 Act.

  1.2 Affiliates Agreement. "Affiliates Agreement" shall have the meaning set forth in Section 6.9 of this Agreement.

  1.3 Ansan Common Stock. "Ansan Common Stock" shall mean the Common Stock, $.001 par value, of Ansan.

  1.4 Ansan Financial Statements. "Ansan Financial Statements" shall have the meaning set forth in Section 5.2 of this Agreement.

  1.5 Ansan Preferred Stock. "Ansan Preferred Stock" shall mean the Series B Convertible Preferred Stock of Ansan having the rights, preferences and restrictions substantially as set forth in the Certificate of Designation attached to this Agreement as Exhibit A, but subject to any further adjustments to reflect the reverse stock split contemplated by this Agreement, which Certificate of Designation shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date.

  1.6 Ansan Series A Preferred Stock. "Ansan Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock of Ansan having the rights, preferences and restrictions set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on or about the date hereof.

  1.7 Ansan Stock. "Ansan Stock" shall mean the Ansan Common Stock, Ansan Preferred Stock and Ansan Series A Preferred Stock.

  1.8 ATI. "ATI" shall mean Acute Therapeutics, Inc., a Delaware corporation.

  1.9 Appraisal Shares. "Appraisal Shares" shall mean all shares, if any, of the outstanding capital stock of Discovery or Ansan for which appraisal rights have been claimed under Section 262 of the DGCL.

  1.10 Balance Sheet. "Balance Sheet" shall have the meaning set forth in
Section 3.6 of this Agreement.

  1.11 Balance Sheet Date. "Balance Sheet Date" shall have the meaning set forth in Section 3.6 of this Agreement

  1.12 Business Day. "Business Day" shall mean any day the New York Stock Exchange is open for trading.

  1.13 Certificate. "Certificate" shall have the meaning set forth in Section
2.4.3 of this Agreement.

  1.14 Certificate of Merger. "Certificate of Merger" shall mean the certificate of merger between Ansan and Discovery as required by Section 251 of the DGCL, in the form attached to this Agreement as Exhibit B.

  1.15 Closing. "Closing" shall mean the delivery by Ansan and Discovery of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

  1.16 Closing Date. "Closing Date" shall have the meaning set forth in
Section 2.2 of this Agreement.

  1.17 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

  1.18 DGCL. "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

  1.19 Disclosure Statement. "Disclosure Statement" shall have the meaning set forth in the first paragraph of Article III of this Agreement.

  1.20 Discovery Common Stock. "Discovery Common Stock" shall mean the Common Stock, $.001 par value, of Discovery.

  1.21 Discovery Financial Statements. "Discovery Financial Statements" shall have the meaning set forth in Section 4.3 of this Agreement.

  1.22 Discovery Option. "Discovery Option" shall have the meaning set forth in Section 2.3 of this Agreement.

  1.23 Discovery Preferred Stock. "Discovery Preferred Stock" shall mean the Series A Convertible Preferred Stock of Discovery.

  1.24 Discovery Stock. "Discovery Stock" shall mean both the Discovery Common Stock and the Discovery Preferred Stock.

  1.25 Discovery Warrant. "Discovery Warrant" shall have the meaning set forth in Section 2.3 of this Agreement.

  1.26 Discovery Working Capital. "Discovery Working Capital" shall mean an amount equal to Discovery's current assets, less Discovery's current liabilities, less any long-term debt owed to ATI, as determined in accordance with generally accepted accounting principles and without consolidating the accounts of ATI with Discovery for the purposes of such calculation.

  1.27 Effective Time. "Effective Time" shall mean the time when the Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Merger becomes effective.

  1.28 Exchange Act. "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

  1.29 Exchange Agent. "Exchange Agent" shall have the meaning set forth in
Section 2.4.1 of this Agreement.

  1.30 Fair Market Value of Ansan Common Stock. "Fair Market Value of Ansan Common Stock" shall mean the average of the last reported closing bid prices of the Ansan Common Stock on the Nasdaq SmallCap Market on the 20 trading days immediately preceding the Closing Date.

  1.31 Holders. "Holders" shall mean holders of Discovery Stock immediately prior to the Effective Time.

  1.32 Lockup Agreement. "Lockup Agreement" shall have the meaning set forth in Section 6.10 of this Agreement.

  1.33 Merger. "Merger" shall mean the merger of Discovery with and into Ansan in accordance with this Agreement, the Certificate of Merger and applicable law.

  1.34 Proxy Statement. "Proxy Statement" shall mean the Proxy Statement to be mailed to the stockholders of Ansan in connection with the Merger.

  1.35 shall mean the Registration Statement on Form S-4 to be filed by Ansan with the SEC in connection with the issuance of Ansan Stock pursuant to the Merger.

  1.36 SEC. "SEC" shall mean the Securities and Exchange Commission.

  1.37 Subsidiary. "Subsidiary" shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned by such party or by one or more Subsidiaries, or by such party and one or more Subsidiaries.

  1.38 Titan. "Titan" shall mean Titan Pharmaceuticals Inc., a Delaware corporation.

  1.39 Titan Agreement. "Titan Agreement" shall mean the agreement in the form attached hereto as Exhibit C.

  1.40 Act. "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules, regulations and forms thereunder.


                                  ARTICLE II

                   MERGER, CLOSING AND CONVERSION OF SHARES

  2.1 Merger. Subject to and in accordance with the terms and conditions of the Agreement and the Certificate of Merger, on the Closing Date, Ansan and Discovery shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, whereupon Discovery shall be merged with and into Ansan pursuant to Sections 251 of the DGCL.

  2.2 Closing. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California 94301, on November 3, 1997 at 1:00 pm, or if the conditions set forth in Articles VI and VII have not been satisfied or waived by such date, on the earliest practicable date, but in no event later than December 31, 1997, after satisfaction or waiver of such conditions (the "Closing Date").

  2.3 Conversion of Shares.

    2.3.1 In accordance with this Agreement and the Certificate of Merger:

      (a) each share of Discovery Common Stock outstanding immediately prior to the Effective Time (except those shares of Discovery Common Stock which are Appraisal Shares and whose Holder and

    Discovery do not thereafter agree in writing should not be treated as Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into 1.1641085 shares of Ansan Common Stock. Holders of Discovery Common Stock shall receive only whole shares of Ansan Common Stock, with Ansan being authorized to pay in cash, in lieu of any resulting fractional share, the Fair Market Value of Ansan Common Stock multiplied by such fraction so as to eliminate the necessity for the issuance of fractional shares upon such conversion,

      (b) each share of Discovery Preferred Stock outstanding immediately prior to the Effective Time (except those shares of Discovery Preferred Stock which are Appraisal Shares and whose Holder and Discovery do not thereafter agree in writing should not be treated as Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into one (1) share of Ansan Preferred Stock. Holders of Discovery Preferred Stock shall receive only whole shares of Ansan Preferred Stock; in lieu of any fractional share of Ansan Preferred Stock, Holders shall receive in cash the fair market value of such fractional share valuing Ansan Preferred Stock on an as-converted to Ansan Common Stock basis at the Fair Market Value of the Ansan Common Stock,

      (c) each of the outstanding underwriter warrants and stock options to purchase Discovery Stock ("Discovery Warrant" and "Discovery Option", respectively) shall thereafter entitle the holder thereof to receive, upon exercise thereof, 1.1641085 shares of Ansan Common Stock for each share of Discovery Common Stock subject to such Discovery Option or Discovery Warrant, at an exercise price for each full share of Ansan Common Stock equal to the exercise price per share of Discovery Common Stock with respect to such Discovery Option or Discovery Warrant multiplied by 1.1641085, which exercise price per share shall be rounded up to the nearest two-place decimal, and one (1) share of Ansan Preferred Stock for each share of Discovery Preferred Stock subject to such Discovery Option or Discovery Warrant, at an exercise price equal to the exercise price stated in such Discovery Option or Discovery Warrant. The number of shares of Ansan Stock that may be purchased by a holder on the exercise of any Discovery Option or Discovery Warrant shall not include any fractional share of Ansan Stock but shall be rounded down to the next lower whole share of Ansan Stock. Ansan shall assume in full such Discovery Options and Discovery Warrants and all of Discovery's other rights and obligations thereunder and under all agreements relating thereto (including without limitation registration rights in favor of the holders of the Discovery Warrants) and shall give notice to such effect to the Holder thereof promptly after the Closing. After such assumption, Ansan shall issue, upon any partial or total exercise of any Discovery Option or Discovery Warrant, in lieu of shares of Discovery Stock, the number of shares of Ansan Stock to which the holder of the Discovery Option or Discovery Warrant is entitled pursuant to this Agreement,

      (d) any Ansan Stock held by Discovery immediately prior to the Effective Time shall be canceled, and

      (e) in accordance with the foregoing, Ansan shall issue Ansan Common Stock and Ansan Preferred Stock and assume the obligations to issue Ansan Common Stock and Ansan Preferred Stock upon exercise of Discovery Options and Discovery Warrants which, on as converted and exercised basis, represent 20,208,807 shares of Ansan Common Stock.

  2.4 Exchange of Certificates.

    2.4.1 Prior to the Closing Date, Ansan shall appoint Continental Stock Trust & Transfer, or such other bank or trust company selected by Ansan as Discovery may approve, to act as exchange agent (the "Exchange Agent") in the Merger.

    2.4.2 Promptly after the Closing Date, but in no event later than three Business Days thereafter, the Exchange Agent shall make available for exchange in accordance with this Section 2.4.2 the shares of Ansan Stock issuable pursuant to Section 2.3 in exchange for outstanding shares of Discovery Stock.

    2.4.3 As soon as practicable after the Closing Date, the Exchange Agent shall mail to each holder of record of a stock certificate that, immediately prior to the Closing Date, represented outstanding shares of Discovery Stock (a "Certificate") whose shares are being converted into Ansan Common Stock or Ansan Preferred Stock pursuant to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Ansan may reasonably specify), and
  (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Ansan Common Stock or Ansan Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ansan, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to Section 2.4) the number of shares of Ansan Common Stock or Ansan Preferred Stock to which the holder of Discovery Stock is entitled pursuant to
  Section 2.3 hereof and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Discovery Stock that is not registered in the transfer records of Discovery, or its transfer agent, Ansan Common Stock or Ansan Preferred Stock may be delivered to a transferee if the Certificate representing such Discovery Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4.3, each Certificate shall be deemed at any time after the Closing Date to represent the right to receive upon such surrender such whole number of shares of Ansan Common Stock or Ansan Preferred Stock as provided by Section 2.3 and the provisions of the DGCL.

    2.4.4 No dividends or distributions payable to Holders after the Effective Time, or cash payable in lieu of fractional shares, shall be paid to the Holder of any unsurrendered Certificate until the Holder of the Certificate shall surrender such Certificate.

    2.4.5 All Ansan Common Stock and Ansan Preferred Stock delivered upon the surrender for exchange of shares of Discovery Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Discovery Stock. There shall be no further registration of transfers on the stock transfer books of Discovery or its transfer agent of the shares of Discovery Stock that were outstanding immediately prior to the Effective Time. If, after the Closing Date, Certificates are presented for any reason, they shall be canceled and exchanged as provided in Section 2.4.

  2.5 Appraisal Shares. Holders of Appraisal Shares shall have those rights, but only those rights, of holders of "appraisal shares" under Section 262 of the DGCL. Each party shall give the other party prompt notice of any demand, purported demand or other communication received by it with respect to any Appraisal Shares or shares claimed to be Appraisal Shares. Each party agrees that, without the prior written consent of the other party, which consent shall not be unreasonably withheld, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

  2.6 Registration on Form S-4. The Ansan Common Stock to be issued in the Merger (and the Ansan Common Stock underlying the Ansan Preferred Stock to be issued in the Merger) and the Ansan Preferred Stock to be issued in the Merger shall be registered under the 1933 Act on Form S-4. As promptly as practicable after the date hereof, Ansan shall prepare and file with the SEC the Proxy Statement and any other documents required by the Exchange Act in connection with the Merger, and Ansan shall prepare and file with the SEC the Form S-4 and any other documents required by the 1933 Act in connection with the Merger (including, without limitation the filing of Form 8-K by Ansan when appropriate). Ansan shall use its reasonable efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing. Ansan shall afford Discovery a reasonably opportunity to review and comment on the Proxy Statement prior to its distribution. To the greatest extent practicable, information required to be disclosed in both the Proxy Statement and the consent solicitation to be distributed by Discovery to its stockholders pursuant to Section 2.7 shall be disclosed in an identical manner. Ansan shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Ansan Stock in the Merger. Discovery shall furnish to Ansan all information in Discovery's possession and reasonably accessible by Discovery concerning Discovery and ATI and the holders of Discovery Stock as may be reasonably requested in connection with any action contemplated by this
Section 2.6.

  2.7 Information Statement. Discovery shall afford Ansan a reasonable opportunity to review and comment on any solicitation materials, including solicitation of action by written consent, that Discovery distributes to its stockholders in connection with the Merger. To the greatest extent practicable, information required to be disclosed in both the Proxy Statement and any such solicitation materials shall be disclosed in an identical manner.

  2.8 Tax Free Reorganization. The parties intend to adopt this Agreement as a tax free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.

  2.9 Ansan Common Stock Split. If mutually agreed upon by Ansan and Discovery, prior to the Effective Time, Ansan shall file a Restated Certificate of Incorporation with the Delaware Secretary of State for the recombination of each authorized share of Ansan Common Stock into such lesser number of shares of Ansan Common Stock as shall be mutually agreed upon by Ansan and Discovery to maintain the listing of the Ansan Common Stock on the Nasdaq SmallCap Market. Such recombined Ansan Common Stock shall have the same rights, privileges and restrictions as the currently authorized Ansan Common Stock with Ansan being authorized to pay in cash, in lieu of any resulting fractional share, the Fair Market Value of Ansan Common Stock so as to eliminate the necessity for the issuance of fractional shares upon such recombination. The exchange ratios and provisions in the preceding sections of this Article II shall be adjusted to reflect any recombination of Ansan Common Stock pursuant to this Section 2.9 of the Agreement.

                                  ARTICLE III

                     MUTUAL REPRESENTATIONS AND WARRANTIES

  Each of Ansan, Discovery and ATI is a "Company" as contemplated by this
Article III. Any disclosure delivered by one Company to the other hereto pursuant to this Article shall have been delivered on or prior to the date hereof shall specifically refer to this Agreement and shall identify the Section of this Agreement requiring the delivery of such disclosure (each such disclosure being referred to herein as a " Disclosure Statement"). Except as set forth in the Disclosure Statement of such Company and except for the transactions contemplated by this Agreement, Ansan hereby represents and warrants to Discovery and Discovery hereby represents and warrants to Ansan, that:

  3.1 Organization and Authority. The Company and each of its Subsidiaries:
(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company has made available to the other party for inspection complete and correct copies of its Certificate of Incorporation, as amended, Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and stockholders, since its inception, in each case, certified as true, complete and correct copies by the Company's Secretary.

  3.2 Authority Relating to this Agreement; No Violation of Other Instruments.

    3.2.1 The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company, other than stockholder approval as is contemplated by this Agreement, and, assuming execution of this Agreement and such other agreements by the other party thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

    3.2.2 Neither the execution of this Agreement nor any other agreement to which the Company is or will be a party that is an exhibit to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of (a) any decree, judgment or order of any court or other governmental body of which the Company has knowledge or (b) any law or regulation now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, a material breach of any of the terms, conditions and provisions of, or constitute a material default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the material assets or properties of the Company pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound, including all Contracts (as defined in Section 3.16); (iii) permit the acceleration of the maturity of any material indebtedness of the Company or of any other person secured by the assets or properties of the Company; or
  (iv) violate or conflict with any provision of the Company's Certificate of Incorporation, Bylaws, or similar organizational instruments.

    3.2.3 Except as contemplated in Sections 2.6, 6.8, 6.16, 7.6 and 7.12 of this Agreement, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company in order to permit the execution, delivery or performance of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement by the Company, or the consummation of the transactions contemplated by this Agreement and such other agreements.

  3.3 Compliance with Law. The Company holds, and has at all times since December 31, 1995 held, all licenses, permits and authorizations necessary for the lawful conduct of the Company's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations, and the Company knows of no violation thereof. The Company is not in violation of any decree, judgment, or order known to it, or any law or regulation of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company.

  3.4 Investments in Others. Section 3.4 of the Disclosure Statement of the Company contains a list of each corporation, association, partnership, joint venture or other entity in which the Company, directly or indirectly, owns an equity interest and sets forth the Company's percentage interest by voting rights and by profits, in each such entity. Except for the entities identified in such list, the Company does not conduct any part of its business operations through any subsidiaries or through any other entity in which the Company has an equity investment.

  3.5 Tax Returns and Payments. All tax returns and reports with respect to the Company required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and all taxes, fees or other governmental charges of any nature which were required to have been paid have been paid or provided for. The Company has no knowledge of any unpaid taxes or any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against the Company. The Company has no knowledge of any tax audit of the Company by any taxing or other authority in connection with any of its fiscal years; the Company has no knowledge of any such audit currently pending or threatened, and the Company has no knowledge of any tax liens on any of the properties of the Company.

  3.6 Absence of Certain Changes or Events. Since the date (the "Balance Sheet Date") of the most recent balance sheet delivered by the Company to the other party hereto pursuant to Section 4.3 or 5.2, as the case may be (the "Balance Sheet"), except as contemplated by this Agreement, there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of the Company, other than changes in the ordinary course of business which in the aggregate have not been materially adverse. Without limiting the foregoing, since the Balance Sheet Date, except as contemplated by this Agreement:

    (i) the Company has not entered into any transaction other than in the ordinary course of business;

    (ii) there have been no losses or damage to any of the assets or properties of the Company due to fire or other casualty, whether or not insured, amounting to more than Ten Thousand Dollars ($10,000) in the aggregate;

    (iii) there has been no increase or decrease in the rates of direct compensation payable or to become payable by the Company to any employee, agent or consultant (other than routine increases made in the ordinary course of business or pursuant to a collective bargaining agreement), or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by the Company (other than such events occurring pursuant to any previously existing benefit plan or collective bargaining agreement);

    (iv) the Company has not executed, created, amended or terminated any contract except in the ordinary course of business;

    (v) the Company has not declared or paid any dividend or made any distribution on its capital stock, nor redeemed, purchased or otherwise acquired any of its capital stock nor issued any capital stock;

    (vi) the Company has not received notice that there has been a cancellation of an order for its products or a loss of a customer of the Company, the cancellation or loss of which would materially adversely affect the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company;

    (vii) there has been no material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

    (viii) there have been no loans made by the Company to its employees, officers or directors, other than travel advances and other advances made in the ordinary course of business;

    (ix) to the Company's knowledge there has been no waiver or compromise by the Company of a material right or of a material debt owed to it;

    (x) the Company has not made or agreed to make any disbursements or payments of any kind to any member or members of its Board of Directors;

    (xi) there have been no capital expenditures by the Company in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

    (xii) there has been no change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by the Company;

    (xiii) there has been no revaluation by the Company of any of the assets or properties of the Company;

    (xiv) there has been no sale or transfer of any of the assets or properties of the Company, except in the ordinary course of business;

    (xv) there has been no loan by the Company to any person or entity;

    (xvi) there has been no commencement or notice of threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

    (xvii) there has been no revocation of license or right to do business granted to the Company;

    (xviii) the Company has not paid any obligation or liability (fixed, contingent or otherwise) or discharged or satisfied any lien, or settled any liability, claim, dispute, proceeding, suit or appeal pending or threatened against it, except for current liabilities incurred in the ordinary course of business; and

    (xix) there has been no agreement or commitment by the Company to do or perform any of the acts described in this Section 3.6.

  3.7 Personal Property. The Company has good title, free and clear of all title defects, objections and liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to all of its machinery, equipment, furniture, inventory and other personal property. All such personal property is in operable condition. All of the leases to personal property utilized in the business of the Company are valid and enforceable by the Company and neither the Company nor, to the Company's knowledge any other party, is in material default under any such lease.

  3.8 Real Property. The Company does not own any real property. Section 3.8 of the Disclosure Statement of the Company contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. All such leases are valid and enforceable by the Company and neither the Company nor, to the Company's knowledge any other party, is in material default under any such lease. The real property owned, leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property owned, leased or occupied by the Company that have not been paid for.

  3.9 Patents, Trademarks, Trade Names and Copyrights. All patents, trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary rights which are used by the Company and material to the Company's operations, or proposed to be used by the Company and that would be material to the Company's operations, are owned or are licensed by the Company. The conduct of any business conducted by the Company does not, to the Company's knowledge, infringe any patent, trademark, trade name, copyright, trade secret, or other proprietary right of any other person. No litigation is pending or, to the knowledge of the Company, has been threatened against the Company or any officer, director or employee of the Company, or to the Company's knowledge, any stockholder or agent of the Company, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party nor, to the best knowledge of the Company, does any basis exist for such litigation. To the best of the Company's knowledge, there has been no infringement or unauthorized use by any other party of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, technology or other proprietary right belonging to the Company. Each license set forth in Section 3.9 of the Disclosure Statement is valid and enforceable in accordance with its terms and is not the subject of any notice of termination or nonrenewal. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how or technology, of which it owns or has a right to use.

  3.10 Litigation. Neither the Company nor any officer, director, stockholder, employee or agent of the Company is a party to any pending or, to the Company's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the financial condition, or results of operations of the Company; or (ii) the transactions contemplated by this Agreement. The Company is not and has not been subject to any pending or, to its knowledge, threatened product liability claim; nor, to its knowledge, does any basis exist for any such claim. The Company is not subject to any decree, judgment, or order, of any court or other governmental body of which it has knowledge which is reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company or which could prevent the transactions contemplated by this Agreement.

  3.11 Protection of Intangible Property. Each employee and consultant of the Company who has worked on or contributed to the development of the Company's technology, trade secrets and other proprietary rights, executed a proprietary rights and information agreement in the form attached to the Disclosure Statement. The Company's trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of copyright or trade secret status.

  3.12 Personnel. Section 3.12 of the Disclosure Statement of the Company contains a list of: (i) all employment, bonus, profit sharing, percentage compensation, employee benefit plans, incentive plans, pension or retirement plans, stock purchase and stock option plans, oral or written contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which the Company is a party or is subject as of the date of this Agreement; and (ii) all group insurance programs in effect for employees of the Company. The Company is not in default with respect to any of the obligations so listed. The Company has delivered complete and correct copies of all such obligations (to the extent they are in writing or written descriptions to the extent they are oral) to the other Company. The Company has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the Company's business, nor is the Company currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of the Company, is the Company the subject of any union organization affecting its business. There is no pending or, to the Company's knowledge, threatened labor dispute, strike or work stoppage affecting the Company's business. All plans described in Section 3.12 of the Disclosure Statement are in full compliance with applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, and there is no unfunded liability with respect to such plans. Section
3.12 of the Disclosure Statement also lists the amount payable to employees of the Company under other fringe benefit plans.

  3.13 Insurance. The insurance coverage maintained by the Company is adequate for the conduct of the business of the Company.

  3.14 Certain Payments. To the knowledge of the Company, neither the Company, nor any stockholder, director, officer, employee or agent of the Company, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever to any public official, candidate for public office, political party, or other third person in connection with the business or operations of the Company, or pertaining to the Company's relations with any customer, supplier, or creditor, in contravention of the law of any applicable jurisdiction.

  3.15 Brokers and Finders. Neither the Company nor any stockholder, director, officer, employee or agent of the Company has retained any broker, finder or investment banker in connection with the transactions contemplated by this Agreement, except as set forth in Section 11.2. The Company will indemnify and hold the other Company harmless against all claims for brokers', finders' or investment bankers' fees made or asserted by any party claiming to have been employed by the Company or any stockholder, director, officer, employee or agent of the Company and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

  3.16 Contracts. Section 3.16 of the Disclosure Statement lists all oral or written agreements, notes, instruments, or contracts to which the Company is a party or by which its assets or properties may be bound which involve the payment or receipt of more than Fifty Thousand Dollars ($50,000) (on an annual basis), or which have a term of more than two years, or which involve intellectual property, or which are employment or consulting agreements other than those terminable at will (the "Contracts"). The Company is not in material default in performance of its obligations under any such Contracts. The Company has no knowledge of any material violation of any Contract by any other party thereto and has no knowledge of any intent by any other party to a Contract not to perform its obligations under such Contract.

  3.17 Stockholders and Employees. Except as set forth in Section 3.16 of the Disclosure Statement, none of the stockholders, directors or management personnel of the Company is presently a party to any transaction with the Company, including without limitation, any contract, agreement or other arrangement: (i) providing for the furnishing of services to or by; (ii) providing for rental of real or personal property to or from; or
(iii) otherwise requiring payments to or from, any stockholder, director or management personnel, or any member of the family of any stockholder, director or management personnel or any corporation, trust or other entity in which any stockholder, director or management personnel has a substantial interest or is an officer, director, investor or partner.

  3.18 Absence of Environmental Liabilities. The Company has, and to the Company's knowledge, all previous owners, lessees and occupants of real property leased by the Company have complied with all applicable environmental laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity relating to such real property. The Company is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental hazardous materials or waste or toxic materials on, under or about such real property, including soil and waste water conditions. No current use of the real property leased by the Company constitutes a public or private nuisance. The environmental licenses, permits, clearances, covenants and authorizations material to the operation of the Company are in full force and effect. Any handling, transportation, storage, treatment or use of Hazardous Material (as defined below) by the Company or, to the Company's knowledge, all previous owners, lessees and occupants of real property leased by the Company, has been in compliance with all laws, regulations and orders relating to Hazardous Material. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the State of California, any other state or the United States Government.

  3.19 Power of Attorney; Suretyships. The Company has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

  3.20 Business Practices. The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977.

  3.21 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement by the Company to the other Company, including, without limitation, the Disclosure Statement of the Company, are and will be complete and correct in all material respects. All information in the Disclosure Statement of the Company is as of the date hereof or such earlier date as is specified therein, which in no case is before June 30, 1997 and there have been no material changes in the information set forth therein between the date so specified and the date of this Agreement. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to the other party hereto pursuant to this Agreement or in the Disclosure Statement of the Company contains any untrue statement of a material fact. There is no fact which materially and adversely affects the Company, its financial position, assets, liabilities, business or results of operations known to the Company which has not been expressly and fully set forth in (i) with respect to Ansan, the S-4 and the Proxy Statement and (ii) with respect to Discovery and ATI, information provided to Ansan in writing expressly for inclusion in the Proxy Statement or the S-4.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF DISCOVERY

  Discovery hereby represents and warrants to Ansan that, except as set forth in the Disclosure Statement of Discovery:

  4.1 Capitalization of Discovery. The authorized capital stock of Discovery is 10,000,000 shares of Preferred Stock, of which 2,200,256 shares are issued and outstanding, and 50,000,000 shares of Common Stock, of which 6,712,256 shares are issued and outstanding. The outstanding shares of Preferred Stock of Discovery are convertible into 8,801,024 shares of Discovery Common at the conversion price currently in effect with respect thereto. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Discovery has outstanding options and warrants to purchase 906,943 shares of Discovery Common Stock and 220,026 shares of Discovery Preferred Stock pursuant to the Discovery Options and Discovery Warrants and a list of such Discovery Options and Discovery Warrants (including the exercise prices thereunder) is included in Schedule 4.1 of the Disclosure Statement of Discovery. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities (other than the Preferred Stock described above) or other commitments pursuant to which Discovery is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

  4.2 Capitalization of ATI. The authorized capital stock of ATI is 1,000,000 shares of Preferred Stock, of which 602,200 shares are issued and outstanding, and 2,000,000 shares of Common Stock, of which 200,000 shares are issued and outstanding. The outstanding shares of Convertible Preferred Stock of ATI are convertible into 600,000 shares of ATI Common Stock. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. ATI has outstanding options and warrants to purchase 200,000 shares of ATI Common Stock and no shares of ATI Preferred Stock and a list of such options and warrants (including the exercise prices thereunder) is included in Section 4.2 of the Disclosure Statement of Discovery. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities (other than the Preferred Stock described above) or other commitments pursuant to which ATI is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

  4.3 Financial Statements. Discovery has delivered the following financial statements (the "Discovery Financial Statements") to Ansan: Audited Consolidated Balance Sheet of Discovery dated as of December 31, 1996, together with Audited Consolidated Statements of Operations, Consolidated Stockholders' Equity and Consolidated Changes in Cash Flow during the year ended December 31, 1996; and Unaudited Consolidated Balance Sheet of Discovery dated as of March 31, 1997, together with Unaudited Consolidated Statements of Operations, Stockholders' Equity and Changes in Cash Flows for the three months then ended. Each Discovery Financial Statement together with the notes thereto is in accordance with the books and records of Discovery, fairly presents the consolidated financial position of Discovery and ATI and the consolidated results of operations of Discovery and ATI for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

  4.4 Absence of Undisclosed Liabilities. As of March 31, 1997 neither Discovery nor ATI had any indebtedness or liability (absolute or contingent) which are not shown or provided for in full on the Balance Sheet dated March 31, 1997 included in the Discovery Financial Statements. Except as set forth in the Balance Sheet dated March 31, 1997 included in the Discovery Financial Statements, Discovery and ATI do not have outstanding on the date hereof, nor will they have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since March 31, 1997 in the ordinary course of business which are not material to the operations of Discovery and ATI.

  4.5 Compliance With Law. Section 4.5 of the Disclosure Statement of Discovery contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of Discovery's and ATI's businesses wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Discovery or ATI or over any part of their operations.

  4.6 Patents, Trademarks and Trade Names. Section 4.6 of the Disclosure Statement of Discovery sets forth a list of all patents, patent applications, trademarks, registered and unregistered, and trade names, registered and unregistered, owned by Discovery and ATI.

  4.7 Employees. Section 4.7 of the Disclosure Statement of Discovery contains a list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Discovery and ATI as of June 30, 1997.

  4.8 Insurance. Section 4.8 of the Disclosure Statement of Discovery contains a list of all insurance policies and bonds in force with respect to Discovery and ATI showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to Ansan. All such insurance policies and bonds are in full force and effect.

  4.9 Bank Accounts. Section 4.9 of the Disclosure Statement of Discovery contains a list of all bank accounts of Discovery and ATI, identifying the name of the bank, the account number, and the authorized signatories to the account.

  4.10 ATI. Section 3.4 of the Disclosure Statement of Discovery sets forth Discovery's percentage ownership of the outstanding capital stock of ATI. Such stock is free and clear of any liens and encumbrances and is not subject to any preemptive rights or right of first refusal.

  4.11 Proxy Statement and S-4. Discovery shall provide all information related to Discovery and ATI and their respective officers, directors and stockholders reasonably requested by Ansan for inclusion in the Proxy Statement and S-4, including all amendments and supplements related thereto to the extent such information is within Discovery's possession or reasonably accessible by Discovery. None of such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the written information previously provided by Discovery expressly for inclusion in the Proxy Statement and S-4 (to the extent not superseded) and in light of the other circumstances under which they are made, not misleading. If requested by Ansan, Discovery shall confirm from time to time that as of the date of such request the information previously provided by Discovery to Ansan for the express purpose of inclusion in the Proxy Statement or S-4, including any amendments or supplements thereto, continues to be true and correct in all material respects and does not omit to state any material fact necessary to make such information not misleading.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF ANSAN

  Ansan hereby represents and warrants to Discovery that, except as set forth in the Officer-Certified Disclosure Statement of Ansan:

  5.1 Capitalization. The authorized capital stock of Ansan is 5,000,000 shares of Ansan Preferred Stock, none of which are issued and outstanding, and 20,000,000 shares of Ansan Common Stock, of which 2,851,954 are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Ansan has outstanding options to purchase 355,377 shares of Ansan Common Stock pursuant to its existing plans and has reserved an additional 19,623 shares of Ansan Common Stock for issuance under such plans. Ansan has outstanding Class A Warrants and Class B Warrants exercisable for 2,207,500 shares of Ansan Common Stock and 3,702,500 shares of Ansan Common Stock, respectively.

Ansan has outstanding underwriters' options to purchase 520,000 shares of Ansan Common Stock. A list of all outstanding options and warrants, and the exercise prices thereunder, is set forth in Section 5.1 of the Disclosure Statement of Ansan. Except as set forth in this Section 5.1 of the Agreement, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Ansan is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

  5.2 Financial Statements. Ansan has delivered the following consolidated financial statements of Ansan ("Ansan Financial Statements") to Discovery:
Audited Balance Sheets of Ansan dated as of December 31, 1996, together with audited Statements of Operations, Stockholders' Equity and Changes in Cash Flow during the three years ended December 31, 1996 included in Ansan's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1996 and unaudited Balance Sheets of Ansan together with Statements of Operations, and Changes in Cash Flow for the three months ended March 31, 1997 included in Ansan's Quarterly Report on Form 10-Q. Each Ansan Financial Statement together with the notes thereto is in accordance with the books and records of Ansan, fairly presents the financial position of Ansan and the results of operations of Ansan for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

  5.3 Absence of Undisclosed Liabilities. As of March 31, 1997, Ansan had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet dated March 31, 1997 included in the Ansan Financial Statements. Except as set forth in the Balance Sheet dated March 31, 1997 included in Ansan Financial Statements, Ansan does not have outstanding on the date hereof, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since March 31, 1997 in the ordinary course of business which are not material to the operations of Ansan.

  5.4 Shares Issued in Connection With the Merger. The Ansan Stock to be issued to the Holders pursuant to the Merger, when issued in accordance with this Agreement and the Certificate of Merger, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Ansan Stock to be issued to the holders of Discovery Options and Discovery Warrants upon exercise of Discovery Options and Discovery Warrants after the Merger, when issued upon exercise of Discovery Options and Discovery Warrants assumed by Ansan in accordance with this Agreement and the Certificate of Merger, will be duly authorized, validly issued, fully paid and non-assessable. The agreements evidencing the Discovery Options and Discovery Warrants, upon assumption by Ansan on the Effective Date pursuant to Section 2.3.1 of this Agreement, will constitute legal, valid and binding obligations of Ansan, enforceable against Ansan in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

  5.5 Compliance With Law. Section 5.5 of the Disclosure Statement of Ansan contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of Ansan's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Ansan or over any part of its operations.

  5.6 Patents, Trademarks and Trade Names. Section 5.6 of the Disclosure Statement of Ansan sets forth a list of all patents, patent applications, trademarks, registered and unregistered, and trade names, registered and unregistered, owned by Ansan.

  5.7 Exchange Act Filings. All reports, schedules and statements (including all exhibits and schedules thereto and all documents incorporated by reference therein) required to be filed by Ansan within the year prior to the date of this Agreement under the Exchange Act, copies of which have been furnished to Discovery, have been duly filed, were in substantial compliance with the requirements of their respective forms, and were complete and correct in all material respects as of the dates at which the information was furnished. As of the date of filing, no such report contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.8 Employees. Section 5.8 of the Disclosure Statement of Ansan contains a list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Ansan as of June 30, 1997.

  5.9 Insurance. Section 5.9 of the Disclosure Statement of Ansan contains a list of all insurance policies and bonds in force with respect to Ansan showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to Discovery. All such insurance policies and bonds are in full force and effect.

  5.10 Bank Accounts. Section 5.10 of the Disclosure Statement of Ansan contains a list of all bank accounts of Ansan, identifying the name of the bank, the account number, and the authorized signatories to the account.

  5.11 Proxy Statement and S-4. None of the information relating to Ansan or its respective officers and directors included or incorporated by reference in the Proxy Statement or the S-4 will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to vote upon this Agreement, the Merger and related transactions, or, in the case of the S-4, at the time it becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form with the 1933 Act and the rules and regulations thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event with respect to Ansan, its officers or directors should occur which is or is required to be described in an amendment or a supplement to the Proxy Statement or the S-4 Ansan shall so amend or supplement to Proxy Statement or the S-4.

                                  ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF ANSAN

  The obligations of Ansan to consummate the Merger is subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by Ansan:

  6.1 Representations and Warranties True at Closing. The representations and warranties of Discovery contained in this Agreement, except those set forth in
Section 3.6 of this Agreement, shall be deemed to have been made again at and as of the Closing (including the update of the Disclosure Statement of Discovery referred to in Section 8.1 of this Agreement) and shall be true in all material respects.

  6.2 Covenants Performed. All of the obligations of Discovery to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

  6.3 Certificate. At the Closing, Ansan shall have received a certificate signed by the President of Discovery to the effect that the conditions set forth in Sections 6.1, 6.2 and 6.14 have been satisfied.

  6.4 Stockholder Approval. This Agreement and the Certificate of Merger shall have been duly approved by the stockholders of Discovery and Ansan.

  6.5 Titan. Titan shall have executed the Titan Agreement with Ansan. All Ansan Stock owned by Titan shall be repurchased and all indebtedness, except for $100,000, owing by Ansan to Titan shall be retired, in accordance with the Titan Agreement.

  6.6 Appraisal Shares. The aggregate number of Appraisal Shares with respect to each of Ansan and Discovery shall not exceed five (5%) percent of the aggregate Ansan Stock outstanding immediately prior to the Merger or the aggregate Discovery Stock outstanding immediately prior to the Merger, as the case may be.

  6.7 Tax-Free Reorganization. Ansan shall have received the opinion of its counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion shall be substantially similar to the opinion delivered to Discovery pursuant to Section 7.5. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make and use their best efforts to cause their directors and stockholders to make) reasonable representations relating thereto.

  6.8 Nasdaq Approval. Ansan and Discovery, on a pro-forma basis, shall satisfy the applicable and proposed initial listing requirements for the Nasdaq SmallCap Market and Ansan shall be approved by Nasdaq for listing its Common Stock on the Nasdaq SmallCap Market immediately following the Merger. The shares of Ansan Common Stock to be issued in the Merger and upon conversion of the Ansan Preferred Stock (including Ansan Preferred Stock to be issued upon exercise of Ansan warrants to be issued to Discovery securityholders in connection with the Merger) and the exercise of Ansan options and Ansan warrants to be issued to Discovery securityholders in connection with the Merger shall have been listed on the Nasdaq SmallCap Market. There shall be no proceedings pending or threatened by Nasdaq that are reasonably likely to result in the delisting of the Ansan Common Stock from the Nasdaq SmallCap Market.

  6.9 Affiliates Agreements. Discovery shall have delivered to Ansan a letter identifying all persons who are Affiliates of Discovery, and each such Affiliate shall have executed and delivered an Affiliates Agreement to Ansan in the form and subject to the restrictions provided in Exhibit 6.9.

  6.10 Lockup Agreements. Discovery stockholders holding 85% or more of the outstanding securities of Discovery shall have executed and delivered a Lockup Agreement in the form and subject to the restrictions provided in Exhibits 6.10A or 6.10B, as applicable.

  6.11 Fairness Opinion. The Board of Directors of Ansan shall have received an opinion, dated on or before the date hereof from Dakin Securities that the terms of the Merger as contemplated by this Agreement are fair to the stockholders of Ansan, which opinion shall be in form and substance reasonably satisfactory to Ansan.

  6.12 The S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

  6.13 Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

  6.14 Material Changes in the Business of Discovery and ATI. There shall have been no material adverse change in the business of Discovery or ATI, provided that insofar as solely the financial condition (including without limitation the assets, liabilities and results of operations) of Discovery and ATI are concerned, no such material adverse change shall be deemed to have occurred so long as Discovery Working Capital is at least $5,000,000.

  6.15 No Action to Prevent Completion. Ansan shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

  6.16 Consents. Ansan shall have received in writing all consents, approvals, and waivers required in connection with the Merger (a) from parties to Discovery's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in Section 3.16 of the Disclosure Statement of Discovery, and (b) from all governmental authorities, except to the extent that the failure to receive any such consent would not reasonably be expected to have a material adverse effect on the business of the corporation surviving the Merger.

  6.17 Ansan Board. Effective as of the Effective Time, all action shall have been taken so that the Ansan Board shall consist of seven members designated by Discovery, two members designated by Ansan and one member designated by D.
H. Blair & Co.

  6.18 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Ansan to be executed and delivered to Ansan in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to Ansan and its counsel.

  6.19 Liquidation Preference. Ansan shall be reasonably satisfied (through the receipt of stockholder waivers to the extent reasonably required) that the consummation of the Merger will not confer upon preferred stockholders of Discovery or ATI the right to a distribution of the liquidation preference afforded to such stockholders.

  6.20 Legal Opinion of Discovery Counsel. Ansan shall receive an opinion dated the Closing Date of Roberts, Sheridan & Kotel, a professional corporation, counsel to Discovery and ATI, in substantially the form attached hereto as Exhibit 6.20.

  6.21 Discovery Working Capital. As of the Closing Date, Discovery Working Capital shall be no less than $5,000,000.

                                  ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF DISCOVERY

  The obligations of Discovery to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by Discovery:

  7.1 Representations and Warranties True at Closing. The representations and warranties of Ansan contained in this Agreement, except for those in Section
3.6 of this Agreement, shall be deemed to have been made again at and as of the Closing (including the update of the Disclosure Statement of Ansan referred to in Section 8.1 of this Agreement) and shall be true in all material respects.

  7.2 Covenants Performed. All of the obligations of Ansan to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

  7.3 Certificate. At the Closing, Discovery shall have received a certificate signed by the President of Ansan to the effect that the conditions set forth in Sections 7.1, 7.2 and 7.10 have been satisfied.

  7.4 Stockholder Approval. This Agreement and the Certificate of Merger shall have been duly approved by the stockholders of Ansan and Discovery.

  7.5 Tax-Free Reorganization. Discovery shall have received the opinion of its counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion shall be substantially similar to the opinion delivered to Ansan pursuant to
Section 6.7. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make and use their reasonable best efforts to cause their directors and stockholders to make) reasonable representations relating thereto.

  7.6 Nasdaq Approval. Ansan and Discovery, on a pro-forma basis, shall satisfy the applicable and proposed initial listing requirements for the Nasdaq SmallCap Market and Ansan shall be approved by Nasdaq for listing its Common Stock on the Nasdaq SmallCap Market immediately following the Merger. The shares of Ansan Common Stock to be issued in the Merger and upon conversion of the Ansan Preferred Stock (including

Ansan Preferred Stock to be issued upon exercise of Ansan warrants to be issued to Discovery securityholders in connection with the Merger) and the exercise of Ansan Options and Ansan Warrants to be issued to Discovery security holders in connection with the Merger shall have been listed on the Nasdaq SmallCap Market. There shall be no proceedings pending or threatened by Nasdaq that are reasonably likely to result in the delisting of the Common Stock of Ansan from the Nasdaq SmallCap Market.

  7.7 Titan. Titan shall have executed the Titan Agreement with Ansan. All Ansan Stock owned by Titan shall be repurchased and all indebtedness, except for $100,000, owing by Ansan to Titan shall be retired, in accordance with the Titan Agreement.

  7.8 The S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing not be subject to any proceeding commenced or threatened by the SEC.

  7.9 Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

  7.10 Material Changes in the Business of Ansan. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of Ansan between the date of this Agreement and the Closing; provided that such changes as are contemplated by the budget included in Section 10.3 of the Disclosure Statement of Ansan shall not be deemed material for the purposes of this Section 7.10.

  7.11 No Action to Prevent Completion. Discovery shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

  7.12 Consents. Discovery shall have received in writing all consents, approvals, and waivers required in connection with the Merger (a) from parties to Ansan's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in Section 3.16 of the Disclosure Statement of Ansan, and (b) from all governmental authorities, except to the extent that the failure to receive any such consent would not reasonably be expected to have a material adverse effect on the business of the corporation surviving the Merger. Such consents shall include consent from Boehringer Ingelheim, if required.

  7.13 Ansan Board. Effective as of the Effective Time, all action shall have been taken so that the Ansan Board shall consist of seven members designated by Discovery, two members designated by Ansan and one member designated by D.
H. Blair & Co.

  7.14 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Discovery to be executed and delivered to Discovery in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to Discovery and its counsel.

  7.15 Legal Opinion of Ansan Counsel. Discovery shall receive an opinion dated the Closing Date of Heller Ehrman White & McAuliffe, counsel to Ansan, in substantially the form attached hereto as Exhibit 7.15.

  7.16 Fairness Opinion. The Board of Directors of Discovery shall have received an opinion, dated no later than August 17, 1997, from a reputable and independent investment banking firm that the terms of the Merger are fair to the stockholders of Discovery, which opinion shall be in form and substance reasonably satisfactory to Discovery.

  7.17 Appraisal Shares. The aggregate number of Appraisal Shares with respect to each of Ansan and Discovery shall not exceed five (5%) percent of the aggregate Ansan Stock outstanding immediately prior to the Merger or the aggregate Discovery Stock outstanding immediately prior to the Merger, as the case may be.

                                 ARTICLE VIII

                             PRE-CLOSING COVENANTS

  During the period from the date of this Agreement until the Effective Time, Ansan and Discovery (each sometimes referred to as a "Company" for the purposes of this Article VIII) each covenants and agrees as follows:

  8.1 Advice of Changes. Each Company will promptly advise the other Company in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) of any material adverse change in such Company's financial position, results of operations, assets, liabilities or business, and (iii) the occurrence of material noncompliance with Sections 8.3.21 (in the case of Ansan) or 8.15 (in the case of Discovery) of this Agreement. Not less than four days before the Closing, each Company shall deliver to the other Company hereto an update of the Disclosure Statement previously delivered by such Company, showing any changes which have occurred with respect to the information contained therein since it was originally issued and containing a description of any representation or warranty in this Agreement which is no longer true as of such date.

  8.2 Maintenance of Business. Each Company will use its reasonable best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If either Company becomes aware of a deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of the other Company in writing.

  8.3 Conduct of Business. Ansan will continue to conduct its business and use reasonable efforts to maintain its business relationships in the ordinary and usual course and, except as provided in this Agreement, will not, without the prior written consent of Discovery:

    8.3.1 borrow any money;

    8.3.2 incur any liability except for those that may be incurred (i) in the ordinary course of business, consistent with past practice, and are not material in amount or (ii) in connection with the performance or consummation of this Agreement;

    8.3.3 encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

    8.3.4 dispose of any of its assets, except inventory in the ordinary course of business, consistent with past practice;

    8.3.5 enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business, consistent with past practice;

    8.3.6 fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained such equipment and other assets to the date of this Agreement, subject only to ordinary wear and tear;

    8.3.7 pay any bonus, increased salary, or special remuneration to any officer, employee (other than those paid in the ordinary course of business, consistent with past practice) or consultant or enter into any new employment or consulting agreement with any such person, except in the ordinary course of business, consistent with past practice;

    8.3.8 change accounting methods;

    8.3.9 declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (except pursuant to employee stock repurchase agreements upon termination of an employee consistent with its past practice);

    8.3.10 amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business consistent with past practice, and which are not material in amount;

    8.3.11 loan any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

    8.3.12 guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

    8.3.13 waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

    8.3.14 issue or sell any shares of its capital stock of any class (except upon the exercise of an option currently outstanding, as disclosed in
  Section 4.1, 4.2 or 5.1, as the case may be, or granted in accordance with this Section 8.3.14), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock without the prior written consent of the other party hereto, which consent shall not be withheld unreasonably if options are being granted for the purpose of recruiting new personnel in accordance with the past practices regarding the pricing, the total number of options granted, the options awarded in relation to the job title of the recipient and the timing of the option awards;

    8.3.15 accelerate the vesting of any outstanding options;

    8.3.16 split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

    8.3.17 merge, consolidate or reorganize with, or acquire any entity, except for the Merger;

    8.3.18 amend its Certificate of Incorporation or Bylaws, except as expressly contemplated by this Agreement;

    8.3.19 other than pursuant to the Titan Agreement, license any of its technology or intellectual property, except in the ordinary course of business;

    8.3.20 agree to do any of the things described in the preceding clauses
  8.3.1 through 8.3.19; or

    8.3.21 fail to conduct itself in material compliance with the budget of Ansan set forth on Section 10.3 to the Ansan Disclosure Statement.

  8.4 Stockholder Meetings. Each Company will use its reasonable best efforts to submit this Agreement and related matters for approval of their stockholders, which approval shall be recommended by each Company's Board of Directors and management, subject to the fiduciary obligations of its directors and officers.

  8.5 Proxy Statement. Ansan will send to its stockholders, for the purpose of considering and voting upon the Merger, the Proxy Statement. Discovery shall promptly provide to Ansan information in accordance with Sections 2.6 and 4.11 of this Agreement. Neither Company shall provide to its stockholders or publish any material that violates the 1933 Act or Exchange Act with respect to the transactions contemplated hereby.

  8.6 Regulatory Approvals. Prior to the Closing, each Company shall execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which the other Company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each Company shall use reasonable commercial efforts to obtain all such authorizations, approvals and consents.

  8.7 Necessary Consents. Prior to the Closing, each Company will use reasonable commercial efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 8.6 to allow the consummation of the transactions contemplated hereby and to allow such Company to carry on its business after the Closing.

  8.8 Litigation. Prior to the Closing, each Company will notify the other Company in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any of its Subsidiaries, or known by it to be threatened against it or any of its Subsidiaries.

  8.9 Exclusivity. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, neither Ansan nor Discovery nor any of their officers, directors, employees, representatives (including any investment banker, attorney or accountant retained by them), agents or affiliates shall directly or indirectly encourage, solicit, initiate, facilitate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group concerning or expressing an interest in or proposing any merger, consolidation, reorganization, share exchange, business combination, liquidation, dissolution sale of all or significant assets or securities or other similar transaction involving Ansan or Discovery, except to the extent required by their fiduciary duties as determined by the Boards of Directors of Ansan or Discovery, as the case may be, after discussion with their counsel.

  8.10 Due Diligence. Until the Closing, each Company shall provide the other Company (including, subject to the receipt of any necessary confidentiality undertakings, accounting, legal, and investment banking representatives) with reasonable access to its offices and its senior employees for the purpose of due diligence, in accordance with procedures established by the parties to minimize disruptions of their businesses. Each party shall provide the other party with all material documents requested in the course of performing due diligence, including documents requested prior to execution of this Agreement, within 30 days of such request.

  8.11 Satisfaction of Conditions Precedent. Subject to the fiduciary obligations of its directors and officers, each Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 6 and 7, and each Company will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

  8.12 Representations Regarding Tax Matters. Each Company, its officers, directors, and stockholders, will make such representations as are reasonably requested by counsel to both parties in order that such counsel may render the tax opinions required by Sections 6.7 and 7.5 hereof.

  8.13 Notification of Customers, Suppliers and Employees. Prior to the Closing, Discovery will notify each customer, supplier of products and employee who is material to Discovery's business of the basic facts relating to the transactions contemplated by this Agreement.

  8.14 Fairness Opinion. Discovery shall use commercially reasonable efforts to satisfy the condition set forth in Section 7.16.

  8.15 Discovery Working Capital. Through the Closing Date, Discovery shall use its best commercial efforts to maintain Discovery Working Capital of at least $5,000,000.

                                  ARTICLE IX

                  CONFIDENTIALITY COVENANT AND ANNOUNCEMENTS

  9.1 Confidentiality. Neither party to this Agreement shall use or disclose any non-public information obtained from the other party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other or destroy all originals and copies of all documents and papers containing technical, financial, and other information furnished to such party pursuant to this Agreement or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties or is independently developed or is required to be disclosed by law or legal process.

  9.2 Announcements. Neither party to this Agreement shall issue a press release or other public communication relating to this Agreement, the Certificate of Merger or the Merger without the prior approval of the other party. Notwithstanding the foregoing, (i) Ansan may make such announcements regarding the Merger as, in the judgment of its management after consultation with legal counsel, are necessary to comply with securities laws or Nasdaq regulations (provided that Discover shall be afforded a reasonable opportunity to review the same), and (ii) Discovery may communicate with its stockholders regarding the foregoing matters.

                                   ARTICLE X

                                  TERMINATION

  10.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by the consent of Ansan and Discovery, even if and after the stockholders of Discovery and Ansan have approved this Agreement and the Certificate of Merger.

  10.2 Termination by Ansan. This Agreement may be terminated by Ansan alone, by means of written notice to Discovery if (a) Discovery fails to perform any material covenant of Discovery contained in this Agreement, or (b) any of the conditions set forth in Article VI of this Agreement shall not have been satisfied by December 31, 1997, or shall have become incapable of being satisfied by Discovery unless waived by Ansan.

  10.3 Termination by Discovery. This Agreement may be terminated by Discovery alone, by means of written notice to Ansan if (a) Ansan fails to perform any material covenant of Ansan contained in this Agreement or (b) any of the conditions set forth in Article VII of this Agreement shall not have been satisfied by December 31, 1997, or shall have become incapable of being satisfied by Ansan unless waived by Discovery, (c) Ansan fails to comply in any material respect with the operating budget dated as of the date hereof and included as Section 10.3 to the Disclosure Statement of Ansan, or (d) if before August 17, 1997, the conditions set forth in Section 7.16 has not been satisfied provided Discovery has complied with Section 8.14, which termination must be elected, if at all, by Discovery by August 17, 1997.

  10.4 Limitation on Damages. In no event shall any party to this Agreement be liable for any damages (including punitive and compensatory damages), costs or expenses aggregating in excess of $3,500,000 arising under or related to breaches or alleged breaches of this agreement and the transactions contemplated hereby.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1 Future Structure. Concurrent with the Effective Time, Ansan shall change its name to a name mutually agreed-upon by both Ansan and Discovery.

  11.2 Expenses. Each of Ansan and Discovery shall pay its own costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement. Ansan represents and warrants that it has not used any broker, finder or financial advisor in connection with the Merger other than Dakin Securities Corporation. Discovery represents and warrants that it has not used any broker, finder or financial advisor in connection with the Merger but that it intends to retain a financial advisor to render a fairness opinion in accordance with Section
7.16 of this Agreement.

  11.3 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties.

  11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of this State of Delaware as applied to agreements entered into by Delaware residents and entirely to be performed within Delaware.

  11.5 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

  11.6 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting.

  11.7 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:


    If to Ansan:

      Ansan Pharmaceuticals, Inc.
      400 Oyster Point Blvd.
      South San Francisco, CA 94080
      Attention: Vaughan Shalson
      Facsimile: (415) 635-0211
      Confirmation Number: (415) 635-0200

    With a copy to:

      Heller, Ehrman, White & McAuliffe
      525 University Avenue
      Palo Alto, California 94301
      Attention: August J. Moretti
      Facsimile: (415) 324-0638
      Confirmation Number: (415) 324-7000

    If to Discovery:

      Discovery Laboratories, Inc.
      509 Madison Avenue
      New York, New York 10022
      Attention: President
      Facsimile: (212) 688-7978
      Confirmation Number: (212) 223-0960

    With a copy to:

      Roberts, Sheridan & Kotel, A Professional Corporation
      12 East 49th Street
      New York, New York 10017
      Attention: Kenneth Alberstadt
      Facsimile: (212) 299-8686
      Confirmation Number: (212) 299-8640

  Such addresses may be changed, from time to time by means of a notice given in the matter provided in this section.

  11.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

  11.9 Termination of Representation and Warranties. All representations and warranties contained in this Agreement, including the exhibits, schedules and other documents delivered pursuant to this Agreement shall terminate at the Effective Time.

  11.10 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

  11.11 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent.

  11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

  11.13 Voting Agreements of Certain Discovery Stockholders. Within 14 days of the execution of this Agreement, each director of Discovery, as well as RAQ, LLC, shall enter into a voting agreement and irrevocable proxy in the form attached hereto as Exhibit 11.13, pursuant to which they shall agree to vote all the shares of Discovery Stock held by them in favor of the Merger.

  11.14 Voting Agreements of Ansan Stockholder. Within 14 days of the execution of this Agreement, Titan shall enter into a voting agreement and irrevocable proxy in substantially the form attached hereto as Exhibit 11.14, pursuant to which Titan shall agree to vote all the shares of Ansan Stock held by it in favor of the Merger.

  11.15 Other Remedies. No remedies contained in this Agreement or in any of the exhibits or schedules hereto shall be in lieu of, or constitute a waiver of, any remedies at law or in equity (not based upon negligent misrepresentation) that one party may otherwise have against the other party hereto or against any present or former officer, director or controlling stockholder of such party.

  11.16 No Solicitation of Employees. Until the Effective Date or six months after termination of this Agreement, whichever is later, each of Ansan and Discovery agrees that it will not solicit for hire any of the employees of the other.

  11.17 Entire Agreement. This Agreement, including the exhibit, schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or

  11.18 written, respecting that subject matter, except the nondisclosure agreements between Discovery and Ansan and ATI and Ansan.

  IN WITNESS WHEREOF, Ansan and Discovery have executed this Agreement as of the date first above written.

                                          ANSAN PHARMACEUTICALS, INC.

                                          By: _________________________________
                                          Title: ______________________________

                                          DISCOVERY LABORATORIES, INC.

                                          By: _________________________________
                                          Title: ______________________________

                                    ANNEX D

                                                                      EXHIBIT B

                             CERTIFICATE OF MERGER
                                    MERGING
                         DISCOVERY LABORATORIES, INC.
                                 WITH AND INTO
                          ANSAN PHARMACEUTICALS, INC.

           Pursuant to Section 251 of the General Corporation Law of
                             the State of Delaware

  Discovery Laboratories, Inc., a Delaware corporation ("Discovery") and Ansan Pharmaceuticals, Inc., a Delaware corporation ("Ansan"), DO HEREBY CERTIFY AS
FOLLOWS:

  FIRST: That Discovery was incorporated on May 18, 1993, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Ansan was incorporated on November 6, 1992, pursuant to the Delaware Law.

  SECOND: That an Agreement and Plan of Reorganization and Merger (the "Merger
Agreement"), dated as of July   , 1997, among Ansan and Discovery, setting
forth the terms and conditions of the merger of Discovery with and into Ansan (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with
Section 251 of the Delaware Law.

  THIRD: That the name of the surviving corporation (the "Surviving
Corporation") shall be "        "

  FOURTH: That pursuant to the Merger Agreement, the Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

  FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                              509 Madison Avenue
                           New York, New York 10022

  SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

  SEVENTH: That the Merger shall become effective at       [am/pm] on the day
of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

  IN WITNESS WHEREOF, each of Discovery and Ansan has caused this Certificate
of Merger to be executed in its corporate name this    day of        , 1997.

                                          DISCOVERY LABORATORIES, INC.
                                          _____________________________________

                                          By:
                                          Its:

                                          ANSAN PHARMACEUTICALS, INC.
                                          _____________________________________
                                          By:
                                          Its:

                                    ANNEX E

                             262 APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 120 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expense (including attorneys' fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The Amended and Restated Certificate of Incorporation of Ansan (the "Ansan Certificate") and the Bylaws of Ansan (the "Ansan Bylaws") provide, among other things, that, to the fullest extent authorized by the DGCL, Ansan indemnify each person who is or has served as a director or officer of Ansan or any predecessor of Ansan, or any other enterprise at the request of Ansan or of any predecessor of Ansan, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Ansan. Ansan may also indemnify each of its employees and agents against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Ansan.

  The DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of any director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Ansan Certificate contains provisions limiting the liability of its directors, to the fullest extent currently permitted by the DGCL for monetary damages for breach of their fiduciary duty as directors.

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

  Ansan has purchased insurance which purports to insure Ansan against certain costs of indemnification which may be incurred by it pursuant to the Ansan Certificate and the Ansan Bylaws and to insure the officers and directors of Ansan against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a list of Exhibits included as part of this Registration Statement. Ansan agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

     2.1* Agreement and Plan of Reorganization and Merger, dated as of July 16, 1997, by and between Ansan Pharmaceuticals, Inc. and Discovery Laboratories, Inc. (included as Annex C to the Prospectus/Proxy Statement).

     2.2*   Form of Affiliate's Agreement, undated.

     2.3* Form of Lock-Up Agreement, undated, for Discovery stockholders that were not participants in the Unit Offering.

     2.4* Form of Lock-Up Agreement, undated, for Discovery stockholders that were participants in the Unit Offering.

     2.5* Voting Agreement, dated as of August 4, 1997, by and between Discovery and Titan.

     2.6* Form of Voting Agreement, undated, by and between Ansan and certain stockholders of Discovery.

     3.1**  Amended and Restated Certificate of Incorporation of Ansan.

     3.2**  By-laws of Ansan.

     4.1**  Form of Specimen Stock Certificate of Ansan.

     4.2**  Form of Bridge Note.

     4.3**  Bridge of Warrant Agreement.

     4.4**  Form of Warrant Agreement.

     4.5**  Form of Underwriter's Unit Purchase Option.

     4.6**  Investor Rights Agreement, dated May 31, 1994, between Ansan and
            Titan.

     4.7**  Form of Option Agreement between Ansan and Titan.

     5.1* Opinion of Heller Ehrman White & McAuliffe to Discovery as to certain general corporate matters and as to the legality of the securities being issued.

     5.2* Opinion of Roberts, Sheridan & Kotel to Ansan as to certain matters pertaining to the legality of the securities being issued.

     8.1***** Opinion of Heller Ehrman White & McAuliffe as to certain
              United States federal income tax consequences of the Merger.

     8.2***** Opinion of Roberts, Sheridan & Kotel as to certain United
              States federal income tax consequences of the Merger.

    10.1**  License Agreement between Ansan and Bar-Ilan dated October 31,
            1992.

    10.2**  Restated 1993 Stock Option Plan of Ansan.

    10.3**  1995 Stock Option Plan of Ansan.

    10.4** Form of Escrow Agreement by and between Ansan, Continental Stock Transfer & Trust Company and certain securityholders of Ansan.

    10.5**  Form of Indemnification Agreement.

    10.6**  Conversion Agreement, dated May 23, 1995, between Ansan and
            Titan.

    10.7*** Lease for Registrant's facility.

 (1)10.8*** License Agreement dated May 31, 1996, between Boehringer
            Ingelheim and Ansan.

    11.1**** Statement of Computation of Net Loss Per Share.

    23.1* Consent of Heller Ehrman White & McAuliffe (included in its opinion filed as Exhibit 5.1).

    23.2* Consent of Roberts, Sheridan & Kotel (included in its opinion filed as Exhibit 5.2).

    23.3*   Consent of Ernst & Young LLP.

    23.4*   Consent of Richard A. Eisner & Company, LLP.

    24.1*   Power of Attorney (see Page II-  ).

    99.1*   Form of Proxy Card to be mailed to holders of Ansan.

    99.2*   Form of Written Consent to be mailed to holders of Discovery.

    99.3***** Consent of Persons About to Become Directors.

    99.4*   Consent of Dakin Securities Corporation.

    99.5*   Consent of Sands Brothers & Co., Ltd.
--------
    * Filed herewith.

   ** Incorporated by reference to Ansan's Registration Statement on Form SB-2
      (File No. 33-92886).

  *** Incorporated by reference to Ansan's Annual Report on Form 10-K-SB for year ended December 31, 1995.

 **** Incorporated by reference from the Exhibits to Ansan's Quarterly Report on Form 10-QSB for the period ended June 30, 1996.

***** To be filed by amendment.

  (1) Confidential treatment has been granted with respect to portions of this exhibit.

  (b) Financial Data Schedules. Not applicable.

ITEM 22. UNDERTAKINGS

  (a)(1) The undersigned Registrant hereby undertakes that, for purposes of any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be an initial bona fide offering thereof.

  (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issue undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)(1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, ANSAN PHARMACEUTICALS, INC. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on August 25 , 1997.

                                          ANSAN PHARMACEUTICALS, INC.

                                          By:    /s/ Vaughan H. J. Shalson
                                              ---------------------------------
                                                   Vaughan H. J. Shalson
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vaughan H. J. Shalson and James M. Ahlers, or either of them, with the power of substitution, his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or case to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----

       /s/ Louis R. Bucalo           Chairman of the Board of       August 25, 1997
------------------------------------ Directors
       Louis R. Bucalo, M.D.

    /s/ Vaughan H. J. Shalson        President and Chief            August 25, 1997
------------------------------------ Executive Officer (Principal
       Vaughan H. J. Shalson         Executive Officer)

       /s/ James M. Ahlers           Director of Finance and        August 25, 1997
------------------------------------ Operations (Principal
          James M. Ahlers            Financial and Accounting
                                     Officer)

                                     Director                       August 25, 1997
------------------------------------
     Lindsay A. Rosenwald, M.D.

       /s/ Richard Sperber           Director                       August 25, 1997
------------------------------------
          Richard Sperber

       /s/ Ilan Cohn, Ph.D.          Director                       August 25, 1997
------------------------------------
          Ilan Cohn, Ph.D.

      /s/ David Naveh, Ph.D.         Director                       August 25, 1997
------------------------------------
         David Naveh, Ph.D.

                                 EXHIBIT INDEX

 EXHIBIT                               DESCRIPTION                              SEQUENTIALLY
   NO.                                 -----------                             NUMBERED PAGE
 -------                                                                       -------------

   2.1* Agreement and Plan of Reorganization and Merger, dated as of July 16, 1997, by and between Ansan
          Pharmaceuticals, Inc. and Discovery Laboratories, Inc.
          (included as Annex C to the Prospectus/Proxy
          Statement).

   2.2*   Form of Affiliate's Agreement, undated.

   2.3* Form of Lock-Up Agreement, undated, for Discovery stockholders that were not participants in the Unit
          Offering.

   2.4* Form of Lock-Up Agreement, undated, for Discovery stockholders that were participants in the Unit
          Offering.

   2.5* Voting Agreement, dated as of August 4, 1997, by and between Discovery and Titan.

   2.6* Voting Agreement, undated, by and between Ansan and certain stockholders of Discovery.

   3.1**  Amended and Restated Certificate of Incorporation of
          Ansan.

   3.2**  By-laws of Ansan.

   4.1**  Form of Specimen Stock Certificate of Ansan.

   4.2**  Form of Bridge Note.

   4.3**  Bridge of Warrant Agreement.

   4.4**  Form of Warrant Agreement.

   4.5**  Form of Underwriter's Unit Purchase Option.

   4.6**  Investor Rights Agreement, dated May 31, 1994, between
          Ansan and Titan.

   4.7**  Form of Option Agreement between Ansan and Titan.

   5.1*   Opinion of Heller Ehrman White & McAuliffe to
          Discovery as to certain general corporate matters and as to the legality of the securities being issued.

   5.2* Opinion of Roberts, Sheridan & Kotel to Ansan as to certain matters pertaining to the legality of the securities being issued.

   8.1***** Opinion of Heller Ehrman White & McAuliffe as to certain United States federal income tax consequences of the Merger.

   8.2***** Opinion of Roberts, Sheridan & Kotel as to certain
            United States federal income tax consequences of the Merger.

  10.1**  License Agreement between Ansan and Bar-Ilan dated
          October 31, 1992.

  10.2**  Restated 1993 Stock Option Plan of Ansan.

  10.3**  1995 Stock Option Plan of Ansan.

  10.4**  Form of Escrow Agreement by and between Ansan,
          Continental Stock Transfer & Trust Company and certain securityholders of Ansan.

  10.5**  Form of Indemnification Agreement.

  10.6**  Conversion Agreement, dated May 23, 1995, between
          Ansan and Titan.

 EXHIBIT                               DESCRIPTION                              SEQUENTIALLY
   NO.                                 -----------                             NUMBERED PAGE
 -------                                                                       -------------

   10.7***   Lease for Registrant's facility.

(1)10.8***   License Agreement dated May 31, 1996, between
             Boehringer Ingelheim and Ansan.

   11.1****  Statement of Computation of Net Loss Per Share.

   23.1* Consent of Heller Ehrman White & McAuliffe (included in its opinion filed as Exhibit 5.1).

   23.2* Consent of Roberts, Sheridan & Kotel (included in its opinion filed as Exhibit 5.2).

   23.3*     Consent of Ernst & Young LLP.

   23.4*     Consent of Richard A. Eisner & Company, LLP.

   24.1*     Power of Attorney (see Page II-  ).

   99.1*     Form of Proxy Card to be mailed to holders of Ansan.

   99.2* Form of Written Consent to be mailed to holders of Discovery.

   99.3***** Consent of Persons About to Become Directors.

   99.4*     Consent of Dakin Securities Corporation.

   99.5*     Consent of Sands Brothers & Co., Ltd.
--------
    * Filed herewith.

   ** Incorporated by reference to Ansan's Registration Statement on Form SB-2
      (File No. 33-92886).

  *** Incorporated by reference to Ansan's Annual Report on Form 10-K-SB for year ended December 31, 1995.

 **** Incorporated by reference from the Exhibits to Ansan's Quarterly Report on Form 10-QSB for the period ended June 30, 1996.

***** To be filed by amendment.

  (1) Confidential treatment has been granted with respect to portions of this exhibit.